As filed with the Securities and Exchange Commission on August 20, 2014

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN VIRGINIA BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6022	55-1866052
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe A. Shearin

President and Chief Executive Officer

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Jacob A. Lutz III, Esq. Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1490	John M. Paris, Jr., Esq. Williams Mullen 222 Central Park Avenue, Suite 1700 Virginia Beach, Virginia 23462 (757) 473-5308

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $2.00 per share	1,422,746	N/A	$5,448,132	$702
(1)	Represents the maximum number of shares of common stock of Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) estimated to be issuable upon completion of the merger described herein in exchange for shares of the common stock of Virginia Company Bank (“Virginia Company”) that are currently outstanding.
(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (A) the aggregate book value ($7,849,082), as of June 30, 2014, of the estimated maximum number of shares of Virginia Company common stock to be received by Eastern Virginia in the merger (1,536,608) less (B) the estimated maximum amount of cash consideration to be paid in the merger by Eastern Virginia in exchange for shares of Virginia Company common stock ($2,400,950).

________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 20, 2014

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Virginia Company Bank:

On May 29, 2014, Virginia Company Bank (“Virginia Company”) entered into a definitive agreement and plan of reorganization, or merger agreement, with Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) and its wholly-owned banking subsidiary, EVB, that provides for the merger of Virginia Company with and into EVB. Before the merger can be completed, the holders of Virginia Company common stock must approve the merger agreement and related plan of merger. You are invited to attend the special meeting of shareholders of Virginia Company to be held on [______], [______], 2014 at [______], local time, at [______], Newport News, Virginia. At the special meeting, you will be asked to approve the merger agreement so that the merger can occur.

If the merger is completed, each outstanding share of Virginia Company common stock will be converted into the right to receive, at the election of the shareholder and subject to proration as described below and in the accompanying proxy statement/prospectus, either (i) cash in the amount of $6.25 per share, or (ii) 0.9259 shares of Eastern Virginia common stock (subject to the payment of cash in lieu of fractional shares). Notwithstanding the elections that may be made by Virginia Company common shareholders, the merger agreement provides that no more than 25% of the outstanding shares of Virginia Company common stock will be converted into the right to receive cash. If cash elections are made with respect to more than 25% of the total number of shares of Virginia Company common stock outstanding, the number of shares of each Virginia Company common shareholder that will be converted into cash will be subject to proration as described in the proxy statement/prospectus.

The exchange ratio for shares of Eastern Virginia common stock is fixed and will not be adjusted to reflect changes in the market price of Eastern Virginia common stock. The implied value of the stock consideration that Virginia Company shareholders will receive in the merger will change depending on changes in the market price of Eastern Virginia common stock and will not be known at the time you vote on the merger. The value implied by the exchange ratio for one share of Virginia Company common stock on May 29, 2014, the last trading day prior to public announcement of entry into the merger agreement, was $6.19, based upon the closing price per share of Eastern Virginia common stock on that date. The value implied by the exchange ratio for one share of Virginia Company common stock on [______], 2014 was $[______], based upon the closing price per share of Eastern Virginia common stock on that date. The common stock of Eastern Virginia is listed on the NASDAQ Global Select Market under the trading symbol “EVBS.” Virginia Company common stock is quoted on the OTC Markets Group’s OTCQB tier under the trading symbol “VGNA.” Eastern Virginia and Virginia Company urge holders of Virginia Company common stock to obtain current market quotations for Eastern Virginia common stock.

Your board of directors unanimously (1) determined that the merger is fair to and in the best interests of Virginia Company and its shareholders, (2) approved and adopted the merger agreement and the transactions contemplated thereby and (3) recommends that you vote “FOR” the merger proposal as described in the this proxy statement/prospectus. Consummation of the merger requires the approval of the merger proposal by the holders of a majority of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting and the receipt of necessary regulatory consents and approvals by Eastern Virginia and EVB.

The proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully review this proxy statement/prospectus, including “Risk Factors” beginning on page 16 for a discussion of the risks related to the proposed merger and owning Eastern Virginia common stock after the merger. You also can obtain information about Eastern Virginia from documents that it has filed with the Securities and Exchange Commission.

Our directors collectively beneficially own approximately 23.4% of the outstanding shares of Virginia Company common stock. All of our directors have entered into a support and non-competition agreement under which they have agreed to vote all such shares over which they exercise sole rights of voting and disposition in favor of the proposed merger, which shares represent approximately 20.2% of the outstanding shares of Virginia Company common stock.

It is important that your shares are represented at the special meeting, whether or not you plan to attend the special meeting. Abstentions and failures to vote will have the same effect as votes against the merger proposal.

Accordingly, please complete, sign, date and return promptly your proxy card in the enclosed postage pre-paid envelope, or vote your shares by accessing the Internet site or calling the telephone number listed on your proxy card. You may attend the special meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

Sincerely,

Mark C. Hanna

President and Chief Executive Officer

Virginia Company Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Eastern Virginia common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated [______], 2014 and is first being mailed to shareholders on or about [______], 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [______], 2014

On [______], 2014, Virginia Company Bank (“Virginia Company”) will hold a Special Meeting of Shareholders at [______] p.m., local time, at:

[______]

[______]

Newport News, Virginia [______]

to consider and vote on the following matters:

(1)	a proposal to approve the Agreement and Plan of Reorganization, dated as of May 29, 2014, among Eastern Virginia Bankshares, Inc., its wholly-owned banking subsidiary EVB, and Virginia Company Bank, and related plan of merger, as each may be amended from time to time (the “merger agreement”);

(2)	a proposal to grant the board of directors the authority to adjourn, postpone or continue the special meeting on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

(3)	to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

The Virginia Company board of directors has fixed the close of business on [______], 2014, as the record date for the special meeting. Only Virginia Company common shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment, postponement or continuance of the special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting.

Under Virginia law, you will not have the right to assert appraisal rights with respect to approval of the merger agreement.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a shareholder of record as of the record date, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the Virginia Company proxy card, or by voting telephonically using the phone number listed on the Virginia Company proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Virginia Company common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

The Virginia Company board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that Virginia Company common shareholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors,

Mark C. Hanna

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) from documents that are not included in or delivered with this proxy statement/prospectus.

You can obtain documents incorporated by reference in this proxy statement/prospectus free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from Eastern Virginia at the following addresses:

Investor Relations

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8422

You will not be charged for any of these documents that you request. Virginia Company shareholders requesting documents should do so by [______], 2014, in order to receive them before their special meeting.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [______], 2014, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated into this proxy statement/prospectus by reference to another document is accurate only as of the date of such other document. Neither the mailing of this proxy statement/prospectus to Virginia Company shareholders nor the issuance by Eastern Virginia of shares of Eastern Virginia common stock in connection with the merger will create any implication to the contrary.

Information on the websites of Eastern Virginia (or any of its subsidiaries) or Virginia Company is not part of this proxy statement/prospectus. You should not rely on that information in deciding how to vote.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Virginia Company has been provided by Virginia Company and information contained in this proxy statement/prospectus regarding Eastern Virginia has been provided by Eastern Virginia.

See “Where You Can Find More Information” on page 208.

TABLE OF CONTENTS	Page

QUESTIONS AND ANSWERS	1
SUMMARY	7
RISK FACTORS	16
Risks Associated with the Merger	16
Risks Associated with Eastern Virginia	23
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	37
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	39
Eastern Virginia Dividend Restrictions	40
Virginia Company Dividend Restrictions	40
THE VIRGINIA COMPANY SPECIAL MEETING	42
Matters to Be Considered	42
Other Business	42
Proxies	42
Solicitation of Proxies	43
Record Date	43
Quorum and Voting Rights	43
Attending the Special Meeting	44
PROPOSAL NO. 1 APPROVAL OF THE MERGER	44
Required Vote	44
Recommendation of the Virginia Company Board of Directors	45
PROPOSAL NO. 2 APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE VIRGINIA COMPANY SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES	45
Required Vote	45
Recommendation of the Virginia Company Board of Directors	45
THE MERGER	46
Background of the Merger	46
Background and Negotiations of the Merger	46
Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors	50
Eastern Virginia’s Reasons for the Merger	52
Opinion of Virginia Company’s Financial Advisor	53
Material Financial Analyses	55
Certain Virginia Company Unaudited Prospective Financial Information	59
Eastern Virginia’s Board of Directors and Management Following Completion of the Merger	61
Public Trading Markets	61
Dissenters’ Appraisal Rights	61
Interests of Certain Virginia Company Directors and Executive Officers in the Merger	62
Accounting Treatment	65
Resales of Eastern Virginia Common Stock and Preferred Stock	65
THE MERGER AGREEMENT	66
Structure of the Merger	66
Merger Consideration	66
No Effect on Outstanding Eastern Virginia or EVB Capital Stock	68
Conditions of the Merger	69
Representations and Warranties	70
Waiver and Amendment	71
Indemnification; Directors’ and Officers’ Insurance	71
Acquisition Proposals	72
Closing Date; Effective Time	73
Regulatory Approvals	73
Conduct of Business Pending the Merger	74

i

APPENDICES

APPENDIX A	Agreement and Plan of Reorganization, dated as of May 29, 2014, by and between Eastern Virginia Bankshares, Inc., EVB and Virginia Company Bank.
APPENDIX B	Opinion of Raymond James.
APPENDIX C	Form of Merger Consideration Election for Virginia Company Shareholders.

ii

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Virginia Company special meeting and the merger. Eastern Virginia and Virginia Company urge you to read carefully the remainder of this proxy statement/prospectus, including the risk factors beginning on page 16, because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to this proxy statement/prospectus.

Q:	What is the proxy statement/prospectus and why am I receiving it?

A:	This proxy statement/prospectus describes the proposed merger between Virginia Company and the wholly-owned banking subsidiary of Eastern Virginia, EVB. Because you are a shareholder of Virginia Company, you are being asked to vote to approve the Agreement and Plan of Reorganization, dated as of May 29, 2014, among Eastern Virginia Bankshares, Inc., EVB and Virginia Company, and related plan of merger (the “merger agreement”), as each may be amended from time to time (the “Virginia Company Merger Proposal”), and to approve a proposal granting the Virginia Company board of directors the authority to adjourn, postpone or continue the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Virginia Company Merger Proposal (the “Virginia Company Adjournment Proposal”).

Q:	When and where is the Virginia Company special meeting of shareholders?

A:	The special meeting of Virginia Company shareholders will be held at [______], Newport News, Virginia [______] on [______],[______] at [______] p.m., local time.

Q:	What do holders of Virginia Company common stock need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record as of the record date, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Virginia Company special meeting. If you would like to attend the Virginia Company special meeting, see “The Virginia Company Special Meeting – Attending the Special Meeting” beginning on page 44.

You should also complete and return to the exchange agent the execution copy of the Form of Election mailed separately to you to specify the type of merger consideration you prefer together with the stock certificate(s) representing your shares of Virginia Company common stock (or provide instructions to your broker if you hold your shares in “street name”). For more information about the Form of Election, see “The Merger Agreement–Election Procedures; Surrender of Stock Certificates” beginning on page 79.

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of Virginia Company common stock will be entitled to receive for each share of Virginia Company common stock held by them, at their election and subject to proration as described below, either: (i) cash in the amount of $6.25 per share, or (ii) 0.9259 shares of Eastern Virginia common stock.

1

The exchange ratio for shares of Eastern Virginia common stock is fixed and will not be adjusted to reflect changes in the market price of Eastern Virginia common stock. The implied value of the stock consideration that Virginia Company shareholders will receive in the merger will change depending on changes in the market price of Eastern Virginia common stock and will not be known at the time you vote on the merger. The value implied by the exchange ratio for one share of Virginia Company common stock on May 29, 2014, the last trading day prior to public announcement of entry into the merger agreement, was $6.19, based upon the closing price per share of Eastern Virginia common stock on that date. The value implied by the exchange ratio for one share of Virginia Company common stock on [______], 2014 was $[______], based upon the closing price per share of Eastern Virginia common stock on that date. The common stock of Eastern Virginia is listed on the NASDAQ Global Select Market. Eastern Virginia and Virginia Company urge holders of Virginia Company common stock to obtain current market quotations for Eastern Virginia common stock (trading symbol “EVBS”).

Q.	How do I elect the form of consideration that I prefer?

A.	Prior to the election deadline (as defined below), you should complete and return the Form of Merger Consideration Election for Virginia Company Shareholders, a form of which is attached to this proxy statement/prospectus as Appendix C, or the “Form of Election.” Please do not remove the Form of Election from the proxy statement/prospectus, but instead use the execution copy being sent to you separately for that purpose. You must include your Virginia Company share certificates with your Form of Election. If you hold shares in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will separately provide instructions for making your election with respect to such shares.

Q.	What is the election deadline?

A.	The election deadline is 5:00 p.m., Eastern time, on [ ____ ], 2014.

Q.	If I am voting against the merger, should I still make an election?

A.	Yes. If the merger is approved by the shareholders and becomes effective, you will receive merger consideration based on the Form of Election you submit. If you do not submit a Form of Election and the merger becomes effective, you will receive all stock consideration, but not until you submit your Virginia Company stock certificate(s) to the exchange agent. For more information, see “The Merger Agreement–Election Procedures; Surrender of Stock Certificates” and “The Merger Agreement–Exchange of Shares” beginning on pages 79 and 80, respectively.

Q.	Can I change my election?

A.	No. Elections are unconditional and irrevocable, except that if shares of Virginia Company common stock in respect of which an election has been made are subsequently transferred prior to the election deadline, such transfer will automatically revoke such election. If the transferee of such shares does not make a proper election, such shares will be deemed to have elected to receive stock consideration. If a transfer of shares of Virginia Company common stock occurs after the election deadline but prior to the closing of the merger, the transferee will be bound by the election, if any, made by the transferor of such shares.

Q:	Am I assured of receiving the exact form of consideration I elect to receive?

A:	No. Notwithstanding the elections that may be made by Virginia Company common shareholders, the number of shares of Virginia Company common stock that will be converted into the right to receive cash is limited to 25% of the outstanding shares of Virginia Company common stock; the remainder of the shares of Virginia Company common stock will be converted into the right to receive shares of Eastern Virginia common stock. If cash elections are made with respect to more than 25% of the total number of shares of Virginia Company common stock outstanding, the number of shares of each Virginia Company common shareholder that will be converted into cash will be subject to proration. For more information about the proration procedures, see “The Merger Agreement – Merger Consideration – Treatment of Virginia Company Common Stock” beginning on page 66.

2

Unless you receive only cash for your shares of Virginia Company common stock, the value of the merger consideration you may receive may fluctuate depending on the current market price of Eastern Virginia common stock. For more information, see “What will I receive in the merger?” immediately above.

Q:	What happens if I don’t make an election for cash or shares of Eastern Virginia common stock?

A:	If you, as a holder of Virginia Company common stock, fail to make an election prior to the election deadline, in exchange for your shares of Virginia Company common stock you will receive shares of Eastern Virginia common stock, except for cash paid in lieu of fractional shares. For more information about the merger consideration, election procedures and proration procedures, see “The Merger Agreement – Merger Consideration – Treatment of Virginia Company Common Stock” beginning on page 66.

Q:	If I elect to receive only shares of Eastern Virginia common stock for my shares of Virginia Company common stock, is that what I will receive?

A:	Yes.

Q:	If I elect to receive only cash for my shares of Virginia Company common stock, is that what I will receive?

A:	Not necessarily. The amount of cash that an individual Virginia Company common shareholder will receive depends in part on the elections of all other Virginia Company common shareholders. The merger agreement limits the number of shares of Virginia Company common stock that will be converted into the right to receive cash to 25% of the outstanding shares of Virginia Company common stock. If cash elections are made for more than 25% of the outstanding shares of Virginia Company common stock, the number of shares for which each shareholder will receive cash will be reduced pro rata, so that the total number of shares for which cash is received does not exceed 25% of the outstanding shares of Virginia Company common stock.

Please refer to “The Merger Agreement – Merger Consideration – Treatment of Virginia Company Common Stock” beginning on page 66 for examples illustrating the effects of the proration of the merger consideration received by a common shareholder of Virginia Company in the event that the holders of Virginia Company common stock collectively elect to receive cash for more than 25% of Virginia Company common stock outstanding.

Q:	If I elect to receive cash for 25% of my shares of Virginia Company common stock and common stock of Eastern Virginia for the balance, is that what I will receive?

A:

Not necessarily. Even though you will have elected to receive cash and stock in the same proportion as the total amounts of cash and stock to be paid, the amount of cash you receive will still depend in part on the elections of all other Virginia Company common shareholders. If the total cash elections of all shareholders exceed the 25% limit, the number of cash election shares for which you receive cash will still be reduced pro rata, so that the total number of shares for which cash is received does not exceed 25% of the outstanding shares of Virginia Company common stock.

Please refer to “The Merger Agreement – Merger Consideration – Treatment of Virginia Company Common Stock” beginning on page 66 for examples illustrating the effects of the proration of the merger consideration received by a common shareholder of Virginia Company in the event that the holders of Virginia Company common stock collectively elect to receive cash for more than 25% of Virginia Company common stock outstanding.

3

Q.	Do I need to do anything with my certificates for shares of Virginia Company common stock?

A.	Yes. You should submit your stock certificates to the exchange agent along with your completed Form of Election, which form is being sent to you separately.

Q:	Who may solicit proxies on Virginia Company’s behalf?

A:	In addition to solicitation of proxies by Virginia Company by mail, proxies may also be solicited by Virginia Company’s directors and employees personally, and by telephone, facsimile or other means. Virginia Company has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $7,000, including expenses. For more information on solicitation of proxies in connection with the special meeting of Virginia Company shareholders, see “The Virginia Company Special Meeting-Solicitation of Proxies” beginning on page 43.

Q:	Why is my vote as a holder of Virginia Company common stock important?

A:	If you do not vote by proxy card, telephone or Internet or vote in person at the Virginia Company special meeting, it will be more difficult for Virginia Company to obtain the necessary quorum to hold its special meeting. In addition, approval of the Virginia Company Merger Proposal requires the affirmative vote of a majority of the outstanding shares of the Virginia Company common stock entitled to vote at the special meeting. If you do not vote your shares by proxy or in person, the effect will be the same as a vote against the Virginia Company Merger Proposal. The Virginia Company board of directors unanimously recommends that you vote to approve the merger agreement. Further, due to the importance of the vote to approve the merger agreement, Virginia Company is also seeking authority from shareholders through the Virginia Company Adjournment Proposal to grant authority to the board of directors to adjourn the special meeting to temporarily delay the meeting to provide time for management to solicit additional proxies in the event there are insufficient votes to approve the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker or other holder of record how to vote?

A:	If you are a holder of Virginia Company common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the Virginia Company special meeting, but it will have the same effect as a vote against the Virginia Company Merger Proposal because approval of the Virginia Company Merger Proposal requires the affirmative vote of a majority of the outstanding shares of the Virginia Company common stock entitled to vote at the special meeting. An abstention will have no effect on the Virginia Company Adjournment Proposal.

If your bank, broker, nominee or other holder of record holds your shares of Virginia Company common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this proxy statement/prospectus. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as “broker non-votes”). Broker non-votes will have the same effect as a vote against the Virginia Company Merger Proposal, but will have no effect on any other proposal at the Virginia Company special meeting.

4

Q:	Can I attend the Virginia Company special meeting and vote my shares in person?

A:	Yes. All holders of Virginia Company common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Virginia Company special meeting. Holders of record of Virginia Company common stock as of the record date can vote in person at the Virginia Company special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record as of the record date, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election a legal proxy, executed in your favor, by the holder of record of your shares (a “written proxy”). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Is the merger expected to be taxable to Virginia Company shareholders?

A:	The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”), and holders of Virginia Company common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Virginia Company common stock for shares of Eastern Virginia common stock in the merger. The receipt of cash consideration by holders of Virginia Company common stock – including any cash received instead of fractional shares of Eastern Virginia common stock, and any cash received pursuant to a shareholder’s election to receive cash consideration in the merger – is expected to be taxable to the extent of such cash consideration received. You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 for a more complete discussion of the United States federal income tax.

This tax treatment may not apply to every shareholder of Virginia Company. Determining the actual tax consequences of the merger to a Virginia Company shareholder may be complicated and will depend on that shareholder’s specific situation and on variable not within Eastern Virginia’s or Virginia Company’s control. You are urged to consult your tax advisor for a full understanding of the consequences of the merger to you.

Q:	If I am a holder of Virginia Company common stock, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record as of the record date of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the Virginia Company special meeting subject to proof of identity; or

•	delivering written notice that you wish to revoke your proxy to Michael R. McAllister, Executive Vice President, Chief Financial Officer and Chief Operating Officer at Virginia Company Bank, with an office located at 11801 Merchants Walk, Newport News, Virginia 23606, at or before the Virginia Company special meeting. You must include the control number found on your proxy card.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Virginia Company common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the Virginia Company special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

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Q:	How are the directors of Virginia Company going to vote in the merger?

A:	Each of the directors of Virginia Company has entered into a support and non-competition agreement with Eastern Virginia pursuant to which he agreed, among other things, to cause all of the shares of Virginia Company common stock over which he exercises sole rights of voting and disposition (such shares, the “Covered Shares”) to be voted in favor of approving the merger agreement, subject to certain exceptions. As of the record date of the Virginia Company special meeting, there were 310,650 Covered Shares subject to support and non-competition agreements, which represented 20.2% of the Virginia Company common stock outstanding. See “The Merger Agreement—Support and Non-Competition Agreements” beginning on page 81.

Q:	If I am a Virginia Company shareholder, do I have appraisal or dissenters’ rights?

A:	No. Under Virginia law, holders of Virginia Company common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	Who can I contact if I cannot locate my Virginia Company stock certificate(s)?

A:	If you are unable to locate your original Virginia Company stock certificate(s), you should contact the exchange agent, Registrar and Transfer Company.

Q:	When do you expect to complete the merger?

A:	Eastern Virginia and Virginia Company currently expect to complete the merger during the fourth quarter of 2014. However, they cannot assure you when or if the merger will occur. Eastern Virginia and Virginia Company must, among other things, obtain the approvals of Virginia Company shareholders at the Virginia Company special meeting and the required regulatory approvals described below in “The Merger Agreement—Conditions of the Merger” and “The Merger Agreement—Regulatory Approvals” beginning on pages 69 and 73, respectively.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Virginia Company common stock will retain their Virginia Company common stock and therefore will not receive any consideration for their shares in connection with the merger. Instead, Virginia Company will remain an independent bank. In addition, in certain circumstances, a termination fee may be required to be paid by Virginia Company. See “The Merger Agreement—Effect of Termination; Termination Fee” beginning on page 78 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:	Virginia Company shareholders should contact Mark C. Hanna, President and Chief Executive Officer, or Michael R. McAllister, Executive Vice President, Chief Financial Officer and Chief Operating Officer, of Virginia Company by telephone at (757) 596-2700. You may also obtain more information about the merger and the proxy statement/prospectus by contacting Regan & Associates, Inc., Virginia Company’s proxy solicitor, at (800) 737-3426.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page 208 to obtain the information incorporated by reference into this proxy statement/prospectus without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 46)

In the merger, Eastern Virginia will acquire Virginia Company by means of the merger of Virginia Company into EVB, which is a subsidiary of Eastern Virginia. EVB will be the surviving entity in the merger.

Each share of Virginia Company common stock outstanding will be converted in the merger into the right to receive, at the shareholder’s election and subject to proration as described below, either: (i) cash in the amount of $6.25 per share or (ii) 0.9259 shares of Eastern Virginia common stock, as further described below. We expect to complete the merger in the fourth quarter of 2014, although there can be no assurance in this regard.

We have attached the merger agreement to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

Merger Consideration (page 66)

Each share of Virginia Company common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by Eastern Virginia or EVB or any of Eastern Virginia’s, EVB’s or VCB’s respective wholly-owned subsidiaries, in each case except for shares held by them in a fiduciary capacity or in satisfaction of a debt previously contracted) will at the election of the holder thereof and subject to proration as described in this proxy statement/prospectus, be converted into the right to receive either (i) $6.25 in cash without interest or (ii) 0.9259 shares of Eastern Virginia common stock (plus cash in lieu of a fractional share). Notwithstanding the elections that may be made by Virginia Company common shareholders, the merger agreement provides that no more than 25% of the outstanding shares of Virginia Company common stock will be converted into the right to receive cash. If cash elections are made with respect to more than 25% of the total number of shares of Virginia Company common stock outstanding, the number of shares of each Virginia Company common shareholder that will be converted into cash will be subject to proration as described in this proxy statement/prospectus.

Assuming the maximum cash election is made and based on 1,536,608 shares of Virginia Company common stock issued and outstanding on August 14, 2014, the aggregate merger consideration for Virginia Company common stock would be $2,400,950 in cash and 1,067,059 shares of Eastern Virginia common stock (plus cash in lieu of a fractional share).

The exchange ratio for the stock consideration is a fixed ratio; therefore, the number of shares of Eastern Virginia common stock to be received by holders of Virginia Company common stock who are receiving the stock consideration in the merger will not change if the trading price of Eastern Virginia common stock or the market value of Virginia Company common stock changes between now and the time the merger is completed. The market price of Eastern Virginia common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Eastern Virginia common stock.

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Upon completion of the merger, we expect that current Eastern Virginia common shareholders will own approximately 91.75% of the shares of Eastern Virginia common stock outstanding following the merger, and former Virginia Company common shareholders will own approximately 8.25% of the shares of Eastern Virginia common stock outstanding following the merger. On a diluted basis that assumes the full conversion into Eastern Virginia common stock of all 5,240,192 shares of Eastern Virginia’s non-voting mandatorily convertible non-cumulative preferred stock, Series B (the “Eastern Virginia Series B Preferred Stock”), current Eastern Virginia shareholders will own approximately 94.13% of the shares of Eastern Virginia common stock outstanding following the merger, and former Virginia Company common shareholders will own approximately 5.87% of the shares of Eastern Virginia common stock outstanding following the merger. These percentages assume the maximum cash election is made by Virginia Company holders and are based upon 11,868,367 shares of Eastern Virginia common stock outstanding as of August 14, 2014.

Election Procedures; Surrender of Stock Certificates (page 79)

Holders of record of Virginia Company common stock will receive a separate execution copy of the Form of Election sent separately from this proxy statement/prospectus. The Form of Election entitles you to elect to receive cash, Eastern Virginia common stock or a combination of cash and Eastern Virginia common stock, or to make no election with respect to the merger consideration that you wish to receive. The Form of Election also serves as a Letter of Transmittal that should be returned along with your Virginia Company common stock certificates to the exchange agent. If the merger is not completed, your stock certificates will be returned to you. To make a valid election, you must submit a properly completed Form of Election to Registrar and Transfer Company, which will be acting as the exchange agent, on or before the election deadline in accordance with the instructions contained in the Form of Election.

Virginia Company shareholders that do not return their Form of Election by the election deadline or who have material defects in their returned Form of Election will be deemed to have elected to receive stock consideration. Elections are unconditional and irrevocable, except that if shares of Virginia Company common stock in respect of which an election has been made are subsequently transferred prior to the election deadline, such transfer will automatically revoke such election.

If you are not a record holder of Virginia Company common stock or hold shares in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will separately provide instructions for making your election with respect to such shares.

Virginia Company’s Reasons for the Merger (page 50)

In reaching its decision to approve and adopt the merger agreement, the Virginia Company board of directors consulted with Virginia Company’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, as well as a number of potentially negative factors. For more detail concerning the factors considered by the Virginia Company board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors” beginning on page 50.

Virginia Company’s Recommendation (page 45)

The Virginia Company board of directors believes that the merger is fair to and in the best interests of the Virginia Company common shareholders. Virginia Company’s board of directors unanimously recommends that holders of Virginia Company common stock vote “FOR” the proposal to approve the merger agreement. For the factors considered by the Virginia Company board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger–Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors” beginning on page 50.

Opinion of Virginia Company’s Financial Advisor (page 53 and Appendix B)

At the May 28, 2014 meeting of Virginia Company’s board of directors, representatives of Raymond James rendered Raymond James’ opinion, as to the fairness, as of such date, from a financial point of view, to the holders of Virginia Company’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

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The full text of the written opinion of Raymond James, dated May 28, 2014, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix B to this document. Raymond James provided its opinion for the information and assistance of the Virginia Company’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of the common stock, excluding all shares owned directly or indirectly by Eastern Virginia or EVB or any of Eastern Virginia’s, EVB’s or Virginia Company’s respective wholly owned subsidiaries (except to the extent such entities hold shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Virginia Company board of directors or any holder of Virginia Company’s common stock as to how the Virginia Company board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Eastern Virginia’s Reasons for the Merger (page 52)

In reaching its decision to approve and adopt the merger agreement, the Eastern Virginia board of directors consulted with Eastern Virginia’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, as well as a number of potentially negative factors. For more detail concerning the factors considered by the Eastern Virginia board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger–Eastern Virginia’s Reasons for the Merger.”

No Dissenters’ or Appraisal Rights (page 61)

Holders of Virginia Company common stock will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this proxy statement/prospectus.

Accounting Treatment (page 65)

Eastern Virginia will account for the merger under the acquisition method of accounting under accounting principles generally accepted in the United States (“U.S. GAAP”).

Material U.S. Federal Income Tax Consequences (page 83)

The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and assuming the merger will so qualify, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of shares of Virginia Company common stock solely for shares of Eastern Virginia common stock. Virginia Company common shareholders may, however, have to recognize a gain in connection with the receipt of any cash received in the merger, including receipt of the cash consideration or the receipt of cash in lieu of fractional shares of Eastern Virginia common stock. Because this tax treatment may not apply to all Virginia Company common shareholders, you should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. It is a condition to the obligations of each of Eastern Virginia and Virginia Company to complete the merger that they receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368 of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Virginia Company shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Virginia Company common stock. Shareholders of Virginia Company are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

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The Companies (page 86)

Eastern Virginia Bankshares, Inc.

EVB

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

Eastern Virginia is a Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Eastern Virginia was incorporated and organized in September 1997 and began conducting business in December 1997. Eastern Virginia has one wholly-owned Virginia state chartered banking subsidiary, EVB, Tappahannock, Virginia. EVB offers a wide range of commercial and retail banking services and products. Eastern Virginia also owns nonbank subsidiaries or maintains equity investments in entities that engage in other activities related to banking such as asset management and investment services, management of foreclosed assets, residential mortgage loan origination, and sales of insurance products.

The headquarters of Eastern Virginia and EVB is located at 330 Hospital Road, Tappahannock, Virginia 22560. EVB operates twenty-one full service branches and two remote drive-in facilities in eastern Virginia. EVB’s main branch is located at 307 Church Lane, Tappahannock, Virginia 22560.

As of June 30, 2014, Eastern Virginia had total assets of $1.1 billion, total deposits of $821.5 million, and total shareholders’ equity of $140.8 million.

Virginia Company Bank

11801 Merchants Walk

Newport News, Virginia 23606

(757) 327-0150

Virginia Company is a Virginia state chartered bank and was organized under Virginia law on January 10, 2005. Virginia Company’s executive offices and main branch are located at 11801 Merchants Walk, Newport News, Virginia. Virginia Company also operates full service branch offices in Williamsburg, Virginia and Hampton, Virginia.

As of June 30, 2014, Virginia Company had total assets of $132.1 million, total deposits of $111.8 million, and total shareholders’ equity of $12.7 million.

The Virginia Company Special Meeting (page 42)

The Virginia Company special meeting will be held on [______],[______]at [______], Newport News, Virginia [______]. At the special meeting, the holders of Virginia Company common stock will be asked:

•	To approve the merger agreement, as such agreement may be amended from time to time;

•	To approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

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Virginia Company Record Date; Vote Required (pages 43, 44 and 45)

Virginia Company common shareholders can vote at the special meeting if they owned shares of Virginia Company common stock at the close of business on [______], which is the record date for the special meeting. On the record date, Virginia Company had approximately [______] shares of common stock outstanding and approximately [______] shareholders of record entitled to vote. Each holder of Virginia Company common stock can cast one vote for each share of Virginia Company common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Virginia Company common stock with respect to routine matters, they do not have discretionary power to vote your shares of Virginia Company common stock on non-routine matters. All proposals for consideration at the Virginia Company special meeting are non-routine and therefore your broker will not be able to vote your shares of Virginia Company common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, the approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.

Approval of the adjournment, postponement or continuance of the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

As of the record date, Virginia Company directors and executive officers, and their affiliates, beneficially held approximately 23.4% of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting. Virginia Company currently expects that each of these individuals will vote their shares of Virginia Company common stock in favor of the proposals to be presented at the special meeting. Further, Virginia Company directors have entered into support and non-competition agreements that obligate each director to vote shares of Virginia Company common stock over which each such director has sole voting and dispositive power for approval of the merger agreement, the merger and the other transactions contemplated thereby. The shares subject to these support and non-competition agreements represent approximately 20.2% of the Virginia Company common stock outstanding.

Conditions to Completion of the Merger (page 69)

The obligations of Eastern Virginia, EVB and Virginia Company to complete the merger depend on a number of conditions being satisfied or waived, including:

•	Virginia Company common shareholders’ approval of the merger agreement;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•	The effectiveness of the registration statement of which this proxy statement/prospectus is a part and no stop order suspending the effectiveness thereof shall have been issued;

•	Authorization for the listing on NASDAQ Global Select Market of the shares of Eastern Virginia common stock to be issued in the merger;

•	Absence of any law, court order or regulatory or administrative ruling prohibiting the merger;

•	Receipt of opinions from counsel to Eastern Virginia and Virginia Company that the merger will be treated as a “reorganization” under Section 368(a) of the Code;

•	All of the directors of Virginia Company have entered into a support and non-competition agreement, and all such agreements remain in effect;

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•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement;

•	The performance, by the other party, in all material respects of all obligations contained in the merger agreement; and

•	No material adverse effect (as defined in the merger agreement) with respect to Virginia Company or with respect to Eastern Virginia and EVB shall have occurred.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 73)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”). Once the Federal Reserve approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. As of the date of this proxy statement/prospectus, we have not yet received the required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Termination of the Merger Agreement (page 77)

Eastern Virginia, EVB and Virginia Company may mutually agree to terminate the merger agreement at any time.

Either Eastern Virginia and EVB or Virginia Company may terminate the merger agreement if the merger is not complete by March 31, 2015, unless the failure of the merger to be consummated arises out of the failure of the terminating party to perform or observe the covenants or agreements of that party under the merger agreement; or, in the case of an attempted termination by Virginia Company, the failure of any party to a support and non-competition agreement to perform or observe his or her covenants and agreements under the relevant support and non-competition agreement.

Eastern Virginia and EVB or Virginia Company may unilaterally terminate the merger agreement:

•	in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, the breach cannot be or has not been cured within 30 days of written notice of the breach, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement contained in the merger agreement at that time;

•	in the event that any of the conditions to the obligations of a party to consummate the merger have not been satisfied or waived, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement contained in the merger agreement at that time;

•	if the merger has not been completed by March 31, 2015, unless the failure of the merger to be consummated is due to the failure of the party seeking termination to perform its covenants and agreements contained in the merger agreement or, if Virginia Company is seeking termination, the failure of any director of Virginia Company to comply with the terms of his support and non-competition agreement;

•	if any regulatory approvals required for consummating the merger have been denied by final nonappealable action; or

•	if the Virginia Company common shareholders do not approve the merger agreement.

Eastern Virginia and EVB may terminate the merger agreement:

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•	if Virginia Company materially breaches its obligations under the merger agreement relating to alternate acquisition proposals;

•	if the Virginia Company board of directors fails to recommend to Virginia Company’s shareholders the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to Eastern Virginia;

•	Virginia Company has failed to call, give notice of, convene and hold a meeting of shareholders to vote upon the merger agreement; or

•	if a tender offer or exchange offer for 20% or more of the Virginia Company common stock is commenced other than by Eastern Virginia or EVB, and the Virginia Company board of directors recommends that the shareholders of Virginia Company tender their shares in such offer or otherwise fails to recommend that Virginia Company shareholders reject such offer.

Virginia Company may terminate the merger agreement if it enters into an agreement with respect to a superior proposal and satisfies its obligations related to superior proposals provided in the merger agreement, including payment of the termination fee.

Termination Fee (page 78)

The merger agreement provides that Virginia Company shall pay to Eastern Virginia a termination fee of $490,000 if the merger agreement is terminated under certain circumstances. Payment of the termination fee may be triggered if:

•	Eastern Virginia terminates the merger agreement because Virginia Company has materially breached its obligations under the merger agreement relating to alternate acquisition proposals, because Virginia Company fails to recommend to Virginia Company’s shareholders the merger agreement, because Virginia Company has failed to call, give notice of, convene and hold a meeting of shareholders to vote upon the merger agreement or because Virginia Company recommends that Virginia Company’s shareholders tender shares in response to certain tender or exchange offers or otherwise fails to recommend that Virginia Company shareholders reject such offer;

•	Eastern Virginia terminates the merger agreement due to Virginia Company’s material breach of any representation, warranty, covenant or agreement contained in the merger agreement, or either Eastern Virginia or Virginia Company terminates the merger agreement due to certain delays to consummate the merger, and at the time of termination no vote of the shareholders of Virginia Company shall have occurred, and an acquisition proposal has been publicly announced or otherwise communicated or made known to Virginia Company prior to the date of termination, and (x) Virginia Company enters into an agreement with respect to an alternative acquisition proposal within twelve months after such termination, or (y) Virginia Company consummates an acquisition proposal otherwise than pursuant to an agreement with Eastern Virginia within fifteen months after the termination of the merger agreement;
•	either Eastern Virginia or Virginia Company terminates the merger agreement due to the failure of Virginia Company’s shareholders to approve the merger, and an alternative acquisition proposal has been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Virginia Company prior to the date that Virginia Company’s shareholders voted on the merger agreement, and (x) VCB enters into an agreement with respect to an alternative acquisition proposal within twelve months after such termination, or (y) Virginia Company consummates an alternative acquisition proposal otherwise than pursuant to an agreement with Eastern Virginia within fifteen months after the termination of the merger agreement; or
•	Virginia Company terminates the merger agreement in order to enter into an agreement with respect to a superior proposal that was received and considered by VCB in compliance with the terms of the merger agreement.

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Waiver and Amendment (page 71)

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified at any time by written agreement of the parties, except that after the shareholders of Virginia Company have approved the merger agreement no amendment or modification which by law requires further approval by the shareholders of Virginia Company may be made without obtaining such approval.

Support and Non-Competition Agreements (page 81)

Each of the directors of Virginia Company has entered into a support and non-competition agreement with Eastern Virginia pursuant to which he agreed, among other things, to cause all of the shares of Virginia Company common stock over which he exercises sole rights of voting and disposition (such shares, the “Covered Shares”) to be voted in favor of approving the merger agreement, subject to certain exceptions. As of the record date of the Virginia Company special meeting, there were 310,650 Covered Shares subject to support and non-competition agreements, which represented 20.2% of the Virginia Company common stock outstanding.

In addition, the Virginia Company directors also agreed not to transfer directly or indirectly their Covered Shares, subject to certain exceptions, without the prior written consent of Eastern Virginia and to refrain from taking certain actions with respect to any third party inquiries or proposals relating to the disposition of Virginia Company’s business or assets, the acquisition of voting securities of Virginia Company or the merger of Virginia Company with any person other than Eastern Virginia or a subsidiary of Eastern Virginia. The support and non-competition agreements also contain negative covenants that limit the ability of Virginia Company directors to compete with Eastern Virginia, EVB or any subsidiary or affiliate thereof for a period of 18 months from the effective time of the merger. See “The Merger Agreement—Support and Non-Competition Agreements” beginning on page 81.

Interests of Virginia Company Directors and Executive Officers in the Merger that Differ from Your Interests (page 62)

The directors and executive officers of Virginia Company may have interests in the merger that differ from, or are in addition to, their interests as common shareholders of Virginia Company. These interests exist because of, among other things, employment or change in control agreements that the executive officers entered into with Virginia Company and the anticipated termination of these agreements, rights that these executive officers have under Virginia Company’s benefit plans, including deferred compensation plans, arrangements to continue as employees, consultants or directors of Eastern Virginia or EVB, as applicable, following the merger, and rights to indemnification and directors and officers insurance following the merger.

These interests include, among others, cash payments upon termination of change in control agreements with Mark C. Hanna, President and Chief Executive Officer of Virginia Company, and Michael R. McAllister, Executive Vice President, Chief Financial Officer and Chief Operating Officer of Virginia Company, an employment agreement for Mr. Hanna following the merger, an independent contractor agreement for Mr. McAllister following the merger, and indemnification and directors’ and officers’ liability insurance coverage for Virginia Company’s directors and officers.

The Virginia Company board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Stock Options (pages 65 and 68)

At the effective time of the merger, each option to purchase shares of Virginia Company common stock that is outstanding and unexercised immediately prior thereto will be canceled in exchange for the right to receive a cash amount equal to the number of shares of Virginia Company common stock subject to such option multiplied by the difference of $6.25 and the per share exercise price of such option. As of August 14, 2014, there were 181,500 Virginia Company stock options issued and unexercised, all of which have an exercise price of $10.00 per share.

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Restricted Stock (page 65)

All of the restricted shares of Virginia Company common stock that are currently outstanding have been awarded to Mark C. Hanna, President and Chief Executive Officer of Virginia Company, pursuant to a single grant of restricted stock by Virginia Company. In connection with the merger, Eastern Virginia and Virginia Company have agreed to cancel the restricted stock agreement between Virginia Company and Mr. Hanna, and pursuant to such cancellation Mr. Hanna will surrender the associated shares of Virginia Company common stock to Virginia Company.

Virginia Company has also agreed to not issue any additional restricted shares of Virginia Company common stock prior to the merger.

Material Differences in the Rights of Eastern Virginia Common Shareholders and Virginia Company Common Shareholders (page 197)

The rights of holders of Eastern Virginia common stock are governed by Virginia law and by Eastern Virginia’s amended and restated articles of incorporation, as amended, (“Eastern Virginia’s articles of incorporation”) and bylaws. The rights of Virginia Company shareholders are governed by Virginia law and by Virginia Company’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the holders of Eastern Virginia common stock, including former common shareholders of Virginia Company, will be governed by Virginia law and the articles of incorporation and bylaws of Eastern Virginia.

This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of the Eastern Virginia and Virginia Company governing documents.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37, Virginia Company shareholders should consider the matters described below in determining whether to approve the merger agreement and, if the merger is approved, what form of merger consideration to elect to receive in the merger.

Risks Associated with the Merger

No more than 25% of the shares of Virginia Company common stock may be converted into cash, which may result in Virginia Company common shareholders who make cash elections receiving less cash than desired.

Upon completion of the merger, each share of Virginia Company common stock will, at the election of the holder thereof and subject to proration as described in this proxy statement/prospectus, be converted into the right to receive either (i) $6.25 in cash without interest or (ii) 0.9259 shares of common stock of Eastern Virginia (plus cash in lieu of a fractional share). Notwithstanding the elections that may be made by Virginia Company common shareholders, the merger agreement provides that no more than 25% of the outstanding shares of Virginia Company common stock will be converted into the right to receive cash. If cash elections are made with respect to more than 25% of the total number of shares of Virginia Company common stock outstanding, the number of shares of each Virginia Company common shareholder that will be converted into cash will be subject to proration as described in this proxy statement/prospectus. For more information on the proration mechanics, see “The Merger Agreement–Merger Consideration–Treatment of Virginia Company Common Stock” beginning on page 66.

Consequently, holders of Virginia Company common stock could receive a different form or mix of consideration in the merger than the form or mix of consideration they elect, which could result in different tax consequences than they had anticipated. If holders of Virginia Company common stock do not make an election, they will receive shares of Eastern Virginia common stock as consideration in the merger.

Because the exchange ratio is fixed and the market price of Eastern Virginia common stock will fluctuate, holders of Virginia Company common stock who receive stock consideration in the merger will not know until the effective time of the merger the value of the consideration they will receive in the merger.

If a holder of Virginia Company common stock receives Eastern Virginia common stock as merger consideration for all or some of his shares of Virginia Company common stock, each of such shares will be converted into the right to receive 0.9259 shares of Eastern Virginia common stock. No adjustments to the exchange ratio will be made based on changes prior to the merger in the market price or book value of Eastern Virginia or Virginia Company common stock or otherwise. There is no maximum or minimum closing price of Eastern Virginia common stock at which either Virginia Company or Eastern Virginia may unilaterally terminate the merger agreement. Changes in stock price, market value or book value may result from a variety of factors, including, among others, general market and economic conditions, changes in Eastern Virginia’s or Virginia Company’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond the control of Eastern Virginia or Virginia Company.

As a result of any such changes, the market value of the shares of Eastern Virginia common stock that holders of Virginia Company common stock receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this proxy statement/prospectus, on the date of the Virginia Company special meeting or on the date on which Virginia Company shareholders actually receive their shares of Eastern Virginia common stock. Accordingly, at the time of the Virginia Company special meeting, holders of Virginia Company common stock will not know or be able to calculate the exact market value of Eastern Virginia common stock that they may receive upon completion of the merger, which could be significantly less than the current market value of Eastern Virginia common stock.

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The market price of Eastern Virginia common stock after the merger may be affected by factors different from those affecting the shares of Virginia Company or Eastern Virginia currently.

Upon completion of the merger, holders of Virginia Company common stock that receive stock consideration in the merger will become holders of Eastern Virginia common stock. Eastern Virginia’s business differs from that of Virginia Company, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Eastern Virginia and Virginia Company. For a discussion of the businesses of Eastern Virginia and Virginia Company and of certain factors to consider in connection with those businesses, see “Information about Eastern Virginia,” “Information about Virginia Company” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Eastern Virginia” beginning on pages 86, 86 and 122, respectively.

The integration of the operations of Virginia Company into Eastern Virginia may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including, but not limited to, Eastern Virginia’s ability to:

•	Timely and successfully integrate the operations and data processing of Eastern Virginia and Virginia Company;

•	Retain key employees, and retain and attract qualified personnel to, Eastern Virginia and Virginia Company;

•	Maintain existing relationships with depositors in Virginia Company to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Virginia Company;

•	Control the incremental noninterest expense from Virginia Company to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by Eastern Virginia and Virginia Company and in nearby communities.

Eastern Virginia may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, Eastern Virginia must obtain various approvals or consents from the Federal Reserve and various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Eastern Virginia and Virginia Company do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Eastern Virginia following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of Eastern Virginia, EVB and Virginia Company to close the merger that the required regulatory approvals not contain any conditions, restrictions or requirements that the Eastern Virginia board of directors reasonably determines in good faith would materially reduce the benefits of the merger and the transactions contemplated by the merger agreement to such a degree that Eastern Virginia would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement. See “The Merger Agreement—Regulatory Approvals” beginning on page 73.

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Combining the two companies may be more difficult, costly or time-consuming than expected.

The success of the merger will depend, in part, on Eastern Virginia’s ability to realize the anticipated benefits and cost savings from combining the businesses of Eastern Virginia and Virginia Company and to combine the businesses of Eastern Virginia and Virginia Company in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Virginia Company or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, Eastern Virginia must successfully combine the businesses of Eastern Virginia and Virginia Company. If Eastern Virginia is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Eastern Virginia and Virginia Company have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of Eastern Virginia and Virginia Company. To realize these anticipated benefits, after the completion of the merger, Eastern Virginia expects to integrate Virginia Company’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Eastern Virginia’s ability to successfully conduct its business in the markets in which Virginia Company now operates, which could have an adverse effect on Eastern Virginia’s financial results and the value of its common stock. If Eastern Virginia experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Virginia Company to lose customers or cause customers to remove their accounts from Virginia Company and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Virginia Company and Eastern Virginia during this transition period and for an undetermined period after consummation of the merger.

Eastern Virginia may fail to realize the cost savings estimated for the merger.

Although Eastern Virginia estimates that it will realize significant cost savings (excluding one-time costs and expenses associated with the merger with Virginia Company) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require Eastern Virginia to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Eastern Virginia’s ability to combine the businesses of Eastern Virginia and Virginia Company in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Eastern Virginia is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The merger with Virginia Company may distract management of Eastern Virginia from its other responsibilities.

The acquisition of Virginia Company could cause the management of Eastern Virginia to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Eastern Virginia. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Eastern Virginia.

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If the merger is not completed, Eastern Virginia and Virginia Company will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Eastern Virginia and Virginia Company has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Eastern Virginia and Virginia Company would have to recognize these expenses without realizing the expected benefits of the merger.

Virginia Company shareholders will have less influence as shareholders of Eastern Virginia than as shareholders of Virginia Company.

Virginia Company shareholders currently have the right to vote in the election of the board of directors of Virginia Company and on other matters affecting Virginia Company. Following the merger, the shareholders of Virginia Company as a group will own approximately 8.25% of the common stock of Eastern Virginia, assuming the maximum cash election is made by Virginia Company holders. On a diluted basis that assumes the full conversion into Eastern Virginia common stock of all 5,240,192 shares of Eastern Virginia Series B Preferred Stock, the shareholders of Virginia Company as a group will own approximately 5.87% of the common stock of Eastern Virginia, assuming the maximum cash election is made by Virginia Company holders. When the merger occurs, each Virginia Company shareholder that receives shares of Eastern Virginia common stock will become a shareholder of Eastern Virginia with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Virginia Company. Because of this, Virginia Company shareholders will have less influence on the management and policies of Eastern Virginia than they now have on the management and policies of Virginia Company. In addition, under the merger agreement, only one individual from Virginia Company’s board of directors will become a director of Eastern Virginia and EVB following the effective time of the merger.

Directors and executive officers of Virginia Company have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and executive officers of Virginia Company have interests in the merger that are in addition to their interests as shareholders of Virginia Company generally. These interests exist because of, among other things, employment or change in control agreements that the executive officers entered into with Virginia Company and the anticipated termination of these agreements, rights that Virginia Company executive officers and directors have under Virginia Company’s benefit plans including equity plans and deferred compensation plans, arrangements to continue as employees, consultants and/or directors of Eastern Virginia or EVB following the merger, and rights to indemnification and directors and officers insurance following the merger.

The aggregate compensation that certain Virginia Company directors and officers may receive as a result of the merger, described in greater detail under “The Merger—Interests of Certain Virginia Company Directors and Executive Officers in the Merger” beginning on page 62, is as follows: Mr. Hanna - $525,000; and Mr. McAllister - $480,769. These amounts are subject to reduction in the event they would constitute an “excess parachute payment” based on Section 280G of the Code. Assuming the merger closes during 2014, the Section 280G limit for each individual is estimated as follows: Mr. Hanna - $525,000; and Mr. McAllister - $395,887.

It is currently anticipated that, following the merger, Eastern Virginia and EVB will enter into an employment agreement with Mr. Hanna to serve as Executive Vice President of EVB and President of EVB’s Peninsula Region. Mr. Hanna’s employment agreement has been negotiated, but not executed, and provides that Mr. Hanna will receive an initial annual base salary of $225,000, a retention bonus payable over three years of $150,000, and a restricted stock grant with a grant date fair value of $20,000. This negotiated agreement also provides that Mr. Hanna will receive benefits under Eastern Virginia’s supplemental executive retirement plan and reimbursement for golf club dues. Further, it is currently anticipated that, following the merger, EVB will enter into an agreement with Mr. McAllister as an independent contractor for business transition and data processing services. Mr. McAllister’s independent contractor agreement has been negotiated and provides that Mr. McAllister will receive a $20,500 payment once per 30-day period, with a completion bonus of $20,500 payable to Mr. McAllister upon successful completion of the services as determined by EVB. The negotiated agreement provides for an initial 90-day engagement and may be extended for successive 30-day periods at the option of EVB. For additional information about these negotiated agreements, see “The Merger—Interests of Certain Virginia Company Directors and Executive Officers in the Merger” beginning on page 62.

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Further, as of the record date of the Virginia Company special meeting, Virginia Company directors and executive officers owned, in the aggregate, options to purchase 65,000 shares of Virginia Company common stock granted under Virginia Company’s stock option plan. Because the exercise price of all outstanding Virginia Company stock options exceeds $6.25 per share, Eastern Virginia and Virginia Company anticipate that all options to purchase shares of Virginia Company common stock will be cancelled without consideration pursuant to the merger, as described in greater detail under “The Merger—Interests of Certain Virginia Company Directors and Executive Officers in the Merger” beginning on page 62.

Although the members of each of Eastern Virginia’s and Virginia Company’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, Virginia Company shareholders should understand that some of the directors and officers of Virginia Company will receive benefits or other payments in connection with the merger that Virginia Company shareholders will not receive. Further, in connection with Virginia Company’s entry into the merger agreement, each of Virginia Company’s directors signed a support and non-competition agreement which requires the directors, in their capacities as shareholders of Virginia Company, to (i) except in certain circumstances, vote their respective shares in favor of the merger agreement and the merger, to the extent such director has sole voting and dispositive power over such shares, (ii) comply with the provisions of the merger agreement regarding solicitation of alternative third-party acquisition proposals, and (iii) comply for a period of 18 months after the merger with certain restrictions on activities that would compete with Eastern Virginia or EVB, and with certain restrictions on soliciting officers or employees of Eastern Virginia or EVB (including former employees of Virginia Company that are employed by Eastern Virginia or EVB) for employment, or solicit customers of Eastern Virginia or EVB on behalf of any bank or other provider of products or services offered by Eastern Virginia or EVB. See “The Merger—Interests of Certain Virginia Company Directors and Executive Officers in the Merger” beginning on page 62.

The fairness opinion obtained by Virginia Company from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Although Virginia Company obtained a fairness opinion dated May 28, 2014 from its financial advisor, Raymond James, as described below, Virginia Company has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Virginia Company or Eastern Virginia, general market and economic conditions and other factors that may be beyond the control of Virginia Company and Eastern Virginia, and on which the fairness opinion was based, may alter the value of Virginia Company or Eastern Virginia or the prices of shares of Virginia Company common stock or Eastern Virginia common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Virginia Company does not anticipate asking its financial advisor to update its opinion, the May 28, 2014 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this proxy statement/prospectus. For a description of the opinion that Virginia Company received from its financial advisor, please refer to “The Merger–Opinion of Virginia Company’s Financial Advisor” beginning on page 53. For a description of the other factors considered by Virginia Company’s board of directors in determining to approve the merger, please refer to “The Merger– Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors” beginning on page 50.

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The merger agreement limits Virginia Company’s ability to pursue an alternative acquisition proposal and requires Virginia Company to pay a termination fee of $490 thousand under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Virginia Company from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Acquisition Proposals” beginning on page 72. The merger agreement also provides for the payment by Virginia Company of a termination fee in the amount of $490,000 in the event that the merger agreement is terminated under certain circumstances. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Virginia Company from considering or proposing such an acquisition. See “Merger Agreement—Effect of Termination; Termination Fee” beginning on page 78.

The merger will not be completed unless important conditions are satisfied or waived.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Eastern Virginia and Virginia Company may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Eastern Virginia and Virginia Company are obligated to complete the merger:

•	The merger agreement has been approved by the requisite vote of the holders of outstanding shares of Virginia Company common stock;

•	All required regulatory approvals must be obtained;

•	No governmental authority of competent jurisdiction has taken any action that prohibits consummation of the merger;

•	The registration statement (of which this proxy statement/prospectus is a part) registering shares of Eastern Virginia common stock to be issued in the merger has been declared effective and no stop order shall have been issued or threatened by the SEC; and

•	The shares of Eastern Virginia common stock to be issued in the merger have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “Merger Agreement—Conditions of the Merger” beginning on page 69.

Termination of the merger agreement could negatively impact Virginia Company.

If the merger agreement is terminated, there may be various consequences. For example, Virginia Company’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Virginia Company’s board of directors seeks another merger or business combination, Virginia Company shareholders cannot be certain that Virginia Company will be able to find a party willing to pay the equivalent or greater consideration than that which Eastern Virginia has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Virginia Company’s board of directors, Virginia Company may be required to pay Eastern Virginia a termination fee of $490,000.

Virginia Company’s shareholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under the Code of Virginia, in connection with a merger between two Virginia state-chartered banks, shareholders of a Virginia state-chartered bank are not entitled to relief as dissenting shareholders under the Virginia Stock Corporation Act in connection with such a merger. Because the merger agreement provides for Virginia Company to merge with and into EVB, and because both Virginia Company and EVB are Virginia state-chartered banks, holders of Virginia Company common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Virginia Company common stock.

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Failure to complete the merger could negatively affect the market value of Virginia Company common stock.

If the merger is not completed for any reason, Virginia Company will be subject to a number of material risks, including the following:

•	The market value of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•	The diversion of management’s attention from the day-to-day business operations and the potential disruption to Virginia Company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•	If Virginia Company’s board of directors seeks another merger or business combination, Virginia Company shareholders cannot be certain that Virginia Company will be able to find a party willing to pay an equivalent or greater consideration than that which Eastern Virginia has agreed to pay in the merger.

The shares of Eastern Virginia common stock to be received by holders of Virginia Company common stock as a result of the merger will have different rights from the shares of Virginia Company common stock.

Upon completion of the merger, holders of Virginia Company common stock will become holders of Eastern Virginia common stock, and their rights as shareholders will be governed by Eastern Virginia’s articles of incorporation and Eastern Virginia’s bylaws. The rights associated with Virginia Company common stock are different from the rights associated with Eastern Virginia common stock. Please see “Comparative Rights of Shareholders” beginning on page 197 for a discussion of the different rights associated with Eastern Virginia common stock.

Virginia Company will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Virginia Company. These uncertainties may impair Virginia Company’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Virginia Company to seek to change existing business relationships with Virginia Company. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Virginia Company may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Virginia Company employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Virginia Company’s business following the merger could be harmed. In addition, the merger agreement restricts Virginia Company from taking other specified actions until the merger occurs without the consent of Eastern Virginia. These restrictions may prevent Virginia Company from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement–Conduct of Business Pending the Merger” beginning on page 74.

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Risks Associated with Eastern Virginia

Difficult conditions in the economy and the capital markets continue to adversely affect the banking industry.

Declines in the housing market, with falling home prices and elevated foreclosures, coupled with high unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and consumer loans and have resulted in significant write-downs of asset values by financial institutions in recent years. These write-downs spread to other securities and loans and have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. In this environment, many lenders and institutional investors reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, and reduction of business activity generally, the effects of which continue to be felt today. Continuing economic pressure on consumers may adversely affect Eastern Virginia’s business and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact Eastern Virginia’s charge-offs and provision for loan losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Eastern Virginia and others in the financial institutions industry.

The capital and credit markets have periodically experienced volatility and disruption in recent years. In some cases, these markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If these levels of market disruption and volatility recur, there can be no assurance that Eastern Virginia will not experience an adverse effect, which may be material, on Eastern Virginia’s ability to access capital and on its business, financial condition and results of operations.

Eastern Virginia has a high concentration of loans secured by both residential and commercial real estate and a further downturn in either or both real estate markets, for any reason, may increase Eastern Virginia’s credit losses, which would negatively affect its financial results.

Eastern Virginia offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Most of Eastern Virginia’s loans are secured by real estate (both residential and commercial) in its market area. At June 30, 2014, approximately 87.6% of Eastern Virginia’s $698.0 million loan portfolio was secured by residential and commercial real estate. Changes in the real estate market, such as a greater deterioration in market value of collateral, or a greater decline in local employment rates or economic conditions, could adversely affect Eastern Virginia’s customers’ ability to pay these loans, which in turn could impact Eastern Virginia’s profitability. There has been a slowdown in the housing market across Eastern Virginia’s geographical footprint, reflecting declining prices and excess inventories of houses to be sold. Repayment of Eastern Virginia’s commercial loans is often dependent on the cash flow of the borrower, which may be unpredictable in the current economy. If the value of real estate serving as collateral for the loan portfolio materially declines, a significant portion of the loan portfolio could become under-collateralized. If the loans that are secured by real estate become troubled when real estate market conditions are declining or have declined, in the event of foreclosure Eastern Virginia may not be able to realize the amount of collateral that was anticipated at the time of originating the loan. In that event, Eastern Virginia may have to increase the provision for loan losses, which could have a material adverse effect on its operating results and financial condition.

Offerings of Eastern Virginia’s securities and other potential capital strategies or the conversion of shares of Eastern Virginia’s non-voting mandatorily convertible non-cumulative preferred stock, series B (the “Eastern Virginia Series B Preferred Stock”), into common stock could dilute the investment of holders of Eastern Virginia common stock, or otherwise affect the rights of Eastern Virginia common shareholders.

In the future Eastern Virginia may seek to raise additional capital through offerings of common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or common stock. Under Eastern Virginia’s Articles of Incorporation, Eastern Virginia has additional authorized shares of common stock that it can issue from time to time at the discretion of its board of directors, without further action by shareholders, except where shareholder approval is required by applicable law or listing requirements of the NASDAQ Stock Market. The issuance of any additional shares of common stock or securities convertible into common stock in a subsequent offering could be substantially dilutive to holders of Eastern Virginia common stock. Holders of Eastern Virginia common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. In addition, under Eastern Virginia’s Articles of Incorporation, Eastern Virginia can authorize and issue additional shares of its preferred stock, in one or more series the terms of which would be determined by its board of directors without shareholder approval, unless such approval is required by applicable law or listing requirements of the NASDAQ Stock Market. The market price of Eastern Virginia common stock could decline as a result of future sales of Eastern Virginia’s securities or the perception that such sales could occur.

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New investors, particularly with respect to newly authorized series of preferred stock, also may have rights, preferences, and privileges that are senior to, and that could adversely affect, Eastern Virginia’s then current shareholders, and particularly holders of Eastern Virginia common stock. For example, a new series of preferred stock could rank senior to Eastern Virginia common stock. As a result, Eastern Virginia could be required to make any dividend payments on such preferred stock before any dividends can be paid on its common stock, and in the event of its bankruptcy, dissolution, or liquidation, Eastern Virginia may have to pay the holders of this new series of preferred stock in full prior to any distributions being made to the holders of its common stock.

In addition, the conversion of shares of Eastern Virginia Series B Preferred Stock into common stock would dilute the voting power of the then-outstanding shares of Eastern Virginia common stock.

Eastern Virginia cannot predict or estimate the amount, timing, or nature of our future securities offerings or other capital initiatives or whether, when or how many shares of Eastern Virginia Series B Preferred Stock will be converted into shares of common stock. Thus, Eastern Virginia’s shareholders bear the risk of our future offerings or future conversions of shares of Eastern Virginia Series B Preferred Stock diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of Eastern Virginia common stock.

Castle Creek Capital Partners (“Castle Creek”) and GCP Capital Partners (“GCP Capital”) are substantial holders of Eastern Virginia common stock.

As of the date of this proxy statement/prospectus, Castle Creek holds approximately 8.9% of Eastern Virginia common stock and approximately 29.9% of Eastern Virginia’s combined common stock and Eastern Virginia Series B Preferred Stock and GCP Capital holds approximately 8.9% of Eastern Virginia common stock and approximately 13.2% of Eastern Virginia’s combined common stock and Eastern Virginia Series B Preferred Stock. Pursuant to the terms of securities purchase agreements entered into by Eastern Virginia with Castle Creek and GCP Capital, Castle Creek and GCP Capital each have a right to appoint a representative on each of Eastern Virginia’s and EVB’s board of directors. As previously disclosed in a Form 8-K filed on August 5, 2013, effective July 30, 2013, Boris M. Gutin was elected to the boards of directors of Eastern Virginia and EVB at the request of GCP Capital, and following the recommendation of Eastern Virginia’s Nominating and Corporate Governance Committee. Castle Creek and GCP Capital may have individual economic interests that are different from the other’s interests and different from the interests of Eastern Virginia’s other shareholders.

For more information about the securities purchase agreements and the private placements and the rights offering completed by Eastern Virginia in 2013, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Eastern Virginia” beginning on page 122.

Eastern Virginia may not be able to fully execute on its business initiatives related to the private placements and the rights offering completed by Eastern Virginia in 2013, which could have a material adverse effect on Eastern Virginia’s financial condition or results of operations.

Eastern Virginia intends to use a portion of the gross proceeds from the private placements and the rights offering the Company completed in 2013 to strengthen its balance sheet so that it can pursue the following business strategies: (a) the accelerated resolution and disposition of assets adversely classified by Eastern Virginia (consisting of other real estate owned and classified loans), (b) the optimization of Eastern Virginia’s balance sheet, building on the successful prepayment of Federal Home Loan Bank (“FHLB”) of Atlanta advances in late 2013, and (c) the eventual repurchase of Eastern Virginia’s fixed rate cumulative perpetual preferred stock, Series A, par value $2.00 per share, having a liquidation value of $1,000 per share (the “Eastern Virginia Series A Preferred Stock”), and warrants that Eastern Virginia issued to the U.S. Department of the Treasury (the “Treasury”) through the Troubled Asset Relief Program Capital Purchase Program, subject to the approval of state and federal banking regulators.

There are significant costs, risks and uncertainties associated with the development, implementation and execution of these business strategies, including the investment of time and resources, the possibility that these strategies will be less successful or beneficial than anticipated, and the risk of additional liabilities associated with these strategies. Eastern Virginia’s potential inability to successfully execute these business strategies could have a material adverse effect on its business, financial condition or results of operations. Eastern Virginia expects its noninterest expense to increase in connection with executing these business strategies, and it may incur some or all of these costs in advance of realizing improved financial condition and results of operations as a result of these strategies.

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Eastern Virginia has a concentration of credit exposure in acquisition and development real estate loans.

At June 30, 2014, Eastern Virginia had approximately $42.0 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 6.0% of its total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans are generally viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because Eastern Virginia’s loan portfolio contains acquisition and development loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in its percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on Eastern Virginia’s financial condition and results of operations.

Deterioration in the soundness of counterparties could adversely affect Eastern Virginia.

Eastern Virginia’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships, and Eastern Virginia routinely executes transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could create another market-wide liquidity crisis similar to that experienced in late 2008 and early 2009 and could lead to losses or defaults by Eastern Virginia or by other institutions. There is no assurance that the failure of Eastern Virginia’s counterparties would not materially adversely affect Eastern Virginia’s results of operations.

Eastern Virginia’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

Eastern Virginia targets its commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which Eastern Virginia operates, its results of operations and financial condition may be adversely affected.

Eastern Virginia may be adversely affected by economic conditions in its market area.

Eastern Virginia operates in a mixed market environment with influences from both rural and urban areas. Because its lending operation is concentrated in the Northern Neck, Middle Peninsula, Capital and Southern Regions of Virginia, Eastern Virginia will be affected by the general economic conditions in these markets. Changes in the local economy may influence the growth rate of its loans and deposits, the quality of the loan portfolio, and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond Eastern Virginia’s control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect its financial condition and performance. Although Eastern Virginia might not have significant credit exposure to all the businesses in its areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect its profitability.

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If Eastern Virginia’s allowance for loan losses becomes inadequate, its results of operations may be adversely affected.

Making loans is an essential element of Eastern Virginia’s business. The risk of nonpayment is affected by a number of factors, including but not limited to: the duration of the credit; credit risks of a particular customer; changes in economic and industry conditions; and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Although Eastern Virginia seeks to mitigate risks inherent in lending by adhering to specific underwriting practices, its loans may not be repaid. While it strives to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans included in the portfolio that will result in losses, but that have not been identified as nonperforming or potential problem loans. Eastern Virginia cannot be sure that it will be able to identify deteriorating loans before they become nonperforming assets, or that it will be able to limit losses on those loans that are identified. It attempts to maintain an appropriate allowance for loan losses to provide for potential losses in the loan portfolio. Eastern Virginia’s allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, changes in the size and composition of the loan portfolio and industry information. Also included in Eastern Virginia’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. Because any estimate of loan losses is necessarily subjective and the accuracy of any estimate depends on the outcome of future events, Eastern Virginia faces the risk that charge-offs in future periods will exceed its allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease in Eastern Virginia’s net income. Eastern Virginia cannot be certain that its allowance for loan losses is adequate to absorb probable losses in its loan portfolio.

Eastern Virginia may need to raise additional capital that may not be available to it.

Eastern Virginia may be required to raise additional capital in the future if it incurs losses, due to regulatory mandates or for other reasons. The ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside Eastern Virginia’s control, and on Eastern Virginia’s financial performance. Accordingly, additional capital may not be raised, if and when needed, on terms acceptable to Eastern Virginia, or at all. If Eastern Virginia cannot raise additional capital when needed, its ability to maintain its capital ratios could be materially impaired, and it could face additional regulatory challenges.

The Basel III capital framework will require higher levels of capital and liquid assets, which could adversely affect Eastern Virginia’s net income and return on equity.

In July 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and for calculating risk-weighted assets, as modified by the U.S. federal bank regulators (or the “Basel III Capital Rules”).

The Basel III Capital Rules, when implemented by the U.S. banking agencies and fully phased-in, represent the most comprehensive overhaul of the U.S. banking capital framework in over two decades. These rules will require bank holding companies and their subsidiaries, such as Eastern Virginia and EVB, to dedicate more resources to capital planning and regulatory compliance, and maintain substantially more capital as a result of higher required capital levels and more demanding regulatory capital risk-weightings and calculations. The rules will also require all banks to substantially change the manner in which they collect and report information to calculate risk-weighted assets, and will likely increase risk-weighted assets at many banking organizations as a result of applying higher risk-weightings to certain types of loans and securities. As a result, Eastern Virginia may be forced to limit originations of certain types of commercial and mortgage loans, thereby reducing the amount of credit available to borrowers and limiting opportunities to earn interest income from the loan portfolio, or change the way it manages past-due exposures.

Due to the changes to bank capital levels and the calculation of risk-weighted assets, many banks could be required to access the capital markets on short notice and in relatively weak economic conditions, which could result in banks raising capital that significantly dilutes existing shareholders. Additionally, many community banks could be forced to limit banking operations and activities, and growth of loan portfolios and interest income, in order to focus on retention of earnings to improve capital levels. If the Basel III Capital Rules require Eastern Virginia to access the capital markets in this manner, or similarly limit EVB’s operations and activities, the Basel III Capital Rules would have a detrimental effect on Eastern Virginia’s net income and return on equity and limit the products and services Eastern Virginia and EVB provide to their customers.

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Eastern Virginia is not paying dividends on its common stock or the Eastern Virginia Series B Preferred Stock. The failure to resume paying dividends and distributions may adversely affect Eastern Virginia and the value of its common stock, the Eastern Virginia Series A Preferred Stock and the Eastern Virginia Series B Preferred Stock.

Eastern Virginia historically paid quarterly dividends before suspending dividend payments on its common stock in the first quarter of 2011. There is no assurance that Eastern Virginia will resume paying cash common dividends. Even if Eastern Virginia resumes paying dividends, future payment of cash dividends on its common stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on Eastern Virginia Series A Preferred Stock. On May 15, 2014, Eastern Virginia deferred its fourteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock originally issued to Treasury and, as of June 30, 2014, Eastern Virginia had accumulated $4.7 million for dividends on the Eastern Virginia Series A Preferred Stock. On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date.

Holders of Eastern Virginia Series B Preferred Stock are entitled to receive dividends if, as and when declared by Eastern Virginia’s board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Eastern Virginia common stock that such shares of Eastern Virginia Series B Preferred Stock would be convertible into upon satisfaction of the conversion conditions. Accordingly, since there is no assurance if or when Eastern Virginia will be able to resume paying cash dividends on its common stock, there is also no assurance if or when it will be able to begin paying cash dividends on the Eastern Virginia Series B Preferred Stock.

In addition, all dividends are declared and paid at the discretion of Eastern Virginia’s board of directors and are dependent upon Eastern Virginia’s liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as its board of directors may deem relevant. The ability of EVB to pay dividends to Eastern Virginia is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to EVB. If Eastern Virginia does not satisfy these regulatory requirements, it is unable to pay dividends on its common stock.

Compliance with laws, regulations and supervisory guidance, both new and existing, may adversely impact Eastern Virginia’s business, financial condition and results of operations.

Eastern Virginia and EVB are subject to numerous laws, regulations and supervision from both federal and state agencies. During the past few years, there has been an increase in legislation related to and regulation of the financial services industry. Eastern Virginia expects this increased level of oversight to continue. Failure to comply with these laws and regulations could result in financial, structural and operational penalties, including receivership. In addition, establishing systems and processes to achieve compliance with these laws and regulations may increase Eastern Virginia’s costs and/or limit its ability to pursue certain business opportunities.

Laws and regulations, and any interpretations and applications with respect thereto, generally are intended to benefit consumers, borrowers and depositors, not shareholders. The legislative and regulatory environment is beyond Eastern Virginia’s control, may change rapidly and unpredictably and may negatively influence Eastern Virginia’s revenue, costs, earnings, and capital levels. Eastern Virginia’s success depends on its ability to maintain compliance with both existing and new laws and regulations.

Failure to comply with regulatory requirements could subject Eastern Virginia and EVB to regulatory action.

Eastern Virginia and EVB are supervised by the Federal Reserve and the Bureau. As such, each is subject to extensive supervision and prudential regulation. Eastern Virginia and EVB must maintain certain risk-based and leverage capital ratios and operate in a safe and sound manner as required by the Federal Reserve and the Bureau. If Eastern Virginia or EVB fail to meet regulatory capital requirements or are deemed to be operating in an unsafe and unsound manner or in violation of law, they may be subject to a variety of informal or formal regulatory actions. Informal regulatory actions may include a memorandum of understanding which is initiated by the regulator and outlines an institution’s agreement to take specified actions within specified time periods to correct violations of law or unsafe and unsound practices. In addition, as part of the regular examination process, regulators may advise Eastern Virginia or EVB to operate under various restrictions as a prudential matter. Any of these restrictions, in whatever manner imposed, could have a material adverse effect on the business and results of operations of Eastern Virginia and EVB.

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In addition to informal regulatory actions, Eastern Virginia and EVB may also be subject to formal regulatory actions. Failure to comply with an informal regulatory action could lead to formal regulatory actions. Formal regulatory actions include written agreements, cease and desist orders, the imposition of substantial fines and other penalties. Furthermore, if EVB became severely undercapitalized, it could become subject to the prompt corrective action framework of the Federal Deposit Insurance Corporation Improvements Act of 1991, which imposes progressively more restrictive constraints on operations, management and capital. A failure to meet regulatory capital requirements could also subject Eastern Virginia to capital raising requirements. Additional capital raisings would be dilutive to holders of Eastern Virginia common stock.

Eastern Virginia and EVB were previously subject to a written agreement, dated February 17, 2011, with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Bureau (the “Written Agreement”). The Written Agreement had required EVB, among other things, to develop plans for improving numerous aspects of EVB’s operations and management, required EVB to improve asset quality, restricted certain types of credit extensions and imposed a number of measures designed to preserve EVB’s capital. The Written Agreement was terminated on July 30, 2013, after which Eastern Virginia and EVB were subject to a memorandum of understanding, dated September 5, 2013, among Eastern Virginia, EVB, the Reserve Bank and the Bureau (the “MOU”). Under the terms of the MOU, Eastern Virginia and EVB had agreed that Eastern Virginia would not, without prior written approval of the Reserve Bank and the Bureau, declare or pay dividends of any kind, or make any payments on Eastern Virginia’s trust preferred securities; incur or guarantee any debt; or purchase or redeem any shares of Eastern Virginia’s stock. In addition, under the MOU Eastern Virginia and EVB had agreed to review and revise the allowance for loan and lease losses methodology (“ALLL”), and on a quarterly basis submit to the Reserve Bank and the Bureau a copy of the internally calculated ALLL worksheet. The MOU was terminated effective March 13, 2014. Although the Written Agreement and MOU have been terminated, there can be no assurance that Eastern Virginia and EVB will not be subject to similar agreements in the future.

Any remedial measure or regulatory action, whether formal or informal, could impose restrictions on the ability of Eastern Virginia and EVB to operate their businesses and adversely affect their prospects, financial condition or results of operations. In addition, any formal enforcement action could harm Eastern Virginia’s and EVB’s reputation and their ability to retain and attract customers and impact the trading price of Eastern Virginia common stock.

The Dodd-Frank Act could continue to increase Eastern Virginia’s regulatory compliance burden and associated costs, place restrictions on certain products and services, and limit its future capital raising strategies.

A wide range of regulatory initiatives directed at the financial services industry have been proposed in recent years. One of those initiatives, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), was signed into law on July 21, 2010. The Dodd-Frank Act represents a sweeping overhaul of the financial services industry within the United States and mandates significant changes in the financial regulatory landscape that will impact all financial institutions, including Eastern Virginia and EVB. The Dodd-Frank Act will likely continue to increase Eastern Virginia’s regulatory compliance burden and may have a material adverse effect on it and EVB, by increasing the costs associated with regulatory examinations and compliance measures. The federal regulatory agencies, and particularly bank regulatory agencies, are given significant discretion in drafting the Dodd-Frank Act’s implementing rules and regulations and, consequently, many of the details and much of the impact of the Dodd-Frank Act will depend on the final implementing rules and regulations. Accordingly, it remains too early to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on Eastern Virginia’s business, financial condition or results of operations.

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Among the Dodd-Frank Act’s significant regulatory changes, the Dodd-Frank Act creates a new financial consumer protection agency, the Consumer Financial Protection Bureau (the “CFPB”), that could impose new regulations on us and include its examiners in Eastern Virginia’s or EVB’s routine regulatory examinations conducted by the Federal Reserve Bank of Richmond (the “Reserve Bank”), which could increase the regulatory compliance burden and costs and restrict the financial products and services Eastern Virginia and EVB can offer to customers. The CFPB may reshape the consumer financial laws through rulemaking and enforcement of the Dodd-Frank Act’s prohibitions against unfair, deceptive and abusive business practices, which may directly impact the business operations of financial institutions offering consumer financial products or services, including Eastern Virginia and EVB. This agency’s broad rulemaking authority includes identifying practices or acts that are unfair, deceptive or abusive in connection with any consumer financial transaction or consumer financial product or service. Although the CFPB has jurisdiction over banks with $10 billion or greater in assets, rules, regulations and policies issued by the CFPB may also apply to Eastern Virginia or its subsidiaries by virtue of the adoption of such policies and best practices by the Federal Reserve, the Reserve Bank and the Federal Deposit Insurance Corporation (the “FDIC”). The costs and limitations related to this additional regulatory agency and the limitations and restrictions that will be placed upon Eastern Virginia with respect to its consumer product and service offerings have yet to be determined. However, these costs, limitations and restrictions may produce significant, material effects on Eastern Virginia’s business, financial condition and results of operations.

The Dodd-Frank Act also increases regulatory supervision and examination of bank holding companies and their banking and non-banking subsidiaries, which could increase Eastern Virginia’s and EVB’s regulatory compliance burden and costs and restrict each institution’s ability to generate revenues from non-banking operations. The Dodd-Frank Act also increases regulation of derivatives and hedging transactions, which could limit Eastern Virginia’s and EVB’s ability to enter into, or increase the costs associated with, interest rate hedging transactions.

Eastern Virginia may incur losses if it is unable to successfully manage interest rate risk.

Eastern Virginia’s profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on Eastern Virginia’s asset/liability committee’s view of the company’s financing and liquidity needs. Eastern Virginia may selectively pay above-market rates to attract deposits as it has done in some of its marketing promotions in the past. Changes in interest rates will affect Eastern Virginia’s operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, which, in turn, may affect the growth in loan and retail deposit volume. Eastern Virginia’s net interest income will be adversely affected if market interest rates change so that the interest it pays on deposits and borrowings increases faster than the interest earned on loans and investments. Eastern Virginia’s net interest spread will depend on many factors that are partly or entirely outside its control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Fluctuations in market rates are neither predictable nor controllable and may have a material and negative effect on Eastern Virginia’s business, financial condition and results of operations.

Changes in interest rates also affect the value of Eastern Virginia’s loans. An increase in interest rates could adversely affect Eastern Virginia’s borrowers’ ability to pay the principal or interest on existing loans or reduce their desire to borrow more money. This may lead to an increase in nonperforming assets or a decrease in loan originations, either of which could have a material and negative effect on Eastern Virginia’s results of operations.

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Eastern Virginia’s future success is dependent on its ability to compete effectively in the highly competitive banking industry.

Eastern Virginia faces vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in its market area. A number of these banks and other financial institutions are significantly larger than Eastern Virginia and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. To a limited extent, Eastern Virginia also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing. Many of Eastern Virginia’s non-bank competitors are not subject to the same extensive regulations that govern it and EVB. As a result, these non-bank competitors have advantages over Eastern Virginia in providing certain services. Eastern Virginia may face a competitive disadvantage as a result of its smaller size, smaller asset base, lack of geographic diversification and inability to spread its marketing costs across a broader market. If Eastern Virginia has to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, its net interest margin and income could be negatively affected. Failure to compete effectively to attract new or to retain existing clients may reduce or limit Eastern Virginia’s margins and market share and may adversely affect its results of operations, financial condition and growth.

The dividend rate on Eastern Virginia Series A Preferred Stock has increased, and Eastern Virginia can provide no assurance as to when it will repurchase all of its Series A Preferred Stock.

On January 9, 2009, as part of the Capital Purchase Program established by the Treasury, the Company issued and sold to Treasury 24,000 shares of Eastern Virginia Series A Preferred Stock with an aggregate liquidation value of $24.0 million, all of which remains outstanding as of August 18, 2014. On January 9, 2014, the dividend rate on Eastern Virginia Series A Preferred Stock increased substantially from 5.0% per annum to 9.0% per annum. This increase in the annual dividend rate could have a material adverse effect on Eastern Virginia’s liquidity, its net income available to common shareholders and its earnings per share.

On May 22, 2014, Eastern Virginia announced that it intends to repurchase up to $15.0 million in aggregate liquidation value of the Eastern Virginia Series A Preferred Stock. Eastern Virginia cannot provide any assurance as to whether or when it will be able to repurchase the entire $24.0 million of Eastern Virginia Series A Preferred Stock or whether or not it would need to issue debt or equity for such purpose.

Eastern Virginia relies heavily on its management team and the unexpected loss of any of those personnel could adversely affect its operations; Eastern Virginia depends on its ability to attract and retain key personnel.

Eastern Virginia is a customer-focused and relationship-driven organization. It expects its future growth to be driven in a large part by the relationships maintained with its customers by its president and chief executive officer and other senior officers. Eastern Virginia has entered into employment agreements with the majority of its executive officers. The existence of such agreements, however, does not necessarily assure that Eastern Virginia will be able to continue to retain their services. The unexpected loss of any of its key employees could have an adverse effect on Eastern Virginia’s business and possibly result in reduced revenues and earnings. Eastern Virginia does maintain bank-owned life insurance on key officers that would help cover some of the economic impact of a loss caused by death. The implementation of Eastern Virginia’s business strategy will also require it to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by Eastern Virginia’s competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and Eastern Virginia cannot guarantee that it will be successful in attracting, hiring, motivating or retaining them.

Eastern Virginia may not be able to successfully manage its long-term growth, which may adversely affect its results of operations and financial condition.

A key aspect of Eastern Virginia’s long-term business strategy is continued growth and expansion. Eastern Virginia’s ability to continue to grow depends, in part, upon its ability to:

•	open new branch offices or acquire existing branches or other financial institutions;
•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

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Eastern Virginia may not be able to successfully implement its growth strategy if it is unable to identify attractive markets, locations or opportunities to expand in the future, or if it is subject to regulatory restrictions on growth or expansion of its operations. Eastern Virginia’s ability to manage its growth successfully also will depend on whether it can maintain capital levels adequate to support its growth, maintain cost controls and asset quality and successfully integrate any businesses it acquires into the organization. As Eastern Virginia identifies opportunities to implement its growth strategy by opening new branches or acquiring branches or other banks, it may incur increased personnel, occupancy and other operating expenses. In the case of new branches, it must absorb those higher expenses while it begins to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, any plans for branch expansion could decrease Eastern Virginia’s earnings in the short run, even if it efficiently executes its branching strategy.

EVB’s deposit insurance premiums could increase in the future, which may adversely affect Eastern Virginia’s future financial performance.

The FDIC insures deposits at FDIC insured financial institutions, including EVB. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund (the “DIF”) at a certain level. Economic conditions since 2008 have increased the rate of bank failures and expectations for further bank failures, requiring the FDIC to make payments for insured deposits from the DIF and prepare for future payments from the DIF.

During 2009, the FDIC imposed a special deposit insurance assessment on all institutions which it regulates, including the Bank. This special assessment was imposed due to the need to replenish the DIF, as a result of increased bank failures and expected future bank failures. In addition, the FDIC required regulated institutions to prepay their fourth quarter 2009, and full year 2010, 2011 and 2012 assessments in December 2009. Any similar, additional measures taken by the FDIC to maintain or replenish the DIF may have an adverse effect on Eastern Virginia’s financial condition and results of operations.

On April 1, 2011, final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules became effective. The rules provide that a depository institution’s deposit insurance assessment will be calculated based on the institution’s total assets less tangible equity, rather than the previous base of total deposits. These changes have not materially increased EVB’s FDIC insurance assessments for comparable asset and deposit levels. However, if EVB’s asset size increases or the FDIC takes other actions to replenish the DIF, EVB’s FDIC insurance premiums could increase which would adversely affect Eastern Virginia’s results of operations.

Certain losses or other tax assets could be limited if Eastern Virginia experiences an ownership change, as defined in the Code.

Eastern Virginia’s ability to use net operating loss carryforwards, built-in losses and certain other tax assets may be limited in the event of an “ownership change” as defined by Section 382 of the Code. In general, an “ownership change” will occur if there is a cumulative change in Eastern Virginia’s ownership by “5% shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of losses or other tax assets we can use to reduce our taxable income equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” and the applicable federal long-term tax-exempt interest rate. A number of special rules apply to calculating this limit. While the private placements that were completed in 2013 may have increased the likelihood of an “ownership change,” based on information available as of the date of this proxy statement/prospectus, Eastern Virginia currently believes that an “ownership change” has not occurred. If such an ownership change has occurred or occurs in the future, Eastern Virginia may not be able to use all of its net operating losses and other tax assets to offset taxable income, thus paying higher income taxes which would negatively impact its financial condition and results of operations.

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Eastern Virginia’s disclosure controls and procedures and internal controls may not prevent or detect all errors or acts of fraud.

Eastern Virginia’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed in reports it files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Eastern Virginia believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or omission. Additionally, controls can be circumvented by individual acts, by collusion by two or more people and/or by override of the established controls. Accordingly, because of the inherent limitations in Eastern Virginia’s control systems and in human nature, misstatements due to error or fraud may occur and not be detected.

Eastern Virginia’s information systems may experience an interruption in service or breach in security.

Eastern Virginia relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach of security of these systems could result in failures or disruptions in Eastern Virginia’s customer relationship management, transaction processing systems and various accounting and data management systems. While it has policies and procedures designed to prevent and/or limit the effect of any failure, interruption or security breach of Eastern Virginia’s communication and information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or, if they do occur, they will be adequately addressed on a timely basis. The occurrence of failures, interruptions or security breaches of Eastern Virginia’s communication and information systems could damage Eastern Virginia’s reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations.

Eastern Virginia continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Eastern Virginia’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Eastern Virginia’s operations. Many of Eastern Virginia’s competitors have substantially greater resources to invest in technological improvements. Eastern Virginia may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Eastern Virginia’s business and, in turn, its financial condition and results of operations.

Eastern Virginia’s operations rely on certain external vendors.

Eastern Virginia relies upon certain external vendors to provide products and services necessary to maintain its day-to-day operations. Accordingly, Eastern Virginia’s operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service level agreements. Eastern Virginia maintains a system of comprehensive policies and a control framework designed to monitor vendor risks including, among other things, (i) changes in the vendor’s organizational structure, (ii) changes in the vendor’s financial condition, (iii) changes in the vendor’s support for existing products and services and (iv) changes in the vendor’s strategic focus. While Eastern Virginia believes these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with the contracted arrangements under service level agreements could be disruptive to Eastern Virginia’s operations, which could have a material adverse impact on Eastern Virginia’s business and, in turn, its financial condition and results of operations.

Eastern Virginia is subject to environmental liability risk associated with lending activities.

A significant portion of Eastern Virginia’s and EVB’s loan portfolio is secured by real property. During the ordinary course of business, EVB may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Eastern Virginia and EVB may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Eastern Virginia or EVB to incur substantial expenses and may materially reduce the affected property’s value or limit Eastern Virginia’s or EVB’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Eastern Virginia’s exposure to environmental liability. Although Eastern Virginia has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Eastern Virginia’s financial condition and results of operations.

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Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact Eastern Virginia’s business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on Eastern Virginia’s ability to conduct business. In addition, such events could affect the stability of Eastern Virginia’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause Eastern Virginia to incur additional expenses. The occurrence of any such event in the future could have a material adverse effect on Eastern Virginia’s business, which, in turn, could have a material adverse effect on Eastern Virginia’s business, financial condition and results of operations.

Changes in accounting standards and management’s selection of accounting methods, including assumptions and estimates, could materially impact Eastern Virginia’s financial statements.

From time to time the SEC and the Financial Accounting Standards Board change the financial accounting and reporting standards that govern the preparation of Eastern Virginia’s financial statements. These changes can be hard to predict and can materially impact how Eastern Virginia records and reports its financial condition and results of operations. In some cases, Eastern Virginia could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings. In addition, management is required to use certain assumptions and estimates in preparing Eastern Virginia’s financial statements, including determining the fair value of certain assets and liabilities, among other items. If the assumptions or estimates are incorrect, Eastern Virginia may experience unexpected material consequences.

Liquidity needs could adversely affect Eastern Virginia’s results of operations and financial condition.

Eastern Virginia relies on dividends from EVB as its primary source of additional liquidity, and the payment of dividends by EVB is restricted by applicable state and federal law. The primary sources of funds of EVB are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. Accordingly, Eastern Virginia may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include FHLB advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While Eastern Virginia believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands.

Eastern Virginia has goodwill that may become impaired, and thus result in a charge against earnings.

Eastern Virginia is required by U.S. GAAP to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. As of June 30, 2014, Eastern Virginia had $16.0 million of goodwill related to branch acquisitions in 2003 and 2008. To date, Eastern Virginia has not recorded any impairment charges on its goodwill, however there is no guarantee that it will not be forced to recognize impairment charges in the future as operating and economic conditions change.

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In addition, when the merger between EVB and Virginia Company is completed, Eastern Virginia expects to record goodwill related to the acquisition of Virginia Company. This goodwill will be subject to annual impairment testing as required by U.S. GAAP, and Eastern Virginia cannot guarantee that it will not be forced to recognize impairment charges on this goodwill in the future as operating and economic conditions change.

Other-than-temporary impairment could reduce Eastern Virginia’s earnings.

Eastern Virginia may be required to record other-than-temporary impairment charges on investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for certain investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on Eastern Virginia’s securities portfolio in future periods. An other-than-temporary impairment charge could have a material adverse effect on Eastern Virginia’s results of operations and financial condition.

Eastern Virginia and EVB may be parties to certain legal proceedings that may impact Eastern Virginia’s earnings.

Eastern Virginia and EVB face significant legal risks in their businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against Eastern Virginia or EVB could have material adverse financial impacts or cause significant reputational risk, which in turn could seriously harm Eastern Virginia’s business prospects.

The trading volume of Eastern Virginia common stock may not provide adequate liquidity for investors.

Although shares of Eastern Virginia common stock are listed on the NASDAQ Global Select Market, the average daily trading volume in Eastern Virginia common stock is less than that of many other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Eastern Virginia has no control. Given the daily average trading volume of Eastern Virginia common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of the common stock.

Shares of Eastern Virginia common stock are not insured deposits.

Shares of Eastern Virginia common stock are not bank deposits and, therefore, losses in their value are not insured by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in Eastern Virginia common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this proxy statement/prospectus, and is subject to the same market forces and investment risks that affect the price of capital stock in any other company, including the possible loss of some or all principal invested.

Significant sales of Eastern Virginia common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for Eastern Virginia common stock.

The sale of substantial amounts of Eastern Virginia common stock could adversely affect the price of the common stock. Sales of substantial amounts of Eastern Virginia common stock in the public market, and the availability of shares for future sale, could cause the market price of such common stock to remain low for a substantial amount of time. Under the securities purchase agreements with investors in the 2013 private placements, Eastern Virginia is obligated to file a registration statement with the SEC covering the resale of 4,649,919 shares of Eastern Virginia common stock and 5,240,192 shares of Eastern Virginia Series B Preferred Stock issued in the 2013 private placements, as well as the 5,240,192 shares of Eastern Virginia common stock issuable upon conversion of the Eastern Virginia Series B Preferred Stock.

Eastern Virginia cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for shares of Eastern Virginia common stock would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for Eastern Virginia common stock and Eastern Virginia’s ability to raise additional capital.

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Eastern Virginia’s capital needs could dilute your investment or otherwise affect your rights as a shareholder. Eastern Virginia may try to raise additional capital and can give no assurance as to what the cost of that capital may be.

Eastern Virginia may seek to raise additional capital through additional offerings of its common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or its common stock. The issuance of any additional shares of common stock or convertible securities in a subsequent offering could be substantially dilutive to Eastern Virginia’s common shareholders. Dilution is the difference between what you pay for Eastern Virginia common stock and the net tangible book value per share immediately after any additional shares are sold by Eastern Virginia. Holders of shares of Eastern Virginia common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. The market price of Eastern Virginia common stock could decline as a result of additional sales of shares of Eastern Virginia common stock or the perception that such sales could occur.

New investors also may have rights, preferences, and privileges that are senior to, and that could adversely affect, Eastern Virginia’s then current shareholders. For example, preferred stock would be senior to shares of Eastern Virginia common stock.

Eastern Virginia cannot predict or estimate the amount, timing, or nature of its future offerings. Thus, Eastern Virginia shareholders bear the risk of future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of Eastern Virginia common stock.

The market for Eastern Virginia common stock historically has experienced, and may continue to experience, significant price and volume fluctuations.

The market for Eastern Virginia common stock historically has experienced significant price and volume fluctuations greater than those experienced by the broader stock market in recent years. The market for Eastern Virginia common stock may continue to fluctuate in the future in response to a variety of factors, including:

•	quarter-to-quarter variations in operating results;
•	material announcements by Eastern Virginia or its competitors;
•	governmental regulatory action;
•	negative or positive publicity involving Eastern Virginia or the banking industry generally;
•	general economic downturns; or

•	other events or factors, many of which are beyond Eastern Virginia’s control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many financial services companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Stock markets experienced unprecedented volatility in connection with the recent credit crisis. General economic conditions, such as recession or interest rate fluctuations, could negatively affect the market price of Eastern Virginia common stock in the future. In addition, Eastern Virginia’s operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of Eastern Virginia common stock would likely decline, perhaps substantially.

Eastern Virginia common stock is an equity security and therefore is subordinate to its indebtedness, as well as to its preferred stock.

Eastern Virginia common stock is an equity interest and does not constitute indebtedness of Eastern Virginia. Consequently, Eastern Virginia common stock ranks junior to all current and future indebtedness of Eastern Virginia and other non-equity claims against it with respect to assets available to satisfy claims against it, including in the event of Eastern Virginia’s liquidation or dissolution. Eastern Virginia may, and EVB and other subsidiaries may also, incur additional indebtedness from time to time and may increase Eastern Virginia’s aggregate level of outstanding indebtedness.

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Further, holders of Eastern Virginia common stock are subject to the prior dividend and liquidation rights of any holders of Eastern Virginia Series A Preferred Stock and any other senior-ranking stock that may be outstanding from time to time. Eastern Virginia’s board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of shareholders. If Eastern Virginia issues preferred shares in the future that have a preference over Eastern Virginia common stock with respect to the payment of dividends or distributions upon liquidation, or if Eastern Virginia issues preferred shares with voting rights that dilute the voting power of Eastern Virginia common stock, then the rights of holders of Eastern Virginia common stock could be adversely affected. Further, the market price of Eastern Virginia common stock could be adversely affected.

Virginia law could deter or prevent takeover attempts by a potential purchaser of Eastern Virginia common stock that would be willing to pay a premium for shares of Eastern Virginia common stock.

The Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of Eastern Virginia’s incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board of directors, to affect its policies generally, and to benefit from actions that are opposed by the current board of directors.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of statements that are not historical facts and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements appear in a number of places in this proxy statement/prospectus and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement/prospectus relates, anticipated benefits of the merger, future financial and operating results, the timing and amount of growth and cost savings realized following the merger, plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this proxy statement/prospectus or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of Eastern Virginia, Virginia Company, or those of their respective directors or officers.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those described in such statements. The ability of either Eastern Virginia or Virginia Company to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth under “Risk Factors” beginning on page 16, as well as, among others, the following:

•	Fluctuations in the market price of Eastern Virginia common stock and the related effect on the market value of the merger consideration that Virginia Company common shareholders will receive upon completion of the merger;

•	Business uncertainties and contractual restrictions while the merger is pending;

•	The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received, satisfied or waived on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•	The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding Eastern Virginia’s geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	Eastern Virginia’s ability to purchase the outstanding shares of Virginia Company’s fixed rate non-cumulative perpetual preferred stock, Series A, par value $5.00 per share (the “Virginia Company Series A Preferred Stock”) and Virginia Company’s fixed rate non-cumulative perpetual preferred stock, Series B, par value $5.00 per share (the “Virginia Company Series B Preferred Stock”) on terms favorable to Eastern Virginia, or at all;

•	The ability to promptly and effectively integrate the businesses of Eastern Virginia and Virginia Company;

•	Possible changes to Eastern Virginia’s and Virginia Company’s board of directors, including as related to exercise of board representation rights by preferred stockholders of each company;

•	Reputational risks and the reaction of customers to the merger;

•	Diversion of management time on merger-related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	The inability to meet regulatory capital requirements;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of Eastern Virginia products and services;

•	Customer borrowing, repayment, investment and deposit practices;

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•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Economic conditions in the target market areas of Eastern Virginia and Virginia Company, as well as general economic, market, political or business factors;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•	Changes in regulations and other actions of the Federal Reserve and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the new Basel III Capital Rules.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Eastern Virginia or Virginia Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Eastern Virginia and Virginia Company undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

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PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Eastern Virginia common stock is listed and traded on the NASDAQ Global Select Market under the symbol “EVBS.”

Virginia Company common stock is listed and traded on the OTC Markets Group’s OTCQB marketplace under the symbol “VGNA.” Trading in Virginia Company common stock on the OTCQB has been limited and sporadic. During the period from January 1, 2014 through May 28, 2014, the last trading day before public announcement of the merger, trades in Virginia Company common stock on the OTCQB occurred on only 11 days with an average daily trading volume of less than 121 shares. Given the low trading volume in Virginia Company common stock, Virginia Company does not consider quotations on the OTCQB to reflect an “established public market.” As a result of the lack of trading activity, the quoted price for Virginia Company common stock on the OTCQB is not necessarily a reliable indicator of its fair value.

As of [______], 2014, the last day prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were [______] shares of Eastern Virginia common stock outstanding, held by approximately [______] record holders, and [______] shares of Virginia Company common stock outstanding, held by approximately [______] record holders. Such numbers of record holders do not reflect the number of beneficial owners holding stock in nominee through banks, brokerage firms and others.

The following table sets forth for the periods indicated the reported high and low sales prices of Eastern Virginia common stock and the reported high and low bid information for Virginia Company common stock. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Eastern Virginia Common Stock			Virginia Company Common Stock
	High	Low	Dividends	High	Low	Dividends
2014
First Quarter	$7.25	$6.00	—	$3.10	$3.00	—
Second Quarter	6.95	6.20	—	6.00	2.90	—
Third Quarter (through [______], 2014)	[__]	[__]	—	[__]	[__]	—
2013
First Quarter	$7.50	$5.25	—	$5.75	$2.86	—
Second Quarter	6.18	4.75	—	3.10	2.86	—
Third Quarter	6.30	5.00	—	3.50	3.00	—
Fourth Quarter	7.18	5.95	—	3.50	3.00	—
2012
First Quarter	$3.74	$1.89	—	$6.00	$2.85	—
Second Quarter	4.41	3.51	—	3.25	2.90	—
Third Quarter	5.00	3.65	—	3.25	2.95	—
Fourth Quarter	5.90	4.66	—	3.05	2.86	—

The following table sets forth the closing price per share of Eastern Virginia common stock and Virginia Company common stock as of May 28, 2014, the last trading day before the public announcement of the merger, and as of [______], 2014, the last day prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information. The table also includes the market value of Virginia Company common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Virginia Company common stock converted into the right to receive the stock consideration. These equivalent prices per share reflect the fluctuating value of Eastern Virginia common stock that Virginia Company common shareholders would receive in exchange for each share of Virginia Company common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.9259.

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	Eastern Virginia Common Stock		Virginia Company Common Stock		Equivalent Value of Virginia Company Common Stock
May 28, 2014		$6.62		$3.00		$6.13
[______], 2014	$	[______]	$	[______]	$	[______]

The market prices of shares of common stock of Eastern Virginia and Virginia Company are subject to fluctuation. Because the exchange ratio is fixed, the number of shares of Eastern Virginia common stock that Virginia Company shareholders receive in the merger will not be adjusted to reflect changes in the market price of Eastern Virginia common stock. The implied value of the stock consideration that Virginia Company shareholders will receive in the merger will change depending on changes in the market price of Eastern Virginia common stock and will not be known at the time you vote on the merger. Eastern Virginia and Virginia Company urge holders of Virginia Company common stock to obtain current market quotations.

Eastern Virginia Dividend Restrictions

The holders of Eastern Virginia common stock receive dividends if and when declared by the Eastern Virginia board of directors out of funds legally available, subject to certain restrictions imposed by federal and state laws and the preferential dividend rights of the Eastern Virginia Series A Preferred Stock. During the first quarter of 2011, the Eastern Virginia board of directors suspended the payment of dividends on the Eastern Virginia common stock. As economic conditions improve, and as Eastern Virginia is able to generate earnings to support its current and future capital needs, Eastern Virginia plans to restore dividends on its common stock and the Eastern Virginia Series A Preferred Stock and the Eastern Virginia Series B Preferred Stock, subject to the restrictions discussed below.

For information regarding regulatory restrictions on Eastern Virginia’s payment of dividends, see “Information about Eastern Virginia—Description of Eastern Virginia’s Business—Regulation and Supervision—Limits on Dividends” beginning on page 93 and “Note 16: Dividend Limitations” to Eastern Virginia’s audited financial statements beginning on page F-54.

Furthermore, no dividends may be declared or paid on Eastern Virginia common stock unless all dividends due with respect to Eastern Virginia Series A Preferred Stock have been paid in full. On May 15, 2014, the Company deferred its fourteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock originally issued to the Treasury and, as of June 30, 2014, the Company had accumulated $4.7 million for dividends on the Eastern Virginia Series A Preferred Stock. On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date. Future payment of cash dividends on Eastern Virginia common stock and Eastern Virginia Series B Preferred Stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on the Eastern Virginia Series A Preferred Stock.

Virginia Company Dividend Restrictions

Virginia Company has not paid any dividends on its common stock, and it presently does not intend to pay any dividends on its common stock for the foreseeable future. Any decision made by Virginia Company’s board of directors to declare and pay dividends in the future will depend on Virginia Company’s future earnings, capital requirements, financial condition, and other factors deemed relevant by Virginia Company’s board of directors. In addition, Virginia Company is subject to certain contractual restrictions and limitations imposed by federal and state laws.

The Virginia Company board of directors adopted a board resolution, at the encouragement of Virginia Company’s federal and state banking regulators, that commits Virginia Company to not pay dividends on shares of its capital stock without the prior approval of its federal and state banking regulators. Furthermore, pursuant to the merger agreement, Virginia Company cannot pay dividends on its capital stock until the earlier of the completion of the merger or the termination of the merger agreement.

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In addition, as a Virginia banking institution, Virginia Company also may not declare a dividend in excess of its accumulated retained earnings without approval of the Bureau. Virginia Company also may not declare or pay any dividend if, after making the dividend, Virginia Company would be “undercapitalized” under federal banking regulations. The Virginia Stock Corporation Act also prohibits the payment of a dividend if, after giving it effect, Virginia Company would not be able to pay its debts as they become due in the usual course of business. The payment of a dividend is also prohibited if Virginia Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

Virginia Company’s ability to pay dividends on its common stock is also subject to the preferential dividend rights of the Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock. No dividends may be declared or paid on the Virginia Company common stock unless all dividends on all outstanding shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

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THE VIRGINIA COMPANY SPECIAL MEETING

This section contains information about the special meeting of Virginia Company common shareholders that has been called to consider and approve the merger agreement.

Together with this proxy statement/prospectus, Virginia Company is also sending you a notice of the special meeting and a form of proxy that is solicited by the Virginia Company board of directors. The special meeting will be held on [______],[______], 2014, at [______] p.m., local time, at [______], Newport News, Virginia [______].

Matters to Be Considered

The purpose of the special meeting is to vote on:

(1)	a proposal to approve the merger agreement, as such agreement may be amended from time to time (the “Virginia Company Merger Proposal”);

(2)	a proposal granting the Virginia Company board of directors the right to adjourn, postpone or continue the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Virginia Company Merger Proposal (the “Virginia Company Adjournment Proposal”); and

(3)	to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

Other Business

We do not expect that any matter other than the Virginia Company Merger Proposal and the Virginia Company Adjournment Proposal will be brought before the special meeting. If, however, any other matter shall be brought before the special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Proxies

Each copy of this proxy statement/prospectus mailed to record holders of Virginia Company common stock is accompanied by a proxy card with instructions for voting. The Virginia Company board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you are a common shareholder and hold your shares of Virginia Company common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope;

•	By proxy via the Internet by accessing the site listed on the enclosed proxy card and following the instructions;

•	By proxy via telephone by calling the toll-free number listed on the enclosed proxy card on a touch-tone phone and following the recorded instructions; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card, Internet or telephone may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary, executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy card or Internet or telephone vote. If you are a shareholder of record as of the record date or have a legal proxy from a shareholder of record as of the record date, you may also revoke your proxy by voting in person at the special meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy. Instructions on how to vote by telephone or by the Internet are included with your proxy card.

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If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that Virginia Company receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

Virginia Company shareholders should not send Virginia Company stock certificates with their proxy cards. After the merger is completed, holders of Virginia Company will be mailed a transmittal form with instructions on how to exchange their Virginia Company stock certificates for the merger consideration.

Solicitation of Proxies

Virginia Company will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Virginia Company’s directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Virginia Company may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Virginia Company common stock held of record by them and to obtain authorization for the execution of proxies. Virginia Company expects to reimburse these institutional holders for their reasonable expenses in connection with these activities. Virginia Company has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $7,000, including expenses.

Record Date

The close of business on [______], 2014 has been fixed as the record date for determining the Virginia Company shareholders entitled to receive notice of and to vote at the special meeting. At that time, [______] shares of Virginia Company common stock were outstanding and entitled to vote at the special meeting, held by approximately [______] holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Virginia Company common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Virginia Company common stock with respect to routine matters, they do not have discretionary power to vote your shares of Virginia Company common stock on non-routine matters. All proposals for consideration at the Virginia Company special meeting are non-routine and therefore your broker will not be able to vote your shares of Virginia Company common stock with respect to these proposals unless the broker received appropriate instructions from you.

As of the record date, Virginia Company directors and executive officers, and their affiliates, beneficially held approximately 23.4% of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting. Virginia Company currently expects that each of these individuals will vote their shares of Virginia Company common stock in favor of the proposals to be presented at the special meeting. Further, Virginia Company directors have entered into support and non-competition agreements that obligate each director to vote shares of Virginia Company common stock over which each such director has sole voting and dispositive power for approval of the merger agreement, the merger and the other transactions contemplated thereby. The shares subject to these support and non-competition agreements represent approximately 20.2% of the Virginia Company common stock outstanding.

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If you are a holder of Virginia Company common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Virginia Company special meeting, but it will have the same effect as a vote against approval of the Virginia Company Merger Proposal. An abstention will have no effect on the Virginia Company Adjournment Proposal.

Brokers, banks, nominees and other holders of record holding shares of Virginia Company common stock in “street name” may only vote your shares of Virginia Company common stock on the Virginia Company Merger Proposal and the Virginia Company Adjournment Proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide instructions. Broker non-votes will have the same effect as a vote against approval of the Virginia Company Merger Proposal, and will have no effect on the Virginia Company Adjournment Proposal.

In addition, a failure to vote shares of Virginia Company common stock by proxy or in person will have the same effect as a vote against the Virginia Company Merger Proposal because approval of the Virginia Company Merger Proposal requires the affirmative vote of a majority of the outstanding shares of the Virginia Company common stock entitled to vote at the special meeting.

Attending the Special Meeting

All holders of Virginia Company common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Virginia Company reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

PROPOSAL NO. 1
APPROVAL OF THE MERGER

Virginia Company is asking its shareholders to approve the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 66. As discussed in detail in the sections entitled “The Merger—Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors” beginning on page 50, after careful consideration, the Virginia Company board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Virginia Company and the board unanimously approved the merger agreement. Accordingly, Virginia Company’s board of directors unanimously recommends that Virginia Company shareholders vote “FOR” the Virginia Company Merger Proposal.

Required Vote

Approval of the Virginia Company Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Virginia Company common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Virginia Company common stock you held as of the record date.

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Because the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is needed in order to proceed with the merger, an abstention or broker non-vote or the failure to vote will have the effect of a vote against approval of the merger agreement. The Virginia Company board of directors urges Virginia Company shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a holder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the Virginia Company proxy card, vote by accessing the Internet site listed on the Virginia Company proxy card or vote in person at the Virginia Company special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

Recommendation of the Virginia Company Board of Directors

The Virginia Company board of directors recommends that you vote “FOR” approval of the Virginia Company Merger Proposal. See “The Merger—Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors” beginning on page 50 for a more detailed discussion of the Virginia Company board of directors’ recommendation.

PROPOSAL NO. 2
APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE VIRGINIA COMPANY SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the Virginia Company special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the Virginia Company Merger Proposal is insufficient to approve such proposal, management may move to adjourn, postpone or continue the special meeting on one or more occasions in order to enable the board of directors to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than [______], 2014. In that event, you will be asked to vote only upon the Virginia Company Adjournment Proposal and will not be asked to vote on the Virginia Company Merger Proposal at the special meeting.

In this proposal, Virginia Company is asking the Virginia Company shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the Virginia Company board of directors the authority to adjourn, postpone or continue the special meeting and any later adjournments. If the Virginia Company shareholders approve this proposal, Virginia Company could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the merger agreement proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the Virginia Company Merger Proposal have been received, Virginia Company could adjourn, postpone or continue the special meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the Virginia Company Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders on the proposal, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the vote on this proposal

Recommendation of the Virginia Company Board of Directors

The Virginia Company board of directors believes that if the number of shares of Virginia Company common stock present in person or represented by proxy at the Virginia Company special meeting and voting in favor of the approval of the merger agreement is insufficient to approve such proposals, it is in the best interests of the Virginia Company shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Virginia Company Merger Proposal. The Virginia Company board of directors unanimously recommends that shareholders vote “FOR” the approval of the Virginia Company Adjournment Proposal.

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read this proxy statement/prospectus carefully and in its entirety for a more complete understanding of the merger. You are urged to read the merger agreement attached as Appendix A carefully and in its entirety, as it is the legal document governing the merger.

Background of the Merger

The Eastern Virginia board of directors considers the strategic direction of Eastern Virginia, including an evaluation of strategic growth opportunities, on a regular basis. The Eastern Virginia board of directors focuses this consideration on enhancing shareholder value and Eastern Virginia’s performance and prospects in light of competitive and other relevant developments. This consideration includes periodic discussions by Eastern Virginia’s board of directors with Eastern Virginia’s management with respect to strategic business transactions, including when appropriate discussion of potential acquisitions and evaluations of potential acquisition targets.

Background and Negotiations of the Merger

The merger agreement is the result of arms-length negotiations between representatives of Virginia Company and representatives of Eastern Virginia during which the parties consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.

As part of a periodic evaluation of its business and plans and review of its strategic opportunities, Virginia Company previously has reviewed various strategic alternatives, including whether Virginia Company should continue as an independent entity or combine with a larger financial institution. These reviews generally took into account a variety of factors, including industry trends and conditions, the merger and acquisition environment affecting financial institutions, Virginia Company’s historical and projected earnings and prospects, its competitive position relating to other banks and financial services institutions, the values that might be obtainable in a business combination transaction with a larger financial institution, the strategic merit of a business combination with a larger financial institution, and the impact of a business combination transaction on Virginia Company’s customers, employees and the communities served by Virginia Company. As part of these reviews, in August 2012 Virginia Company’s board of directors created the Growth Committee of the board of directors to review short and long term strategies for improving Virginia Company’s results.

These strategic planning initiatives intensified in early 2013 as Virginia Company determined that, while there was a need to access the capital markets to obtain the capital necessary to facilitate the growth required to succeed and create shareholder value, in light of the performance of its stock it was unlikely that it could do so in the then current market without substantial dilution to existing shareholders. On March 7, 2013, the board of directors of Virginia Company engaged Raymond James as its exclusive financial advisor in connection with Virginia Company’s consideration of possible strategic opportunities, including a possible sale of the bank.

In March 2013, Raymond James began soliciting expressions of interest from a limited number of parties regarding their potential interest in a business combination with Virginia Company. This initial solicitation included nine possible prospects and resulted in no written bids or interest that Virginia Company deemed serious. In the summer and fall of 2013, Virginia Company and its advisors expanded the solicitation to include seven new prospects and re-engaged in discussion with two of the original nine prospects.

Certain of the parties solicited throughout the 2013 process entered into confidentiality agreements with Virginia Company and reviewed a confidential information memorandum, referred to as the CIM, concerning the business and prospects of Virginia Company and containing certain publicly available and proprietary information with respect to Virginia Company. In August 2013, discussions with one party progressed beyond a written indication of interest to a complete review of diligence information. That party declined to submit a written offer, citing timing constraints but expressing an interest to remain in active contact to continue to pursue the possibility of a transaction. That active contact continued during the fall and winter of 2013, and the prospect did not fully withdraw from the solicitation process until March 2014. Otherwise the spring and summer 2013 solicitations did not progress beyond initial indications of interest.

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Raymond James restarted the solicitation process in late 2013 and early 2014, approaching two new prospects and reengaging with three previous prospects. Additional parties entered into confidentiality agreements and reviewed a revised and updated CIM during this period.

During the solicitation process, Raymond James and Virginia Company approached a total of 19 different potential partners over a period of 11 months about a strategic transaction with Virginia Company.

On January 16, 2014, Eastern Virginia was first contacted by Raymond James regarding a possible business combination transaction between Eastern Virginia, EVB and Virginia Company. On January 21, 2014, Eastern Virginia entered into a confidentiality agreement, effective January 16, 2014 that protected non-public information provided by Virginia Company, whether furnished before or after such effective date, in connection with a potential transaction involving a business combination between the parties. Raymond James provided Eastern Virginia with a copy of the CIM on January 22, 2014.

On February 5, 2014, Mark C. Hanna, President and Chief Executive Officer of Virginia Company, and Joe A. Shearin, President and Chief Executive Officer of Eastern Virginia, met to discuss a possible business combination and decided to pursue the discussions internally with their respective advisors and boards of directors.

Following the February 5, 2014 meeting, Mr. Hanna and Mr. Shearin spoke by telephone on multiple occasions concerning a potential business combination.

On February 7, 2014, Virginia Company received written, non-binding expressions of interest from two prospects. Virginia Company received a third written, non-binding expression of interest on February 10.

On February 12, 2014, the Executive Committee of the board of directors held its regularly scheduled meeting. The three non-binding indications of interest were presented to the committee and Raymond James presented additional information about the prospects and analysis of their offers. At this point Eastern Virginia had not yet submitted a written expression of interest but had indicated that it still intended to, so Raymond James presented information about Eastern Virginia as well. Each of the prospects offered 100% stock consideration in a transaction structured as a traditional merger where the acquirer, or its banking subsidiary, would survive. One of the offers was from a peer institution and it contemplated a fixed exchange ratio for the stock consideration. The other two offers were from larger institutions, with more liquid market for their stock, that also permitted the exchange ratio to float within certain limits. Based on significant deliberation regarding the offers and the strategic value of the potential acquirers, as well as and the advice of Virginia Company’s advisors, the Executive Committee instructed management to proceed to undertake further negotiations and due diligence with one of the three parties. The Executive Committee also instructed management to give Eastern Virginia an opportunity to submit a proposal in light of the presentation regarding Eastern Virginia’s potential as a strategic partner. Following the meeting the prospects were informed of the Executive Committee’s instructions. Thereafter, one of the prospects not asked to proceed with diligence submitted a revised proposal with an increased offer.

On February 21, 2014, Mr. Hanna and Mr. Shearin met in Newport News, Virginia to further discuss a possible business combination.

On February 26, 2014, at an executive session of the regularly scheduled meeting of the board of directors, Raymond James presented a status report, including information about the offers, the decision to proceed with one prospect, the increased offer from a second prospect and the decision to continue talks with Eastern Virginia pending their proposal submission.

On March 7, 2014, in light of the conversations between Mr. Hanna and Mr. Shearin and the information contained in the CIM distributed by Raymond James on Virginia Company’s behalf, Eastern Virginia submitted a written, non-binding expression of interest to Virginia Company for the acquisition of all of the outstanding capital stock of Virginia Company for a mixture of Eastern Virginia common stock and cash, at a price within a range of $5.75 to $6.00 per share. In the proposed transaction Virginia Company would be merged with and into EVB, with EVB remaining as the surviving bank.

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On March 10, 2014, at a special meeting of the Growth Committee of the Virginia Company board of directors, Raymond James presented the terms of the expressions of interest that it had received from several parties, including the newly submitted proposal from Eastern Virginia, regarding their potential interest in a business combination with Virginia Company. After discussion, the Growth Committee authorized Virginia Company’s management to allow Eastern Virginia and another bidder to proceed with the due diligence process.

Following the Growth Committee meeting, a special meeting of the Virginia Company board of directors was called and was held on March 12, 2014. At the special meeting, Raymond James presented to the full board the terms of the expressions of interest that it had received from the several parties, including Eastern Virginia, regarding their potential interest in a business combination with Virginia Company. Following the presentation and subsequent discussion regarding the proposals, the board of directors of Virginia Company authorized Virginia Company’s management and financial advisors to move forward with discussions with representatives of Eastern Virginia and EVB and one other prospect.

Following Virginia Company’s acceptance of Eastern Virginia’s non-binding expression of interest on March 12, 2014, representatives and financial advisors of Eastern Virginia and EVB began preliminary business and financial due diligence investigations of Virginia Company.

On April 9, 2014, Messrs. Hanna and McAllister of Virginia Company, Messrs. Shearin, James, Sothen, and Taylor of Eastern Virginia, financial advisors to Eastern Virginia from Keefe, Bruyette & Woods, and financial advisors to Virginia Company from Raymond James met at the offices of Mr. Sheild’s firm, Jones, Blechman, Woltz and Kelly, to conduct a management interview of the Virginia Company executives and diligence session.

On April 23, 2014, Virginia Company’s outside counsel met with the Virginia Company’s board of directors at a regularly scheduled board of directors meeting to explain the process to be expected of them as they consider the strategic alternatives available to Virginia Company, including a business combination, and to discuss the board’s fiduciary duties under Virginia law as they consider these alternatives.

After conducting preliminary due diligence, Eastern Virginia submitted a revised non-binding expression of interest to Virginia Company on April 28, 2014, indicating Eastern Virginia’s interest in acquiring all of the outstanding capital stock of Virginia Company for aggregate merger consideration of $9.6 million, equal to $6.25 per share of Virginia Company common stock, and comprised of at least 75% Eastern Virginia common stock. The offer was subject to execution of the expression of interest, execution of a definitive merger agreement, receipt of board, shareholder and regulatory approvals and other customary closing conditions.

On April 30, 2014, Messrs. Shearin, Sothen and Garrett of Eastern Virginia met with Virginia Company’s board of directors to review the possible benefits to both banks of a business combination. Representatives of Raymond James and Virginia Company’s outside counsel attended this meeting. After the Eastern Virginia representatives excused themselves from the meeting, the Virginia Company board of directors discussed the revised non-binding expression of interest and the proposed merger, including the proposed merger consideration, the terms of the proposed merger agreement as expressed in the non-binding expression of interest, and the expected diligence process. During this discussion, the board of directors considered its alternatives, deliberated, discussed its fiduciary obligations, and decided to meet again in a special telephonic meeting the next day to decide whether to move forward.

On May 1, 2014, Virginia Company board of directors held a special telephonic meeting to further discuss the revised non-binding expression of interest and the proposed merger, including the proposed merger consideration, the terms of the proposed merger agreement as expressed in the non-binding expression of interest, and the expected due diligence process. After deliberation, the Virginia Company board of directors authorized the execution of the revised expression of interest and the negotiation by Virginia Company management of the sale of Virginia Company on terms similar to those in the revised expression of interest, subject to ultimate approval by the board of the transaction and its terms and definitive documentation.

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Following the April 30, 2014 and May 1, 2014 meetings, the parties pursued further discussions concerning a potential merger. In connection with these discussions, and continuing up until the signing of the definitive agreements for the merger, representatives and advisors of each of Eastern Virginia, EVB and Virginia Company conducted extensive business, legal, and financial due diligence investigations. As part of this due diligence process, Virginia Company’s management and advisors made presentations to, and had numerous conversations with, Eastern Virginia and EVB and their representatives and advisors concerning the business and affairs of Virginia Company. On May 9, 2014, Virginia Company’s representatives, including Messrs. Hanna and McAllister and representatives of its outside legal counsel and of Raymond James, conducted due diligence regarding the business and affairs of Eastern Virginia and EVB at its offices in Tappahannock, Virginia.

On May 9, 2014, Eastern Virginia’s outside legal counsel delivered an initial draft of a proposed merger agreement to Virginia Company’s outside legal counsel, and shortly thereafter the parties and their respective advisors began to negotiate definitive documentation for the proposed merger. EVB concurrently negotiated amendments to the employment compensation arrangements with Messrs. Hanna and McAllister of Virginia Company, as described under “—Interests of Certain Virginia Company Directors and Executive Officers in the Merger,” and a support and non-competition agreement with Virginia Company’s directors, all of whom are also shareholders. Between May 9, 2014 and May 28, 2014, negotiations occurred between Virginia Company and Eastern Virginia in an effort to resolve all open issues in the merger agreement and the other definitive agreements.

On May 22, 2014, the boards of directors of Eastern Virginia and EVB convened a joint meeting to consider the proposed merger, at which meeting all directors were present. A representative of Eastern Virginia’s financial advisor, Keefe, Bruyette & Woods, reviewed key financial terms of the proposed merger agreement and presented a financial analysis of the transaction. Eastern Virginia’s outside legal counsel advised the directors and the boards regarding their duties under Virginia law with respect to the proposed merger and other legal matters relating to the transaction. In addition, outside legal counsel reviewed the terms of the current drafts of the merger agreement and form of support and non-competition agreements.

The boards of directors of Eastern Virginia and EVB convened another joint meeting on May 27, 2014, at which meeting all directors were present, to consider further the proposed merger and merger agreement. A representative of Eastern Virginia’s financial advisor, Keefe, Bruyette & Woods, presented additional financial analysis of the transaction. Eastern Virginia’s outside legal counsel summarized the principal changes to the proposed merger agreement since the previous meeting of the boards on May 22, 2014, addressed other matters related to the merger and advised the directors and the boards generally regarding the merger. After deliberation and questions, the boards of directors of Eastern Virginia and EVB each unanimously resolved that the merger and the merger agreement were in their and their shareholders best interests and were adopted and approved in all respects and that management was authorized to execute the merger agreement on behalf of Eastern Virginia and EVB and take further appropriate actions in connection with the merger.

At a meeting held on May 28, 2014, Virginia Company’s outside legal counsel reviewed with the board of directors of Virginia Company its duties under Virginia law and the principal provisions of the proposed merger agreement. Special attention was given to the provisions of the proposed merger agreement limiting the ability of the board of directors of Virginia Company to pursue another offer, including the fee of $490,000 that would be payable to Eastern Virginia under certain conditions. Raymond James gave a presentation that analyzed, among other matters, the financial terms of the merger. The board of directors of Virginia Company requested Raymond James render an opinion as to whether the merger consideration to be received by Virginia Company shareholders in the merger proposed by Eastern Virginia was fair, from a financial point of view, to Virginia Company shareholders. After its presentation, Raymond James delivered its opinion that as of the date of the merger agreement, and subject to the assumptions made, procedures followed, matters considered and limitations of the review undertaken, the consideration to be received by Virginia Company shareholders pursuant to the merger agreement was fair to such shareholders from a financial point of view. The full text of Raymond James’ fairness opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of the review undertaken, is attached as Appendix B to this proxy statement/ prospectus. After deliberation and questions, the board of directors of Virginia Company unanimously (1) determined that the merger agreement and the transactions contemplated thereby are in the best interests of Virginia Company, (2) approved and adopted the merger agreement and the transactions contemplated thereby (3) recommended that Virginia Company shareholders approve the merger proposal and (4) approved the indemnification for and payment of expenses arising from claims made in connection with merger, to the extent permitted by law and Virginia Company’s charter, for Virginia Company’s officers and directors.

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On May 29, 2014, Eastern Virginia, EVB and Virginia Company executed and delivered the definitive merger agreement and Eastern Virginia issued a press release publicly announcing the merger.

Virginia Company’s Reasons for the Merger; Recommendation of the Virginia Company Board of Directors

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend the merger agreement to Virginia Company shareholders, the board of directors of Virginia Company consulted with Virginia Company’s management and its financial and legal advisors, and considered a number of factors. The following include the material factors considered by the board of directors of Virginia Company:

•	the premium over Virginia Company’s prevailing stock price to be received by Virginia Company’s shareholders;
•	its belief that the terms of the merger agreement with Eastern Virginia are reasonable and fair to the shareholders of Virginia Company;
•	Virginia Company’s business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, the difficulty in continuing to enhance shareholder value in the face of limited earnings capacity;
•	the condition of the capital markets for community banking companies, and the inability of Virginia Company to raise additional capital or grow its balance sheet to adequately enhance shareholder value;
•	the current and prospective economic conditions in Virginia Company’s market area, including continued economic uncertainty, stagnant homebuilding and job creation and the potential impact of budget cuts by the U.S. Department of Defense to the economy in Virginia Company’s market area;
•	the competitive environment facing community banking institutions generally, and Virginia Company in particular, including increased competition from non-banks, the continued rapid consolidation in the industry, the competitive effects of the increased consolidation on community banking institutions such as Virginia Company, particularly in the Virginia Peninsula market;
•	costs associated with technology and regulation, including the increasing burden of regulatory compliance and staffing expectations;
•	the ability of Virginia Company shareholders to retain a voice in management oversight by having one of its directors on the Eastern Virginia and EVB boards;
•	the review by the board of directors of Virginia Company, based on the presentation of its financial advisor, Raymond James, of the business, operations, financial condition and earnings of Eastern Virginia on an historical and a prospective basis; of the combined company on a pro forma basis; the historical stock price performance and liquidity of Eastern Virginia common stock; and the resulting relative interests of Virginia Company shareholders and Eastern Virginia shareholders in the common equity of the combined company;
•	the financial analyses and other information presented by Raymond James to the board of directors of Virginia Company with respect to the merger and the opinion delivered to the board by Raymond James to the effect that, as of the date of that opinion, the merger consideration was fair to the holders of Virginia Company common stock from a financial point of view;
•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;
•	its belief that Eastern Virginia would be an attractive choice as a long-term partner, because, among other things, its contiguous market area allows for geographic diversification of risk in the combined company’s loan portfolio and the ability to maintain operating continuity due to the similar operating philosophies and corporate cultures of Eastern Virginia and Virginia Company;
•	the ability of Virginia Company shareholders receiving shares of Eastern Virginia common stock in the merger to participate in the potential growth of their investment following the merger;
•	the fact that the merger will enable Virginia Company’s shareholders to exchange their shares of Virginia Company for registered shares of common stock of a company that will have a significantly larger pro forma market capitalization and that will potentially provide Virginia Company shareholders with a greater ability to sell their shares quickly and efficiently;

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•	the other alternative strategic options potentially available to Virginia Company, including remaining independent;
•	the terms of the merger agreement, which provide for representations, warranties and covenants, conditions to closing and rights related to termination and payment of termination fees that are substantially similar to the representations, warranties, conditions to closing and rights related to termination that appear in similar transactions;
•	the ability of the board of directors of Virginia Company to terminate the merger agreement, subject to certain conditions, to accept a superior proposal from a third party;
•	the general impact that the merger could be expected to have on the constituencies served by Virginia Company, including its customers, employees and communities;
•	the expectation that the merger would constitute a reorganization under Section 368(a) of the Internal Revenue Code and that it would be accounted for as a purchase for accounting and financial reporting purposes;
•	the results of the due diligence investigation of Eastern Virginia conducted by Virginia Company’s management and advisors; and
•	the assessment by the board of directors of Virginia Company concerning the likelihood that all required regulatory approvals would be obtained promptly.

The board of directors of Virginia Company also considered:

•	the risk that the benefits sought in the merger would not be fully realized;
•	the risk that the merger would not be consummated;
•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;
•	the taxable nature of the transaction for United States federal income tax purposes for Virginia Company shareholders who receive cash in exchange for their shares of Virginia Company common stock;
•	the effect of the public announcement of the merger on Virginia Company’s on-going business, customer relationships and ability to retain employees;
•	the $490,000 termination fee payable, under certain circumstances, by Virginia Company to Eastern Virginia, including the risk that the termination fee might discourage third parties from offering to acquire Virginia Company by increasing the cost of a third party acquisition, and recognition that the termination fee was a condition to Eastern Virginia’s willingness to enter into the merger agreement;
•	the matters described in “—Interests of Certain Virginia Company Directors and Executive Officers in the Merger”; and
•	the risks of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 16 and 37, respectively.

In the judgment of the board of directors of Virginia Company, the potential benefits of the merger outweigh these considerations.

The preceding discussion of the information and factors considered by the board of directors of Virginia Company is not intended to be exhaustive, but, rather, includes all of the material factors considered by the board in connection with its evaluation of the merger. In reaching its determination to approve and adopt the merger agreement and recommend that Virginia Company shareholders approve the merger agreement, the board of directors of Virginia Company did not quantify, rank or otherwise assign any relative or specific weights to the factors considered in reaching that determination. In addition, the board of directors of Virginia Company did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. The board of directors of Virginia Company based its determination on the totality of the information presented.

The board of directors of Virginia Company unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Virginia Company and its shareholders. Accordingly, the board of directors of Virginia Company unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommends that shareholders vote “FOR” the merger proposal.

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Eastern Virginia’s Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement, the Eastern Virginia board of directors consulted with Eastern Virginia’s management, as well as its financial and legal advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•	its knowledge of Eastern Virginia’s, Virginia Company’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Eastern Virginia’s due diligence review of Virginia Company;
•	its belief that Virginia Company’s business and operations complement those of Eastern Virginia and that the merger would result in a combined company with additional scale, access to a broader base of middle market and small business prospects, a well-balanced loan portfolio and an attractive funding base;
•	the fact that core deposits make up the vast majority of Virginia Company’s deposit mix;
•	the asset quality of Virginia Company’s loan portfolio;
•	Eastern Virginia’s management’s expectations with respect to the capital position of the combined entity after completion of the merger;
•	its belief that Virginia Company and Eastern Virginia share a compatible community banking model;
•	its belief that Virginia Company and Eastern Virginia share a similar mission, vision and core values;
•	the complementary nature of the cultures and product mix of the two companies, including the fact that each company utilizes the same service provider for its data processing platform, which Eastern Virginia’s management believes should facilitate integration and implementation of the transaction;
•	the fact that acquiring Virginia Company would enable Eastern Virginia to expand its existing presence in the Greater Tidewater marketplace by the addition of the three branches operated by Virginia Company, all of which are concentrated in the attractive and growing markets of the Virginia Peninsula;
•	the fact Mark C. Hanna has agreed to serve as Executive Vice President and President of Peninsula Region of Eastern Virginia and EVB upon completion of the merger;
•	Virginia Company’s familiarity with the Tidewater and Virginia Peninsula markets;
•	Eastern Virginia’s management’s expectation regarding cost synergies, earnings accretion, tangible book value dilution and internal rate of return;
•	the fact that Virginia Company shareholders would own no more than 6.24% of the outstanding shares of Eastern Virginia common stock immediately following the completion of the merger (assuming the maximum cash election is made and 1,067,059 shares of Eastern Virginia common stock are issued in the merger) and based upon 17,102,559 shares of Eastern Virginia common stock outstanding as of June 30, 2014 (assuming the full conversion into Eastern Virginia common stock of the 5,240,192 shares outstanding of Eastern Virginia Series B Preferred Stock);
•	the financial analyses and other information presented by Keefe, Bruyette & Woods to the Eastern Virginia board of directors with respect to the merger; and
•	the financial and other terms and conditions of the merger agreement, including the fixed exchange ratio, tax treatment, provisions designed to limit the ability of the Virginia Company board of directors to entertain third party proposals to acquire Virginia Company and provisions providing for payment by Virginia Company to Eastern Virginia of a termination fee if the merger agreement is terminated under certain circumstances.

The Eastern Virginia board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the need to obtain Virginia Company common shareholder approval, as well as the requisite regulatory approvals, to complete the merger and the risk that those or other conditions would not be satisfied;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Virginia Company’s business, operations and workforce with those of Eastern Virginia, including the execution risk of data system conversion and the possible negative effect on customer relationships;

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•	the potential risk of diverting management attention and resources from the operation of the business of Eastern Virginia and towards completion of the merger and integration of operations; and
•	the expenses to be incurred in working towards completion of the merger.

The foregoing discussion of the information and factors considered by the Eastern Virginia board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Eastern Virginia board of directors. In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, the Eastern Virginia board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Eastern Virginia board of directors considered all these factors as a whole, including discussions with, and questioning of, Eastern Virginia management and Eastern Virginia’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Eastern Virginia board of directors considered the foregoing factors as a whole and unanimously concluded that the positive factors outweighed the negative factors and, as a whole, supported a determination to approve and adopt the merger agreement.

Opinion of Virginia Company’s Financial Advisor

Virginia Company retained Raymond James as its financial advisor on March 7, 2013. Pursuant to that engagement, the Virginia Company board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Virginia Company’s outstanding common stock of the merger consideration to be received by such holders pursuant to the Agreement.

At the May 28, 2014 meeting of Virginia Company’s board of directors, representatives of Raymond James rendered its opinion, as to the fairness, as of such date, from a financial point of view, to the holders of Virginia Company’s outstanding common stock, excluding all shares owned directly or indirectly by Eastern Virginia or EVB or any of Eastern Virginia’s, EVB’s or Virginia Company’s respective wholly owned subsidiaries (except to the extent such entities hold shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Virginia Company’s common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the Virginia Company board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by Virginia Company’s common shareholders pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion does not address any other term or aspect of the merger agreement contemplated thereby. The opinion does not constitute a recommendation to the Virginia Company board of directors or to any holder of common stock as to how the Virginia Company board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger, the merger agreement or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft merger agreement dated as of May 28, 2014;
•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Virginia Company made available to Raymond James by Virginia Company, including, but not limited to, financial projections prepared by the management of Virginia Company relating to Virginia Company for the periods ending December 31, 2014 through December 31, 2018, as approved for Raymond James’ use by Virginia Company (the “Projections”);

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•	reviewed Virginia Company’s recent public regulatory filings and certain other publicly available information regarding Virginia Company;
•	reviewed financial, operating and other information regarding Virginia Company and the industry in which it operates;
•	reviewed the financial and operating performance of Virginia Company and those of other selected companies Raymond James deemed to be relevant;
•	considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;
•	reviewed the current and historical market prices and trading volume for the common shares of Virginia Company, and the current market prices of the publicly traded securities of certain other companies Raymond James deemed to be relevant;
•	conducted such other financial studies, analyses, and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

•	discussed with members of the senior management of Virginia Company certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With the Virginia Company board of directors’ consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Virginia Company or otherwise reviewed by or discussed with Raymond James, and Raymond James has undertaken no duty or responsibility to, nor did it, independently verify any of such information. In addition, Raymond James has not obtained or made an independent appraisal of the assets and liabilities (contingent or otherwise) of Virginia Company. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses. Accordingly, Raymond James has assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has, with the Virginia Company board of directors’ consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Virginia Company, and Raymond James has relied upon Virginia Company to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expresses no opinion with respect to the Projections or the assumptions on which they are based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James has relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or Virginia Company that would be material to Raymond James’ analyses or its opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Virginia Company board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Virginia Company board of directors, on the fact that Virginia Company has been assisted by legal, accounting and tax advisors and Raymond James has, with the consent of the Virginia Company board of directors, relied upon and assumed the accuracy and completeness of the assessments by Virginia Company and its advisors as to all legal, accounting and tax matters with respect to Virginia Company and the merger.

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In formulating its opinion, Raymond James considered only what it understood to be the consideration to be received by the holders of common shares, and Raymond James did not consider and expressed no opinion as to the fairness of the amount or nature of any compensation to be paid or payable to any of Virginia Company’s officers, directors or employees, or any class of such persons, whether relative to the consideration received by the holders of the common shares or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the merger to the holders of any class of securities, creditors, or other constituencies of Virginia Company, or to any other party, except and only to the extent expressly set forth in its opinion or (ii) the fairness of the merger to any one class or group of Virginia Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Virginia Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James did not express any opinion as to the impact of the merger on the solvency or viability of Virginia Company or EVBS or the ability of the Bank or EVBS to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses presented by Raymond James to the Virginia Company board of directors at its meeting on May 28, 2014, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Virginia Company or the contemplated merger.

Selected Public Companies Analysis. Raymond James analyzed the relative valuation multiples of publicly-traded banks and bank holding companies headquartered in Virginia, Washington, D.C., Maryland, and North Carolina with total assets between $75 million and $250 million and nonperforming assets to total assets less than 5.00% that it deemed relevant, including:

•	Premara Financial, Inc.;
•	Aquesta Financial Holdings, Inc.;
•	Patapsco Bancorp, Inc.;
•	Bank of McKenney;
•	Blue Ridge Bankshares, Inc.;
•	Farmers Bank of Appomattox;
•	Virginia Bank Bankshares, Incorporated;
•	MainStreet BankShares, Inc.;
•	Fraternity Community Bancorp, Inc.;
•	Citizens Community Bank;
•	Oak View National Bank;
•	Madison Bancorp, Inc.;
•	BlueHarbor Bank;
•	Sound Banking Company; and

•	Carroll Bancorp, Inc.

Raymond James calculated trading price to tangible book value per share multiples for each company. Raymond James reviewed the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples of the selected public companies and compared them to corresponding valuation multiples for Virginia Company implied by the merger consideration. The results of the selected public companies analysis are summarized below:

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Price to Tangible Book Value
Mean	86%
Median	79%
25th Percentile	71%
75th Percentile	100%

Merger consideration	121%

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile price to tangible book value multiples to Virginia Company’s tangible book value per share at March 31, 2014 and determined the implied equity price per share of the common stock and then compared those implied equity values per share to the merger consideration of $6.25 per share. The results of this are summarized below:

Implied Equity Price per Share
Mean	$4.43
Median	$4.07
25th Percentile	$3.65
75th Percentile	$5.14

Merger consideration	$6.25

Selected Transactions Analysis. Raymond James analyzed publicly available information relating to selected Southeast transactions and selected U.S. transactions.

Raymond James analyzed publicly available information relating to 10 selected acquisitions of banks announced since January 1, 2013 in which the target was headquartered in the Southeast (to include Alabama, Arkansas, Florida, Georgia, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, Washington, D.C., and West Virginia), had total assets between $75 million and $250 million and nonperforming assets to total assets less than 5.00%. Raymond James prepared a summary of the price to tangible book value per share multiples paid in these transactions. The selected Southeast transactions used in this analysis included (buyer / seller – announce date):

•	State Bank Financial Corp. / Atlanta Bancorp, Inc. – April 28, 2014;
•	Xenith Bankshares, Inc. / Colonial Virginia Bank – March 21, 2014;
•	First Citizens Bancshares, Inc. / Southern Heritage Bancshares – March 20, 2014;
•	First Bancshares, Inc. / BCB Holding Company – March 6, 2014;
•	HomeTrust Bancshares, Inc. / Bank of Commerce – March 4, 2014;
•	TriSummit Bank / Community National Bank – January 14, 2014;
•	Premier Financial Bancorp, Inc. / Bank of Gassaway – November 19, 2013;
•	Community & Southern Holdings, Inc. / Verity Capital Group, Inc. – September 4, 2013;
•	First Community Corp. / Savannah River Financial Corp. – August 14, 2013; and
•	HomeTrust Bancshares, Inc. / BankGreenville Financial Corp. – May 6, 2013.

Raymond James reviewed the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples of the selected transactions and compared them to corresponding valuation multiples for Virginia Company implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples to Virginia Company’s tangible book value per share at March 31, 2014 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $6.25 per share. The results of the selected Southeast transactions analysis are summarized below:

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Price to Tangible Book Value
Mean	111%
Median	114%
25th Percentile	94%
75th Percentile	118%

Merger consideration	121%

Implied Equity Price per Share
Mean	$5.74
Median	$5.88
25th Percentile	$4.86
75th Percentile	$6.11

Merger consideration	$6.25

Raymond James analyzed publicly available information relating to 10 selected acquisitions of banks announced since January 1, 2013 in which the target had total assets between $75 million and $250 million, nonperforming assets to total assets less than 3.00%, tangible common equity to tangible assets between 0.0% and 10.0%, and a return on average assets for the last twelve months of between -0.50% and 0.50%. Raymond James prepared a summary of the price to tangible book value per share multiples paid in these transactions. The selected U.S. transactions used in this analysis included (buyer / seller – announce date):

•	Peoples Bancorp, Inc. / North Akron Savings Bank – April 21, 2014;
•	Heritage Bancorp, Inc. / Nixon State Bank – April 11, 2014;
•	First Bancshares, Inc. / BCB Holding Company – March 6, 2014;
•	HomeTrust Bancshares, Inc. / Bank of Commerce – March 4, 2014;
•	Bay Commercial Bank / Bank On It, Inc. – January 16, 2014;
•	ESSA Bancorp, Inc. / Franklin Security Bancorp, Inc. – November 18, 2013;
•	Coffeyville Bancorp, Inc. / Coffeyville Financial Corp. – September 4, 2013;
•	HomeStreet Inc. / YNB Financial Services Corp. – July 26, 2013;
•	Southern Missouri Bancorp, Inc. / Ozarks Legacy Community Financial, Inc. – June 21, 2013; and
•	Riverview Financial Corp. / Union Bancorp, Inc. – March 7, 2013.

Raymond James reviewed the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples of the selected transactions and compared them to corresponding valuation multiples for Virginia Company implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples to Virginia Company’s tangible book value per share at March 31, 2014 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $6.25 per share. The results of the selected U.S. transactions analysis are summarized below:

Price to Tangible Book Value
Mean	119%
Median	117%
25th Percentile	95%
75th Percentile	144%

Merger Consideration	121%

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Implied Equity Price per Share
Mean	$6.16
Median	$6.03
25th Percentile	$4.90
75th Percentile	$7.41

Merger Consideration	$6.25

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of Virginia Company’s projected free cash flows to equity for the years ending December 31, 2014 through December 31, 2018 on a standalone basis. Raymond James calculated cash flows based on dividendable tangible common equity, defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2018 as the final year for the analysis. Raymond James applied price to earnings multiples, ranging from 11.0x to 15.0x, to Virginia Company’s projected calendar year 2018 net income and price to tangible book value multiples, ranging from 100% to 140%, to Virginia Company’s projected December 31, 2018 tangible book value in order to derive a range of projected terminal values for Virginia Company in 2018.

The projected cash flows and terminal values were discounted using rates ranging from 12.5% to 14.5%, which reflected the cost of equity capital estimated for Virginia Company using the Ibbotson discount rate build-up method based on the sum of a risk-free rate, equity risk premium, and size premium. The resulting range of present equity values was divided by the number of shares outstanding in order to arrive at a range of present values per share of common stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for the common stock implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

	Equity Value / Per Share (Terminal Value Based on P/E)	Equity Value / Per Share (Terminal Value Based on P/TBV)
Minimum	$3.13	$4.55
Maximum	$4.61	$6.87

Merger consideration	$6.25	$6.25

Additional Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Virginia Company.

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In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Virginia Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Virginia Company board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Virginia Company’s common shareholders of the merger consideration to be received by such shareholders in connection with the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion was one of many factors taken into consideration by the Virginia Company board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Virginia Company board of directors’ or management’s opinion with respect to the value of Virginia Company. Raymond James provided advice to Virginia Company with respect to the merger. Raymond James did not, however, recommend any specific amount of consideration to the Virginia Company board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger. Virginia Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on May 27, 2014, and any material change in such circumstances and conditions may affect the opinion, but Raymond James does not have any obligation to update, revise or reaffirm the opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Virginia Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect. Raymond James has reviewed and consented to inclusion of the opinion and this summary in this proxy statement/prospectus.

During the two years preceding the date of the opinion, Raymond James was engaged by, performed services for, and received reasonable compensation from Virginia Company for one other advisory assignment (other than any amounts that were paid to Raymond James under the engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to Virginia Company to assist in reviewing strategic alternatives).

For services rendered in connection with the delivery of the opinion, Virginia Company paid Raymond James a customary investment banking fee upon delivery of its opinion. Virginia Company has already paid and will also pay Raymond James customary fees for advisory services in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Virginia Company and Eastern Virginia for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Virginia Company, Eastern Virginia and/or EVB in the future, for which Raymond James may receive compensation.

Certain Virginia Company Unaudited Prospective Financial Information

Virginia Company does not as a matter of course make public projections as to future revenues, earnings or other financial results or performance measures due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Virginia Company is including this unaudited prospective financial information to provide its shareholders access to information that was considered by Virginia Company’s board of directors and was made available to Virginia Company’s financial advisor in connection with the merger. This unaudited prospective financial information is referred to as the “Projections” in the sections “—Opinion of Virginia Company’s Financial Advisor” and “—Material Financial Analyses.” The inclusion of this information should not be regarded as an indication that Virginia Company or any of its representatives or any other recipient of this information considered, or now considers, it to be a reliable prediction of actual future results.

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This unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market and financial conditions and matters specific to Virginia Company’s business, all of which are difficult to predict and many of which are beyond Virginia Company’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Virginia Company can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. Further, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive and less reliable with each successive year. Actual results are likely to differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Virginia Company’s business, industry performance, the interest rate and regulatory environment and general business and economic conditions. For other factors that could cause actual results to differ please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16 and page 37, respectively, of this proxy statement/prospectus.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Virginia Company’s historical GAAP financial statements. Neither Virginia Company’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Virginia Company can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Virginia Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information. The unaudited prospective financial information represents Virginia Company’s own evaluation of its potential future financial performance on a stand-alone basis, and does not take into account the possible financial and other effects of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement or the expenses that may be incurred in connection with completing the merger.

None of Virginia Company or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Virginia Company shareholder or other person regarding Virginia Company’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this proxy statement/prospectus should not be deemed an admission or representation by Virginia Company or Eastern Virginia that it is viewed as material information of Virginia Company, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the Virginia Company Merger Proposal, but is being provided solely because it was made available to Virginia Company’s financial advisors and was considered by the Virginia Company board of directors in connection with its evaluation of the merger.

In light of the foregoing, and considering that the Virginia Company special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Virginia Company shareholders are cautioned not to place unwarranted reliance on such information.

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The following table presents selected Virginia Company unaudited prospective financial data for the years 2014 through 2018:

	Year Ended December 31,
	2014	2015	2016	2017	2018
	(dollars in millions, except earnings per share)
Income Statement
Net Interest Income	$4.8	$5.3	$5.9	$6.2	$6.5
Noninterest Income	0.5	0.5	0.5	0.6	0.6
Noninterest Expense	5.1	5.3	5.5	5.6	5.7
Loan Loss Provisions	0.1	0.2	0.2	0.2	0.2
Income Tax Provision	0.0	-2.2	0.2	0.3	0.4
Net Income	0.2	2.6	0.4	0.6	0.8
Earnings Per Share	0.11	1.67	0.29	0.41	0.51

Balance Sheet
Gross Loans	$109.7	$114.1	$118.7	$123.4	$128.3
Total Assets	140.3	145.7	151.3	157.1	163.1
Total Deposits	115.7	118.4	123.6	128.7	134.0
Tangible Common Equity	8.1	10.6	11.1	11.7	12.5

Eastern Virginia’s Board of Directors and Management Following Completion of the Merger

Immediately prior to the effective time of the merger, Eastern Virginia and EVB will appoint one individual who was a director of Virginia Company on the date of the merger agreement to the boards of directors of Eastern Virginia and EVB. Further, upon completion of the merger, Mr. Hanna will be appointed as Executive Vice President and President of Peninsula Region of Eastern Virginia and EVB. Otherwise, Eastern Virginia’s and EVB’s board of directors and management will remain unchanged following the merger. For additional information about the directors and executive officers of Eastern Virginia, see “Information about Eastern Virginia–Board of Directors and Compensation of Directors” and “Information about Eastern Virginia–Executive Officers and Executive Compensation” beginning on pages 100 and 105, respectively. For additional information about Mr. Hanna, see “Information about Virginia Company” beginning on page 86.

Public Trading Markets

Eastern Virginia common stock is listed and traded on the NASDAQ Global Select Market under the symbol “EVBS.” Virginia Company common stock is listed and traded on the OTC Markets Group’s OTCQB marketplace under the symbol “VGNA.” The Eastern Virginia Series A Preferred Stock, the Eastern Virginia Series B Preferred Stock, the Virginia Company Series A Preferred Stock and the Virginia Company Series B Preferred Stock are not listed or traded on any established securities exchange or quotation system.

Upon completion of the merger, the newly issued shares of Eastern Virginia common stock issuable pursuant to the merger agreement will be listed on the NASDAQ Global Select Market.

Dissenters’ Appraisal Rights

Virginia Company Shareholders Do Not Have Dissenters’ Appraisal Rights in the Merger.

In general, dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

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Section 6.2-822 of the Code of Virginia provides that shareholders of a Virginia state chartered bank such as Virginia Company do not have dissenters’ appraisal rights in connection with a merger with another Virginia state chartered bank.

Interests of Certain Virginia Company Directors and Executive Officers in the Merger

In considering the recommendations of the Virginia Company board of directors that holders of Virginia Company common stock vote in favor of the Virginia Company Merger Proposal, Virginia Company common shareholders should be aware that Virginia Company directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as common shareholders of Virginia Company. The Virginia Company board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Severance and Change in Control Payments under Current Virginia Company Employment and Change in Control Agreements

Mr. Hanna and Virginia Company entered into an employment agreement and a change in control employment agreement on October 1, 2005, and subsequently amended the change in control employment agreement. The change in control employment agreement provides, in relevant part, that if the agreement is terminated in connection with a change in control as a result of the merger, Mr. Hanna will receive a lump sum cash payment of $525,000 subject to execution of a general release of potential claims against Virginia Company, Eastern Virginia and EVB. In such a case, Mr. Hanna would not be entitled to receive any other payments or benefits under the change in control employment agreement. Mr. Hanna’s change in control employment agreement also provides that, effective on the date immediately preceding the effective time of the merger, amounts payable thereunder are subject to reduction to one dollar less than the maximum amount which may be paid without causing such payment or benefit to be considered an “excess parachute payment” and nondeductible pursuant to Section 280G and Section 4999 of the Code. As of August 14, 2014, Virginia Company estimated that Mr. Hanna’s Section 280G limit was $525,000.

Mr. McAllister and Virginia Company entered into a change in control agreement on September 15, 2008, as subsequently amended. The change in control agreement provides, in relevant part, that if Mr. McAllister is terminated or resigns from employment with Virginia Company (subject to certain limited conditions) within one year following a change in control (as defined below) and as a result of such change in control, (i) Mr. McAllister is entitled to receive a lump sum cash payment equal to 2.99 times his annual base salary in effect on the date of termination, plus the annual bonus paid or payable for the most recently completed year and any amount contributed to deferred compensation programs, and (ii) Virginia Company will pay premiums to continue coverage under health and dental plans, disability plans, insurance plans and other welfare benefit plans in which Mr. McAllister and his dependents were participating prior to termination or resignation, with such payments to continue for 18 months following termination or resignation or until Mr. McAllister obtains similar coverage through a new employer or indicates in writing to Virginia Company that he no longer needs such coverage to continue. Mr. McAllister’s change in control agreement also provides that, effective on the date immediately preceding the effective time of the merger, any amounts payable under the agreement in connection with a change in control of Virginia Company shall be reduced to one dollar less than the maximum amount which may be paid without causing such payment or benefit to be considered an “excess parachute payment” and nondeductible pursuant to Section 280G and Section 4999 of the Code. As of August 14, 2014, Virginia Company estimated that Mr. McAllister’s Section 280G limit was $395,887.

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For the purposes of the change in control agreement between Virginia Company and Mr. McAllister, “change in control” is defined to mean (a) the acquisition of any person of beneficial ownership of 50% or more of the then outstanding shares of common stock of Virginia Company; (b) individuals who constitute the Virginia Company board of directors on the date of the change in control agreement (the “incumbent board” for purposes of this agreement) ceasing, within a twelve month period, to constitute a majority of the Virginia Company board of directors, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the incumbent board will be considered a member of the incumbent board (excluding any director who assumes office with an actual or threatened proxy solicitation against another nominee for election as director); (c) consummation of a reorganization, merger, share exchange or consolidation involving Virginia Company (each a “reorganization” for purposes of this agreement), which also constitutes a change in control event for purposes of Section 409A of the Code, provided that a reorganization will not constitute a change in control if (i) more than 60% of the outstanding shares of common stock of the corporation surviving the reorganization is beneficially owned by all or substantially all of the former Virginia Company shareholders in substantially the same proportions as prior to the reorganization, (ii) no person beneficially owns 20% or more of the outstanding shares of common stock, or 20% or more of the outstanding voting securities entitled to vote in the election of directors, of the corporation surviving the reorganization, and (iii) at least a majority of the directors of the corporation surviving the reorganization were members of the incumbent board at the time the applicable reorganization agreement was executed; or (d) the sale of all of the assets of Virginia Company.

As required by the merger agreement, prior to the merger Virginia Company will terminate the change in control employment agreement with Mr. Hanna and the change in control agreement with Mr. McAllister. In connection with these terminations, Mr. Hanna is expected to receive a lump sum cash payment of $525,000 and Mr. McAllister is expected to receive a lump sum cash payment of $480,769, in each case subject to reduction as necessary to avoid payment of an “excess parachute payment” under Section 280G of the Code that would be nondeductible under Section 4999 of the Code. As of August 14, 2014, Virginia Company estimated that Mr. Hanna’s Section 280G limit was $525,000 and Mr. McAllister’s Section 280G limit was $395,887.In the event of such terminations, Mr. Hanna would not receive any additional amounts or benefits under his change in control employment agreement, and Mr. McAllister would not receive any additional amounts or benefits under his change in control agreement.

In addition and as required by the merger agreement, Mr. McAllister has agreed to enter into a separation and release agreement with Virginia Company prior to consummating the merger. Pursuant to this separation and release agreement, (i) Mr. McAllister will receive a lump sum payment of $500 and (ii) Mr. McAllister agrees to customary confidentiality covenants and further agrees to release and waive any and all claims against Virginia Company, Eastern Virginia and EVB. Mr. McAllister’s separation and release agreement payment is included in the amount of his lump sum payment described in the preceding paragraph.

Agreements Relating to Employment and Consulting Following the Merger

For EVB to fully capitalize on Virginia Company’s strong presence in Virginia Company’s banking markets, the merger agreement provides that following the merger Mr. Hanna will be appointed to serve as President of Peninsula Region of EVB and Executive Vice President and President of Peninsula Region of Eastern Virginia. Eastern Virginia has negotiated with Mr. Hanna an employment agreement in connection with Mr. Hanna’s future service as President of Peninsula Region of Eastern Virginia, and Eastern Virginia and Mr. Hanna anticipate entering into this agreement following consummation of the merger.

This negotiated employment agreement provides that Mr. Hanna will receive an initial base salary of $225,000 for an initial term of two years; however, on the December 31 prior to expiration of the initial two year term the agreement would automatically renew and be extended by one year unless Mr. Hanna or Eastern Virginia gives advance notice of termination. Mr. Hanna’s negotiated agreement also provides that he will receive (i) a retention bonus of $150,000 payable in three equal annual installments beginning one year after consummating the merger; (ii) within 30 days of executing the negotiated agreement a restricted stock grant with a grant date fair value of $20,000, subject to vesting in two equal annual installments; (iii) a benefit under Eastern Virginia’s supplemental executive retirement plan upon separation from service on or after reaching age 65 of $3,333 per month for 200 months, with vested benefits payable in the event of a separation from service prior to reaching age 65; and (iv) reimbursement for annual golf club membership dues.

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Under the negotiated agreement Mr. Hanna’s employment may be terminated by Eastern Virginia with or without cause. If Mr. Hanna resigns for good reason or is terminated without cause, Mr. Hanna would be entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary (plus bonus, if any, and if it is Eastern Virginia’s practice at the time of termination to include bonus amounts in calculating termination payments for members of Eastern Virginia’s executive management team) in effect immediately preceding such termination in each month for the remainder of the term of his agreement. If, however, Mr. Hanna breaches the confidentiality provisions of or the covenant not to compete contained in the negotiated agreement (described below), Mr. Hanna would have no right to further post-termination payments or benefits as described in the preceding sentence. Also under the negotiated agreement, if Mr. Hanna resigns for good reason or is terminated without cause within one year of a change of control of Eastern Virginia, he would be entitled to receive a lump sum cash payment equal to two times his annual base salary and most recent annual bonus (if Eastern Virginia’s practice at the time of termination is to include bonuses in calculations for members of Eastern Virginia’s executive management team). Mr. Hanna’s negotiated agreement also contains a confidentiality provision with a term of five years from the date Mr. Hanna’s employment ceases, and a covenant not to compete that is in effect during the term of the agreement and for a twelve month period after Mr. Hanna is no longer employed by Eastern Virginia. Any post-termination payments to Mr. Hanna pursuant to the negotiated agreement would be subject to reduction to one dollar less than the maximum amount which may be paid without causing any such payment to be considered an “excess parachute payment” and nondeductible for tax purposes pursuant to Section 280G and Section 4999 of the Code.

In addition, Eastern Virginia and EVB have negotiated with Mr. McAllister an agreement, and anticipate entering into this agreement following consummation of the merger, pursuant to which Mr. McAllister would be engaged by EVB as an independent contractor following the merger to provide business transition services and data processing conversion services to EVB. Mr. McAllister would be engaged for an initial term of 90 days and such term may be extended at the option of EVB for successive 30 day periods upon seven calendar days’ advance notice to Mr. McAllister. The agreement provides that Eastern Virginia and EVB would pay to Mr. McAllister an amount of $20,500 once per 30-day period, with a $20,500 bonus payable to Mr. McAllister upon successful completion of business transition and data processing conversion following the merger, as determined by EVB. Also under the agreement, Mr. McAllister agrees to customary confidentiality, noncompetition and nonsolicitation covenants.

Supplemental Executive Retirement Plan Agreement

As required by the merger agreement, Mr. Hanna executed an acknowledgment and agreement to amendment of the SERP Agreement governing his participation in Virginia Company’s supplemental executive retirement plan. Pursuant to this amendment, all benefit accruals and liabilities and vesting under the SERP are to be frozen as of the day before consummating the merger, and Mr. Hanna’s benefit payable under the SERP will not exceed the benefit payable pursuant to the SERP’s vesting schedule, calculated as of the date Mr. Hanna’s SERP benefit accruals were frozen. As required by the merger agreement, Virginia Company will terminate the SERP prior to consummating the merger. In connection with this termination, Mr. Hanna will receive a lump sum cash payment of $165,699.

Indemnification and Insurance

Virginia Company’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Virginia Company’s articles of incorporation and bylaws and the merger agreement. For a description of the indemnification provided to Virginia Company directors, officers and employees in the merger agreement, see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 71.

Pursuant to the merger agreement, Virginia Company has agreed to cause the persons who served as directors or officers of Virginia Company to be covered by prepaid directors’ and officers’ liability insurance policies, with coverage to begin at the effective time of the merger and to be provided for at least six years thereafter. Virginia Company will not, however, spend an amount in excess of 300% of the annual premium paid by Virginia Company for directors’ and officers’ liability insurance policies as of the date of the merger agreement.

Service as a Director of EVB

Under the merger agreement, one individual from Virginia Company’s board of directors will join the Eastern Virginia and EVB boards of directors following the effective time of the merger. The individual will be selected by Eastern Virginia and EVB after consultation with Virginia Company. Eastern Virginia and EVB are not required by the merger agreement to re-nominate the former Virginia Company director at future Eastern Virginia or EVB shareholder meetings.

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Options to Acquire Virginia Company Common Stock

As of the record date for the Virginia Company special meeting, the Virginia Company directors and executive officers owned, in the aggregate, options to purchase [______] shares of Virginia Company common stock granted under Virginia Company’s 2006 Stock Incentive Plan. Under the merger agreement, at the effective time of the merger each such stock option that is outstanding and not yet exercised immediately prior to the merger shall be exchanged for a cash amount equal to the number of shares of Virginia Company common stock subject to each such stock option, multiplied by the difference of $6.25 and the per share exercise price of the stock option. Because the exercise price of all outstanding Virginia Company stock options exceeds $6.25 per share, Eastern Virginia and Virginia Company anticipate that all options to purchase shares of Virginia Company common stock will be cancelled without consideration pursuant to the merger.

Restricted Shares of Virginia Company Common Stock

As of the record date for the Virginia Company special meeting, Mr. Hanna owned [______] restricted shares of Virginia Company common stock under Virginia Company’s 2006 Stock Incentive Plan. Virginia Company has agreed to take all steps necessary to cancel the restricted stock agreement between Virginia Company and Mr. Hanna to which such shares are subject, which will result in Mr. Hanna forfeiting his restricted shares of Virginia Company common stock prior to the merger.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of Virginia Company will be recorded, as of completion of the merger, at their respective fair values and added to those of Eastern Virginia. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operation of Eastern Virginia issued after completion of the merger will reflect those values, but will not be restated retroactively to reflect the historical financial position or results of operation of Virginia Company.

Resales of Eastern Virginia Common Stock and Preferred Stock

Eastern Virginia has registered under the federal securities laws and the rules and regulations promulgated thereunder the issuance of shares of its common stock in the merger. Therefore, a Virginia Company shareholder that receives Eastern Virginia common stock in the merger may sell those shares without restriction unless such shareholder is considered an “affiliate” of Virginia Company or becomes an affiliate of Eastern Virginia. A director, executive officer or shareholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

If a Virginia Company shareholder is considered an affiliate of Virginia Company or becomes an affiliate of Eastern Virginia, such shareholder may resell the shares of Eastern Virginia common stock such shareholder receives in the merger only after the publication of financial results of at least 30 days of post merger combined operations of Eastern Virginia and Virginia Company, and pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws. Eastern Virginia is not obligated and does not intend to register for resale the shares of common stock issued to affiliates of Virginia Company.

Eastern Virginia has not registered under the federal securities laws and the rules and regulations promulgated thereunder the issuance of shares of its preferred stock, if any, in the merger. Therefore, the sale of shares of Eastern Virginia preferred stock received in the merger by a Virginia Company shareholder will remain subject to any restrictions on the transfer of shares of Virginia Company preferred stock prior to completion of the merger.

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THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated into this proxy statement/prospectus by reference. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

The board of directors of each of Eastern Virginia, EVB and Virginia Company has unanimously approved the merger agreement, which provides for the merger of Virginia Company with and into EVB, a wholly-owned bank subsidiary of Eastern Virginia. Upon completion of the merger, the separate corporate existence of Virginia Company will cease, and EVB will survive and continue to exist as a Virginia state chartered bank.

The EVB articles of incorporation and the EVB bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

Treatment of Virginia Company Common Stock

Each share of Virginia Company common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by Eastern Virginia or EVB or any of Eastern Virginia’s, EVB’s or VCB’s respective wholly-owned subsidiaries, in each case except for shares held by them in a fiduciary capacity or in satisfaction of a debt previously contracted) will at the election of the holder thereof and subject to proration as described in this proxy statement/prospectus, be converted into the right to receive either (i) $6.25 in cash without interest or 0.9259 shares of Eastern Virginia common stock (plus cash in lieu of a fractional share). Notwithstanding the elections that may be made by Virginia Company common shareholders, the merger agreement provides that no more than 25% of the outstanding shares of Virginia Company common stock will be converted into the right to receive cash. If cash elections are made with respect to more than 25% of the total number of shares of Virginia Company common stock outstanding, the number of shares of each Virginia Company common shareholder that will be converted into cash will be subject to proration as described in this proxy statement/prospectus.

Assuming the maximum cash election is made and based on 1,536,608 shares of Virginia Company common stock issued and outstanding on August 14, 2014, the aggregate merger consideration for Virginia Company common stock would be $2,400,950 in cash and 1,067,059 shares of Eastern Virginia common stock (plus cash in lieu of a fractional share).

The following scenarios illustrate the effects of the proration of the merger consideration in the event that the holders of Virginia Company common stock collectively elect to receive cash for more than 25% of Virginia Company common stock outstanding in connection with the merger. In each of these examples, it is assumed that the only common shareholders of Virginia Company are Shareholder A, who is the holder of 100 shares of Virginia Company common stock, Shareholder B, who is the holder of 100 shares of Virginia Company common stock and Shareholder C, who is the holder of 60 shares of Virginia Company common stock. Because only a total of 260 shares are outstanding in this example, the 25% cap on the cash election means that only 65 shares (25% of 260 shares) may be exchanged for cash.

•	Shareholder A elects to receive cash for 100% of his shares of Virginia Company common stock. Shareholder B elects to receive cash for 75% of his shares of Virginia Company common stock. Shareholder C elects to receive cash for 75% of his shares of Virginia Company common stock. As a result of proration:

o	Shareholder A would receive cash election proceeds for 29.545 shares of Virginia Company common stock and stock for 70.455 shares of Virginia Company common stock,

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o	Shareholder B would receive cash election proceeds for 22.159 shares of Virginia Company common stock and stock for 77.841 shares of Virginia Company common stock, and

o	Shareholder C would receive cash election proceeds for 13.295 shares of Virginia Company common stock and stock for 46.705 shares of Virginia Company common stock.

The shares of Virginia Company common stock held by Shareholders A, B, and C that are not converted into the right to receive cash would be converted into shares of Virginia Company common stock, with cash in lieu of a fractional share.

As this example illustrates, for a common shareholder of Virginia Company to maximize the amount of cash he will receive for his shares of Virginia Company common stock, the shareholder should elect to receive cash for 100% of the shareholder’s shares of Virginia Company common stock.

•	Shareholder A elects to receive cash for 25% of his shares of Virginia Company common stock. Shareholder B elects to receive cash for 75% of his shares of Virginia Company common stock. Shareholder C elects to receive cash for 75% of his shares of Virginia Company common stock. As a result of proration:
o	Shareholder A would receive cash election proceeds for 11.607 shares of Virginia Company common stock and stock for 88.393 shares of Virginia Company common stock,
o	Shareholder B would receive cash election proceeds for 34.821 shares of Virginia Company common stock and stock for 65.179 shares of Virginia Company common stock, and
o	Shareholder C would receive cash election proceeds for 20.893 shares of Virginia Company common stock and stock for 39.107 shares of Virginia Company common stock.

The shares of Virginia Company common stock held by Shareholders A, B, and C that are not converted into the right to receive cash would be converted into shares of Eastern Virginia common stock, with cash in lieu of a fractional share.

As this example illustrates, if a common shareholder elects to receive cash for 25% of his outstanding shares of Virginia Company common stock, the shareholder will receive cash for less than 25% of his outstanding shares of Virginia Company common stock in the event that holders of Virginia Company common stock collectively elect to receive cash for more than 25% of Virginia Company common stock outstanding in connection with the merger.

In order to make their election, Virginia Company shareholders prior to the election deadline (as defined below) should complete and return the Form of Merger Consideration Election for Virginia Company Shareholders, a form of which is attached to this proxy statement/prospectus as Appendix C, or the “Form of Election.” Please do not remove the Form of Election from the proxy statement/prospectus, but instead use the execution copy that will be sent to you separately for that purpose. If you hold shares in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will separately provide instructions for making your election with respect to such shares.

Virginia Company shareholders that do not return their Form of Election by the election deadline or who have material defects in their returned Form of Election will be deemed to have elected to receive stock consideration. Elections are unconditional and irrevocable, except that if shares of Virginia Company common stock in respect of which an election has been made are subsequently transferred prior to the election deadline, such transfer will automatically revoke such election. If the transferee of such shares does not make a proper election, such shares will be deemed to have elected to receive stock consideration. If a transfer of shares of Virginia Company common stock occurs after the election deadline but prior to the closing of the merger, the transferee will be bound by the election, if any, made by the transferor of such shares.

The “election deadline” is 5:00 p.m., Eastern time, on [ _____ ], 2014.

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Treatment of Virginia Company Preferred Stock

As set forth in more detail below, Eastern Virginia, EVB and Virginia Company intend for EVB to acquire all outstanding shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock from unaffiliated holders of such stock shortly before the effective time of the merger. Any shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock that are owned by Eastern Virginia or EVB at the effective time of the merger (other than shares in trust accounts, managed accounts or similar accounts, or shares held in satisfaction of a debt previously contacted) will, at the effective time of the merger, be canceled and retired. These shares will not be exchanged for the merger consideration.

Virginia Company has entered into agreements with the holders of all of the outstanding shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock. These agreements provide to Virginia Company an exclusive option to purchase from the holders all shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock at discounts to the shares’ liquidation value. Under applicable law and the terms of these agreements, Virginia Company may assign the purchase options to EVB. Eastern Virginia, EVB and Virginia Company intend for Virginia Company to assign the purchase options to EVB following the receipt of required regulatory approvals, and for EVB to purchase all of the outstanding shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock after receiving a certificate of merger from the Virginia State Corporation Commission and shortly before closing the merger.

There are 4,700 shares of Virginia Company Series A Preferred Stock and 143 shares of Virginia Company Series B Preferred Stock issued and outstanding, all with a liquidation amount of $1,000 per share. If EVB completes the purchase of such preferred stock prior to the effective time of the merger, EVB would pay an aggregate purchase price of $4,140,501, representing a 14.51% discount to the shares’ combined liquidation amount.

To the extent any shares of Virginia Company Series A Preferred Stock or Virginia Company Series B Preferred Stock are to be issued and outstanding at completion of the merger, Eastern Virginia has agreed to amend its articles of incorporation and take other necessary steps to authorize two new classes of preferred stock: Eastern Virginia Series A-2 Preferred Stock and Eastern Virginia Series A-3 Preferred Stock. The Eastern Virginia Series A-2 Preferred Stock and the Eastern Virginia Series A-3 Preferred Stock would each be pari passu with respect to the Eastern Virginia Series A Preferred Stock. The Eastern Virginia Series A-2 Preferred Stock and the Eastern Virginia Series A-3 Preferred Stock would have substantially identical rights to, respectively, the VCB Series A Preferred Stock and the VCB Series B Preferred Stock, including, without limitation, identical liquidation preferences, voting rights and accrued dividends at the time of completion of the merger.

Each share of Virginia Company Series A Preferred Stock or Virginia Company Series B Preferred Stock issued and outstanding immediately prior to the completion of the merger (other than shares held by Eastern Virginia or EVB or any of Eastern Virginia’s, EVB’s or VCB’s respective wholly-owned subsidiaries, in each case except for shares held by them in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into one share of Eastern Virginia Series A-2 Preferred Stock and Eastern Virginia Series A-3 Preferred Stock, respectively.

Treatment of Virginia Company Stock Options

At the effective time of the merger, each option to purchase shares of Virginia Company common stock that is outstanding and unexercised immediately prior thereto will be canceled in exchange for the right to receive a cash amount equal to the number of shares of Virginia Company common stock subject to such option multiplied by the difference of $6.25 and the per share exercise price of such option. As of August 14, 2014, there were 181,500 Virginia Company stock options issued and unexercised, all of which have an exercise price of $10.00 per share.

No Effect on Outstanding Eastern Virginia or EVB Capital Stock

Each share of capital stock of Eastern Virginia and EVB that is issued and outstanding immediately prior to completion of the merger will remain issued and outstanding and be unchanged by the merger.

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Conditions of the Merger

The respective obligations of Eastern Virginia, EVB and Virginia Company to complete the merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver of certain mutual conditions, including the following:

•	The merger agreement has been approved by the requisite vote of the holders of outstanding shares of Virginia Company common stock;

•	All regulatory approvals required to consummate the merger and the transactions contemplated by the merger agreement have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals contain any conditions, restrictions or requirements that the board of directors of Eastern Virginia reasonably determines in good faith would materially reduce the benefits of the merger and the transactions contemplated by the merger agreement to such a degree that Eastern Virginia would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date thereof;

•	No governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the merger or the transactions contemplated by the merger agreement;

•	The registration statement (of which this proxy statement/prospectus is a part) registering shares of Eastern Virginia common stock to be issued in the merger has been declared effective and is not subject to a stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been initiated by the Securities and Exchange Commission (the “SEC”) and not withdrawn; and

•	Approval for the listing on The NASDAQ Stock Market, Inc.’s Global Select Market of the shares of Eastern Virginia common stock to be issued in the merger, subject to official notice of issuance.

In addition to the mutual covenants described above, Virginia Company’s obligation to complete the merger is subject to the fulfillment, or written waiver, of certain other conditions, including the following:

•	The representations and warranties of Eastern Virginia and EVB made in the merger agreement, subject to the standard set forth in the merger agreement, are true and correct as of the date of the merger agreement and as of the effective time of the merger, and Virginia Company has received a certificate of the chief executive officer and chief financial officer of Eastern Virginia and EVB to that effect;

•	Eastern Virginia and EVB have performed in all material respects all obligations required to be performed by them under the merger agreement prior to the effective time of the merger, and Virginia Company has received a certificate of the chief executive officer and chief financial officer of Eastern Virginia and EVB to that effect;

•	Virginia Company has received an opinion of Williams Mullen, counsel to Virginia Company, substantially to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	No material adverse effect with respect to Eastern Virginia and EVB has occurred.

In addition to the mutual covenants described above, Eastern Virginia’s and EVB’s obligation to complete the merger is subject to the fulfillment, or written waiver, of certain other conditions, including the following:

•	The representations and warranties of Virginia Company made in the merger agreement, subject to the standard set forth in the merger agreement, are true and correct as of the date of the merger agreement and as of the effective time of the merger, and Eastern Virginia has received a certificate of the chief executive officer and the chief financial officer of Virginia Company to that effect;

•	Virginia Company has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective time of the merger, and Eastern Virginia has received a certificate of the chief executive officer and chief financial officer of Virginia Company to that effect;

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•	No material adverse effect with respect to Virginia Company has occurred;

•	Eastern Virginia has received an opinion of Troutman Sanders LLP, counsel to Eastern Virginia and EVB, substantially to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	All of the directors of Virginia Company have, concurrent with the execution of the merger agreement, entered into a support and non-competition agreement, and all such support and non-competition agreements remain in full force and effect; see “—Support and Non-Competition Agreements” beginning on page 81.

Under the terms of the merger agreement, a material adverse effect on either Eastern Virginia or Virginia Company is defined to mean any effect that, individually or in the aggregate, (1) is material and adverse to the financial condition, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger or the transactions contemplated by the merger agreement. Under the terms of the merger agreement, a material adverse effect is deemed to not include the impact of, among other things:

•	changes in tax, banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in GAAP or regulatory accounting requirements applicable to banks, savings banks or their holding companies generally;

•	changes in general economic conditions affecting banks, savings banks and their holding companies generally;

•	the announcement or pendency of the transactions contemplated by the merger agreement; and

•	with respect to Virginia Company only, the effects of any action or omission taken with the prior consent of Eastern Virginia or as otherwise contemplated by the merger agreement;

provided that the effect of the changes described in the first four bullet points shall not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Eastern Virginia and its subsidiaries as a whole on the one hand, or Virginia Company on the other hand, as measured relative to similarly situated companies in the banking industry.

Representations and Warranties

Pursuant to the merger agreement, Eastern Virginia, EVB and Virginia Company made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A hereto.

Such representations and warranties generally must remain accurate through the completion of the merger. However, most representations and warranties are qualified by a materiality standard that provides no representation or warranty of Eastern Virginia, EVB or Virginia Company will be deemed to be untrue or incorrect, and no party will be deemed to have breached a representation or warranty, due to the existence of any fact, event or circumstances, unless such fact, event or circumstance, individually or taken together with other facts, events or circumstances that are inconsistent with a representation or warranty, has had or is reasonably likely to have a material adverse effect on the relevant party. Representations and warranties with respect to Virginia Company’s capitalization; the absence since December 31, 2013, of events or circumstances reasonably likely to have a material adverse effect on Eastern Virginia and Virginia Company; and certain types of payments under Virginia Company employee benefit plans are not subject to the materiality standard and must remain true in all respects.

The representations and warranties by Eastern Virginia, EVB and Virginia Company to each other address, among other things:

•	organization and good standing of each entity;

•	each entity’s capital structure;

•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	absence of material adverse changes since December 31, 2013;

•	consents and approvals required;

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•	regulatory matters;

•	accuracy of documents, including financial statements and other reports, filed by Eastern Virginia with the SEC;

•	absence of material defaults under contracts and agreements;

•	absence of environmental problems;

•	absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	litigation and related matters;

•	taxes and tax regulatory matters;

•	compliance with laws;

•	absence of brokerage commissioners, except as disclosed for financial advisors;

•	employee benefit matters;

•	loans and the allowance for loan losses;

•	insurance matters; and

•	the financial ability of Eastern Virginia to complete the merger and to pay the aggregate cash component of the merger consideration.

These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Eastern Virginia’s disclosure schedules contain information that has been included in Eastern Virginia’s general prior public disclosures, as well as potential additional non-public information. Although none of Eastern Virginia, EVB or Virginia Company believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which, in the case of Eastern Virginia, subsequent information may or may not be fully reflected in Eastern Virginia’s public disclosures.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified at any time by written agreement of the parties, except that after the shareholders of Virginia Company have approved the merger agreement no amendment or modification which by law requires further approval by the shareholders of Virginia Company may be made without obtaining such approval.

Indemnification; Directors’ and Officers’ Insurance

Virginia Company’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Virginia Company’s articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, Eastern Virginia agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of Virginia Company, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Virginia Company or is or was serving at the request of Virginia Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the completion of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the articles of incorporation and bylaws of Virginia Company, or any agreement, arrangement or understanding previously disclosed by Virginia Company to Eastern Virginia and EVB pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

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Pursuant to the merger agreement, Virginia Company has agreed to cause the persons who served as directors or officers of Virginia Company to be covered by prepaid directors’ and officers’ liability insurance policies, with coverage to begin at the effective time of the merger and to be provided for at least six years thereafter. Virginia Company will not, however, spend an amount in excess of 300% of the annual premium paid by Virginia Company for directors’ and officers’ liability insurance policies as of the date of the merger agreement.

Acquisition Proposals

The merger agreement provides that Virginia Company will, and will direct and cause its affiliates, directors, officers, employees, agents and representatives, including, without limitation, any investment banker, financial advisor, attorney, accountant, or other representative retained by it, to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Virginia Company and by specifically enforcing the terms in a court of competent jurisdiction, if necessary.

For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets, or deposits of Virginia Company taken as a whole; (2) direct or indirect acquisition or purchase of any class of equity securities representing 25% or more of the voting power of Virginia Company; (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Virginia Company; or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Virginia Company, other than the transactions contemplated by the merger agreement.

From the date of the merger agreement through the effective time of the merger, Virginia Company will not, and will cause its directors, officers or employees, or any other representative retained by it not to, directly or indirectly through another person (1) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) provide any confidential information or data to any person relating to any acquisition proposal, (3) participate in any discussions or negotiations regarding any acquisition proposal, (4) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Eastern Virginia or its affiliates, (5) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (6) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, if, prior to the date of the meeting of the Virginia Company shareholders to vote to approve the merger and plan of merger, the Virginia Company board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to take the actions described in the prior sentence would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Virginia Company may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement, that the Virginia Company board of directors determines in good faith is likely to constitute a superior proposal, subject to providing one business day prior written notice of its decision to take such action to Eastern Virginia and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

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•	furnish information with respect to itself to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by Virginia Company after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement, dated January 16, 2014, between Eastern Virginia and Virginia Company, are to Eastern Virginia; and

•	participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean an unsolicited acquisition proposal that was received and considered in compliance with the merger agreement that the Virginia Company board of directors determines in good faith would, if completed, result in a transaction that is more favorable to Virginia Company’s shareholders from a financial point of view than the merger, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to completion and the likelihood of completion, and after taking into account the advice of Virginia Company’s financial advisor, which will be a nationally recognized investment banking firm, and outside counsel. For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except that “50%” is substituted for each referenct to “25%”.

In addition to these obligations, Virginia Company will within one business day advise Eastern Virginia orally and in writing of its receipt of any acquisition proposal, or any inquiry that could reasonably lead to an acquisition proposal, and keep Eastern Virginia informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to Eastern Virginia all materials provided to or made available to any third party pursuant to the merger agreement that were not previously provided to Eastern Virginia.

Virginia Company has agreed that any violations of the restrictions related to acquisition proposals set forth in the merger agreement by any representative of Virginia Company will be deemed a breach of the merger agreement by Virginia Company.

Closing Date; Effective Time

Subject to the satisfaction or waiver of all conditions to the merger set forth in the merger agreement, the merger will become effective on the date and at the time stated in the articles of merger required to be filed with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. Unless otherwise agreed by Eastern Virginia, EVB and Virginia Company, the effective time of the merger will be on a date selected by Eastern Virginia that is not later than the later of five business days after satisfaction or waiver of all conditions to the merger or the month end following such satisfaction or waiver.

Regulatory Approvals

Consummation of the merger is subject to receipt of certain regulatory approvals and waivers. We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these approvals or actions, including any additional approvals or actions required, will be obtained.

As a bank holding company, Eastern Virginia is subject to regulation under the Bank Holding Company Act of 1956. EVB and Virginia Company are each Virginia banking corporations subject to the Virginia Banking Act and certain federal banking laws, including the Federal Deposit Insurance Act and related regulations. EVB is a member bank of the Federal Reserve System and is subject to Federal Reserve System membership requirements; Virginia Company is not a member of the Federal Reserve System. Eastern Virginia and EVB have filed all required applications seeking approval of the merger with the Federal Reserve and the Bureau.

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Federal Reserve. Under the Bank Holding Company Act, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions.

The merger may not be completed until the 30th day or, with the consent of the relevant agencies, the 15th day, following the date of the Federal Reserve approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an anti-trust action would stay the effectiveness of any approval unless a court specifically orders otherwise.

State Applications. The merger is subject to the approval of the merger of the Bureau.

Status of Applications, Notices and Waivers. Eastern Virginia and EVB have filed all required applications, notices and waiver requests with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals and waivers will be obtained, that such approvals and waivers will be received on a timely basis or that such approvals and waivers will not impose conditions, restrictions or requirements the board of Eastern Virginia reasonably determines in good faith would materially reduce the benefits of the merger and the transactions contemplated by the merger agreement to such a degree that Eastern Virginia would not have entered into the merger agreement had such conditions, restrictions or requirements been known on the date of the merger agreement. If any such condition, restriction or requirement is imposed, Eastern Virginia may elect not to consummate the merger. See “–Conditions of the Merger” beginning on page 69.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Virginia Company common stock to Eastern Virginia common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

The merger cannot be completed prior to receipt of all required regulatory approvals.

As of the date of this prospectus and proxy statement, no regulatory approvals have been received. While Eastern Virginia, EVB and Virginia Company do not know of any reason why necessary regulatory approval would not be obtained in a timely manner, they cannot be certain when or if they will receive them, or if obtained, whether they will contain terms, conditions, restrictions or requirements not currently contemplated that will be detrimental to the combined company after completion of the merger.

Conduct of Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A hereto, are briefly described below.

Eastern Virginia, EVB and Virginia Company have agreed that, prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as previously disclosed, none of them, without the prior written consent of the other, will:

•	Take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; or
•	Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (y) any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied or (z) a material violation of any provision of the merger agreement, except as may be required by applicable law or regulation.

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Virginia Company has also agreed that, prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as previously disclosed, without the prior written consent of Eastern Virginia it will not:

•	Conduct its business other than in the ordinary and usual course consistent with past practices or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Eastern Virginia the goodwill of the customers of Virginia Company and others with whom business relations exist;
•	Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any warrants, options, rights, convertible securities and other arrangements or commitments that obligate Virginia Company to issue or dispose of any of its capital stock or other ownership interests (“Rights”) or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights;

•	Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its common stock or preferred stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock or preferred stock;
•	Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Virginia Company, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) salary or wage increases for certain officers identified to Eastern Virginia that are consistent with past practices, (ii) changes that are required by applicable law or (iii) as previously disclosed to Eastern Virginia;
•	Hire any person as an employee of Virginia Company or promote any employee, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed and (ii) persons hired to fill any employee vacancies (other than vacancies of certain officers identified to Eastern Virginia) arising after the date of the merger agreement and whose employment is terminable at the will of Virginia Company and who are provided no greater severance or similar benefits or payments as a result of the merger or the consummation thereof than those that would have become payable to the employees who they replaced;
•	Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to Eastern Virginia or (iii) to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Virginia Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;
•	Exchange, cancel, surrender, or increase or decrease the benefit provided under, any existing bank or corporate owned life insurance covering any employees of Virginia Company, other than any such change that is required by law;
•	Purchase any new bank or corporate owned life insurance covering any employees of Virginia Company;
•	Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for: (i) other real estate owned, or OREO, that is sold in the ordinary course of business consistent with past practices; (ii) transactions previously disclosed to Eastern Virginia; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service, or CDARS, in the ordinary course of business consistent with past practices or (iv) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate;
•	Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for: (i) acquisitions of securities as previously disclosed to Eastern Virginia; (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices and (iv) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $25,000 in the aggregate;

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•	Except as previously disclosed, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $20,000 individually or $35,000 in the aggregate;
•	Amend Virginia Company’s articles of incorporation or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or U.S. GAAP;
•	Except as previously disclosed, enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in Virginia Company’s branches by a third party service provider;
•	Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Virginia Company is or becomes a party on or after the date of the merger agreement, which settlement, agreement or action involves payment by Virginia Company of an amount that exceeds $20,000 and/or would impose any material restriction on the business of Virginia Company or create precedent for claims that are reasonably likely to be material to Virginia Company;
•	Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;
•	Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Eastern Virginia prior to the date of the merger agreement);
•	Enter into or settle any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions;
•	Incur any indebtedness for borrowed money, other than overnight borrowings and draws under Virginia Company’s existing line of credit with the Federal Home Loan Bank of Atlanta, in each case in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices;
•	Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or equity investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of two years or less, (ii) dispose of any debt security or equity investment or (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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•	(i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “loans”) other than loans made or acquired in the ordinary course of business consistent with past practices and that have (A) in the case of unsecured loans made to any one borrower that are originated in compliance with Virginia Company’s internal loan policies, a principal balance not in excess of $300,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (B) in the case of secured loans made to any one borrower that are originated in compliance with Virginia Company’s internal loan policies, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any loan securitization or create any special purpose funding entity;

•	Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practices);
•	Make or change any material tax election, settle or compromise any material tax liability of Virginia Company, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of Virginia Company, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended tax return;
•	Take any action (i) that would cause the merger agreement or the transactions contemplated thereby to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Eastern Virginia or its subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or
•	Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Each of Eastern Virginia and EVB have also agreed that, prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as previously disclosed, without the prior written consent of Virginia Company it will not:

•	Conduct its business other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve its business organization and preserve for itself the goodwill of its customers and others with whom business relations exist;
•	Amend Eastern Virginia’s or EVB’s articles of incorporation or bylaws; or
•	Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways.

The merger agreement may be terminated by mutual written consent of Eastern Virginia, EVB and Virginia Company.

The merger agreement may be terminated by either Eastern Virginia and EVB or Virginia Company if:

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•	provided that such party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated in the merger agreement;
•	provided that such party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, if the other party’s conditions to closing in the merger agreement have not been satisfied within five business days of the last joint condition to closing, which lack of satisfaction (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such failure and (ii) has not been waived by the party seeking to terminate the merger agreement;

•	the merger has not been completed by March 31, 2015, unless the failure of the merger to be consummated is due to (i) the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement or, (ii) if Virginia Company is the party seeking termination, the failure of any director of Virginia Company to perform or observe his covenants and agreements under the relevant Support and Non-Competition Agreement;
•	the approval of any governmental authority required for consummation of the merger and the transactions contemplated by the merger agreement is denied by a final nonappealable action of such governmental authority or the application therefor has been permanently withdrawn at the request of a governmental authority (but no party may terminate the merger agreement if the denial or withdrawal was due to the failure of the party seeking termination to perform or observe such party’s covenants in the merger agreement); or
•	the merger agreement is not approved by the shareholders of Virginia Company.

The merger agreement may be terminated by Eastern Virginia and EVB if (i) Virginia Company has materially breached its obligations under the merger agreement with respect to alternate acquisition proposals; (ii) Virginia Company’s board of directors fails to recommend to Virginia Company’s shareholders the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to Eastern Virginia; or (iii) Virginia Company has failed to call, give notice of, convene and hold a meeting of its shareholders to vote upon the merger agreement, as contemplated in the merger agreement.

Additionally, Eastern Virginia and EVB may terminate the merger agreement if a tender offer or exchange offer for 20% or more of the outstanding shares of Virginia Company’s common stock is commenced (other than by Eastern Virginia and EVB), and the Virginia Company board of directors recommends that the shareholders of Virginia Company tender their shares in such offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Virginia Company may terminate the merger agreement in order to enter concurrently into an agreement with respect to an unsolicited acquisition proposal that was received and considered in compliance with the terms of the merger agreement, and that if consummated would result in a transaction more favorable to Virginia Company shareholders from a financial point of view, provided that Eastern Virginia does not make a counteroffer that is at least as favorable as the other proposal (as determined by the Virginia Company board of directors) and Virginia Company pays the termination fee described below.

Effect of Termination; Termination Fee

If the merger agreement is terminated, no party will have any liability or further obligation to any other party, except that (i) the provisions of the merger agreement relating to the effect of termination, the confidentiality agreements entered into among Eastern Virginia, EVB and Virginia Company and certain miscellaneous provisions related to notices, enforcement of the merger agreement and other matters will continue in effect and (ii) neither Eastern Virginia nor Virginia Company will be relieved from liability arising out of its fraud or willful breach of the merger agreement.

Virginia Company has agreed to pay a termination fee of $490,000 to Eastern Virginia in the following circumstances:

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•	The merger agreement is terminated because (i) Virginia Company has materially breached its obligations under the merger agreement with respect to alternate acquisition proposals; (ii) Virginia Company’s board of directors fails to recommend to Virginia Company’s shareholders the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to Eastern Virginia; or (iii) Virginia Company has failed to call, give notice of, convene and hold a meeting of its shareholders to vote upon the merger agreement;
•	The merger agreement is terminated upon the commencement of a tender offer or exchange offer for 20% or more of the outstanding shares of Virginia Company’s common stock is commenced (other than by Eastern Virginia and EVB), in which the Virginia Company board of directors recommends that the shareholders of Virginia Company tender their shares or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act;

•	The merger agreement is terminated, (i)(A) by Eastern Virginia as a result of a breach of the merger agreement by Virginia Company, (B) by either Eastern Virginia or Virginia Company as a result of the other party’s delay if no vote of Virginia Company’s shareholders with respect to the merger agreement shall have then occurred or (C) by either Eastern Virginia or Virginia Company due to a failure to obtain the required vote of shareholders of Virginia Company at the meeting called to vote on the merger agreement if an alternative acquisition proposal has been publicly announced or otherwise communicated to the senior management or board of directors of Virginia Company either prior to the date of termination of the merger agreement for clauses (A) and (B) or prior to the taking of a shareholder vote for clause (C), and (ii)(A) Virginia Company enters into an agreement with respect to an alternative acquisition proposal within twelve months after the merger agreement is terminated (regardless of whether such transaction is consummated) or (B) Virginia Company consummates a transaction with respect to an alternative acquisition proposal otherwise than pursuant to an agreement with Eastern Virginia within fifteen months after the merger agreement is terminated; or
•	The merger agreement is terminated by Virginia Company in order to enter concurrently into an agreement with respect to an unsolicited acquisition proposal that was received and considered in compliance with the terms of the merger agreement.

If Virginia Company fails to timely pay the termination fee to Eastern Virginia, Virginia Company will be obligated to pay the costs and expenses incurred by Eastern Virginia to collect such payment, together with interest. If the merger agreement is terminated and the termination fee is payable to Eastern Virginia, the termination fee and any costs and expenses incurred by Eastern Virginia in collecting the fee will be Eastern Virginia’s sole and exclusive remedies.

Election Procedures; Surrender of Stock Certificates

Holders of Record

Holders of record of Virginia Company common stock will receive a separate execution copy of the Form of Election sent separately from this proxy statement/prospectus. The Form of Election entitles you to elect to receive cash, Eastern Virginia common stock or a combination of cash and Eastern Virginia common stock, or to make no election with respect to the merger consideration that you wish to receive. The Form of Election also serves as a Letter of Transmittal that should be returned along with your Virginia Company common stock certificates to the exchange agent. If the merger is not completed, your stock certificates will be returned to you.

To make a valid election, you must submit a properly completed Form of Election to Registrar and Transfer Company, which will be acting as the exchange agent, on or before the election deadline in accordance with the instructions contained in the Form of Election. The election deadline will be 5:00 p.m., Eastern time, on [ ____ ], 2014.

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As exchange agent, Registrar and Transfer Company will process the exchange of Virginia Company certificates for cash and/or Eastern Virginia common stock. Shortly after the closing of the merger, the exchange agent will allocate cash and shares of Eastern Virginia common stock among Virginia Company shareholders, consistent with their elections and the proration procedures.

Virginia Company shareholders that do not return their Form of Election by the election deadline or who have material defects in their returned Form of Election will be deemed to have elected to receive stock consideration. Elections are unconditional and irrevocable, except that if shares of Virginia Company common stock in respect of which an election has been made are subsequently transferred prior to the election deadline, such transfer will automatically revoke such election. If the transferee of such shares does not make a proper election, such shares will be deemed to have elected to receive stock consideration. If a transfer of shares of Virginia Company common stock occurs after the election deadline but prior to the closing of the merger, the transferee will be bound by the election, if any, made by the transferor of such shares.

Non-Record Holders

If you are not a record holder of Virginia Company common stock or hold shares in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will separately provide instructions for making your election with respect to such shares.

Exchange of Shares

Upon effectiveness of the merger, certificates which formerly represented shares of Virginia Company common stock or preferred stock which are to be converted into shares of Eastern Virginia common stock or preferred stock, as applicable, will be deemed for all purposes to represent the number of whole shares of Eastern Virginia common stock or preferred stock, as applicable, into which they have been converted, except that, until they are surrendered to the exchange agent, the holders of such shares will not be entitled to receive dividends or other distributions or payments in respect of Eastern Virginia common stock or preferred stock, as applicable.

Shares of Eastern Virginia common stock will be uncertificated, or book entry, shares, registered in the name of the former Virginia Company shareholder. Each former Virginia Company shareholder will receive a statement evidencing the issuance of uncertificated shares of Virginia Company common stock for the benefit of such shareholder, together with a check representing payment, without interest, of cash in lieu of any fractional share of Virginia Company common stock to which such holder may be entitled, and, if appropriate, a check representing payment, without interest, of any dividend or other cash payment or distribution on such holder’s shares of Eastern Virginia common stock which may have been withheld as a result of such holder’s failure to earlier surrender his or her Virginia Company certificates for exchange.

As described above under “–Merger Consideration–Treatment of Virginia Company Preferred Stock,” the parties anticipate that EVB will purchase all outstanding shares of Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock prior to the effective time of the merger, which would result in such shares being canceled and retired at the effective time of the merger. If, however, any shares of Virginia Company Series A Preferred Stock or Virginia Company Series B Preferred Stock are held by a party other than Eastern Virginia or EVB or any of Eastern Virginia’s, EVB’s or Virginia Company’s respective wholly-owned subsidiaries at the effective time of the merger, such shares will be converted into certificated shares of Eastern Virginia Series A-2 Preferred Stock and Eastern Virginia Series A-3 Preferred Stock, respectively, registered in the name of the former Virginia Company shareholder.

If any holder of Virginia Company common stock or preferred stock has not surrendered his or her certificates for exchange within twelve months of the effectiveness of the merger, the shares to which he or she would be entitled may, at Eastern Virginia’s option, be sold and the net proceeds of sale, together with any cash in lieu of fractional shares and previously accrued dividends, held in a noninterest bearing account for the former shareholder’s benefit. In such event, the shareholder will only have the right to receive shares of Eastern Virginia common stock or preferred stock, as applicable, which have not been sold, if any, and to collect, without interest, and subject to applicable laws of escheat, the cash in the account representing the net proceeds of the sale, cash in lieu and accumulated dividends, upon proper surrender of his or her Eastern Virginia certificates.

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No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Eastern Virginia common stock will receive, in lieu thereof, cash (without interest) in an amount equal to the product (rounded to the nearest whole-cent with one-half cent being rounded upwards) of (i) such fractional part of a share of Eastern Virginia common stock multiplied by (ii) $6.75.

Dissenters’ or Appraisal Rights

Shareholders of Virginia Company will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this proxy statement/prospectus.

Management and Operations after the Merger

The directors of EVB in office immediately prior to the effective time of the merger will be the directors of the surviving bank immediately after completion of the merger. Immediately prior to the effective time of the merger, Eastern Virginia and EVB will take action to appoint one individual who was a director of Virginia Company on the date of the merger agreement to their boards of directors, with such appointments to be effective as soon as reasonably practicable following the completion of the merger.

The officers of EVB in office immediately prior to the effective time of the merger will be the officers of the surviving bank immediately after completion of the merger. Immediately prior to the effective time of the merger, Eastern Virginia and EVB will take action to appoint Mark C. Hanna, the President and Chief Executive Officer of Virginia Company, as an Executive Vice President and President of Peninsula Region of Eastern Virginia and EVB, with such appointments to be effective as soon as reasonably practicable following the completion of the merger.

The name of the surviving bank with be “EVB.” The main office of the surviving bank will be the main office of EVB immediately prior to completion of the merger. All branch offices of EVB and Virginia Company that were in operation immediately prior to completion of the merger will be the branch offices of the surviving bank immediately after completion of the merger.

Support and Non-Competition Agreements

Among other conditions described above, Eastern Virginia’s and EVB’s obligation to complete the merger is subject to all of the directors of Virginia Company having, concurrent with the execution of the merger agreement, entered into a support and non-competition agreement, and all such support and non-competition agreements remaining in full force and effect. On May 29, 2014, each of the directors of Virginia Company entered into a support and non-competition agreement with Eastern Virginia. The following summary describes certain material provisions of the form of support and non-competition agreement and is qualified in its entirety by reference to the form of support and non-competition agreement, the form of which is Annex B to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreements that may be important to you. You are encouraged to read the form of support and non-competition agreement carefully and in its entirety.

Agreement to Vote Covered Shares. Under the support and non-competition agreements, each Virginia Company director agreed to cause all of the shares of Virginia Company common stock over which he exercises sole rights of voting and disposition (such shares, the “Covered Shares”) to be voted in favor of approving the merger agreement, unless Eastern Virginia is in material default with respect to a material covenant, representation, warranty or agreement made by it in the merger agreement or if, in accordance with the terms of the merger agreement, the Virginia Company board of directors fails to recommend to Virginia Company’s shareholders the merger agreement, or withdraws, modifies or changes such recommendation (or publicly proposes to do so). As of the record date of the Virginia Company special meeting, there were 310,650 Covered Shares subject to support and non-competition agreements, which represented 20.2% of the Virginia Company common stock outstanding.

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Transfer Restrictions. Each Virginia Company director also agreed, subject to certain exceptions, not to tender into any tender or exchange offer or to sell, transfer or otherwise dispose of or encumber any Covered Shares or any options to acquire Virginia Company common stock without the prior written consent of Eastern Virginia.

Non-Solicitation. Each Virginia Company director also agreed that he will not, and that he will not authorize, direct or encourage any other person to, solicit from any third party any inquiries or proposals relating to the disposition of Virginia Company’s business or assets, the acquisition of voting securities of Virginia Company or the merger of Virginia Company with any person other than Eastern Virginia or a subsidiary of Eastern Virginia. The support and non-competition agreements also restrict Virginia Company directors from providing a third party with information or assistance relating to, or conducting discussions in furtherance of, such inquiries or proposals and from making statements to the effect that he does not support the merger or that other Virginia Company shareholders should not support the merger, in case except as permitted under the merger agreement.

Non-Competition. For a period of 18 months from the effective time of the merger, each Virginia Company director has agreed not to, directly or indirectly:

•	Serve as a member of the board of directors (including any advisory board) of any financial institution, or a holding company or subsidiary of a financial institution, with an office or branch located within a 35 mile radius of any office or branch of Eastern Virginia, EVB or Virginia Company as of the date of the merger agreement or at the effective time of the merger (the “Covered Area”);

•	Serve on the board of directors of any company with an office or branch in the Covered Area that provides any of the products or services provided by Eastern Virginia, EVB or any subsidiary or affiliate thereof as of the date of the merger agreement or the effective time of the merger;

•	Solicit to employ or engage the services of any of the officers or employees of Eastern Virginia or EVB, including former employees of Virginia Company (other than such employees or officers who have been terminated by Eastern Virginia, EVB or Virginia Company prior to such solicitation or engagement);

•	Initiate or maintain contact with any officer, director or employee of Eastern Virginia or EVB, including former employees of Virginia Company, regarding the business, operations, prospects or finances of Eastern Virginia or EVB, except for conversations with employees that are necessary to conduct routine banking business or transactions; or

•	Solicit customers of Eastern Virginia, EVB or any subsidiary or affiliate thereof on behalf of any bank or provider of any of the products or services offered by Eastern Virginia, EVB or any subsidiary or affiliate thereof.

Eastern Virginia and certain Virginia Company directors negotiated limitations and exceptions to the foregoing non-competition provisions to accommodate existing professional and business relationships.

Termination. The provisions of the support and non-competition agreements relating to voting Covered Shares, transfer restrictions and non-solicitation will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of each of Williams Mullen and Troutman Sanders LLP that the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Virginia Company common stock that exchange their shares of Virginia Company common stock for cash and shares of Eastern Virginia common stock in the merger are as described below.

The following discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The opinions of tax counsel for each of Eastern Virginia and Virginia Company are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus is a part.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion is limited to U.S. holders that hold their shares of Virginia Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Virginia Company shareholder or to Virginia Company shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Virginia Company; persons who hold Virginia Company common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders that acquired their shares of Virginia Company common stock through the exercise of an employee stock option or otherwise as compensation. In addition, this discussion does not address the U.S. federal income tax consequences of the merger to the holders of the Virginia Company Series A Preferred Stock or the Virginia Company Series B Preferred Stock.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Virginia Company common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds Virginia Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Shareholders of Virginia Company common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

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The Merger

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Although it is unclear whether the disposition of the Virginia Company Series A Preferred Stock and Virginia Company Series B Preferred Stock will be deemed part of the reorganization with respect to the Virginia Company common shares, such disposition will not affect the treatment of the merger, as to such Virginia Company common shares, as a reorganization. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of Eastern Virginia common stock, except for any gain that may result from the receipt of cash. See “—Consequences to Shareholders” below.

Consummation of the merger is conditioned upon each of Eastern Virginia and Virginia Company receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Eastern Virginia and Virginia Company, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Virginia Company shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such shareholder.

Consequences to Virginia Company and Eastern Virginia

Each of Eastern Virginia and Virginia Company will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Eastern Virginia nor Virginia Company will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

A U.S. holder that exchanges shares of Virginia Company common stock for a combination of Eastern Virginia common stock and cash will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Eastern Virginia common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of Virginia Company common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger.

If a U.S. holder acquired different blocks of Virginia Company common stock at different times or at different prices, any realized gain or loss will be determined separately for each identifiable block of Virginia Company shares exchanged in the merger, and a loss realized on the exchange of one block of Virginia Company shares cannot be used to offset a gain realized on the exchange of another block of Virginia Company shares.

Generally, a U.S. holder’s aggregate tax basis in the Eastern Virginia common stock received by such U.S. holder in the merger will equal such U.S. holder’s aggregate tax basis in the Virginia Company common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger, and decreased by the amount of cash, if any, received by such U.S. holder in the merger. The holding period for the shares of Eastern Virginia common stock received in the merger generally will include the holding period for the shares of Virginia Company common stock exchanged therefor.

Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Virginia Company common stock for more than one year on the effective date of the merger. In some cases, such as if a U.S. holder actually or constructively owns Eastern Virginia common stock immediately after the merger, such gain may be treated as having the effect of the distribution of a dividend to such U.S. holder, under the tests set forth in Sections 301 and 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

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Backup Withholding and Reporting Requirements

U.S. holders of Virginia Company common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to Eastern Virginia and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

In addition, U.S. holders of Virginia Company common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Virginia Company stock exchanged, the number of shares of Eastern Virginia stock received, the fair market value and tax basis of Virginia Company shares exchanged, and the U.S. holder’s tax basis in the Eastern Virginia common stock received.

If a U.S. holder of Virginia Company common stock that exchanges such stock for Eastern Virginia common stock is a “significant holder” with respect to Virginia Company, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Virginia Company common stock will be treated as a significant holder in Virginia Company if the U.S. holder’s ownership interest in Virginia Company is 5% or more of Virginia Company’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Virginia Company stock immediately before the exchange is $1,000,000 or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Virginia Company and Eastern Virginia, the date of the merger, and the fair market value and tax basis of Virginia Company shares exchanged (determined immediately before the merger).

This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a shareholder of Virginia Company common stock. Further, it is not intended to be, and should not be construed as, tax advice. Shareholders of Virginia Company common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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INFORMATION ABOUT VIRGINIA COMPANY

Virginia Company Bank, a Virginia banking corporation headquartered in Newport News, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state chartered bank in January 2005 and began banking operations in October 2005. Virginia Company currently conducts business from three full-service banking offices located at 11801 Merchants Walk, Newport News, Virginia, 1430 Building 12 High Street, Williamsburg, Virginia, and 2198 Coliseum Drive, Hampton, Virginia 23666. Virginia Company’s website is at: http://www.vacompanybank.com. Virginia Company has no operating subsidiaries.

Virginia Company is a community oriented financial institution offering a full range of banking and related financial services. It serves individuals and the small to mid-size business and professional community on the Virginia Peninsula, with a special emphasis on the Newport News, Williamsburg and Hampton markets. Virginia Company provides its customers with products comparable to national and regional financial institutions located in its market area, while maintaining the prompt response and level of service of a community bank. It offers credit facilities, both secured and unsecured, to business customers including term loans, single payment loans, revolving credit facilities or other lines of credit. These loans may be for temporary or seasonal working capital purposes, or to provide funding for the acquisition of fixed assets, such as owner-occupied real estate and furniture, fixtures and equipment. Virginia Company offers commercial real estate construction and development loans to small businesses, including residential builders and owner-occupants of business facilities. Virginia Company also offers installment loans, consumer purpose loans (single payment), revolving lines of credit and home equity lines of credit. Virginia Company originates and holds fixed and variable rate mortgage loans and real estate construction and acquisition loans. Virginia Company offers a broad range of commercial and retail deposit services, including savings, certificate of deposit and money market accounts and related payment services, Internet banking, electronic bill payment and remote deposits.

Mark C. Hanna (46) currently serves as President, Chief Executive Officer and Director of Virginia Company. Mr. Hanna is a graduate of Wake Forest University and earned his Masters of Business Administration from the University of North Carolina at Greensboro. Mr. Hanna began serving as Virginia Company’s President in September 2005 and became President and Chief Executive Officer in November 2006. From 2002 to 2005, Mr. Hanna served as Peninsula Area Executive for BB&T. Mr. Hanna is active in a number of Virginia Peninsula civic and educational organizations, currently serving on the Board of the Newport News Police Foundation, the Hampton Roads Chapter of the American Red Cross, and the Virginia Peninsula Chamber of Commerce’s Board of Directors and Executive Committee. Mr. Hanna is the former Chair of the Development Committee of the Hampton Roads Chapter of the American Red Cross, past Chair of the Virginia Peninsula Chamber of Commerce and past Board member of the Olde Town Medical Center and the Colonial Chapter of the Boy Scouts of America.

INFORMATION ABOUT EASTERN VIRGINIA

Description of Eastern Virginia’s Business

Overview

The following is a discussion of the business operations of Eastern Virginia and EVB. References in this section (i) to “the Company,” “we,” “our” and “us” are to Eastern Virginia and its subsidiaries on a consolidated basis, except where the context requires that they refer only to Eastern Virginia, and (ii) to “the Bank” are to EVB. Other terms are defined in this section; these defined terms apply for the purposes of this section only.

Eastern Virginia is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. Through our wholly-owned bank subsidiary, EVB, we operate twenty-one full service branches and two drive-in facilities in eastern Virginia. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB.

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EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond and Greater Tidewater areas. Our mission is dedicated to providing the highest quality financial services to our customers, enriching the health and vitality of the communities we serve, and enhancing shareholder value.

The Company provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers, whom we empower to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of our markets for over 100 years, we have established relationships with and an understanding of our customers. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

Historically, the Company’s goal has been to expand our footprint in eastern and central Virginia. To accomplish that goal, we have expanded and improved our branch network. While we continuously evaluate strategies of building new branches in growing markets and purchasing other locations as the opportunities arise, the economic environment over the past few years has not been conducive to expansion. In December 2010, we closed one of our oldest branches, Aylett, combining it with a newer and larger branch three miles away at Central Garage on Route 360. This location in King William County is fast becoming the economic center of that part of the county. In early 2011, we purchased land in Colonial Heights with the intent to build and relocate our existing rented branch to this owned property during the fourth quarter of 2012. In December 2012, we completed construction of the new Colonial Heights branch and relocated from our previously rented branch. We have also closed three other branches during the last three years, with our Glenns branch closing in December 2011, our Bowling Green branch closing in September 2012 and our Old Church branch closing in October 2013. The decision to close our Glenns branch was based on foot traffic and other metrics, and we continue to efficiently serve our customers in that area with the three other branches located only a few miles away. The decision to close our Bowling Green branch was based on several factors including the branch location, which was outside our traditional footprint, and the inability to successfully grow the branch due to local economic conditions. The decision to close the Old Church branch was based on several factors including declining branch activity and an absence of community or business initiatives for economic expansion in or around the area in the near future. These branch closures were also part of our strategic focus from 2011 to 2013 of aggressively managing our noninterest expenses. Other changes to the branch system could occur in the future. Our goal continues to be to expand whenever possible when it is financially feasible.

The Bank owns EVB Financial Services, Inc., which in turn has a 100% ownership interest in EVB Investments, Inc. and through March 31, 2011 a 50% ownership interest in EVB Mortgage, LLC. EVB Investments, Inc. is a full-service brokerage firm offering a comprehensive range of investment services. EVB Mortgage, LLC was formed to originate and sell residential mortgages. Due to the uncertainties surrounding potential regulatory pressures regarding the origination and funding of mortgage loans on one to four family residences, the Company decided in March 2011 to cease the operations of EVB Mortgage, LLC as a joint venture with Southern Trust Mortgage, LLC. On April 1, 2011, the Company entered into an independent contractor agreement with Southern Trust Mortgage, LLC and operated under this agreement until March 2014 to provide Southern Trust Mortgage, LLC with office space at five of the Bank’s branches.  On March 26, 2014, the Bank agreed to acquire a 4.9% ownership interest in Southern Trust Mortgage, LLC, and completed this transaction on May 15, 2014.

The Bank has a 75% ownership interest in EVB Title, LLC, which primarily sold title insurance to the mortgage loan customers of the Bank and EVB Mortgage, LLC. Effective January 2014, the Bank has ceased operations of EVB Title, LLC due to low volume and profitability. The Bank has a 2.33% ownership in Bankers Insurance, LLC, which primarily sells insurance products to customers of the Bank, and other financial institutions that have an equity interest in the agency. The Bank also has a 100% ownership interest in Dunston Hall LLC, POS LLC, Tartan Holdings LLC and ECU-RE LLC, which were formed to hold the title to real estate acquired by the Bank upon foreclosure on property of real estate secured loans and whose financial position and operating results are not significant to the Company as a whole and are not considered principal activities of the Company at this time.

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The Company also owns one non-operating subsidiary, EVB Statutory Trust I (the “Trust”), that was formed in September 2003. The Trust was formed for the purpose of issuing $10.0 million of trust preferred capital securities. The Trust is an unconsolidated subsidiary of the Company and its principal asset is $10.3 million of the Company’s junior subordinated deferrable interest debentures securities (referred to in this section as “trust preferred debt”) that is reported as a liability of the Company.

Market Areas

The Company currently conducts business through twenty-one full service branches and two drive-in facilities, primarily in the eastern portion of the state. Our markets are located east of U.S. Route 250 and extend from northeast of Richmond to the Chesapeake Bay in central Virginia and across the James River from Colonial Heights to southeastern Virginia. Geographically, we have four primary market areas: Northern Neck, Middle Peninsula, Capital (suburbs of Richmond) and Southern.

Our Northern Neck and Middle Peninsula regions are in the eastern coastal plain of Virginia, often referred to as River Country. A number of the branches in this locale have been in business for over one hundred years and have strong customer ties going back over multiple generations. According to the Virginia Economic Development Partnership, the region’s industries have traditionally been associated with abundant natural resources that include five rivers and the Chesapeake Bay. The diversified economy includes seafood harvesting, light manufacturing, agriculture, leisure, marine services and service sectors dedicated to many upscale retirement communities.

Our Capital region is currently comprised of Hanover, Henrico and King William counties and Colonial Heights, which are emerging suburbs of Richmond. Hanover County is approximately 10 miles from downtown Richmond and eighty-six miles south of Washington, DC. Hanover County is the largest county by area in the Richmond metropolitan area. The county provides residents and businesses the geographic advantages of a growing metropolitan area coupled with substantial acreage for expansion in a suburban setting. With a branch in the adjacent county of Henrico, which is closer to Richmond, we have the advantage of an established economic setting with many small business prospects. Our location in Colonial Heights puts us in the south Richmond suburbs and allows us to capitalize on economic activity related to the U.S. Army facility at Fort Lee. The other county, King William, offers us growth opportunities as the Richmond suburbs expand farther east of their current boundaries.

Our Southern region is comprised of New Kent, Surry, Sussex, and Southampton counties. New Kent continues to be one of the fastest growing counties in Virginia based on population. It is located southeast of Richmond and north of Williamsburg placing us in the growth zone of U.S. highway 64 that runs from Richmond to the Virginia Beach area of the Virginia Tidewater region. The other three counties are approximately fifty miles southeast of Richmond along or just off the state Route 460 corridor and are adjacent to the Greater Tidewater area. The port of Hampton Roads is approximately fifty miles to the east of our Southern region. The region’s close proximity to major military, naval and research centers and transportation infrastructure make this an attractive location for contractors and service and manufacturing companies.

Business Strategy

As a result of over 100 years of experience serving the Northern Neck and Middle Peninsula regions, we have a stable, loyal customer base and a high deposit market share in these regions. Due to the lower projected population growth of these markets, we expanded in Hanover, Henrico, Gloucester, New Kent and King William Counties and the city of Colonial Heights to target the higher potential growth in these existing and emerging suburban markets. The deposit market share we have accumulated in our Northern Neck, Middle Peninsula and Southern regions has helped fund our loan growth in the emerging suburban areas in the Capital region.

We believe that economic growth and bank consolidation have created a growing number of businesses and consumers in need of a broad range of products and services, as well as the high level of personal service that we provide. While we work through the economic challenges of the past few years and look at 2014 as a year to strengthen our existing markets, our long-term business plan is to capitalize on the growth opportunity in our markets by further developing our branch network in our existing markets and augmenting our market area by expanding further in areas near the urban markets of Richmond and the Greater Tidewater area.

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Competition

The Bank encounters strong competition for its banking services within its primary market areas. The sources of competition vary based on the particular market of operation, which can range from a small rural town to part of a large urban market. The Bank competes with large national and regional financial institutions, savings associations and other independent community banks, as well as credit unions, mutual funds and life insurance companies. The banking business in the Bank’s primary market areas is highly competitive for both loans and deposits, and is dominated by a relatively small number of large banks with many offices operating over a wide geographic area. Among the advantages such large banks have over the Bank are their ability to offer banking products and services at large branch networks, to launch and finance wide-ranging advertising campaigns and, by virtue of their greater total capitalization, to have substantially higher lending limits than the Bank. In addition, large banks may more easily comply with certain regulations applicable to banking activities and consumer financial products and services that have been adopted in response to the perceived causes of the financial crisis of 2008, and current conditions in the economic and financial markets.

Factors such as interest rates offered, the number and location of branches and the types of products offered, as well as the reputation of the institution, affect competition for deposits and loans. The Bank competes by emphasizing customer service and technology, establishing long-term customer relationships, building customer loyalty, and providing products and services to address the specific needs of its customers. The Bank targets individuals and small to medium sized business customers. No material part of the Bank’s business is dependent upon a single or a few customers, and the loss of any single customer would not have a material adverse effect upon the Bank’s business.

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot foresee how federal regulation of financial institutions may change in the future. However, it is possible that current and future governmental regulatory and economic initiatives could impact the competitive landscape in the Bank’s markets.

Regulation and Supervision

General. Bank holding companies and banks are extensively regulated under both federal and state law. The regulatory framework is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of shareholders and creditors. The following summary briefly describes significant provisions of currently applicable federal and state laws and certain regulations and the potential impact of such provisions on the Company and the Bank. This summary is not complete, and we refer you to the particular statutory or regulatory provisions or proposals for more information. Because federal regulation of financial institutions changes regularly and is the subject of constant legislative and regulatory debate, we cannot forecast how federal and state regulation and supervision of financial institutions may change in the future and affect the Company’s and the Bank’s operations.

Regulatory Reform. The financial crisis of 2008, including the downturn of global economic, financial and money markets and the threat of collapse of numerous financial institutions, and other recent events have led to the adoption of numerous laws and regulations that apply to financial institutions. The most significant of these laws is the Dodd-Frank Act, adopted on July 21, 2010 to implement significant structural reforms to the financial services industry. The Dodd-Frank Act is discussed in more detail below.

As a result of the Dodd-Frank Act and other regulatory reforms, the Company continues to experience a period of rapidly changing regulatory requirements. These regulatory changes could have a significant effect on how the Company conducts its business. The full extent of the Dodd-Frank Act and other proposed regulatory reforms cannot yet be determined and will depend to a large extent on the many specific regulations that the Dodd-Frank Act requires to be adopted in the coming months and years to implement these reform initiatives.

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Regulation of the Company. As a public company, the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company must file annual, quarterly, current and other reports with the SEC, and also comply with other laws and regulations of the SEC applicable to public companies.

As a bank holding company, the Company is also subject to the Bank Holding Company Act of 1956 (the “BHCA”) and supervision and regulation by the Federal Reserve. Generally, a bank holding company is required to obtain the approval of the Federal Reserve before acquiring a controlling interest in a bank or engaging in an activity considered to be a banking activity, either directly or through a subsidiary. Bank holding companies and their subsidiaries are also subject to restrictions on transactions with insiders and affiliates.

Pursuant to the BHCA, the Federal Reserve has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuation of such activity or ownership constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.

The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity that is closely related to banking or to managing or controlling banks, and permits interstate banking acquisitions subject to certain conditions, including national and state concentration limits. The Federal Reserve has jurisdiction under the BHCA to approve any bank or non-bank acquisition, merger or consolidation proposed by a bank holding company. A bank holding company must be well capitalized and well managed to engage in an interstate acquisition or merger, and banks may branch across state lines provided that the law of the state in which the branch is to be located would permit establishment of the branch if the bank were a state bank chartered by such state.

A bank holding company is prohibited from engaging in or acquiring, either directly or indirectly through a subsidiary, ownership or control of more than 5% of the voting shares of any company engaged in non-banking activities. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation or order are so closely related to banking as to be a proper incident to banking. A bank holding company also may become eligible to engage in activities that are financial in nature or complimentary to financial activities by qualifying as a financial holding company under the Gramm-Leach-Bliley Act of 1999 (the “GLBA”). To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. To date, the Company has not qualified as a financial holding company, and the qualification as such by other bank holding companies has not had a material impact on the business of the Company.

Each of the Bank’s depository accounts is insured by the FDIC against loss to the depositor to the maximum extent permitted by applicable law, and federal law and regulatory policy impose a number of obligations and restrictions on the Company and the Bank to reduce potential loss exposure to the depositors and to the FDIC insurance funds. For example, pursuant to the Dodd-Frank Act and Federal Reserve policy, a bank holding company must commit resources to support its subsidiary depository institutions, which is referred to as serving as a “source of strength.” In addition, insured depository institutions under common control must reimburse the FDIC for any loss suffered or reasonably anticipated by the DIF as a result of the default of a commonly controlled insured depository institution. The FDIC may decline to enforce the provisions if it determines that a waiver is in the best interest of the DIF. An FDIC claim for damage is superior to claims of stockholders of an insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt, other than affiliates, of the commonly controlled insured depository institution.

The Federal Deposit Insurance Act (the “FDIA”) provides that amounts received from the liquidation or other resolution of any insured depository institution must be distributed, after payment of secured claims, to pay the deposit liabilities of the institution before payment of any other general creditor or stockholder.

This provision would give depositors a preference over general and subordinated creditors and stockholders if a receiver is appointed to distribute the assets of the Bank.

The Company also is subject to regulation and supervision by the Bureau.

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Capital Requirements. The Federal Reserve and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to banking organizations they supervise. Under the risk-based capital requirements of these federal bank regulatory agencies, the Company and the Bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0% and a minimum ratio of Tier 1 capital to risk-weighted assets of at least 4.0%. At least half of the total capital must be Tier 1 capital, which includes common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles and other adjustments. The remainder may consist of Tier 2 capital, such as a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments), other qualifying preferred stock and a limited amount of the general loan loss allowance.

As long as the Company has total consolidated assets of less than $15 billion, under currently applicable capital standards the Company may include in Tier 1 and total capital the Company’s trust preferred securities that were issued before May 19, 2010. The capital guidelines also provide that banking organizations experiencing internal growth or making acquisitions must maintain capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

On January 9, 2009, as part of the Capital Purchase Program (the “Capital Purchase Program” or “CPP”) established by the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008 (the “EESA”), as discussed below, the Company issued and sold to the Treasury for an aggregate purchase price of $24.0 million in cash (1) 24,000 shares of the Company’s fixed rate cumulative perpetual preferred stock, Series A, par value $2.00 per share, having a liquidation preference of $1,000 per share (“Eastern Virginia Series A Preferred Stock”) and (2) a ten-year warrant to purchase up to 373,832 shares of the Company’s common stock, par value $2.00 per share (“Common Stock”), at an initial exercise price of $9.63 per share (“Warrant”). The Eastern Virginia Series A Preferred Stock has been treated as Tier 1 capital for regulatory capital adequacy determination purposes. On October 21, 2013, the Treasury completed the sale to private investors of all 24,000 shares of Eastern Virginia Series A Preferred Stock held by the Treasury for proceeds of $26.5 million. The Company did not receive any proceeds from the completion of this sale. At June 30, 2014, the Eastern Virginia Series A Preferred Stock remained outstanding and was held by private investors.

In July 2013, the Company’s primary federal regulator, the Federal Reserve, adopted the Basel III Capital Rules. These final rules establish a new comprehensive capital framework for U.S. banking organizations, and require bank holding companies and their subsidiaries to maintain substantially more capital with a greater emphasis on common equity. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios, and also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules will be effective for the Company on January 1, 2015 (subject to a phase-in period for certain portions of the new rules, including the capital conservation buffer and certain regulatory capital adjustments and deductions).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments from capital as compared to existing regulations, and particularly as applied to CET1.

When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company to maintain (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation), (ii) a minimum ratio of Tier 1capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets (as compared to a current minimum leverage ratio of 3% for banking organizations that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted measure for market risk).

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The Basel III Capital Rules also provide for a “countercyclical capital buffer,” that is applicable only to certain covered institutions and is not expected to have any current applicability to the Company.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Under the Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015 will be as follows:

•	4.5% CET1 to risk-weighted assets.
•	6.0% Tier 1 capital to risk-weighted assets.
•	8.0% Total capital to risk-weighted assets.

The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Under current capital standards, the effects of accumulated other comprehensive income items included in capital are excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the effects of accumulated other comprehensive items are not excluded; however, non-advanced approaches banking organizations, including the Company, may make a one-time permanent election to continue to exclude these items. The Company expects to make this election in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of the Company’s available-for-sale securities portfolio. The Basel III Capital Rules also exclude certain hybrid securities, such as trust preferred securities, from a bank holding company’s Tier 1 capital, subject to phase-out. The Basel III Capital Rules do not require bank holding companies with less than $15 billion in consolidated total assets to exclude certain hybrid securities (such as trust preferred securities) from Tier 1 capital. As a result, the Company expects to continue to include its trust preferred securities in Tier 1 capital. For bank holding companies with $15 billion or more in consolidated total assets, trust preferred securities will be phased out of tier 1 capital by 2016, but will continue to be included in tier 2 capital.

Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2015 and will be phased-in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

With respect to the Company, the Basel III Capital Rules also revise the “prompt corrective action” regulations pursuant to Section 38 of the FDIA, by (i) introducing a CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The Basel III Capital Rules do not change the total risk-based capital requirement for any prompt corrective action category.

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The Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. Specific changes to current rules impacting the Company’s determination of risk-weighted assets include, among other things:

•	Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans.
•	Assigning a 150% risk weight to exposures (other than residential mortgage exposures) that are 90 days past due.
•	Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%).

Management believes that, as of June 30, 2014, the Company would have met all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were then in effect.

Liquidity Requirements. Historically, regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III liquidity framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward would be required by regulation. One test, referred to as the liquidity coverage ratio (“LCR”), is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio (“NSFR”), is designed to promote more medium and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements will incent banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets and increase the use of long-term debt as a funding source. In October 2013, the federal banking agencies proposed rules implementing the LCR for advanced approaches banking organizations and a modified version of the LCR for bank holding companies with at least $50 billion in total consolidated assets that are not advanced approach banking organizations, neither of which would apply to the Company. The federal banking agencies have not yet proposed rules to implement the NSFR.

Limits on Dividends. The Corporation is a legal entity that is separate and distinct from the Bank, and the ability of the Company to pay dividends depends upon the amount of dividends declared by the Bank, if any. In addition, the ability of the Company to pay dividends is subject to various laws and regulations, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums. Regulatory restrictions also exist with respect to the Bank’s ability to pay dividends. Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (1) from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank, and (2) if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. In addition, the FDIA prohibits insured depository institutions such as the Bank from making capital distributions, including paying dividends, if after making such distribution the institution would become undercapitalized as defined in the statute.

On May 15, 2014, the Company deferred its fourteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock originally issued to the Treasury and, as of June 30, 2014, the Company had accumulated $4.7 million for dividends on the Eastern Virginia Series A Preferred Stock. On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date. Future payment of cash dividends on our common stock and Eastern Virginia Series B Preferred Stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on the Eastern Virginia Series A Preferred Stock.

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Reporting Obligations. As a bank holding company, the Company must file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHCA. The Bank must submit to federal and state regulators annual audit reports prepared by independent auditors. The Company’s annual report, which includes the report of the Company’s independent auditors, can be used to satisfy this requirement. The Bank must submit quarterly, to the FDIC, Reports of Condition and Income (referred to in the banking industry as a Call Report). The Company must submit quarterly, to the Federal Reserve, Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP).

The Dodd-Frank Act. The Dodd-Frank Act implements far-reaching changes across the financial regulatory landscape, including changes that will affect all bank holding companies and banks, including the Company and the Bank. Provisions that significantly affect the business of the Company and the Bank include the following:

•	Insurance of Deposit Accounts. The Dodd-Frank Act changed the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital. The Dodd-Frank Act also made permanent the $250,000 limit for federal deposit insurance and increased the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000.
•	Payment of Interest on Demand Deposits. The Dodd-Frank Act repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.
•	Creation of the Consumer Financial Protection Bureau. The Dodd-Frank Act centralized significant aspects of consumer financial protection by creating a new agency, the CFPB, which is discussed in more detail below.
•	Debit Card Interchange Fees. The Dodd-Frank Act amended the Electronic Fund Transfer Act (“EFTA”) to, among other things, require that debit card interchange fees be reasonable and proportional to the actual cost incurred by the issuer with respect to the transaction. In June 2011, the Federal Reserve adopted regulations setting the maximum permissible interchange fee as the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction, with an additional adjustment of up to one cent per transaction if the issuer implements additional fraud-prevention standards. Although issuers that have assets of less than $10 billion are exempt from the Federal Reserve’s regulations that set maximum interchange fees, these regulations could significantly affect the interchange fees that financial institutions with less than $10 billion in assets are able to collect.

In addition, the Dodd-Frank Act implements other far-reaching changes to the financial regulatory landscape, including provisions that:

•	Restrict the preemption of state law by federal law and disallow subsidiaries and affiliates of national banks from availing themselves of such preemption.
•	Impose comprehensive regulation of the over-the-counter derivatives market, subject to significant rulemaking processes, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself.
•	Require loan originators to retain 5% of any loan sold or securitized, unless it is a “qualified residential mortgage,” subject to certain exceptions.
•	Implement corporate governance revisions that apply to all public companies not just financial institutions.

The Dodd-Frank Act contains many other provisions, and federal regulators continue to draft implementing regulations which may affect the Company or the Bank. Accordingly, the topics discussed above are only a representative sample of the types of new or increasing regulatory issues in the Dodd-Frank Act that may have an impact on the Company and the Bank.

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Source of Strength Doctrine. The Dodd-Frank Act codifies and expands the existing Federal Reserve policy that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks. Under the Dodd-Frank Act, the term “source of financial strength” is defined to mean the “ability of a company that directly or indirectly controls an insured depository institution to provide financial assistance to such insured depository institution in the event of the financial distress of the insured depository institution.” As of June 30, 2014, implementing regulations of the Dodd-Frank Act source of strength provisions, however, have not yet been promulgated. It is the Federal Reserve’s existing policy that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. Consistent with this, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company should generally not maintain a given rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the organization’s capital needs, asset quality, and overall financial condition.

Economic Emergency Stabilization Act of 2008 (the “EESA”) and the American Recovery & Reinvestment Act of 2009 (the “ARRA”). In October 2008, the EESA was signed into law, which provided immediate authority and facilities that the Treasury could use to restore liquidity and stability to the financial system, and pursuant to which the Treasury made equity investments in banks and their holding companies through the Troubled Asset Relief Program (“TARP”). The AARA and EESA contained executive compensation restrictions that applied to bank holding companies that received TARP assistance, and were supplemented by additional restrictions contained in regulations issued by the Treasury.

As described in more detail above, on January 9, 2009, through the CPP portion of TARP the Company sold and issued to the Treasury shares of the Eastern Virginia Series A Preferred Stock and warrants to acquire shares of the Company’s common stock. On October 21, 2013, the Treasury completed the sale of all 24,000 shares of Eastern Virginia Series A Preferred Stock held by the Treasury for proceeds of $26.5 million.

On June 10, 2009, the Treasury released regulations in an interim final rule that sets standards for complying with the executive compensation and corporate governance provisions for TARP recipients contained in EESA, as amended by ARRA. The Company was subject to these standards until the Treasury sold the Eastern Virginia Series A Preferred Stock to private investors on October 21, 2013, with minor exceptions for reporting requirements that were completed in the first half of 2014.

Incentive Compensation. The Federal Reserve, the Office of the Comptroller of the Currency and the FDIC have issued regulatory guidance (the “Incentive Compensation Guidance”) intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination and incorporated into the organization’s supervisory ratings. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

As required by the Dodd-Frank Act, in March 2011 the SEC and the federal bank regulatory agencies proposed regulations that would prohibit financial institutions with assets of at least $1 billion from maintaining executive compensation arrangements that encourage inappropriate risk taking by providing excessive compensation or that could lead to material financial loss to the financial institution, but these regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will impose limitations on the manner in which the Company may structure compensation for its executives only if the Company’s total consolidated assets exceed $1 billion. These proposed regulations incorporate the principles discussed in the Incentive Compensation Guidance.

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Regulation of the Bank. The Bank, as a state-chartered member bank of the Federal Reserve System, is subject to regulation and examination by the Bureau and the Federal Reserve. The various laws and regulations issued and administered by the regulatory agencies (including the CFPB) affect corporate practices, such as the payment of dividends, the incurrence of debt and the acquisition of financial institutions and other companies, and affect business practices and operations, such as the payment of interest on deposits, the charging of interest on loans, and the types of business conduct, the products and terms offered to customers. In addition, the Bank is subject to the rules and regulations of the FDIC, which currently insures substantially all of the Bank’s deposits up to applicable limits of the DIF, and is subject to deposit insurance assessments to maintain the DIF.

FDIC Insurance, Assessments and Regulation. The Bank’s deposits are insured by the DIF of the FDIC up to the standard maximum insurance amount for each deposit ownership category. As of July 2014, the basic limit on FDIC deposit insurance coverage was $250,000 per depositor. Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC, subject to administrative and potential judicial hearing and review processes.

The DIF is funded by assessments on banks and other depository institutions calculated based on average consolidated total assets minus average tangible equity (defined as Tier 1 capital). As required by the Dodd-Frank Act, the FDIC has adopted a large-bank pricing assessment scheme, set a target “designated reserve ratio” (described in more detail below) of 2% for the DIF and established a lower assessment rate schedule when the reserve ratio reaches 1.15% and, in lieu of dividends, provides for a lower assessment rate schedule, when the reserve ratio reaches 2% and 2.5%. An institution’s assessment rate depends upon the institution’s assigned risk category, which is based on supervisory evaluations, regulatory capital levels and certain other factors. Initial base assessment rates ranges from 2.5 to 45 basis points. The FDIC may make the following further adjustments to an institution’s initial base assessment rates: decreases for long-term unsecured debt including most senior unsecured debt and subordinated debt; increases for holding long-term unsecured debt or subordinated debt issued by other insured depository institutions; and increases for broker deposits in excess of 10%of domestic deposits for institutions not well rated and well capitalized.

The Dodd-Frank Act transferred to the FDIC increased discretion with regard to managing the required amount of reserves for the DIF, or the “designated reserve ratio.” Among other changes, the Dodd-Frank Act (i) raised the minimum designated reserve ratio to 1.35% and removed the upper limit on the designated reserve ratio, (ii) requires that the designated reserve ratio reach 1.35% by September 2020, and (iii) requires the FDIC to offset the effect on institutions with total consolidated assets of less than $10 billion of raising the designated reserve ratio from 1.15% to 1.35%. The FDIA requires that the FDIC consider the appropriate level for the designated reserve ratio on at least an annual basis. On October 2010, the FDIC adopted a new DIF restoration plan to ensure that the fund reserve ratio reaches 1.35% by September 30, 2020, as required by the Dodd-Frank Act.

FDIC insurance expense totaled $1.8 million, $2.3 million and $2.7 million in 2013, 2012 and 2011, respectively, and totaled $637 thousand for the first six months of 2014. FDIC insurance expense includes deposit insurance assessments and Financing Corporation (“FICO”) assessments related to outstanding FICO bonds. The FICO is a mixed-ownership government corporation established by the Competitive Equality Banking Act of 1987 whose sole purpose was to function as a financing vehicle for the now defunct Federal Savings & Loan Insurance Corporation. The FICO assessment rate for the DIF ranged between a high of 0.64 basis points for the first three quarters of 2013, to a low of 0.62 basis points for the fourth quarter of 2013. For the first quarter of 2014, the FICO assessment rate for the DIF is 0.62 basis points resulting in a premium of $0.0062 per $100 of DIF-eligible deposits.

Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” These terms are defined under uniform regulations issued by each of the federal banking agencies regulating these institutions. An insured depository institution which is less than adequately capitalized must adopt an acceptable capital restoration plan, is subject to increased regulatory oversight and is increasingly restricted in the scope of its permissible activities. The Company believes that, as of June 30, 2014, its bank subsidiary, EVB, was “well capitalized” based on the aforementioned ratios.

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Mortgage Banking Regulation. In connection with making mortgage loans, the Bank is subject to rules and regulations that, among other things, establish standards for loan origination, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers and, in some cases, restrict certain loan features and fix maximum interest rates and fees. In addition to other federal laws, mortgage origination activities are subject to the Equal Credit Opportunity Act, Truth-in-Lending Act (“TILA”), Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, and Home Ownership Equity Protection Act, and the regulations promulgated under these acts. These laws prohibit discrimination, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level. The Dodd-Frank Act has transferred rulemaking authority under many of these laws to the CFPB.

The Bank’s mortgage origination activities are also subject to Regulation Z, which implements TILA. As amended and effective January 10, 2014, certain provisions of Regulation Z require mortgage lenders to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Alternatively, a mortgage lender can originate “qualified mortgages”, which are generally defined as mortgage loans without negative amortization, interest-only payments, balloon payments, terms exceeding 30 years, and points and fees paid by a consumer equal to or less than 3% of the total loan amount. Higher-priced qualified mortgages (e.g., subprime loans) receive a rebuttable presumption of compliance with ability-to-repay rules, and other qualified mortgages (e.g., prime loans) are deemed to comply with the ability-to-repay rules. The Bank predominately originates mortgage loans that comply with Regulation Z’s “qualified mortgage” rules.

Confidentiality and Required Disclosures of Customer Information. The Company and the Bank are subject to various laws and regulations that address the privacy of nonpublic personal financial information of consumers. The GLBA and certain regulations issued thereunder protect against the transfer and use by financial institutions of consumer nonpublic personal information. A financial institution must provide to its customers, at the beginning of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated third parties unless the institution discloses to the customer that the information may be so provided and the customer is given the opportunity to opt out of such disclosure.

The Company and the Bank are also subject to various laws and regulations that attempt to combat money laundering and terrorist financing. The Bank Secrecy Act requires all financial institutions to, among other things, create a system of controls designed to prevent money laundering and the financing of terrorism, and imposes recordkeeping and reporting requirements. The USA Patriot Act facilitates information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering, and requires financial institutions to establish anti-money laundering programs. The Federal Bureau of Investigation (“FBI”) sends banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities, and requests banks to search their records for any relationships or transactions with persons on those lists. If the Bank finds any relationships or transactions, it must file a suspicious activity report with the Treasury and contact the FBI. The Office of Foreign Assets Control (“OFAC”), which is a division of the Treasury, is responsible for helping to ensure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. If the Bank finds a name of an “enemy” of the United States on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account, file a suspicious activity report with the Treasury and notify the FBI.

Although these laws and programs impose compliance costs and create privacy obligations and, in some cases, reporting obligations, these laws and programs do not materially affect the Bank’s products, services or other business activities.

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Community Reinvestment Act. The Community Reinvestment Act (“CRA”) imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution’s efforts in meeting community credit needs are assessed based on specified factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Following the Bank’s most recent scheduled compliance examination in August 2012, it received a CRA performance evaluation of “satisfactory.”

Federal Home Loan Bank of Atlanta. The Bank is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs that provide funding to their members for making housing loans as well as for affordable housing and community development loans. Each FHLB serves as a reserve, or central bank, for the members within its assigned region. Each is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. Each FHLB makes loans to members in accordance with policies and procedures established by the board of directors of the FHLB. As a member, the Bank must purchase and maintain stock in the FHLB of Atlanta. In 2004, the FHLB converted to its new capital structure, which established the minimum capital stock requirement for member banks as an amount equal to the sum of a membership requirement and an activity-based requirement. At June 30, 2014, the Bank held $4.5 million of FHLB of Atlanta stock.

Volcker Rule. The Dodd-Frank Act prohibits bank holding companies and their subsidiary banks from engaging in proprietary trading except in limited circumstances, and places limits on ownership of equity investments in private equity and hedge funds (the “Volcker Rule”). On December 10, 2013, the U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) adopted final rules to implement the Volcker Rule. In relevant part, these final rules would have prohibited banking entities from owning collateralized debt obligations (“CDOs”) backed by trust preferred securities, effective July 21, 2015. However, subsequent to these final rules the U.S. financial regulatory agencies issued an interim rule effective April 1, 2014 to exempt CDOs backed by trust preferred securities from the Volcker Rule and the final rule, provided that (a) the CDO was established prior to May 19, 2010, (b) the banking entity reasonably believes that the CDO’s offering proceeds were used to invest primarily in trust preferred securities issued by banks with less than $15 billion in assets, and (c) the banking entity acquired the CDO investment on or before December 10, 2013. In April 2014 the U.S. financial regulatory agencies have also extended conformance periods for ownership or sponsorship of collateralized loan obligations covered by the Volcker Rule until July 21, 2017.

Future Regulation. Including and in addition to the specific proposals described above, from time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of the Company in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Company cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Company. A change in statutes, regulations, regulatory policies or regulatory guidance or interpretative positions applicable to the Company or any of its subsidiaries could have a material effect on the business of the Company.

Employees

As of June 30, 2014, Eastern Virginia had 324 full-time equivalent employees. Eastern Virginia’s management considers its relations with employees to be excellent. No employees are represented by a union or any similar group, and Eastern Virginia has never experienced any strike or labor dispute.

Properties

Eastern Virginia’s principal executive offices are located at 330 Hospital Road, Tappahannock, Virginia 22560, consisting of a 15,632 square foot corporate headquarters and operations center.

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As of June 30, 2014, EVB owned twenty-one full service branch buildings including the land on which seventeen of those buildings are located, and two remote drive-in facilities. EVB currently has long-term leases for four branches and one long-term lease for a loan production office. All leases are under long-term non-cancelable operating lease agreements with renewal options. Three of EVB’s branches are located in each of Hanover, Northumberland and Middlesex counties in Virginia. EVB also owns seven business condo units and a former branch office in Hanover County, Virginia which serve as administration/operation centers. Two of EVB’s branches are located in each of Essex and Gloucester counties in Virginia, with Eastern Virginia’s corporate headquarters and operations center also located in Essex County. The Virginia counties of Henrico, King William, Lancaster, New Kent, Southampton, Surry, Sussex and the Virginia city of Colonial Heights each have one full service branch office. The Virginia counties of Southampton and Sussex each have one stand-alone drive-in and automated teller machine location. The Virginia county of Chesterfield has a leased loan production office.

Eastern Virginia and EVB believes these facilities are in good operating condition, are suitable and adequate for Eastern Virginia and EVB’s operational needs and are adequately insured.

Legal Proceedings

From time to time, Eastern Virginia or EVB may be involved in litigation relating to claims arising out of the normal course of business. Neither Eastern Virginia nor EVB is a party to any pending, nor to its knowledge, any threatened, material legal proceeding against it.

Certain Relationships and Related Transactions

Some of the directors and officers of Eastern Virginia are at present, as in the past, customers of EVB, and EVB has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates. These transactions have been, and in the future will be made, on substantially the same terms, including interest rates on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with parties not related to Eastern Virginia or EVB. Except as described below these transactions do not involve more than the normal risk of collectability or present other unfavorable features. Loans to related parties are approved by EVB’s board of directors with the related party (or any director with a material interest in the related party) not present. The aggregate balance of loans to directors and executive officers of Eastern Virginia and EVB totaled $9.8 million at December 31, 2013, or 7.4% of the Eastern Virginia’s equity capital at that date.

Resource International, LTD (“Resource”), of which Mr. Fiore is President and co-owner, and Kings Charter Properties, LLC (“Kings Charter”), of which Mr. Fiore is a member, have loans currently outstanding with EVB that are classified as “substandard.” With respect to the three loans by EVB to Resource, these loans had an aggregate outstanding principal balance of $1.6 million at June 30, 2014, EVB collected interest payments on these loans of $100 thousand and principal payments of $139 thousand during fiscal year 2013, and the largest aggregate principal amount outstanding since January 1, 2013 was $1.7 million. With respect to the one loan by EVB to Kings Charter, this loan had an aggregate outstanding principal balance of $2.0 million at June 30, 2014, EVB collected interest payments on this loan of $135 thousand and principal payments of $47 thousand during fiscal year 2013, and the largest aggregate principal amount outstanding since January 1, 2013 was $2.1 million. These loans to Resource and Kings Charter have not experienced delinquencies in principal or interest payments. However, EVB classified these loans as “substandard” under its loan classification system based on the financial condition of Resource. Mr. Fiore, Resource and Kings Charter continue to work with Eastern Virginia and EVB to ensure that these loans remain current.

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As previously disclosed, on March 26, 2013, Eastern Virginia entered into securities purchase agreements with investors to purchase, for aggregate gross proceeds of $45.0 million, an aggregate of (i) 4,649,919 shares of Eastern Virginia’s common stock and (ii) 5,240,192 shares of the Eastern Virginia’s Series B Preferred Stock. Among the investors were (a) Castle Creek Capital Partners IV, LP, an affiliate of Castle Creek, which purchased 1,061,225 shares of Eastern Virginia’s common stock and 4,048,670 shares of Eastern Virginia’s Series B Preferred Stock for aggregate consideration of $23.25 million, and (b) certain investors affiliated with Wellington Management Company, LLP, which purchased in the aggregate 620,878 shares of Eastern Virginia’s common stock for aggregate consideration of $2.82 million. Also among the investors was GCP III EVB LLC, an affiliate of GCP Capital, which purchased 1,061,225 shares of Eastern Virginia’s common stock and 1,191,522 shares of Eastern Virginia’s Series B Preferred Stock for aggregate consideration of $10.25 million. Pursuant to the securities purchase agreement between Eastern Virginia and GCP, Mr. Gutin (who serves as a managing director of GCP Capital) was selected to serve on Eastern Virginia’s board of directors. In connection with their investments in Eastern Virginia’s common stock and Series B Preferred Stock, as applicable, Castle Creek and GCP (through their respective affiliates) and the investors affiliated with Wellington received registration rights, reimbursement of certain legal fees, gross-up rights and other rights that are customary for private equity investments in community banks and their holding companies.

There were no other transactions since the beginning of 2013 between Eastern Virginia’s directors or officers and Eastern Virginia or EVB, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof is a party that are adverse to Eastern Virginia or any of its subsidiaries or involve a material interest adverse Eastern Virginia or any of its subsidiaries including EVB.

Eastern Virginia and the Eastern Virginia board of directors are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that certain related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of Eastern Virginia and its shareholders. Accordingly, as a general matter, it is Eastern Virginia’s preference to avoid related party transactions. Nevertheless, Eastern Virginia recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Eastern Virginia and its shareholders, including but not limited to situations where Eastern Virginia may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when Eastern Virginia provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Related parties include directors, director nominees, executive officers, shareholders known to own 5% or more of Eastern Virginia’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

To the extent required under SEC rules, any transactions with a related party exceeding $120,000 that are determined to be directly or indirectly material to the related party are disclosed in Eastern Virginia’s proxy statements. Eastern Virginia’s Audit and Risk Oversight Committee reviews any related party transaction, except for extensions of credit, which are reviewed and approved through EVB’s Regulation O loan review processes. Any member of the Audit and Risk Oversight Committee who is a related party with respect to a transaction under review by the Committee does not participate in the deliberations or vote on such transaction.

Board of Directors and Compensation of Directors

Directors of Eastern Virginia

Eastern Virginia’s board of directors currently is comprised of thirteen directors. The size of the board of directors is determined by the board within a size range of no less than ten nor more than seventeen directors, as required by Eastern Virginia’s bylaws. Each director is elected annually at the Eastern Virginia annual meeting of shareholders and serves until his or her successor is elected and qualified. The securities purchase agreements with GCP Capital and Castle Creek related to Eastern Virginia’s 2013 private placements give each of GCP Capital and Castle Creek the right (through their respective affiliates) to maintain one representative on the board of directors of Eastern Virginia and EVB. Mr. Gutin was nominated to Eastern Virginia’s board of directors by GCP Capital pursuant to the relevant securities purchase agreement. Castle Creek has not yet selected its representative to serve on Eastern Virginia’s board of directors.

Set forth below is certain information about the current directors of Eastern Virginia, including the qualifications and attributes that lead the Eastern Virginia board of directors to conclude that the nominee should serve as a director. No family relationships exist among any of the directors or between any of the directors and executive officers of Eastern Virginia.

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Name and Age (as of July 17, 2014)	Director of Eastern Virginia Since	Biographical Information and Qualifications
W. Rand Cook (60)	1997	Mr. Cook serves as Chairman of the Eastern Virginia board of directors, and has served as a director of the EVB and a predecessor of EVB since 2000. Mr. Cook is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. and is the Commissioner of Accounts for Hanover County Circuit Court. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the board of directors, and his legal background gives Mr. Cook valuable insight into various legal risks that Eastern Virginia may encounter. Additionally, Mr. Cook actively works with the Virginia General Assembly, which gives Mr. Cook a unique perspective on state legislative and regulatory environments.
F. L. Garrett, III (74)	1997	Mr. Garrett serves as Vice Chairman of the Eastern Virginia board of directors and previously served as Chairman of the board of directors of a predecessor of EVB. Mr. Garrett has served as a director of EVB and a predecessor of EVB since 1982. Mr. Garrett owns Harborside Storage, a boat storage company and is an active realtor in Essex County, Virginia and neighboring areas. As a local business owner and a successful realtor, Mr. Garrett contributes to the board of directors a strong sense of changing economic and market conditions Eastern Virginia’s market areas. Mr. Garrett has also developed extensive knowledge of Eastern Virginia’s business during his extended service to it, EVB and one of EVB’s predecessors.
W. Gerald Cox (64)	2010	Although first elected to the Eastern Virginia board of directors in 2010, Mr. Cox has served as a director of EVB and a predecessor of EVB since 1988. Mr. Cox is a retired realtor in Eastern Virginia’s market areas and is the former owner of Twin Rivers Realty in King William County, Virginia. Mr. Cox contributes to the board of directors an extensive knowledge of local real estate markets and strategic management experience that he developed while operating Twin Rivers Realty.
Michael E. Fiore, P.E. (70)	2010	Mr. Fiore has served as President and co-owner of Resource International, LTD, a civil engineering firm since 1979, and has served as a director of EVB and a predecessor of EVB since 2000. Mr. Fiore brings to the board of directors valuable experience managing corporate budgets, marketing plans, sales plans and personnel issues, and conducting contractual negotiations and negotiations with county and city government officials.
Boris M. Gutin (39)	2013	Mr. Gutin is a private equity investment professional and has served as a director of Eastern Virginia and EVB since 2013. Mr. Gutin currently serves as a Managing Director of GCP Capital Partners and is a member of its Investment Committee. Mr. Gutin has been with GCP Capital and its predecessor firm, Greenhill Capital Partners, since 2003. GCP Capital is a private equity investment firm focused on financial services, energy and business services investments. Mr. Gutin has largely focused on financial and business services investments at GCP Capital, currently serves as a director of Continental Bank in Plymouth Meeting, Pennsylvania and as a director of First Mariner Bank in Baltimore, Maryland, and has served as a director of several other community banks. Mr. Gutin earned his MBA from Harvard Business School. Mr. Gutin brings to the board of directors extensive investment and advisory skills which contribute valuable insight on operational and business strategies. Mr. Gutin has an in-depth knowledge of Eastern Virginia’s business and industry, including an understanding of bank valuations and strategic alternatives. Mr. Gutin also brings to the board of directors leadership skills and oversight experience through his service on the boards of directors of other companies, including other financial institutions and community banks.

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Ira C. Harris, Ph.D., CPA (54)	2004	Dr. Harris is a member of the faculty of the McIntire School of Commerce at the University of Virginia in Charlottesville, Virginia. Dr. Harris holds a Ph.D. in strategic management and is a certified public accountant. For seven years, Dr. Harris worked as a CPA for a large public accounting firm, and has owned and operated Store-Tel Storage in Tappahannock, Virginia since 2003. Dr. Harris’ accounting experience and extensive strategic management knowledge bring a valuable business perspective to the board of directors’ deliberations and decision making processes.
Eric A. Johnson (60)	2010	Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and as a director of EVB and a predecessor of EVB since 1988. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the board of directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.
W. Leslie Kilduff, Jr. (63)	2010	Mr. Kilduff serves as a Principal in the law firm of W. Leslie Kilduff, Jr., PLC and has served as a director of EVB and a predecessor of EVB since 2004. Mr. Kilduff has developed experience in the areas of residential and commercial real estate, finance, contract negotiations, and business and liability issues, as well as legal risks facing Eastern Virginia, which contributes valuable perspectives to board deliberations.
William L. Lewis (63)	1997	Mr. Lewis serves as Principal in the law firm of William L. Lewis, PC and has served as a director of EVB and a predecessor of EVB since 1989. Mr. Lewis contributes to the board of directors valuable experience and perspectives developed through his legal practice, particularly in the areas of real estate transactions, negotiations between debtors and creditors, and estate planning.
Charles R. Revere (75)	2002	Mr. Revere serves as President and CEO of Revere Gas and Appliance, a privately owned business with offices in 17 counties. Mr. Revere has also served as a director of EVB and a predecessor of EVB since 1988. Revere Gas and Appliance operates in market areas that possess similar characteristics to Eastern Virginia’s market area, which enables Mr. Revere to contribute valuable insights on the business conditions and trends in Eastern Virginia’s market area. Mr. Revere also brings to the board of directors significant business management experience. Mr. Revere serves as a director of Riverside Health System and as Chairman of the Board of Directors of the Riverside Tappahannock Hospital.

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Joe A. Shearin (58)	2003	Mr. Shearin has served as President and Chief Executive Officer of Eastern Virginia since 2002. Mr. Shearin has 35 years of bank management experience including commercial, retail, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Mr. Shearin’s significant management experience and expertise in regulatory compliance matters is invaluable to the board of directors and provides key insights into business strategies and operational decisions considered by the board of directors.
Leslie E. Taylor, CPA (66)	2000	Mr. Taylor is owner and President of Leslie E. Taylor, CPA PC, focusing on personal and small business relationships. Mr. Taylor has also served as a director of EVB and a predecessor of EVB since 1989. Mr. Taylor brings to the board of directors experience in auditing, reviewing and analyzing financial statements and a clear understanding of the critical importance of maintaining effective internal controls. Through his accounting practice Mr. Taylor remains current on local economic and business trends and conditions. Mr. Taylor also makes significant contributions to Eastern Virginia’s corporate governance as the Chairman of the Audit and Risk Oversight Committee and as that committee’s financial expert.
Jay T. Thompson, III (58)	2000	Mr. Thompson owns Mechanicsville Drug in Hanover, Virginia and is a licensed pharmacist. In addition, Mr. Thompson owns and manages a variety of residential and commercial real estate properties in Eastern Virginia’s market area, and has previously served as Chairman of the Board of Directors of a predecessor of EVB. Mr. Thompson has served as a director of EVB and a predecessor of EVB since 2000. By managing his business and real estate interests, Mr. Thompson has developed financial and business acumen and experience with local business markets that he contributes to board deliberations. Mr. Thompson has also completed bank educations programs on the Bank Secrecy Act and anti-money laundering compliance.

Independence of Directors of Eastern Virginia

The Eastern Virginia board of directors, with the assistance of Eastern Virginia’s Nominating and Corporate Governance Committee, has determined that all currently-serving non-employee directors (that is, all directors other than Mr. Shearin) satisfy the independence requirements as defined by the NASDAQ listing standards. The Eastern Virginia board of directors has also concluded that all members of Eastern Virginia’s Audit and Risk Oversight Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy all applicable independence standards contained in the NASDAQ listing standards and applicable SEC rules.. In addition, Howard R. Straughan, Jr., who served as a director of Eastern Virginia until March 17, 2014, satisfied the independence requirements as defined by the NASDAQ listing standards and applicable SEC rules at all times during 2013 and 2014 prior to his retirement from the board. In reaching these conclusions, the Eastern Virginia board of directors considered that Eastern Virginia and EVB provide services to, have relationships with, and otherwise conduct business with, companies of which certain members of the board of directors or their immediate families are or were directors, officers or managers.

Based on its evaluation, the Eastern Virginia board of directors concluded that none of Eastern Virginia’s non-employee directors, or their immediate family members, employers or other associated parties, are engaged in relationships with us that would jeopardize their independence as defined by the NASDAQ listing standards. The transactions listed below are in addition to the discussion under the heading “Information about Eastern Virginia–Certain Relationships and Related Transactions” which is included earlier in this proxy statement/prospectus. The Eastern Virginia board of directors considered the following transactions between it and certain of Eastern Virginia’s directors or their affiliates to determine whether such director was independent:

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•	Eastern Virginia obtains some degree of legal services from William L. Lewis, PC, of which Mr. Lewis is the managing partner;
•	Eastern Virginia obtains some degree of legal services from McCaul, Martin, Evans and Cook, P.C., of which Mr. Cook is a partner;
•	Eastern Virginia obtains some degree of legal services from W. Leslie Kilduff, Jr., PLC, of which Mr. Kilduff is the managing partner;
•	Eastern Virginia obtains some degree of real estate services from Mason Realty, of which Mr. Johnson is a broker;
•	Eastern Virginia obtains some degree of real estate services from Long and Foster Real Estate, of which Mr. Garrett is a realtor;
•	Eastern Virginia leases the land on which EVB’s Hartfield branch office is located from an immediate family member of Mr. Revere;
•	Eastern Virginia purchases bottled gas from Revere Gas and Appliance, of which Mr. Revere is the President; and
•	Eastern Virginia obtains some degree of engineering services from Resource International, LTD, of which Mr. Fiore is the President.

Compensation of Eastern Virginia Directors

Eastern Virginia’s Nominating and Corporate Governance Committee periodically reviews the compensation paid to Eastern Virginia’s non-employee directors and recommends the changes to the full board of directors. Compensation paid to Eastern Virginia’s directors for 2013 is disclosed in the table below.

Director Compensation for 2013

	2013
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(1)(2)(3)(4)	(5)
W. Rand Cook	23,000	2,695	25,695
F. L. Garrett, III	14,750	2,695	17,445
W. Gerald Cox	19,050	2,695	21,745
Michael E. Fiore, P.E.	11,900	2,695	14,595
Boris M. Gutin	4,450	—	4,450
Ira C. Harris, Ph.D., CPA	14,100	2,695	16,795
Eric A. Johnson	13,700	2,695	16,395
W. Leslie Kilduff, Jr.	13,250	2,695	15,945
William L. Lewis	16,100	2,695	18,795
Charles R. Revere	15,300	2,695	17,995
Howard R. Straughan, Jr.(6)	14,700	2,695	17,395
Leslie E. Taylor, CPA	14,500	2,695	17,195
Jay T. Thompson, III	8,900	2,695	11,595

(1)	Mr. Shearin receives no additional compensation as a director of Eastern Virginia or EVB. His compensation as an executive officer is included under the caption “Summary Compensation Table for 2013.”
(2)	As compensation for service to Eastern Virginia, each director of the Eastern Virginia receives $300 for each board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, the Audit and Risk Oversight Committee members receive a monthly retainer fee of $200 and the chairman of that committee receives a monthly retainer fee of $300. Directors who are also officers of Eastern Virginia do not receive any compensation for attending board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of Eastern Virginia board of directors meetings. Total director fees paid by Eastern Virginia were $57,600 in 2013.

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(3)	Each director of Eastern Virginia is also a member of the EVB board of directors. Each director of EVB receives $500 for each EVB board of directors meeting attended and $300 for each committee meeting attended. The chairman of EVB’s board, who also serves as the Chairman of Eastern Virginia’s board, receives an additional $500 per month retainer. Directors of EVB do not receive additional compensation for executive sessions held as part of EVB board of directors meetings. Total director fees paid by EVB were $126,100 in 2013. Each member of EVB’s loan committee also receives $150 for each teleconference of the loan committee between regularly scheduled loan committee meetings.
(4)	For meetings of Eastern Virginia’s board of directors and EVB’s board of directors, directors are permitted one paid absence per year.
(5)	The values in this column are the grant date fair values of 2013 stock awards to directors computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718. Each director of EVB’s board of directors receives an annual retainer fee in the form of a grant of 500 unrestricted shares of Eastern Virginia’s common stock. In 2013, that fair market value was $5.39 per share determined as the closing price of Eastern Virginia common stock on the July 8, 2013 grant date. The total fair value of the grant to directors for service on EVB’s board of directors was $32,340 in 2013.
(6)	Mr. Straughan retired as a member of the board of directors of Eastern Virginia and EVB effective March 17, 2014.

Executive Officers and Executive Compensation

Executive Officers of Eastern Virginia

The paragraphs below show the executive officers of Eastern Virginia and their ages as of July 17, 2014, and their business experience during the past five years. No family relationships exist among any of the executive officers or between any of the executive officers and directors of Eastern Virginia.

Joe A. Shearin, 58, has served as President and Chief Executive Officer of Eastern Virginia since 2002, and as President and Chief Executive Officer of EVB since 2006. From 2001 to 2006, Mr. Shearin served as President and Chief Executive Officer of a predecessor to EVB.

Joseph H. James, Jr., 59, served as an Executive Vice President of EVB and the Chief Operations Officer of Eastern Virginia from April 2006 to January 2009. In January 2009, Mr. James became Senior Executive Vice President and Chief Operating Officer of Eastern Virginia and EVB.

J. Adam Sothen, 37, joined EVB in June 2010 as Vice President and Corporate Controller. In September 2011, Mr. Sothen was appointed as Chief Financial Officer of Eastern Virginia and EVB’s Executive Vice President and Chief Financial Officer. Mr. Sothen served as the Corporate Controller of EVB until October 2012. Prior to joining Eastern Virginia and EVB, from October 2004 to June 2010, Mr. Sothen served as Vice President and Controller for Bank of the Commonwealth in Norfolk, Virginia.

James S. Thomas, 60, has served as Executive Vice President and Chief Credit Officer of EVB since June 2007.

Douglas R. Taylor, 57, joined EVB in April 2010 as Executive Vice President and Chief Risk Officer. From December 2004 until joining EVB, Mr. Taylor served as Director of Risk Management for First Market Bank.

Ann-Cabell Williams, 52, joined EVB in July 2011 as Executive Vice President and Retail Executive. From January 2007 until joining EVB, Ms. Williams served as Chief Operation Officer and Retail Executive for Bank of Virginia.

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Bruce T. Brockwell, 48, joined EVB in April 2011 as Senior Vice President and Senior Commercial Lending Officer. In May 2012, he became Senior Vice President and Director of Commercial Banking of EVB. In August 2013, Mr. Brockwell was promoted to Executive Vice President and Director of Commercial Banking of EVB. From November 2006 until joining EVB, Mr. Brockwell served as Chief Credit Officer for Bank of Virginia.

Compensation of Eastern Virginia Named Executive Officers

Introduction

Below is a discussion of the philosophy, the strategy and the major details of Eastern Virginia’s approach to compensating executive management. This approach has been developed under the direction and oversight of Eastern Virginia’s Compensation Committee, with assistance from an independent compensation consultant and with input from management.

Eastern Virginia’s executive management is expected to design and execute Eastern Virginia’s business plan that emphasizes prudent risk and asset quality management to lead to superior returns for shareholders. Following this discussion are tables containing detailed information concerning compensation earned or paid for 2013 and prior years to Eastern Virginia’s “named executive officers.”

•	Joe A. Shearin — President and Chief Executive Officer of Eastern Virginia and EVB.
•	J. Adam Sothen — Executive Vice President and Chief Financial Officer of Eastern Virginia and EVB.
•	Joseph H. James, Jr. — Senior Executive Vice President and Chief Operating Officer of Eastern Virginia and EVB.
•	James S. Thomas — Executive Vice President and Chief Credit Officer of Eastern Virginia and EVB.
•	Ann-Cabell Williams — Executive Vice President and Retail Executive (or REO) of Eastern Virginia and EVB.

The discussion below is intended to help you understand the information provided in tables that follow and provide context for Eastern Virginia’s overall executive compensation program.

Objective

The primary objective of Eastern Virginia’s executive compensation program is to assure that Eastern Virginia has competent and motivated executive management to lead Eastern Virginia. To accomplish this objective, Eastern Virginia must provide competitive levels of compensation to attract, retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to design and execute Eastern Virginia’s business plan. To that end, the board of directors and management believe that:

•	Eastern Virginia’s executive management should have compensation opportunities at levels that are competitive with peer institutions.
•	Total compensation should include “at risk” components that are linked to annual results, as well as to longer term performance.
•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of Eastern Virginia’s shareholders.

Discussion of Eastern Virginia’s Approach

Eastern Virginia’s general approach is to provide executive compensation consistent with promoting shareholder value, with an emphasis on prudent risk and asset quality management. To this end, Eastern Virginia’s Compensation Committee designs compensation plans and incentives to link the financial interests of Eastern Virginia’s executive officers to the interests of Eastern Virginia’s shareholders, to support Eastern Virginia’s long-term goals, to tie compensation to Eastern Virginia’s performance and to attract, retain and motivate talented leadership. In each of the past several years, the Compensation Committee has retained Titan Group, LLC, an independent compensation consultant, to assist it in developing and administering its executive compensation program. Titan Group, LLC also provides consulting services to EVB related to EVB’s bank-owned life insurance policies, for which EVB typically pays less than $5,000 each year. The Compensation Committee has assessed the independence of Titan Group, LLC under applicable SEC and NASDAQ rules and concluded that the advice it receives from Titan Group, LLC is objective and not influenced by other relationships that could be viewed as conflicts of interest.

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The Compensation Committee operates under a Charter adopted by the boards of directors of Eastern Virginia and EVB, which outlines the Committee’s duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, beginning in 2009 and continuing until October 21, 2013, as a result of Eastern Virginia’s participation in the Treasury’s TARP Capital Purchase Program, the Compensation Committee and Eastern Virginia had to comply with legal and contractual terms affecting the executive compensation process.

Participation in TARP Capital Purchase Program

In January 2009, Eastern Virginia elected to participate in the Treasury’s Capital Purchase Program, commonly known as “TARP.” Eastern Virginia issued shares of its Series A Preferred Stock and a warrant to purchase 373,832 shares of Eastern Virginia common stock at a price of $9.63 per share to the Treasury in return for a $24.0 million TARP investment. On October 21, 2013, the Treasury completed the sale of all 24,000 shares of Eastern Virginia’s Series A Preferred Stock to unaffiliated third party investors, terminating Eastern Virginia’s participation in TARP.

As a result of Eastern Virginia’s participation in TARP, until October 21, 2013 (the “TARP period”) Eastern Virginia and EVB were subject to (with limited ongoing obligations) the limits on executive compensation contained in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and as implemented by guidance and regulations issued by the Treasury, as amended from time to time (“TARP Regulations”), the most significant of which were as follows:

•	First, Eastern Virginia’s senior executive officers for TARP purposes, who are currently Messrs. Shearin, Sothen, James, Thomas and Ms. Williams, and the next twenty most highly compensated employees are subject to a “clawback” which will require repayment of any bonus, incentive compensation or retention award paid during the TARP period if it is later proven that the payment was based on materially inaccurate financial statements or other performance metric criteria.

•	Second, during the TARP period, Eastern Virginia was generally prohibited from making any severance payments (which includes any accelerated vesting) to its senior executive officers and its next five most highly compensated employees upon a departure from Eastern Virginia or upon a change in control of Eastern Virginia.

•	Third, during the TARP period, Eastern Virginia was prohibited from paying or accruing any bonus, incentive compensation or retention award to its most highly compensated employee, except for (i) certain awards of long-term restricted stock with a value not exceeding one-third of his annual compensation as permitted by TARP Regulations, and (ii) any payments contractually required to be paid and to which he had a legally binding right as of February 11, 2009. Mr. Shearin was Eastern Virginia’s most highly compensated employee throughout the TARP period.

•	Finally, Eastern Virginia agreed not to claim any federal income tax deduction for compensation in any year during the TARP period in excess of $500,000 to any senior executive officer.

Consideration of Shareholder Advisory Vote on Executive Compensation

When reviewing executive compensation policies and setting compensation, Eastern Virginia’s Compensation Committee pays close attention to advisory votes by shareholders to approve the compensation of its named executive officers. At the 2013 annual meeting of shareholders, approximately 88% of shares voted were cast in favor of Eastern Virginia’s approach to executive compensation, and at the 2014 annual meeting of shareholders, over 97% of shares voted were cast in favor of Eastern Virginia’s approach to executive compensation. While Eastern Virginia has been constrained by TARP Regulations, the Compensation Committee acknowledges the broad support of Eastern Virginia’s shareholders and continues to apply the principles described above and below in pursuit of a pay-for-performance culture.

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Principles that Guide Executive Compensation

Eastern Virginia relies upon the following principles in structuring compensation arrangements for its executive officers:

1.           Benchmarking — Eastern Virginia’s stated goal is to provide base salaries, long-term and short-term incentive compensation and benefits for its executives that are competitive with those offered by comparable Virginia banking institutions. In order to determine competitiveness in the marketplace, Eastern Virginia relied in 2013 and plans to rely in 2014 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by Titan Group, LLC. The members of this peer group for 2013 and 2014 are:

Access National Corporation

American National Bankshares, Inc.

C & F Financial Corporation

Community Bankers Trust Corporation

Middleburg Financial Corporation

Monarch Financial Holdings, Inc.

National Bankshares, Inc.

Old Point Financial Corporation

WashingtonFirst Bankshares, Inc.

Valley Financial Corporation

Two of the institutions included in the current peer group received TARP investments from the Treasury and had a portion of that investment outstanding at December 31, 2013. Shore Bancshares, Inc., which has been a member of the peer group in the past, was replaced by WashingtonFirst Bankshares, Inc.

For Eastern Virginia’s executive management, Eastern Virginia believes that total compensation should be near the 50th percentile of its peer group.

2.          Allocation of Elements of Compensation — Eastern Virginia believes that the weighting of elements of total compensation (specifically salary, annual bonus and long-term incentives) should vary within the management group as appropriate to reflect more closely the role of each senior manager and his or her ability to influence Eastern Virginia’s performance (see matrix in Annual Bonus discussion below). Over time, and especially now that the constraints of the TARP Regulations have been lifted, Eastern Virginia expects to shift the weighting of total compensation more toward variable compensation (annual bonus and long-term incentives).

3.          Pay for Performance — To promote shareholder value, Eastern Virginia is continuing to focus on performance-based incentives. In 2007, Eastern Virginia reviewed and revised its annual bonus program and introduced a long-term incentive program for executive management consistent with this principle.

Elements of Compensation

Eastern Virginia uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.          Salary — A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of Eastern Virginia is required. In February or March, Mr. Shearin presents to the Compensation Committee salary adjustment recommendations for the year for executive management, other than himself, based on performance of Eastern Virginia and of the specific individuals during the prior year. The Compensation Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee, and is approved by the Eastern Virginia board of directors in executive session. The employment agreements between Eastern Virginia and certain members of executive management are discussed later in this section. Salary levels are typically determined by comparison to peer group salaries for comparable executive positions and based on an evaluation of the executive’s performance during the prior year. Eastern Virginia’s performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are also considered in the recommendations to adjust salaries made by Mr. Shearin and the Compensation Committee’s decisions.

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As a result of improving financial performance and to recognize the contributions of executive management for this improvement, the Compensation Committee accepted Mr. Shearin’s recommendation for a 3% merit increase for executive management in 2013. The Compensation Committee also recommended and the Eastern Virginia board of directors in executive session approved Mr. Shearin for a 3% merit increase for 2013.

2.          Annual Bonus — Eastern Virginia offers key executives an opportunity to receive an annual bonus of up to 25% of salary. At the beginning of the year the maximum amount of bonus for each executive officer is set by the Compensation Committee for the CEO, and by the CEO for other members of executive management. The purpose of this annual bonus plan is to target specific year-over-year results. During 2007, Eastern Virginia revised the plan to incorporate the following performance measurements: risk management, financial reporting, budget compliance, asset quality, asset growth, net income growth and critical factors. The same plan was in effect for 2013, although the weighting and title of factors was slightly adjusted. The specific weighting of these factors for each executive varies, depending upon his or her responsibilities. For example, Mr. Shearin’s bonus opportunity for 2013 would have been, but for the prohibition on paying cash incentive compensation imposed by TARP Regulations, based 15% on risk management, 5% on financial reporting, 15% on budget compliance, 20% on asset quality, 15% on asset growth, 15% on net income growth and 15% on critical factors (individual goals set by the Compensation Committee). For other members of executive management, the mix and the weight components vary. At a meeting of the Compensation Committee, usually in February, Mr. Shearin proposes the actual bonus payments for the year ending the preceding December for key executives, other than himself based on that preceding year’s performance. The Compensation Committee reviews the performance metrics based on worksheets prepared by the CEO.

Annual bonus metrics for each of the named executive officers are provided in the table below:

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO	REO

Risk management	15	15	15	15	15
Financial reporting	5	—	20	—	—
Budget compliance	15	15	15	10	15
Asset quality	20	15	10	25	10
Asset growth	15	15	10	15	15
Net income growth	15	15	15	15	20
Critical factors	15	25	15	20	25
	100	100	100	100	100

Target performance for 2013 for each of the metrics listed above was:

•	Risk management — Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. A satisfactory rating from regulatory authorities was not met in 2013. An unqualified opinion from Eastern Virginia’s registered public accounting firm was met in 2013.
•	Financial Reporting — Timely and accurate reporting to the SEC, FRB and board without adverse comment. This performance target was met in 2013.
•	Budget compliance — Compliance with division and department-specific budgets. This performance target was not met in 2013.
•	Asset quality — Maintain asset quality above the average of named peer group and receive a satisfactory review on the credit quality of the loan portfolio by an independent third party. These performance targets were met in 2013.

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•	Asset growth — Achieve average assets of $1.054 billion. In 2013, Eastern Virginia’s actual average assets were $1.070 billion. This target was met in 2013.
•	Net income growth — Achieve net income of $3.3 million, before preferred dividends. In 2013, Eastern Virginia’s net loss before payment of preferred dividend was $2.6 million. This performance target was not met in 2013.
•	Critical factors are at the individual level and in many cases include confidential information. All individual critical factors were achieved.

Although calculation of a bonus is based on a formula including specific metrics, payment of a bonus is discretionary. Under normal circumstances, members of executive management, other than Mr. Shearin who was barred during the TARP Period from receiving a cash bonus, who had met some or all of their objectives would have received some portion of a bonus for 2013. However, because of continuing depressed business conditions that affected the financial industry and Eastern Virginia, Mr. Shearin proposed, and the Committee agreed, that no bonuses be paid for 2013 performance.

In addition to the annual incentives determined under the plan described above, the Eastern Virginia board of directors approved a special discretionary “Success Bonus” payable in 2013 for certain key members of the executive management team. This bonus was approved and paid in recognition of and appreciation for their extraordinary efforts related to Eastern Virginia’s regulators terminating Eastern Virginia’s Written Agreement and to raising $50.0 million in gross proceeds from private placements of Eastern Virginia’s stock to institutional investors and a rights offering to existing shareholders, which substantially improved Eastern Virginia’s capitalization. As previously disclosed, on February 17, 2011, the Company and the Bank entered into the Written Agreement with the Reserve Bank and the Bureau. The Written Agreement was terminated on July 30, 2013. The Written Agreement had required the Bank, among other things, to develop plans for improving numerous aspects of the Bank’s operations and management, required the Bank to improve asset quality, restricted certain types of credit extensions and imposed a number of measures designed to preserve the Bank’s capital.

3.          Long-term Incentives — Eastern Virginia adopted FAS 123 in 2002 and has expensed all stock options from the implementation of its initial stock option plan. Because of changes in accounting rules effective in 2005 that require expensing of stock options, Eastern Virginia believes that restricted stock awards, both time vested and performance vested, will be the preferred form of long-term incentive used going forward.

In 2003, Eastern Virginia’s shareholders approved an amendment to the 2000 Stock Incentive Plan, resulting in the 2003 Stock Incentive Plan (the “2003 Plan”), which authorized the granting of up to 400,000 shares of Eastern Virginia common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock. Under the terms of the 2003 Plan document, after April 17, 2013 no awards may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remain outstanding and will vest, etc. in accordance with their regular terms.

In 2007, Eastern Virginia’s shareholders approved the 2007 Equity Compensation Plan which authorizes the granting of up to 400,000 shares of Eastern Virginia common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. As of December 31, 2013, there were 322,000 shares still available to be granted as awards under the 2007 Equity Compensation Plan.

The Compensation Committee approved restricted stock grants in 2009 for members of executive management. Consistent with the principle of pay for performance, one-half of the grants would vest if, and only if, either earnings per share or return on equity equaled or exceeded the median of institutions in Eastern Virginia’s peer group for the year ending December 31, 2011. The other half of the awards were time-based and vested ratably (20% per year) over time of employment. Because Eastern Virginia’s financial performance for the year ended December 31, 2011 did not meet the pre-specified targets for earnings per share or return on equity compared to the peer group for 2011, these performance-based shares were forfeited.

In February 2010, the Compensation Committee approved a TARP-compliant long-term restricted stock program for future awards. This program provides for the grant of time-based restricted stock that qualified as an exception to TARP Regulations’ general rule that the most highly compensated employee cannot accrue or be paid any bonus, incentive compensation or retention award during the TARP period. For as long as Eastern Virginia remained subject to the TARP Regulations, the Compensation Committee determined to grant stock awards, if any, to executive management in accordance with the terms and conditions of the TARP-compliant long-term restricted stock program stated below. The grants of TARP-compliant long-term restricted stock are subject to the following terms and conditions.

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1.           Value of the Grant: A grant cannot exceed in value 33 1/3% of an executive’s “total compensation” as defined under TARP Regulations.

2.           Minimum Vesting: An executive shall have no vesting in any award unless he or she continues in service with Eastern Virginia for at least two years following the date of grant.

3.           Graduated Vesting: A portion of the restricted stock that has otherwise vested may generally become transferable only upon the repayment to the Treasury of the TARP investment by Eastern Virginia under the TARP Capital Purchase Program as follows:

% Repayment	% Transferable
25%	25%
50%	50%
75%	75%
100%	100%

Because Eastern Virginia’s participation in TARP concluded on October 21, 2013 when Treasury sold all of its shares of Eastern Virginia’s Series A Preferred Stock, as of October 21, 2013 (a) all previously vested portions of TARP-compliant restricted stock awards became freely transferable, and (b) all unvested portions of TARP-compliant restricted stock awards will be freely transferable when vested in accordance to the award’s terms.

In December 2010, Eastern Virginia cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin in 2009, because the award did not contain the terms necessary to comply with the TARP executive compensation limits. In conjunction with this cancellation, Eastern Virginia granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded.

Other than this award to Mr. Shearin in 2010, no stock awards were granted to any of Eastern Virginia’s named executive officers in 2010 or 2011.

In June 2012, Eastern Virginia granted 34,000 shares of restricted stock under the 2007 Plan to its executive officers in the form of TARP-compliant restricted stock awards. In November 2013, Eastern Virginia granted 38,000 shares of restricted stock under the 2007 Plan to its executive officers. Because performance during the TARP Period was a factor in these awards, they were made in the form of TARP-compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.

The grants were made by the Compensation Committee in 2012 and 2013 to recognize the contributions of executive management to improve the financial performance of Eastern Virginia, and to provide a long-term incentive to maximize the value of Eastern Virginia.

With the lifting of the constraints of the TARP Regulations, the Compensation Committee may consider a different form of restricted stock award for future grants, including revisiting the use of performance-based vesting if appropriate.

4.           Employment Agreements — Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements, which help retain key executives during a possible change of control situation (and until October 21, 2013, subject to applicable TARP regulations), assist Eastern Virginia by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

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Eastern Virginia and each of Joe A. Shearin, Joseph H. James, Jr. and James S. Thomas are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008 and January 10, 2008, respectively. Mr. Shearin’s employment agreement provides for him to serve as Eastern Virginia’s President and Chief Executive Officer and President of EVB and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term, unless either party provides written notice that the employment term should not be renewed and extended. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. The Eastern Virginia board of directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James and Thomas. The employment agreements with Messrs. James and Thomas currently terminate on December 31, 2014; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time. As of August 14, 2014, Eastern Virginia has not entered into employment agreements with J. Adam Sothen, Executive Vice President and Chief Financial Officer, or Ann-Cabell Williams, Executive Vice President and Retail Executive.

Under each employment agreement, the executive’s employment may be terminated by Eastern Virginia with or without cause. If the executive resigns for “good reason” or is terminated without “cause”, as those terms are defined in the employment agreement, however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement. If the executive’s employment terminates for good reason or without cause within one year of a change in control (as defined in the employment agreement), he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended. If the executive is terminated for “cause,” he will thereafter have no right to receive compensation or other benefits.

In addition, but only in the case of Mr. Shearin’s agreement, if Mr. Shearin's employment terminates for good reason or without cause not in connection with a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by Eastern Virginia, and will be entitled to receive out-placement services for up to two years, including job search services, paid for by Eastern Virginia up to a total of $10,000.

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an executive and employee and for a twelve month period after the termination of his employment. If, however, the executive breaches the confidentiality provision or the covenant not to compete, the executive will have no right to further post-termination payments or benefits provided by his employment agreement.

Each executive who currently has an employment agreement with Eastern Virginia entered into a “consent” letter agreement by which he accepted the terms and conditions imposed as part of Eastern Virginia’s participation in the TARP Capital Purchase Program and further agreed to make any additional conforming amendments to his employment or change in control agreement. These limitations no longer apply, subject to very limited exceptions.

5.           Perquisites — Eastern Virginia provides perquisites in the form of personal commuting use of a company car to the CEO, COO and REO. Eastern Virginia reimburses the CEO for certain annual physical examination and related medical expenses. Additionally, Eastern Virginia reimburses certain business travel expenses of the CEO’s spouse in accordance with Eastern Virginia’s Excessive or Luxury Expenditure Policy. Eastern Virginia reimburses country club and golf membership fees for Mr. Thomas. In addition, Eastern Virginia provides a monthly housing allowance for Mr. Sothen. Otherwise, Eastern Virginia provides no other perquisites to its named executive officers that are not generally available to all employees on a nondiscriminatory basis. The perquisites provided to Eastern Virginia’s named executive officers do not exceed $10,000 in the aggregate for any named executive officer on an annual basis.

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6.           Supplemental Retirement Benefit — Eastern Virginia believes that a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. Eastern Virginia intends for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of Eastern Virginia and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 Eastern Virginia adopted a supplemental executive retirement plan which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The plan provides for an annual benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

7.           Bank Owned Life Insurance — During 2013 Eastern Virginia made additional investments in bank owned life insurance products covering certain key employees of Eastern Virginia and EVB, including Eastern Virginia’s named executive officers. Eastern Virginia believes that bank owned life insurance can serve as a valuable key employee compensation and retention tool, and can provide insurance coverage that supplements or replaces coverage that is otherwise available to all of Eastern Virginia’s employees under Eastern Virginia’s group term life insurance program. Effective April 30, 2013, Eastern Virginia acquired bank owned life insurance policies for its named executive officers, with a death benefit paid to the beneficiaries of each named executive officer of four times base salary.

Compensation Committee Interlocks and Insider Participation

No member of the Eastern Virginia Compensation Committee is a current or former officer or employee of Eastern Virginia or any of its subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member. Eastern Virginia’s CEO attends Compensation Committee meetings that discuss matters not directly related to the CEO, but is not a member of the Compensation Committee.

Compensation Paid During 2013

The following table shows, for the fiscal years ended December 31, 2013, 2012 and 2011, the total compensation paid by Eastern Virginia and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served. Material terms of plans that govern awards included in the summary compensation table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed above.

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Summary Compensation Table for 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
Joe A. Shearin	2013	$331,458	$—	$80,400	$—	$146,756	$11,475	$570,089
President and Chief	2012	306,322	—	44,640	—	95,483	11,250	457,695
Executive Officer and	2011	296,839	—	—	—	126,558	11,025	434,422
Director of Eastern
Virginia and EVB

J. Adam Sothen	2013	$136,538	$12,000	$33,500	$—	$—	$4,448	$186,486
Executive Vice	2012	130,866	—	14,880	—	—	3,914	149,660
President and Chief	2011	105,939	—	—	—	—	3,166	109,105
Financial Officer of
Eastern Virginia and
EVB

Joseph H. James, Jr.	2013	$183,904	$12,000	$33,500	—	$32,004	$8,776	$270,184
Senior Executive Vice	2012	178,011	—	22,320	—	1,406	7,996	209,733
President and Chief	2011	174,299	—	—	—	49,898	7,804	232,001
Operating Officer of
Eastern Virginia and
EVB

James S. Thomas	2013	$153,863	$12,000	$33,500	—	$15,457	$7,082	$221,902
Executive Vice	2012	148,236	—	14,880	—	3,834	6,932	173,882
President and Chief	2011	142,925	—	—	—	21,138	6,763	170,826
Credit Officer of
Eastern Virginia and
EVB

Ann-Cabell Williams (7)	2013	$126,289	$12,000	$20,100	—	—	$6,716	$165,105
Executive Vice	2012	122,737	—	14,880	—	—	6,002	143,619
President and Retail
Executive of Eastern
Virginia and EVB

(1)	The amounts in this column reflect the “Success Bonus” awarded in 2013 to each of the named executive officers, other than Mr. Shearin who was not eligible to receive such a bonus under still applicable TARP Regulations, as discussed above.
(2)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to Eastern Virginia’s audited financial statements for the year ended December 31, 2013. On November 18, 2013, Eastern Virginia granted 30,000 shares of restricted stock to its named executive officers as TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. The value reported for stock awards in 2013 is the grant date fair value for the total of time-vested shares. On June 29, 2012, Eastern Virginia granted 34,000 shares of restricted stock to its named executive officers as TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. The value reported for stock awards in 2012 is the grant date fair value for the total of time-vested shares. There were no restricted shares granted in 2011.
(3)	No stock options were granted to Eastern Virginia’s named executive officers in 2013, 2012 or 2011.

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(4)	Includes the change in actuarial present value of the executive's accumulated benefit in the qualified defined benefit pension plan, and for Mr. Shearin only, also includes the change in his balance in the nonqualified supplemental executive retirement plan. All changes in values are based on reports from independent advisors, using the assumptions described in the “—Executive Officers and Executive Compensation—Pension Plan” and “—Executive Officers and Executive Compensation—Supplemental Executive Retirement Plan” sections of this proxy statement/prospectus.
(5)	In 2013 for Mr. Shearin, $41,550 represents the change in pension value and $105,206 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2012 for Mr. Shearin, $4,961 represents the change in pension value and $90,522 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2011 for Mr. Shearin, $58,875 represents the change in pension value and $67,683 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. No other members of executive management currently participate in the supplemental executive retirement plan.
(6)	All Other Compensation includes Eastern Virginia’s 401(k) match for 2013, 2012 and 2011. The value of perquisites for each executive does not exceed $10,000 in any year, and therefore are not reported in this table.
(7)	Ms. Williams joined Eastern Virginia on July 4, 2011 but was not a named executive officer of Eastern Virginia for 2011. Accordingly, only compensation information for 2013 and 2012 is presented for Ms. Williams.

Stock Incentive Plans

Eastern Virginia’s 2003 Stock Incentive Plan provided, and the 2007 Equity Compensation Plan provides for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of Eastern Virginia and its subsidiaries. The terms of these plans were disclosed in Eastern Virginia’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the SEC on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the SEC on March 21, 2007.

Grants of Plan-Based Awards

The following table presents information regarding possible payouts to each of the named executive officers under Eastern Virginia’s annual cash bonus program for 2013 and grants of equity awards to the named executive officers during 2013. Eastern Virginia did not make any option grants during 2013, but did grant 30,000 shares of restricted stock under the 2007 Plan to its named executive officers during 2013.

Grants of Plan-Based Awards – 2013

		Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards; Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option
Name	Grant Date	Date (2)	Threshold ($)	Target ($)	Maximum ($)	(#)	Awards ($)(3)
Joe A. Shearin	—	—	—	—	—	—	—
	11/18/13	10/28/13	—	—	—	12,000	$80,400
J. Adam Sothen	—	—	—	$27,470	$34,338	—	—
	11/18/13	10/28/13	—	—	—	5,000	$33,500
Joseph H. James, Jr.	—	—	—	$36,782	$45,978	—	—
	11/18/13	10/28/13	—	—	—	5,000	$33,500
James S. Thomas	—	—	—	$31,827	$39,784	—	—
	11/18/13	10/28/13	—	—	—	5,000	$33,500
Ann-Cabell Williams	—	—	—	$27,583	$34,479	—	—
	11/18/13	10/28/13	—	—	—	3,000	$20,100

(1)	Each of the named executive officers, other than Mr. Shearin, was eligible to receive a cash bonus award for 2013 under the annual bonus program discussed above. The amounts shown in these columns reflect the target payments under the awards, which was 20% of the individual's base salary as of January 1, 2013, and the maximum possible payment under the awards, which was 25% of the individual's base salary as of January 1, 2013. There are no threshold payments under this program. As discussed above, even though the named executive officers would have received some amount of bonus under this program based on 2013 performance, the Eastern Virginia Compensation Committee in the exercise of its discretion did not pay any bonuses under the program for 2013.

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(2)	The Compensation Committee approved the grants on October 28, 2013, with a grant date of November 18, 2013.
(3)	The amounts in this column reflect the grant date fair value of the time-based restricted stock granted under the 2007 Equity Compensation Plan, computed in accordance with ASC Topic 718.

Outstanding Equity Awards at December 31, 2013

The following table indicates outstanding equity awards held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013

		Option Awards			Stock Awards
							Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Grant Date	(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)	Vested (#)	Vested ($)
Joe A. Shearin	7/1/2004	4,000	$19.915	7/1/2014
	7/1/2005	4,862	20.565	7/1/2015
	10/1/2006	4,725	21.16	10/1/2016
	12/16/2010				800	$5,600
	6/29/2012				12,000	$84,000
	11/18/2013				12,000	$84,000
J. Adam Sothen	6/29/2012				4,000	$28,000
	11/18/2013				5,000	$35,000
Joseph H. James, Jr.	7/1/2004	2,000	$19.915	7/1/2014
	7/1/2005	3,000	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	7/1/2009				400	$2,800
	6/29/2012				6,000	$42,000
	11/18/2013				5,000	$35,000
James S. Thomas	7/1/2004	1,000	$19.915	7/1/2014
	7/1/2005	2,500	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	7/1/2009				300	$2,100
	6/29/2012				4,000	$28,000
	11/18/2013				5,000	$35,000
Ann-Cabell Williams	6/29/2012				4,000	$28,000
	11/18/2013				3,000	$21,000

(1)	All option grants vested four years after the date of grant.

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(2)	Column includes (i) 700 shares from the 2009 restricted stock awards that vested on June 30, 2014 and (ii) 800 shares from the 2010 restricted stock award for Mr. Shearin that vested on June 30, 2014. There are 30,000 shares remaining from the 2012 restricted stock award. These shares will vest according to the following schedule: 40% or 12,000 shares vested on June 29, 2014, 20% or 6,000 shares will vest on June 29, 2015, 20% or 6,000 shares will vest on June 29, 2016 and 20% or 6,000 shares will vest on June 29, 2017. There are 30,000 shares remaining from the 2013 restricted stock award. These shares will vest according to the following schedule: 40% or 12,000 shares will vest on November 18, 2015, 20% or 6,000 shares will vest on November 18, 2016, 20% or 6,000 shares will vest on November 18, 2017 and 20% or 6,000 shares will vest on November 18, 2018.
(3)	The market value of restricted stock is based on the $7.00 closing price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2013.

Option Exercises and Stock Vested

The following table presents information regarding restricted stock that vested during 2013 for each of Eastern Virginia’s named executive officers. None of the named executive officers exercised stock options during 2013.

Option Exercises and Stock Vested for 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joe A. Shearin	—	$—	800	$4,040
J. Adam Sothen	—	$—	—	—
Joseph H. James, Jr.	—	$—	400	$2,020
James S. Thomas	—	$—	300	$1,515
Ann-Cabell Williams	—	$—	—	—

1)	Represents the gross number of restricted shares that vested during 2013, without taking into account any shares that may have been surrendered or withheld to satisfy applicable tax obligations.
2)	Value realized is the gross number of shares that vested multiplied by the market price of a share of our common stock as reported on the NASDAQ Global Market on the date of vesting.

Equity Compensation Plans

The following table summarizes information as of December 31, 2013, relating to Eastern Virginia’s 2003 Stock Incentive Plan and Eastern Virginia’s 2007 Equity Compensation Plan, pursuant to which grants, restricted stock awards or options to acquire shares of Eastern Virginia common stock have been or in the case of Eastern Virginia’s 2007 Equity Compensation Plan may be granted from time to time.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Shareholders:
2003 Stock Incentive Plan(2)	152,287	19.09	—
2007 Equity Compensation Plan(3)	—	—	322,000
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—
Total	152,287	19.09	322,000

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Pension Plan

Eastern Virginia had a pension plan provided through the Virginia Bankers Association Insurance Trust. Until December 31, 2011, the plan was a defined benefit pension plan, and benefits were based on an employee's final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of Eastern Virginia and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees did not contribute to the plan, and a participant became 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the plan as of October 1, 2003. Directors who were full-time employees were eligible for participation. Eastern Virginia amended the pension plan on January 28, 2008. Under the terms of the amended plan, balances under the plan were frozen on December 31, 2007 for all plan participants except that participants who were then age 55 or greater or had at least 10 years of service with Eastern Virginia on October 1, 2007 would remain in the existing plan and receive future contributions. Balances for Messrs. Shearin, James and Thomas were frozen as of December 31, 2007. The plan was further amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was converted to a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each plan participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year. The present value of the accumulated benefit as listed below was calculated by Eastern Virginia’s pension actuaries Sageview Consulting Group, LLC based on the assumptions listed below:

1.	Annuity Conversion of 1.00% for First Segment (5 yrs.), 3.57% for Second Segment (15 yrs.) and 4.77% for Third Segment (after 20 yrs).

2.	IRS Applicable Mortality as described in IRS Notice 2008-85.

The actuarial benefits for Eastern Virginia’s named executive officers as of December 31, 2013 are presented in the table below:

Pension Benefits – Fiscal Year 2013

Name	Plan Name	Number of Years Credited Service (#)(1)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	$272,641	—
J. Adam Sothen	*	—	—	—
Joseph H. James, Jr.	*	7	218,378	—
James S. Thomas	*	4	107,596	—
Ann-Cabell Williams	*	—	—	—

*	VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.

(1)	Named executive officers had their service years frozen at 2007 year end. As a result, the years of credited service under the plan do not match the named executive officers actual years of service, which are as follows: Mr. Shearin, 12 years, Mr. James, Jr., 13 years, and Mr. Thomas, 10 years.
(2)	Mr. Sothen and Ms. Williams are not eligible to participate in the plan.

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Supplemental Executive Retirement Plan

Effective January 1, 2008, Eastern Virginia adopted a supplemental executive retirement plan, which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of Eastern Virginia’s goal of ensuring retirement income approximating 70% of pre-retirement income for Eastern Virginia’s executive officers. The plan provides for an annual benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

The table below shows the accumulated benefit as of December 31, 2013 for the named executive officer under the supplemental executive retirement plan in effect at such time.

Pension Benefits – Fiscal Year 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	$421,663	—

*	Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the three employment agreements in effect at December 31, 2013 if the executives’ employment had terminated as of December 31, 2013 without cause or for good reason either prior to or following a change in control, or upon the death of the named executive officer. Eastern Virginia’s employment contracts do not provide benefits upon voluntary termination, death, disability or change in control other than as disclosed below. Under Eastern Virginia’s employment contracts, payment for termination without cause or if the executive resigns for good reason would be paid at the rate of one-twelfth (1/12) of base salary in each month for the remainder of the term of the agreement, which for Mr. Shearin is three years and for Messrs. James and Thomas could be up to one year. If employment is terminated without cause or if the executive resigns for good reason within one year after a change in control, under Eastern Virginia’s employment agreements the amount payable (299% annualized cash compensation) will be paid in a lump sum on or prior to the last day of employment or, at the executive’s option, in equal monthly installments for the remainder of the term of the agreement. Eastern Virginia provides non-discriminatory life insurance benefits and provides disability coverage that all salaried employees can purchase at a group rate. In addition, during 2013 Eastern Virginia acquired bank owned life insurance policies with respect to the twenty one most highly compensated employees, including each named executive officer.

The Eastern Virginia board of directors and Eastern Virginia’s Compensation Committee, as applicable, have concluded that these payments are appropriate based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination before or after a change in control or upon death do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination as outlined above. The severance and change in control payments discussed above were limited by TARP Regulations from January 1, 2013 to October 21, 2013, when Treasury owned shares of Eastern Virginia’s Series A Preferred Stock. The severance payments were also limited by the restrictions on severance and other termination-related payments to which Eastern Virginia was subject while the Written Agreement and the MOU were in place, and may otherwise be limited by applicable federal banking regulations. The Written Agreement was terminated July 30, 2013, and the MOU was terminated effective March 13, 2014. Under the terms of the MOU, Eastern Virginia and EVB had agreed that Eastern Virginia would not, without prior written approval of the Reserve Bank and the Bureau, (a) declare or pay dividends of any kind, or make any payments on Eastern Virginia’s trust preferred securities; (b) incur or guarantee any debt; or (c) purchase or redeem any shares of Eastern Virginia’s stock. In addition, under the MOU Eastern Virginia and EVB had agreed to review and revise the ALLL methodology, and on a quarterly basis submit to the Reserve Bank and the Bureau a copy of the internally calculated ALLL worksheet.

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Also shown below are the estimated values of the accelerated vesting of restricted stock that would occur under the named executive officers’ employment agreements or under the terms of the restricted stock awards upon certain termination events or a change in control, based on the closing price of a share of Eastern Virginia common stock ($7.00) as reported on the NASDAQ Global Market on December 31, 2013. No values are provided for accelerated vesting of options, because all options held by the named executive officers at December 31, 2013 were already vested.

Potential Payments Upon Termination or Change in Control Table (1)

Name	Benefit	Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or Good Reason	Death
Joe A. Shearin	Post termination compensation(2)	$961,494	$867,761	$—
	Early vesting of restricted stock	—	173,600	—
	Early vesting of stock options(3)	—	—	—
	Bank owned life insurance(4)	—	—	1,281,992
		$961,494	$1,041,361	$1,281,992

J. Adam Sothen(5)	Post termination compensation	$—	$—	$—
	Early vesting of restricted stock	—	63,000	—
	Early vesting of stock options	—	—	—
	Bank owned life insurance(4)	—	—	549,404
		$—	$63,000	$549,404

Joseph H. James, Jr.	Post termination compensation	$183,912	$470,130	$—
	Early vesting of restricted stock	—	79,800	—
	Early vesting of stock options(3)	—	—	—
	Bank owned life insurance(4)	—	—	735,648
		$183,912	$549,930	$735,648

James S. Thomas	Post termination compensation	$159,135	$369,941	$—
	Early vesting of restricted stock	—	65,100	—
	Early vesting of stock options(3)	—	—	—
	Bank owned life insurance(4)	—	—	636,540
		$159,135	$435,041	$636,540

Ann-Cabell Williams(5)	Post termination compensation	$—	$—	$—
	Early vesting of restricted stock	—	49,000	—
	Early vesting of stock options	—	—	—
	Bank owned life insurance(4)	—	—	551,668
		$—	$49,000	$551,668

(1)	As noted above, certain of the benefits and payments reflected in this table were limited while Treasury owned shares of the Eastern Virginia Series A Preferred Stock and while the Written Agreement and MOU were in place, or may otherwise be limited by federal banking regulations.
(2)	In addition to the post termination compensation shown, if Mr. Shearin's employment terminates without cause or for good reason without a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by Eastern Virginia. Also in addition to the post termination compensation shown, Mr. Shearin will be entitled to receive out-placement services for up to two years paid for by Eastern Virginia up to a total of $10,000.

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(3)	Messrs. Shearin, James, Jr. and Thomas did not have any unvested options as of December 31, 2013.
(4)	Death benefits represent life insurance payments that would be made to the named executive officer’s beneficiaries pursuant to bank owned life insurance policies. EVB has acquired bank owned life insurance policies covering the twenty one most highly compensated employees (including all named executive officers) as of April 30, 2013; these policies provide for a death benefit of four times the deceased named executive officer’s base salary and a death benefit of three times the deceased employee’s base salary (non named executive officers). For all employees not covered by a bank owned life insurance policy, EVB provides coverage under a group term life insurance policy that provides for a death benefit of three times the deceased employee’s base salary.
(5)	Mr. Sothen and Ms. Williams do not have employment agreements with Eastern Virginia or any unvested options as of December 31, 2013.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EASTERN VIRGINIA

The following is a discussion and analysis of the financial condition and results of operations of Eastern Virginia, which is intended to assist readers in understanding and evaluating the financial condition and results of operations of Eastern Virginia. The following discussion should be read together with the historical financial statements of Eastern Virginia and the related notes included on pages F-2 through F-109 in this proxy statement/prospectus. The data presented for the three and six months ended June 30, 2014 and 2013 are derived from Eastern Virginia’s unaudited interim financial statements and include, in the opinion of management, all adjustments, consisting only of normal reoccurring accruals, necessary to present fairly the data for such periods. This discussion contains forward-looking statements that involve risks and uncertainties; see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37. Actual results could differ significantly from those anticipated in the forward-looking statements as a result of certain factors, including those discussed in the section of this proxy statement/prospectus captioned “Risk Factors,” beginning on page 16, and elsewhere in this proxy statement/prospectus. References in this discussion to “the Company,” “we,” “our” and “us” are to Eastern Virginia and its subsidiaries on a consolidated basis, except where the context requires that they refer only to Eastern Virginia. Other terms are defined in this discussion; these defined terms apply for the purposes of this discussion only.

Forward-Looking Statements

Certain statements contained in this discussion that are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or board of directors, including those relating to products or services, the performance or disposition of portions of the Company’s asset portfolio, future changes to EVB’s branch network, the payment of dividends, and the ability to realize deferred tax assets; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the impact of the Written Agreement and the MOU or the termination of the Written Agreement and the MOU, each among the Company, EVB, the Reserve Bank and the Bureau, on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company’s outstanding common and preferred stock, to redemption of the Eastern Virginia Series A Preferred Stock, and to payment of interest on the Company’s outstanding Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) related to the Company’s trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company’s liquidity; (viii) statements of management’s expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company’s markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding business initiatives related to and the use of proceeds from our private placements and our rights offering completed in 2013, including expected future interest expenses and net interest margin following the prepayment of long-term FHLB advances; and (xii) statements of assumptions underlying such statements. Words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of doing so.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those described in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	factors that adversely affect our business initiatives related to and the use of proceeds from our rights offering and our private placements completed in 2013, including, without limitation, changes in market conditions that adversely affect our ability to dispose of or work out assets adversely classified by us on advantageous terms or at all;

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•	our ability and efforts to assess, manage and improve our asset quality;
•	the strength of the economy in the Company’s target market area, as well as general economic, market, political, or business factors;
•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
•	the effects of our adjustments to the composition of our investment portfolio;
•	the impact of government intervention in the banking business;
•	an insufficient allowance for loan losses;
•	our ability to meet the capital requirements of our regulatory agencies;
•	changes in laws, regulations and the policies of federal or state regulators and agencies, including rules to implement the Basel III capital framework and for calculating risk-weighted assets;
•	adverse reactions in financial markets related to the budget deficit of the United States government;
•	changes in the interest rates affecting our deposits and loans;
•	the loss of any of our key employees;
•	changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	our ability to maintain internal control over financial reporting;
•	our ability to raise capital as needed by our business;
•	our reliance on secondary sources, such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
•	possible changes to our board of directors, including in connection with our private placements; and
•	other circumstances, many of which are beyond our control.

Forward-looking statements speak only as of the date on which such statements are made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. You should refer to risks detailed under “Risk Factors” above and in our periodic and current reports filed with the SEC for specific factors that could cause our actual results to be significantly different from those expressed or implied by our forward-looking statements.

Critical Accounting Policies

The preparation of financial statements requires us to make estimates and assumptions. Those accounting policies with the greatest uncertainty and that require our most difficult, subjective or complex judgments affecting the application of these policies, and the likelihood that materially different amounts would be reported under different conditions, or using different assumptions, are described below.

Allowance for Loan Losses

The Company establishes the allowance for loan losses through charges to earnings in the form of a provision for loan losses. Loan losses are charged against the allowance when we believe that the collection of the principal is unlikely. Subsequent recoveries of losses previously charged against the allowance are credited to the allowance. The allowance represents an amount that, in our judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. Our judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. This evaluation is inherently subjective because it requires estimates that are susceptible to significant revision as more information becomes available. For more information refer to the sections titled “—Three and Six Months Ended June 30, 2014 Compared to Three and Six Months Ended June 30, 2013—Asset Quality” and “—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012 and Year Ended December 31, 2012 Compared to Year Ended December 31, 2011—Asset Quality” below.

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Impairment of Loans

The Company considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. The Company does not consider a loan impaired during a period of insignificant payment shortfalls if we expect the ultimate collection of all amounts due. Impairment is measured on a loan by loan basis for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans, representing consumer, one to four family residential first and seconds and home equity lines, are collectively evaluated for impairment. The Company maintains a valuation allowance to the extent that the measure of the impaired loan is less than the recorded investment. Troubled debt restructurings (“TDRs”) are also considered impaired loans. A TDR occurs when the Company, for economic or legal reasons related to the borrower’s financial condition, grants a concession (including, without limitation, rate reductions to below-market rates, payment deferrals, forbearance and, in some cases, forgiveness of principal or interest) to the borrower that it would not otherwise consider. For more information refer to the sections titled “—Three and Six Months Ended June 30, 2014 Compared to Three and Six Months Ended June 30, 2013—Asset Quality” and “—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012 and Year Ended December 31, 2012 Compared to Year Ended December 31, 2011—Asset Quality” below.

Impairment of Securities

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Company intends to sell the security or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery, the Company must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income. For equity securities, impairment is considered to be other-than-temporary based on the Company’s ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in net income. The Company regularly reviews each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, the Company’s best estimate of the present value of cash flows expected to be collected from debt securities, the Company’s intention with regard to holding the security to maturity and the likelihood that the Company would be required to sell the security before recovery.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at estimated fair market value of the property, less estimated disposal costs, if any. Any excess of cost over the estimated fair market value less costs to sell at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings.

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Goodwill

With the adoption of Accounting Standards Update 2011-08, “Intangible-Goodwill and Other-Testing Goodwill for Impairment,” the Company is no longer required to perform a test for impairment unless, based on an assessment of qualitative factors related to goodwill, it determines that it is more likely than not that the fair value of goodwill is less than its carrying amount. If the likelihood of impairment is more than 50%, the Company must perform a test for impairment and we may be required to record impairment charges. In assessing the recoverability of the Company’s goodwill, all of which was recognized in connection with the acquisition of branches in 2003 and 2008, we must make assumptions in order to determine the fair value of the respective assets. Major assumptions used in the impairment analysis were discounted cash flows, merger and acquisition transaction values (including as compared to tangible book value), and stock market capitalization. The Company completed its annual goodwill impairment test during the fourth quarter of 2013 and determined there was no impairment to be recognized in 2013. If the underlying estimates and related assumptions change in the future, the Company may be required to record impairment charges.

Retirement Plan

The Company has historically maintained a defined benefit pension plan. Effective January 28, 2008, the Company took action to freeze the plan with no additional contributions for a majority of participants. Employees age 55 or greater or with 10 years of credited service were grandfathered in the plan. No additional participants have been added to the plan. The plan was again amended on February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was amended and restated as a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the two year Treasury securities for the month of December preceding the plan year. Plan assets, which consist primarily of mutual funds invested in marketable equity securities and corporate and government fixed income securities, are valued using market quotations. The Company’s actuary determines plan obligations and annual pension expense using a number of key assumptions. Key assumptions may include the discount rate, the estimated return on plan assets and the anticipated rate of compensation increases. Changes in these assumptions in the future, if any, or in the method under which benefits are calculated may impact pension assets, liabilities or expense.

Accounting for Income Taxes

Determining the Company’s effective tax rate requires judgment. In the ordinary course of business, there are transactions and calculations for which the ultimate tax outcomes are uncertain. In addition, the Company’s tax returns are subject to audit by various tax authorities. Although we believe that the estimates are reasonable, no assurance can be given that the final tax outcome will not be materially different than that which is reflected in the income tax provision and accrual.

The realization of deferred income tax assets is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. Management considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed. For more information, refer to “Note 4. Deferred Income Taxes” to our unaudited interim financial statements beginning on page F-94 and “Note 10. Income Taxes” to our audited financial statements beginning on page F-47.

For further information concerning accounting policies, refer to “Note 1. Summary of Significant Accounting Policies” to our unaudited interim financial statements beginning on page F-77 and “Note 1. Summary of Significant Accounting Policies” to our audited financial statements beginning on page F-10.

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Three and Six Months Ended June 30, 2014 Compared to Three and Six Months Ended June 30, 2013

Business Overview

The Company provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers, whom we empower to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of our markets for over 100 years, we have established relationships with and an understanding of our customers. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

The Company is committed to delivering strong long-term earnings using a prudent allocation of capital, in business lines where we have demonstrated the ability to compete successfully. During the first six months of 2014, the national and local economies continued to show limited signs of recovery with the main challenges continuing to be persistent unemployment above historical levels and uneven economic growth. Local markets also experienced harsh winter weather during the first quarter of 2014 that further slowed economic activity. Macro-economic and political issues continue to temper the global economic outlook and as such the Company remains cautiously optimistic regarding the limited signs of improvement seen in our local markets. Despite this, the Company believes that our local markets are poised for stronger growth in the coming months and years than the economic recovery has provided in our markets in recent periods.

Strategic Initiatives and Pending Acquisition of Virginia Company Bank

The Company used a portion of the gross proceeds from its previously discussed private placements and rights offerings in 2013 (the “2013 Capital Initiative”) for general corporate purposes, including strengthening its balance sheet, the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), and improvement of the Company’s balance sheet through the restructuring of FHLB advances. During the third quarter of 2013, the Company prepaid $107.5 million of its long-term FHLB advances, and also accelerated the resolution and disposition of adversely classified assets. The extinguishment of the higher rate long-term FHLB advances triggered an $11.5 million prepayment penalty that was fully recognized during the third quarter of 2013. During May 2014, the Company announced its intent to repay up to $15.0 million of the Eastern Virginia Series A Preferred Stock originally issued to the Treasury through TARP. The Company plans to effectuate a portion of this repayment through one or more transactions during the second half of 2014. During the remainder of 2014, the Company also plans to focus on online and mobile banking options offered to EVB’s customers, including introducing or improving EVB’s portfolio of internet and mobile banking products and services. As the Company executes these business strategies, senior management and the board of directors will continue to evaluate other initiatives that they believe will best position the Company for long-term success. While the Company largely has worked through the economic challenges of the past few years, the Company will look at the remainder of 2014 and into 2015 as an opportunity to strengthen its current branch network in existing markets and explore business development initiatives and strategic opportunities to grow the Company’s business. The Company completed one such initiative – the acquisition of a 4.9% interest in Southern Trust Mortgage, LLC – during May 2014.

In addition, on May 29, 2014, the Company announced the signing of a definitive merger agreement pursuant to which the Company would acquire Virginia Company via a merger of Virginia Company with and into EVB, with EVB surviving (such acquisition, the “Acquisition”). For more information on this pending acquisition refer to “Note 16. Proposed Acquisition” to our unaudited interim financial statements beginning on page F-109.

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Summary of Second Quarter 2014 and Year to Date Operating Results and Financial Condition

Table 1: Performance Summary
	Three Months Ended June 30,
(dollars in thousands, except per share data)	2014	2013
Net income (1)	$1,655	$673
Net income available to common shareholders (1)	$1,114	$297
Basic income per common share	$0.10	$0.04
Diluted income per common share	$0.06	$0.04
Return on average assets (annualized)	0.43%	0.11%
Return on average common shareholders' equity (annualized)	4.76%	1.48%
Net interest margin (tax equivalent basis)	3.82%	3.21%

	Six Months Ended June 30,
(dollars in thousands, except per share data)	2014	2013
Net income (1)	$3,651	$1,753
Net income available to common shareholders (1)	$2,592	$1,001
Basic income per common share	$0.22	$0.15
Diluted income per common share	$0.15	$0.14
Return on average assets (annualized)	0.50%	0.19%
Return on average common shareholders' equity (annualized)	5.68%	2.58%
Net interest margin (tax equivalent basis)	3.88%	3.22%

(1) The difference between net income and net income available to common shareholders is the effective dividend to holders of Eastern Virginia Series A Preferred Stock.

The Company’s results continue to be positively impacted by asset quality improvements and the extinguishment of long-term FHLB advances in the third quarter of 2013, as discussed in greater detail below. The prepayment of these advances has significantly improved the Company’s financial position and net interest margin for the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013.

For the three months ended June 30, 2014, the following were significant factors in the Company’s reported results:

•	Increase in net interest income of $962 thousand from the same period in 2013, principally due to a $1.4 million decrease in interest expense that was primarily driven by the elimination of higher-rate, longer term FHLB advances during the third quarter of 2013 and the current low rate environment;
•	Net interest margin (tax equivalent basis) increased 61 basis points to 3.82% during the second quarter of 2014 as compared to 3.21% for the same period in 2013;
•	No provision for loan losses during the second quarter of 2014 compared to $600 thousand for the same period in 2013, reflecting the Company’s conservative approach to provisioning for the allowance for loan losses in prior periods and a reduction in net charge-offs to $288 thousand for the second quarter of 2014 from $2.3 million in the same period of 2013;
•	Increase in nonperforming assets of $1.6 million from March 31, 2014 to June 30, 2014 due primarily to the Company placing three loans on nonaccrual status as a result of the continued deteriorating financial condition of the borrowers in the second quarter of 2014;
•	Expenses related to FDIC insurance premiums declined to $305 thousand, compared to $596 thousand for the same period in 2013, as the Company faced lower FDIC insurance assessment rates following termination of the Written Agreement;
•	Other operating expenses increased $270 thousand during the second quarter of 2014 as compared to the same period in 2013 and was driven primarily by higher legal and professional fees; and
•	Increase in the effective dividend on preferred stock of $165 thousand from the same period in 2013 due primarily to the dividend rate of the Eastern Virginia Series A Preferred Stock increasing from 5% to 9% in the first quarter of 2014.

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For the six months ended June 30, 2014, the following were significant factors in the Company’s reported results:

•	Increase in net interest income of $2.2 million from the same period in 2013, principally due to a $2.8 million decrease in interest expense due to the same factors as discussed for the three month comparison above;
•	Net interest margin (tax equivalent basis) increased 66 basis points to 3.88% for the six months ended June 30, 2014 as compared to 3.22% for the same period in 2013;
•	Provision for loan losses of $250 thousand compared to $1.2 million for the same period in 2013, reflecting a reduction in net charge-offs to $399 thousand for the six months ended June 30, 2014, from $3.7 million in the same period of 2013;
•	Decrease in nonperforming assets of $1.4 million during the first six months of 2014 as compared to December 31, 2013 due to the Company’s continued focus on credit quality initiatives to improve its asset quality and resolve nonperforming assets;
•	Expenses related to FDIC insurance premiums of $637 thousand, compared to $1.2 million for the same period in 2013;
•	Other operating expenses increased $345 thousand during the first six months of 2014 as compared to the same period in 2013 and was driven primarily by higher legal and professional fees; and
•	Increase in the effective dividend on preferred stock of $307 thousand from the same period in 2013 due primarily to the dividend rate of the Eastern Virginia Series A Preferred Stock increasing from 5% to 9% in the first quarter of 2014.

Capital Management

As we first reported in our Quarterly Report on Form 10-Q for March 31, 2011, the Company has taken actions to preserve capital by deferring its regular quarterly cash dividend with respect to the Eastern Virginia Series A Preferred Stock which the Company originally issued to the Treasury in connection with the Company’s participation in the Treasury’s Capital Purchase Program in January 2009. On October 21, 2013, the Treasury sold all 24,000 shares of Eastern Virginia Series A Preferred stock held by Treasury to private investors. On May 15, 2014, the Company deferred its fourteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock. As of June 30, 2014, the Company had accumulated $4.7 million for dividends on the Eastern Virginia Series A Preferred Stock. In addition, because dividends on the Eastern Virginia Series A Preferred Stock have not been paid for more than six quarters, the authorized number of directors on the Company’s board of directors has increased by two, and the holders of the Eastern Virginia Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s board of directors at any annual meeting (or a special meeting called for that purpose) until all owed and unpaid dividends on the Eastern Virginia Series A Preferred Stock have been paid. To date the holders of the Eastern Virginia Series A Preferred Stock have not yet exercised this right. The Company is also not currently paying dividends on its common stock and Eastern Virginia Series B Preferred Stock.

On July 24, 2014, the Company declared $5.5 million of current and all deferred but accumulated dividends on its Series A Preferred Stock, payable on August 15, 2014. On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date, upon which payment the board representation rights described in the prior paragraph terminated.

The Company had also previously deferred regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities beginning with the second quarter of 2011, as permitted under the related indenture. During the second quarter of 2014, the Company paid all current and deferred interest on its outstanding Junior Subordinated Debentures.

The actions to suspend and defer dividend and interest payments to preserve capital, while difficult, have been necessary to ensure the financial strength of the Company. As economic conditions improve, and as the Company is able to generate earnings to support its current and future capital needs, the Company plans to restore dividends on its common stock and Series B Preferred Stock. For additional information about regulatory capital requirements applicable to the Company and the Company’s former formal and informal regulatory agreements, refer to “Note 13. Capital Requirements” and “Note 14. Regulatory Agreements” to our unaudited interim financial statements beginning on pages F-107 and F-108, respectively.

Results of Operations

As discussed above, the Company’s results of operations for the three and six months ended June 30, 2014 were primarily driven by improved net interest margins related to the extinguishment of long-term FHLB advances in the third quarter of 2013. These improved financial results were achieved despite decreased yields on the Company’s loan portfolio, the largest segment of earning assets, during the three and six months ended June 30, 2014 as compared to the same periods in 2013. Additionally, a reduced provision for loan losses positively impacted earnings during the three and six months ended June 30, 2014. Credit quality continues to receive significant management attention to ensure that the Company continues to identify credit problems and improve the quality of its asset portfolio, with reduced levels of nonperforming assets from December 31, 2011 to June 30, 2014 demonstrating the Company’s positive asset quality progress. The Company remains diligent and focused on the management of its credit quality and is fully committed to quickly and aggressively addressing problem credits. Additional analysis and breakout of the Company’s nonperforming assets are presented below under the caption “—Asset Quality”. The remainder of this analysis discusses the results of operations under the component sections of net interest income and net interest margin, noninterest income, noninterest expense and income taxes.

128

Net Interest Income and Net Interest Margin

Net interest income, the fundamental source of the Company’s earnings, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and investment securities, while deposits and short-term borrowings represent the major portion of interest-bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations and the yield of our interest earning assets compared to our cost of funding these assets.

Net interest margin is calculated by expressing tax-equivalent net interest income as a percentage of average interest earning assets, and represents the Company’s net yield on its earning assets. Net interest margin is an indicator of the Company’s effectiveness in generating income from its earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competitive pressures, Federal Reserve policies and the economy. The spread that can be earned between interest earning assets and interest-bearing liabilities is also dependent to a large extent on the slope of the yield curve, which in recent periods has been significantly impacted by initiatives of the Federal Reserve intended to lower long-term interest rates.

129

Table 2 presents the average balances of assets and liabilities, the average yields earned on such assets (on a tax equivalent basis) and rates paid on such liabilities, and the net interest margin for the three and six months ended June 30, 2014 and 2013.

Table 2: Average Balance Sheet and Net Interest Margin Analysis

(dollars in thousands)

	Three Months Ended June 30,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$236,634	$1,338	2.27%	$257,275	$1,307	2.04%
Restricted securities	6,779	89	5.27%	8,949	83	3.72%
Tax exempt (2)	29,521	294	3.99%	22,988	218	3.80%
Total securities	272,934	1,721	2.53%	289,212	1,608	2.23%
Interest bearing deposits in other banks	5,097	4	0.31%	58,826	40	0.27%
Federal funds sold	121	-	0.00%	114	-	0.00%
Loans, net of unearned income (3)	685,491	8,562	5.01%	674,528	9,052	5.38%
Total earning assets	963,643	10,287	4.28%	1,022,680	10,700	4.20%
Less allowance for loan losses	(14,898)			(18,992)
Total non-earning assets	98,403			94,736
Total assets	$1,047,148			$1,098,424

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$259,279	$233	0.36%	$246,254	$234	0.38%
Savings	89,334	30	0.13%	90,779	40	0.18%
Money market savings	113,929	116	0.41%	127,579	134	0.42%
Large dollar certificates of deposit (4)	99,525	307	1.24%	129,854	428	1.32%
Other certificates of deposit	124,096	292	0.94%	129,523	390	1.21%
Total interest-bearing deposits	686,163	978	0.57%	723,989	1,226	0.68%
Federal funds purchased and repurchase agreements	3,274	5	0.61%	3,432	5	0.58%
Short-term borrowings	68,547	36	0.21%	-	-	0.00%
Long-term borrowings	-	-	0.00%	117,500	1,187	4.05%
Trust preferred debt	10,310	88	3.42%	10,310	87	3.38%
Total interest-bearing liabilities	768,294	1,107	0.58%	855,231	2,505	1.17%
Noninterest-bearing liabilities
Demand deposits	134,605			126,706
Other liabilities	4,801			7,261
Total liabilities	907,700			989,198
Shareholders' equity	139,448			109,226
Total liabilities and shareholders' equity	$1,047,148			$1,098,424

Net interest income (2)		$9,180			$8,195

Interest rate spread (2)(5)			3.70%			3.03%
Interest expense as a percent of average earning assets			0.46%			0.98%
Net interest margin (2)(6)			3.82%			3.21%

Notes:

(1)	Yields are annualized and based on average daily balances.
(2)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a $90 adjustment for 2014 and a $67 adjustment in 2013.
(3)	Nonaccrual loans have been included in the computations of average loan balances.
(4)	Large dollar certificates of deposit are certificates issued in amounts of $100 or greater.
(5)	Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(6)	Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

130

(dollars in thousands)

	Six Months Ended June 30,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$238,849	$2,845	2.40%	$261,544	$2,729	2.10%
Restricted securities	7,006	191	5.50%	9,088	169	3.75%
Tax exempt (2)	29,893	600	4.05%	17,968	344	3.86%
Total securities	275,748	3,636	2.66%	288,600	3,242	2.27%
Interest bearing deposits in other banks	6,288	8	0.26%	54,514	65	0.24%
Federal funds sold	132	-	0.00%	234	-	0.00%
Loans, net of unearned income (3)	681,821	17,112	5.06%	674,306	18,008	5.39%
Total earning assets	963,989	20,756	4.34%	1,017,654	21,315	4.22%
Less allowance for loan losses	(14,842)			(19,674)
Total non-earning assets	98,946			91,764
Total assets	$1,048,093			$1,089,744

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$258,234	$461	0.36%	$245,404	$470	0.39%
Savings	89,757	60	0.13%	89,529	80	0.18%
Money market savings	116,494	241	0.42%	129,950	283	0.44%
Large dollar certificates of deposit (4)	100,143	608	1.22%	128,327	859	1.35%
Other certificates of deposit	124,591	595	0.96%	131,262	808	1.24%
Total interest-bearing deposits	689,219	1,965	0.57%	724,472	2,500	0.70%
Federal funds purchased and repurchase agreements	3,329	10	0.61%	3,363	10	0.60%
Short-term borrowings	70,754	71	0.20%	-	-	0.00%
Long-term borrowings	-	-	0.00%	117,500	2,361	4.05%
Trust preferred debt	10,310	176	3.44%	10,310	174	3.40%
Total interest-bearing liabilities	773,612	2,222	0.58%	855,645	5,045	1.19%
Noninterest-bearing liabilities
Demand deposits	132,074			122,171
Other liabilities	4,745			7,226
Total liabilities	910,431			985,042
Shareholders' equity	137,662			104,702
Total liabilities and shareholders' equity	$1,048,093			$1,089,744

Net interest income (2)		$18,534			$16,270

Interest rate spread (2)(5)			3.76%			3.03%
Interest expense as a percent of average earning assets			0.46%			1.00%
Net interest margin (2)(6)			3.88%			3.22%

Notes:

(1)	Yields are annualized and based on average daily balances.
(2)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a $183 adjustment for 2014 and a $105 adjustment in 2013.
(3)	Nonaccrual loans have been included in the computations of average loan balances.
(4)	Large dollar certificates of deposit are certificates issued in amounts of $100 or greater.
(5)	Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(6)	Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

131

Interest Income and Expense

Net interest income and net interest margin

Net interest income in the second quarter of 2014 increased $962 thousand, or 11.8%, when compared to the second quarter of 2013. Net interest income in the six months ended June 30, 2014 increased $2.2 million, or 13.5%, when compared to the same period in 2013. The Company’s net interest margin increased to 3.82% and 3.88% for the three and six months ended June 30, 2014, representing 61 and 66 basis point increases, respectively, over the Company’s net interest margins for the three and six months ended June 30, 2013.

The most significant factors impacting net interest income and net interest margin during these periods were as follows:

Positive Impacts:

•	Extinguishment of higher-rate long-term FHLB advances during the third quarter of 2013, which drove declines in the Company’s interest expense and rate paid on average interest-bearing liabilities;
•	Decreases in the average balances of and average rates paid on total interest-bearing deposits;
•	Increasing yields on the investment securities portfolio driven by increases in interest rates over the comparable periods and rebalancing efforts during late 2013 and the first half of 2014, which largely consisted of accelerated prepayments on lower yield Agency mortgage-backed and Agency collateralized mortgage obligation (“CMO”) securities and a greater allocation of the portfolio to SBA Pool securities and higher yielding, longer duration municipal securities; and
•	Increasing average loan balances.

Negative Impacts:

•	Decreasing yields on the Company’s loan portfolio; and
•	Decreasing average balances of interest bearing deposits in other banks.

Total interest income

Total interest income decreased 4.1% and 3.0% for the three and six month periods ended June 30, 2014, as compared to the same periods in 2013, respectively. These declines in total interest income were driven primarily by declines in the yield on the loan portfolio and a decrease in average investment securities. These declines were partially offset by higher yields on investment securities and higher average loan balances.

Loans

Average loan balances increased for both the three and six month periods ended June 30, 2014, as compared to the same periods in 2013, due primarily to the purchase of $27.2 million in performing one-to-four family residential mortgage loans in the first quarter of 2014 and the origination of a line of credit to fund loan originations through Southern Trust Mortgage, LLC (balance of $11.6 million as of June 30, 2014) in the second quarter of 2014. These additions to the Company’s loan portfolio were partially offset by weak loan demand in the Company’s markets as a result of the continuing challenging economic conditions, such that the Company’s average loan balances increased $11.0 million and $7.5 million for the three and six months ended June 30, 2014, as compared to average balances for the same periods in 2013. In addition, due to the historically low interest rate environment, loans were originated during the second quarter and first six months of 2014 at much lower yields than seasoned loans in the Company’s loan portfolio, which has contributed significantly to average yields on the loan portfolio declining 37 and 33 basis points for the three and six months ended June 30, 2014, as compared to the same periods in 2013. Total average loans were 71.1% of total average interest-earning assets for the three months ended June 30, 2014, compared to 66.0% for the three months ended June 30, 2013. Total average loans were 70.7% of total average interest-earning assets for the six months ended June 30, 2014, compared to 66.3% for the six months ended June 30, 2013.

Investment securities

Average investment securities balances declined 5.6% and 4.5% for the three and six month periods ended June 30, 2014, as compared to the same periods in 2013, due to the Company’s efforts to rebalance the securities portfolio, while the yields on investment securities increased 30 and 39 basis points for the three and six months ended June 30, 2014 as compared to the same periods in 2013. Increasing yields on the investment securities portfolio were driven by increases in interest rates over the comparable periods and portfolio rebalancing efforts during late 2013 and the first half of 2014, which largely consisted of accelerated prepayments on lower-yield Agency mortgage-backed and Agency CMO securities and allocating a greater proportion of the portfolio to SBA Pool securities and higher yielding, longer duration municipal securities.

132

Interest bearing deposits in other banks

Average interest bearing deposits in other banks decreased significantly for both the three and six month periods ended June 30, 2014, as compared to the same periods in 2013, due to the overall decrease in our average total deposits, the purchase of $27.2 million in performing one-to-four family mortgage loans in the first quarter of 2014 and declines in average total borrowings that were largely due to extinguishing the Company’s long-term FHLB advances during the third quarter of 2013.

Interest-bearing deposits

Average total interest-bearing deposit balances and related rates paid decreased for both the three and six month periods ended June 30, 2014, as compared to the same periods in 2013, contributing to the reductions in interest expense in the second quarter and first six months of 2014. Retail deposits continued to shift from higher priced certificates of deposit and money market savings accounts to lower priced checking (or “NOW”) accounts.

Borrowings

Average total borrowings and related rates paid on average total borrowings decreased for both the three and six month periods ended June 30, 2014, as compared to the same periods in 2013, significantly driving the reduction in interest expense in the second quarter and first half of 2014. These decreases were primarily due to the extinguishment of $117.5 million higher rate long-term FHLB advances during the third quarter of 2013. The long-term FHLB advances were partially replaced with short-term FHLB advances at a significantly lower rate.

Noninterest Income

Noninterest income is comprised of all sources of income other than interest income on our earning assets. Significant revenue items include fees collected on certain deposit account transactions, debit and credit card fees, other general services, earnings from other investments we own in part or in full, gains or losses from investments, and gains or losses on sales of investment securities, loans, and fixed assets.

The following tables depict the components of noninterest income for the three and six months ended June 30, 2014 and 2013:

Table 3: Noninterest Income
	Three Months Ended June 30,
(dollars in thousands)	2014	2013	Change $	Change %
Service charges and fees on deposit accounts	$837	$729	$108	14.8%
Debit/credit card fees	378	375	3	0.8%
Gain on sale of available for sale securities, net	109	58	51	87.9%
Gain on sale of bank premises and equipment	-	25	(25)	-100.0%
Other operating income	315	263	52	19.8%
Total noninterest income	$1,639	$1,450	$189	13.0%

	Six Months Ended June 30,
(dollars in thousands)	2014	2013	Change $	Change %
Service charges and fees on deposit accounts	$1,659	$1,495	$164	11.0%
Debit/credit card fees	687	708	(21)	-3.0%
Gain on sale of available for sale securities, net	489	525	(36)	-6.9%
Gain on sale of bank premises and equipment	5	26	(21)	-80.8%
Other operating income	691	644	47	7.3%
Total noninterest income	$3,531	$3,398	$133	3.9%

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Key changes in the components of noninterest income for the three and six months ended June 30, 2014, as compared to the same periods in 2013, are discussed below:

•	Service charges and fees on deposit accounts increased due to increases in service charge fees on checking accounts;
•	Gain on sale of available for sale securities, net increased for the second quarter of 2014 compared to the same period of 2013 and was primarily the result of the Company adjusting the composition of the investment portfolio as part of the Company’s overall asset/liability management strategy. The Company generated gains during the first six months of 2014 by selling a portion of its previously impaired agency preferred securities (Fannie Mae (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”)) to remove classified assets from the Company’s balance sheet and to fund purchases of taxable securities to increase the Company’s sources of taxable income. The Company will continue to strategically evaluate opportunities to further adjust the composition of its investment portfolio through the balance of 2014;
•	Gain on sale of bank premises and equipment decreased as disposal gains on company vehicles were recognized in the second quarter of 2013 with no such gain being recognized in the second quarter of 2014; and
•	Other operating income increased for the three and six months ended June 30, 2014, as compared to the same periods in 2013, primarily due to higher earnings from bank owned life insurance policies during 2014, and with respect to the three months ended June 30, 2014, higher earnings from the Bank’s subsidiaries compared to the second quarter of 2013.

Noninterest Expense

Noninterest expense includes all expenses with the exception of those paid for interest on borrowings and deposits. Significant expense items included in this component are salaries and employee benefits, occupancy and other operating expenses.

The following tables depict the components of noninterest expense for the three and six months ended June 30, 2014 and 2013:

Table 4: Noninterest Expense
	Three Months Ended June 30,
(dollars in thousands)	2014	2013	Change $	Change %
Salaries and employee benefits	$4,748	$4,146	$602	14.5%
Occupancy and equipment expenses	1,267	1,271	(4)	-0.3%
Telephone	211	310	(99)	-31.9%
FDIC expense	305	596	(291)	-48.8%
Consultant fees	279	213	66	31.0%
Collection, repossession and other real estate owned	89	126	(37)	-29.4%
Marketing and advertising	270	246	24	9.8%
Loss on sale of other real estate owned	28	118	(90)	-76.3%
Impairment losses on other real estate owned	6	133	(127)	-95.5%
Other operating expenses	1,316	1,046	270	25.8%
Total noninterest expenses	$8,519	$8,205	$314	3.8%

	Six Months Ended June 30,
(dollars in thousands)	2014	2013	Change $	Change %
Salaries and employee benefits	$9,334	$8,295	$1,039	12.5%
Occupancy and equipment expenses	2,586	2,527	59	2.3%
Telephone	422	565	(143)	-25.3%
FDIC expense	637	1,183	(546)	-46.2%
Consultant fees	622	429	193	45.0%
Collection, repossession and other real estate owned	156	252	(96)	-38.1%
Marketing and advertising	437	480	(43)	-9.0%
Loss on sale of other real estate owned	15	155	(140)	-90.3%
Impairment losses on other real estate owned	11	143	(132)	-92.3%
Other operating expenses	2,477	2,132	345	16.2%
Total noninterest expenses	$16,697	$16,161	$536	3.3%

134

Key changes in the components of noninterest expense for the three and six months ended June 30, 2014, as compared to the same periods in 2013, are discussed below:

•	Salaries and employee benefits increased for the three and six month periods due to annual merit increases, lower deferred compensation on loan originations (which increased current compensation expense) and higher group term insurance costs;
•	Telephone expenses decreased for the three and six month periods as a result of changing vendors during the first quarter of 2014 which generated cost savings;
•	FDIC expense decreased for the three and six month periods due to lower base assessment rates resulting from the improvement in the Bank’s overall composite rating in connection with the termination of the Written Agreement in July 2013, and corresponding decreases in FDIC insurance assessment rates during 2014;
•	Consultant fees increased for the three and six months periods due to additional consulting charges that were related to compliance and loan operations;
•	Collection, repossession and other real estate owned expenses decreased for the three and six month periods due to declines in carrying balances of OREO and classified assets;
•	Marketing and advertising expense was elevated for the three month period due to increased expenditures on television, radio and newspaper advertising. However, for the six month period, marketing and advertising expense declined due to lower expenditures on television, radio and newspaper advertising that were partially offset by new branch opening expenses in the same period of 2013;
•	Loss on the sale of other real estate owned declined for the three and six month periods and were driven by lower OREO balances and stabilization of real estate prices in our markets;
•	Impairment losses on other real estate owned have decreased as OREO balances have continued to decline and real estate prices in our markets have continued to stabilize; and
•	Other operating expenses increased for the three and six month periods primarily due to higher legal and professional services primarily related to the Company’s investment in Southern Trust Mortgage, LLC, and increased customer check and coupon incentives.

Income Taxes

The Company recorded income tax expense of $555 thousand for the three months ended June 30, 2014, compared to income tax expense of $100 thousand for the same period of 2013, reflecting a $455 thousand increase in income tax expense.

The Company recorded income tax expense of $1.3 million for the six months ended June 30, 2014, compared to income tax expense of $449 thousand for the same period of 2013, reflecting a $835 thousand increase in income tax expense. The increase in income tax expense from the second quarter and first six months of 2013 to the same periods of 2014 was the result of the Company’s pretax income increasing by approximately $1.4 million and $2.7 million, respectively, partially offset by increases in the amount of tax-exempt income on investment securities (as the Company rebalanced its securities portfolio during 2013) and increases in tax-exempt income from bank owned life insurance policies.

Asset Quality

Provision and Allowance for Loan Losses

The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio, and is based on periodic evaluations of the collectability and historical loss experience of loans. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is appropriate to absorb probable losses in the loan portfolio. Actual credit losses are deducted from the allowance for loan losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent. Subsequent recoveries, if any, are credited to the allowance for loan losses.

135

The allowance for loan losses is comprised of a specific allowance for identified problem loans and a general allowance representing estimations done pursuant to either FASB ASC Topic 450 “Accounting for Contingencies”, or FASB ASC Topic 310 “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as impaired, and is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. For collateral dependent loans, an updated appraisal will be ordered if a current one is not on file. Appraisals are performed by independent third-party appraisers with relevant industry experience. Adjustments to the appraised value may be made based on recent sales of like properties or general market conditions when deemed appropriate. The general component covers non-classified or performing loans and those loans classified as substandard, doubtful or loss that are not impaired. The general component is based on migration analysis adjusted for qualitative factors, such as economic conditions, interest rates and unemployment rates. The Company uses a risk grading system for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

Pass Grades

•	Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;
•	Risk Grade 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;
•	Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;
•	Risk Grade 4 loans are satisfactory loans with borrowers not as strong as risk grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and
•	Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower’s ability to repay.

Special Mention

•	Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting the Company’s credit position.

Classified Grades

•	Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility the Company will sustain some loss if the deficiencies are not corrected;
•	Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and
•	Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

The Company uses a past due grading system for consumer loans, including one to four family residential first and seconds and home equity lines. The past due status of a loan is based on the contractual due date of the most delinquent payment due. The past due grading of consumer loans is based on the following categories: current, 1-29 days past due, 30-59 days past due, 60-89 days past due and over 90 days past due. The consumer loans are segregated between performing and nonperforming loans. Performing loans are those that have made timely payments in accordance with the terms of the loan agreement and are not past due 90 days or more. Nonperforming loans are those that do not accrue interest, are greater than 90 days past due and accruing interest or considered impaired. Non-impaired consumer loans are assigned an allowance factor which increases with the severity of past due status. This component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The Company's ALL Committee is responsible for assessing the overall appropriateness of the allowance for loan losses and monitoring the Company's allowance for loan losses methodology, particularly in the context of current economic conditions and a rapidly changing regulatory environment.  The ALL Committee at least annually reviews the Company's allowance for loan losses methodology.

The allocation methodology applied by the Company includes management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a classified status of substandard, doubtful or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of migration analysis and delinquency experience on each portfolio category, trends in past due and nonaccrual loans, the level of classified loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio. In determining the allowance for loan losses, the Company considers its portfolio segments and loan classes to be the same.

136

For financial periods prior to and including the quarter ended September 30, 2013, in lieu of applying a migration analysis the Company considered historical loss experience based on a rolling three year average of historical loan loss experience. For more information, see the information below under the heading “—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012 and Year Ended December 31, 2012 Compared to Year Ended December 31, 2011—Asset Quality—Provision and Allowance for Loan Losses.”

Management believes that the level of the allowance for loan losses is appropriate in light of the credit quality and anticipated risk of loss in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses through increased provisions for loan losses or may require that certain loan balances be charged-off or downgraded into classified loan categories when their credit evaluations differ from those of management based on their judgments about information available to them at the time of their examinations.

137

The following table presents the Company’s loan loss experience for the periods indicated:

Table 5: Allowance for Loan Losses
	Six Months Ended June 30,
(dollars in thousands)	2014	2013
Average loans outstanding*	$681,821	$674,306
Allowance for loan losses, January 1	$14,767	$20,338
Charge-offs:
Commercial, industrial and agricultural	(290)	(559)
Real estate - one to four family residential:
Closed end first and seconds	(304)	(269)
Home equity lines	(54)	(58)
Real estate - construction:
One to four family residential	-	(51)
Other construction, land development and other land	-	(950)
Real estate - non-farm, non-residential:
Owner occupied	-	(449)
Non-owner occupied	-	(1,534)
Consumer	(86)	(75)
Other	(26)	(72)
Total loans charged-off	(760)	(4,017)
Recoveries:
Commercial, industrial and agricultural	30	102
Real estate - one to four family residential:
Closed end first and seconds	211	33
Home equity lines	13	1
Real estate - construction:
One to four family residential	6	31
Other construction, land development and other land	2	67
Real estate - non-farm, non-residential:
Owner occupied	27	-
Non-owner occupied	3	-
Consumer	55	58
Other	14	20
Total recoveries	361	312
Net charge-offs	(399)	(3,705)
Provision for loan losses	250	1,200
Allowance for loan losses, June 30	$14,618	$17,833
Ratios:
Ratio of allowance for loan losses to total loans outstanding, end of period	2.09%	2.66%
Ratio of annualized net charge-offs to average loans outstanding during the period	0.12%	1.11%
*Net of unearned income and includes nonaccrual loans.

As a result of taking a conservative approach to provision for loan losses in prior periods in light of uncertain economic and financial market conditions, the Company made provision for loan losses of $0 and $250 thousand, respectively for the three and six months ended June 30, 2014, as compared to $600 thousand and $1.2 million for the same period of 2013. Net charge-offs for the three and six months ended June 30, 2014 were $288 thousand and $399 thousand, respectively, compared to $2.3 million and $3.7 million, respectively for the same periods of 2013. This represents, on an annualized basis, 0.17% and 0.12% of average loans outstanding for the three and six months ended June 30, 2014 and 1.36% and 1.11% of average loans outstanding for the same periods of 2013. The contribution to the provision in the first six months of 2014 and 2013 was made in response to sustained credit quality issues in our loan portfolio as well as current market conditions, both nationally and in our markets, which indicate that credit quality issues may adversely impact our loan portfolio and our earnings in future periods. The provision for loan losses declined during the first six months of 2014 compared to the same period of 2013 in part due to asset quality improvements made during 2013 and 2014.

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Net charge-offs decreased $3.3 million, or 89.2%, from the six months ended June 30, 2013 to the same period of 2014 due to improvements in some of the Company’s credit quality metrics, including continued decreases in nonperforming assets, and other factors, which are reflective of slowly improving economic conditions. However, the Company continues to aggressively focus on credit quality initiatives to improve its asset quality and resolve nonperforming assets.

The allowance for loan losses at June 30, 2014 was $14.6 million, compared with $14.8 million at December 31, 2013. This represented 2.09% of period end loans at June 30, 2014, compared with 2.25% of year end loans at December 31, 2013.

The following table shows the allocation of the allowance for loan losses at the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loan.

Table 6:  Allocation of Allowance for Loan Losses

	At June 30,		At December 31,
	2014		2013
(dollars in thousands)	Allowance	Percent	Allowance	Percent
Commercial, industrial and agricultural	$1,196	8.16%	$1,787	8.17%
Real estate - one to four family residential:
Closed end first and seconds	2,578	34.50%	2,859	33.25%
Home equity lines	1,845	13.98%	1,642	15.19%
Real estate - multifamily residential	108	2.86%	79	2.75%
Real estate - construction:
One to four family residential	301	2.46%	364	2.46%
Other construction, land development and other land	2,492	3.56%	1,989	3.30%
Real estate - farmland	127	1.03%	116	1.24%
Real estate - non-farm, non-residential:
Owner occupied	2,119	18.38%	3,236	19.26%
Non-owner occupied	2,628	10.86%	1,770	11.39%
Consumer	355	2.17%	387	2.55%
Other	869	2.04%	538	0.44%
Total allowance for loan losses	$14,618	100.00%	$14,767	100.00%

(Percent is portfolio loans in category divided by total loans)

Tabular presentations of commercial loans by credit quality indicator and consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at June 30, 2014 and December 31, 2013 can be found in “Note 3. Loan Portfolio” to our unaudited interim financial statements beginning on page F-84.

Nonperforming Assets

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans greater than 90 days past due may remain on an accrual status if management determines it has adequate collateral to cover the principal and interest. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collectability of principal or interest on loans, it is management’s practice to place such loans on a nonaccrual status immediately, rather than delaying such action until the loans become 90 days past due. As of June 30, 2014, management is not aware of any potential problem loans to place immediately on nonaccrual status.

When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed, and the amortization of related deferred loan fees or costs is suspended. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered. These policies are applied consistently across our loan portfolio.

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Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value less costs to sell at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in collection, repossession and other real estate owned expenses.

The following table presents information concerning nonperforming assets as of and for the six months ended June 30, 2014 and the year ended December 31, 2013:

Table 7: Nonperforming Assets
	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %
Nonaccrual loans*	$9,770	$11,018	$(1,248)	-11.3%
Loans past due 90 days and accruing interest	-	-	-	-
Total nonperforming loans	9,770	11,018	(1,248)	-11.3%
Other real estate owned	601	800	(199)	-24.9%
Total nonperforming assets	$10,371	$11,818	$(1,447)	-12.2%

Nonperforming assets to total loans and other real estate owned	1.48%	1.80%
Allowance for loan losses to nonaccrual loans	149.61%	134.03%
Annualized net charge-offs to average loans for the period	0.12%	1.11%
Allowance for loan losses to period end loans	2.09%	2.25%

* Includes $4.0 million and $4.2 million in nonaccrual TDRs at June 30, 2014 and December 31, 2013, respectively.

The following table presents the change in the OREO balance for the six months ended June 30, 2014 and 2013:

Table 8: OREO Changes
	June 30,
(dollars in thousands)	2014	2013	Change $	Change %
Balance at the beginning of period, gross	$1,054	$5,558	$(4,504)	-81.0%
Transfers from loans	289	1,095	(806)	-73.6%
Sales proceeds	(462)	(2,950)	2,488	84.3%
Previously recognized impairment losses on disposition	(157)	-	(157)	-100.0%
Loss on disposition	(15)	(155)	140	90.3%
Balance at the end of period, gross	709	3,548	(2,839)	-80.0%
Less valuation allowance	(108)	(954)	846	88.7%
Balance at the end of period, net	$601	$2,594	$(1,993)	-76.8%

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The following table presents the change in the valuation allowance for OREO for the six months ended June 30, 2014 and 2013:

Table 9: OREO Valuation Allowance Changes
	June 30,
(dollars in thousands)	2014	2013

Balance at the beginning of period	$254	$811
Valuation allowance	11	143
Charge-offs	(157)	-
Balance at the end of period	$108	$954

Nonperforming assets were $10.4 million or 1.48% of total loans and other real estate owned at June 30, 2014 compared to $11.8 million or 1.80% at December 31, 2013. Nonperforming assets increased from 2007 through 2010 as a result of the continued challenging economic conditions which significantly increased unemployment, reduced profitability of local businesses, and reduced the ability of many of our customers to keep their loans current. Nonperforming assets began to trend downward during 2011, continued this trend throughout 2012 and 2013 and decreased by $1.4 million during the first six months of 2014. The sluggish economic recovery and continuing asset quality issues in the Company’s loan portfolio have prompted the Company to maintain the heightened level of the allowance for loan losses as compared to historical levels, which was 149.61% of nonaccrual loans at June 30, 2014, compared to 134.03% at December 31, 2013. Nonperforming loans decreased $1.2 million or 11.3% during the six months ended June 30, 2014 to $9.8 million.

Nonaccrual loans were $9.8 million at June 30, 2014, a decrease of approximately $1.2 million or 11.3% from $11.0 million at December 31, 2013. Of the current $9.8 million in nonaccrual loans, $9.2 million or 93.9% were secured by real estate in our market area. Of these real estate secured loans, $4.9 million were residential real estate, $3.5 million were commercial properties, $590 thousand were farmland, and $132 thousand were real estate construction. Nonaccrual loans increased $1.5 million during the second quarter of 2014 and was primarily due to the Company placing three loans on nonaccrual status as a result of the continued deteriorating financial condition of the borrowers.

As of June 30, 2014 and December 31, 2013, there were no loans past due 90 days and still accruing interest.

Other real estate owned, net of valuation allowance at June 30, 2014 was $601 thousand, a decrease of $199 thousand or 24.9% from $800 thousand at December 31, 2013. The balance of other real estate owned at June 30, 2014 was comprised of 10 properties of which $423 thousand were residential real estate, $165 thousand were real estate construction properties and $13 thousand were commercial properties. During the six months ended June 30, 2014, new foreclosures included four properties totaling $289 thousand transferred from loans. Sales of seven other real estate owned properties for the six months ended June 30, 2014 resulted in a net loss of $15 thousand. Subsequent to June 30, 2014, one property was sold resulting in a net loss of approximately $25 thousand that will be recognized in the third quarter of 2014. The remaining properties are being actively marketed and the Company does not anticipate any material losses associated with these properties. The Company recorded losses of $11 thousand in its consolidated statements of income for the six months ended June 30, 2014, due to valuation adjustments on other real estate owned properties as compared to $143 thousand for the same period of 2013. Asset quality continues to be a top priority for the Company. The Company continues to allocate significant resources to the expedient disposition and collection of nonperforming and other lower quality assets, as demonstrated by the $2.0 million, or 76.8%, decrease in other real estate owned from June 30, 2013 to June 30, 2014. For more information on asset disposition strategies, see “Strategic Initiatives and Pending Acquisition of Virginia Company Bank” in this Item 2.

As discussed above, the Company measures impaired loans based on the present value of expected future cash flows discounted at the effective interest rate of the loan or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The Company maintains a valuation allowance to the extent that the measure of the impaired loan is less than the recorded investment. TDRs are considered impaired loans. TDRs occur when we agree to modify the original terms of a loan by granting a concession due to the deterioration in the financial condition of the borrower. These concessions can be temporary and are made in an attempt to avoid foreclosure and with the intent to restore the loan to a performing status once sufficient payment history can be demonstrated. These concessions could include, without limitation, rate reductions to below market rates, payment deferrals, forbearance, and, in some cases, forgiveness of principal or interest.

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A tabular presentation of loans individually evaluated for impairment by class of loans at June 30, 2014 and December 31, 2013 can be found in “Note 3. Loan Portfolio” to our unaudited interim financial statements beginning on page F-84.

At June 30, 2014, the balance of impaired loans was $44.2 million, for which there were specific valuation allowances of $6.0 million. At December 31, 2013, the balance of impaired loans was $35.5 million, for which there were specific valuation allowances of $5.7 million. The average balance of impaired loans was $38.9 million for the six months ended June 30, 2014, compared to $41.2 million for the year ended December 31, 2013. Impaired loans increased by approximately $8.7 million from December 31, 2013 to June 30, 2014, primarily due to the deteriorating financial condition of two large commercial relationships. The Company’s balance of impaired loans remains elevated over historical levels as a result of the continued challenging economic conditions which have significantly increased unemployment, reduced profitability of local businesses, and reduced the ability of many of our customers to keep their loans current.

The following table presents the balances of TDRs at June 30, 2014 and December 31, 2013:

Table 10: Troubled Debt Restructurings (TDRs)
	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %

Performing TDRs	$16,383	$16,026	$357	2.2%
Nonperforming TDRs*	3,963	4,188	(225)	-5.4%
Total TDRs	$20,346	$20,214	$132	0.7%

* Included in nonaccrual loans in Table 7: Nonperforming Assets.

At the time of a TDR, the loan is placed on nonaccrual status. A loan may be returned to accrual status if the borrower has demonstrated a sustained period of repayment performance (typically six months) in accordance with the contractual terms of the loan and there is reasonable assurance the borrower will continue to make payments as agreed.

Financial Condition

Summary

At June 30, 2014, the Company had total assets of $1.06 billion, an increase of $29.0 million or 2.8% from $1.03 billion at December 31, 2013. The increase in total assets was principally the result of increases in restricted securities, loans, short-term borrowings and shareholders’ equity, and partially offset by decreases in cash and short-term investments, interest bearing deposits with banks, investment securities, deferred income taxes and interest-bearing deposits.

Table 11: Balance Sheet Changes
	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %
Total assets	$1,056,083	$1,027,074	$29,009	2.8%
Cash and short-term investments	12,960	13,944	(984)	-7.1%
Interest bearing deposits with banks	3,603	5,402	(1,799)	-33.3%
Securities available for sale, at fair value	227,632	234,935	(7,303)	-3.1%
Securities held to maturity, at carrying value	34,077	35,495	(1,418)	-4.0%
Restricted securities, at cost	7,230	5,549	1,681	30.3%
Total loans	697,993	657,197	40,796	6.2%
Deferred income taxes, net	15,530	18,937	(3,407)	-18.0%
Other real estate owned, net	601	800	(199)	-24.9%
Bank owned life insurance	21,432	21,158	274	1.3%
Total deposits	821,526	834,462	(12,936)	-1.6%
Total borrowings	90,552	55,259	35,293	63.9%
Total shareholders' equity	140,760	132,949	7,811	5.9%

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Investment Securities

The investment portfolio plays a primary role in the management of the Company’s interest rate sensitivity. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements, such as those related to secure public deposits, balances with the Reserve Bank and repurchase agreements. The investment portfolio consists of held to maturity and available for sale securities. We classify securities as available for sale or held to maturity based on our investment strategy and management’s assessment of our intent and ability to hold the securities until maturity. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold the investment securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Investment securities which the Company may not hold to maturity are classified as investment securities available for sale, as management has the intent and ability to hold such investment securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale may be sold in response to changes in market interest rates, changes in prepayment risk, increases in loan demand, general liquidity needs and other similar factors and are carried at estimated fair value.

Table 12: Investment Securities
	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %

Available for Sale (at Estimated Fair Value):
Obligations of U.S. Government agencies	$14,075	$13,390	$685	5.1%
SBA Pool securities	84,426	86,035	(1,609)	-1.9%
Agency mortgage-backed securities	30,487	35,254	(4,767)	-13.5%
Agency CMO securities	43,292	41,378	1,914	4.6%
Non agency CMO securities	1,037	1,306	(269)	-20.6%
State and political subdivisions	53,391	56,342	(2,951)	-5.2%
Pooled trust preferred securities	748	749	(1)	-0.1%
FNMA and FHLMC preferred stock	176	481	(305)	-63.4%
Total	$227,632	$234,935	$(7,303)	-3.1%

	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %

Held to Maturity (at Carrying Value):
Agency CMO securities	$12,256	$12,500	$(244)	-2.0%
State and political subdivisions	21,821	22,995	(1,174)	-5.1%
Total	$34,077	$35,495	$(1,418)	-4.0%

Total investment securities were $261.7 million at June 30, 2014, reflecting a decrease of $8.7 million or 3.2% from $270.4 million at December 31, 2013. The available for sale portfolio had an unrealized (loss), net of tax benefit, of ($3.7) million at June 30, 2014 compared with an unrealized (loss), net of tax benefit, of ($7.8) million at December 31, 2013. These unrealized (losses) as of June 30, 2014 are principally due to financial market conditions for these types of investments, particularly changes in interest rates, which rose during 2013 causing bond prices to decline and was partially offset by a decrease in interest rates, specifically in the middle and long-end of the yield curve, during the first six months of 2014 which has caused bond prices to rise and thereby reduce the amount of unrealized losses.

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The decrease in the investment portfolio during the first six months of 2014 was the result of our continued effort to restructure the composition of our securities portfolio. These decreases were partially offset by the result of mark-to-market adjustments related to decreases to the mid to long term interest rate curve during the first six months of 2014. Net unrealized losses on available for sale investment securities were $5.6 million at June 30, 2014, compared to net unrealized losses of $11.8 million at December 31, 2013. Management continues to restructure the composition of our securities portfolio to strategically deploy excess cash into available for sale investment securities as investment opportunities are available; however, due to relatively scarce suitable investment opportunities, a portion of our excess funding remains in lower yielding interest bearing deposits with banks. During 2013 and during the first six months of 2014, management continued to allocate a greater portion of the investment portfolio to SBA Pool securities. The SBA Pool securities are modified mortgage pass-through securities that are assembled using the guaranteed portion of SBA loans and as such are unconditionally guaranteed as to principal and accrued interest by the U.S. government. Management continues to invest in these SBA Pool securities because they qualify under current risk-weighting regulations as 0% risk weighted assets, which more efficiently uses capital to produce a reasonable rate of return. Approximately 36.5% of the SBA Pool securities are adjustable rate products which will assist the Company with mitigating interest rate risk. In addition, for liquidity planning purposes, these securities provide an investment that may be pledged as collateral to secure public deposits, balances with the Reserve Bank and repurchase agreements. As part of our overall asset/liability management strategy, we are targeting our investment portfolio to be approximately 20% of our total assets. As of June 30, 2014 and December 31, 2013, our investment portfolio was 24.8% and 26.3%, respectively, of total assets.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. A substantial portion of the loan portfolio is represented by commercial and residential mortgage loans in our market area. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area. The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. Total loans were $698.0 million at June 30, 2014, an increase of approximately $40.8 million or 6.2% from $657.2 million at December 31, 2013. The following table sets forth the composition of the Company’s loan portfolio at the dates indicated.

Table 13: Loan Portfolio
	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %

Commercial, industrial and agricultural	$56,991	$53,673	$3,318	6.2%
Real estate - one to four family residential:
Closed end first and seconds	240,805	218,472	22,333	10.2%
Home equity lines	97,572	99,839	(2,267)	-2.3%
Total real estate - one to four family residential	338,377	318,311	20,066	6.3%
Real estate - multifamily residential	19,932	18,077	1,855	10.3%
Real estate - construction:
One to four family residential	17,168	16,169	999	6.2%
Other construction, land development and other land	24,827	21,690	3,137	14.5%
Total real estate - construction	41,995	37,859	4,136	10.9%
Real estate - farmland	7,207	8,172	(965)	-11.8%
Real estate - non-farm, non-residential:
Owner occupied	128,322	126,569	1,753	1.4%
Non-owner occupied	75,804	74,831	973	1.3%
Total real estate - non-farm, non-residential	204,126	201,400	2,726	1.4%
Consumer	15,125	16,782	(1,657)	-9.9%
Other	14,240	2,923	11,317	387.2%
Total loans	$697,993	$657,197	$40,796	6.2%

The increase in loans was primarily due to the purchase of $27.2 million in performing one-to-four family mortgage loans in the first quarter of 2014 and the origination of a line of credit to fund loan originations through Southern Trust Mortgage, LLC (balance of $11.6 million as of June 30, 2014 that is included in other loans) in the second quarter of 2014, and partially offset by the impacts of weak loan demand in the Bank’s markets, the natural amortization of the portfolio, additional charge-offs and payment curtailments on outstanding credits.

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Deposits

The Company’s predominant source of funds is depository accounts. The Company’s deposit base, which is provided by individuals and businesses located within the communities served, is comprised of demand deposits, savings and money market accounts, and time deposits. The Company augments its deposit base through conservative use of brokered deposits, including through the CDARS program. The Company’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios.

Total deposits were $821.5 million as of June 30, 2014, a decrease of approximately $12.9 million or 1.6% from $834.5 million as of December 31, 2013. The following table sets forth the composition of the Company’s deposits at the dates indicated.

Table 14: Deposits
	June 30,	December 31,
(dollars in thousands)	2014	2013	Change $	Change %
Noninterest-bearing deposits	$139,066	$126,861	$12,205	9.6%

Interest-bearing deposits:
Demand deposits	$257,621	$272,343	$(14,722)	-5.4%
Money market deposits	111,035	121,491	(10,456)	-8.6%
Savings deposits	88,827	89,577	(750)	-0.8%
Time deposits	224,977	224,190	787	0.4%
Total interest-bearing deposits	$682,460	$707,601	$(25,141)	-3.6%

During the first six months of 2014, the Company continued to see a shift from interest-bearing retail time deposits to lower cost non-maturity noninterest-bearing retail deposits as our consumers are willing to forego the yield on longer-term products in order to have more readily available access to their funds. The Company believes the increase in our noninterest-bearing deposits during the six months ended June 30, 2014 is primarily the result of customers seeking the liquidity and safety of deposit accounts in light of the weak economic recovery in our markets and continuing economic uncertainty in general. The Company saw a reduction in interest-bearing retail deposits, including those to counties and municipalities that were driven primarily by changes in the timing of cyclical deposit activity from the end of 2013 and into the first quarter of 2014. While the Company believes that it offers competitive interest rates on all deposit products and competitive features on deposit products, the continued weak loan demand, coupled with our ongoing deposit re-pricing strategy, have allowed for some deposit attrition particularly from depositors seeking higher yields at our competitors or from other investment vehicles. At June 30, 2014 and December 31, 2013, the Company had $30.4 million and $21.2 million in brokered certificates of deposits, and these deposits supported the slight growth in the Company’s time deposit portfolio during the first six months of 2014. The interest rates paid on these deposits are consistent, if not lower, than the market rates offered in our local area. Amounts included in these brokered certificates of deposits also include deposits under the CDARS program.

Borrowings

The Company’s ability to borrow funds through non-deposit sources provides additional flexibility in meeting the liquidity needs of customers while enhancing its cost of funds structure. Total borrowings were $90.6 million at June 30, 2014, an increase of approximately $35.3 million or 63.9% from $55.3 million at December 31, 2013. The significant increase in borrowings was primarily driven by the necessity to fund the purchase of $27.2 million in performing one-to-four family mortgage loans during the first quarter of 2014 and the origination of a line of credit to fund loan originations to Southern Trust Mortgage, LLC (balance of $11.6 million as of June 30, 2014) in the second quarter of 2014 through short-term FHLB advances. The Company will continue to consider lower cost, short-term borrowings as a favorable funding option and may use these funding sources in connection with executing the Company’s strategic initiatives during the remainder of 2014 and into 2015.

Off-Balance Sheet Arrangements

As of June 30, 2014, there have been no material changes to the off-balance sheet arrangements disclosed below under the heading “—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012 and Year Ended December 31, 2012 Compared to Year Ended December 31, 2011—Off-Balance Sheet Arrangements.”

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Contractual Obligations

As of June 30, 2014, there have been no material changes outside the ordinary course of business to the contractual obligations disclosed below under the heading “—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012 and Year Ended December 31, 2012 Compared to Year Ended December 31, 2011—Contractual Obligations.”

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations, including through the sale of existing assets or the acquisition of additional funds through short-term borrowings. Our liquidity is provided from cash and due from banks, interest bearing deposits with other banks, federal funds sold, repayments from loans, sales of loans, increases in deposits, lines of credit from the FHLB and three correspondent banks, sales of investments, interest and dividend payments received from investments and maturing investments. Our ability to maintain sufficient liquidity may be affected by numerous factors, including economic conditions nationally and in our markets and available borrowing capacity under certain of our borrowing sources. Depending on our liquidity levels, our capital position, conditions in the capital markets and other factors, we may from time to time consider the issuance of debt, equity or other securities, or other possible capital market transactions, the proceeds of which could provide additional liquidity for operations.

The 2013 Capital Initiative added $50.0 million of gross proceeds to the Company’s liquidity. The Company deployed a portion of these proceeds during the third quarter of 2013 to execute certain of the Company’s strategic initiatives including the prepayment of higher rate long-term FHLB advances and the accelerated resolution and disposition of adversely classified assets. The Company expects to continue deploying a portion of these proceeds to execute additional business initiatives during 2014. For more information see “—Strategic Initiatives and Pending Acquisition of Virginia Company Bank” above.

As a result of our management of liquid assets and our ability to generate liquidity through liability funding, we believe that we maintain overall liquidity to satisfy our depositors’ requirements and to meet customers’ credit needs. We also take into account any liquidity needs generated by off-balance sheet transactions such as commitments to extend credit, commitments to purchase securities and standby letters of credit.

We monitor and plan our liquidity position for future periods. Liquidity strategies are implemented and monitored by our Asset/Liability Committee.

Cash, cash equivalents and federal funds sold totaled $16.6 million as of June 30, 2014 compared to $19.3 million as of December 31, 2013. At June 30, 2014, cash, cash equivalents, federal funds sold and unpledged securities available for sale were $224.8 million or 21.3% of total assets, compared to $203.8 million or 19.8% of total assets at December 31, 2013.

As disclosed in the Company’s consolidated statement of cash flows, net cash provided by operating activities was $4.9 million, net cash used in investing activities was $30.0 million and net cash provided by financing activities was $22.3 million for the six months ended June 30, 2014. Combined, this contributed to a $2.8 million decrease in cash and cash equivalents for the six months ended June 30, 2014.

The Company maintains access to short-term funding sources as well, including federal funds lines of credit with three correspondent banks up to $40.0 million and the ability to borrow from the FHLB up to $212.0 million. The Company has no reason to believe these arrangements will not be renewed at maturity. Additional loans and securities are available that can be pledged as collateral for future borrowings from the FHLB above the current lendable collateral value.

Certificates of deposit of $100,000 or more, maturing in one year or less, totaled $67.7 million at June 30, 2014. Certificates of deposit of $100,000 or more, maturing in more than one year, totaled $50.3 million at June 30, 2014.

As of June 30, 2014, and other than referenced in this proxy statement/prospectus, the Company was not aware of any other known trends, events or risks that have or are reasonably likely to have a material impact on our liquidity. As of June 30, 2014, the Company has no material commitments or long-term debt for capital expenditures.

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Capital Resources

The assessment of capital adequacy depends on such factors as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The Company regularly reviews the adequacy of the Company’s capital. The Company maintains a capital structure that it believes will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

Eastern Virginia and EVB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components (such as interest rate risk), risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require that EVB maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2014, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2014, EVB was categorized as “well capitalized,” the highest level of capital adequacy. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. Eastern Virginia’s and EVB’s actual capital ratios as of June 30, 2014 and December 31, 2013 are presented in “Note 13. Capital Requirements” to our unaudited interim financial statements beginning on page F-107.

In July 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and for calculating risk-weighted assets, as modified by the U.S. federal bank regulators. The Basel III Capital Rules are effective for Eastern Virginia and EVB on January 1, 2015 (subject to a phase-in period for certain portions of the new rules). For a summary of these final rules, see “Information about Eastern Virginia—Description of Eastern Virginia’s Business—Regulation and Supervision—Capital Requirements” beginning on page 91.

Cash Dividends

EVB, as a Virginia banking corporation, may pay dividends only out of retained earnings. In addition, regulatory authorities may limit payment of dividends by any bank, when it is determined that such limitation is in the public interest and necessary to ensure financial soundness of the bank. Regulatory agencies place certain restrictions on dividends paid and loans or advances made by EVB to Eastern Virginia. The amount of dividends EVB may pay to Eastern Virginia, without prior approval, is limited to current year earnings plus retained net profits for the two preceding years. For the six months ended June 30, 2014 and 2013, no cash dividends have been paid from EVB to Eastern Virginia.

For the six months ended June 30, 2014 and 2013, Eastern Virginia paid out no cash dividends to common or preferred shareholders.

Eastern Virginia’s board of directors determines whether to declare dividends and the amount of any dividends declared. Such determinations by the board take into account Eastern Virginia’s financial condition, results of operations and other relevant factors, including any relevant regulatory restrictions.

On May 15, 2014, the Company deferred its fourteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock. Deferral of dividends on the Eastern Virginia Series A Preferred Stock does not constitute an event of default.  Dividends on the Eastern Virginia Series A Preferred Stock are, however, cumulative, and the Company has accumulated the dividends in accordance with the terms of the Series A Preferred Stock and U.S. GAAP and reflected the accumulated dividends as a portion of the effective dividend on Eastern Virginia Series A Preferred Stock on the consolidated statements of income.  As of June 30, 2014, the Company had accumulated $4.7 million for dividends on the Eastern Virginia Series A Preferred Stock. In addition, because dividends on the Series A Preferred Stock had not been paid for more than six quarters, the authorized number of directors on the Eastern Virginia board of directors had increased by two, and the holders of the Eastern Virginia Series A Preferred Stock had the right, voting as a class, to elect two directors to the Eastern Virginia board of directors at any annual meeting (or a special meeting called for that purpose) until all owed and unpaid dividends on the Eastern Virginia Series A Preferred Stock have been paid. To date, the holders of the Eastern Virginia Series A Preferred Stock have not yet exercised this right.

On July 24, 2014 Eastern Virginia declared $5.5 million of current and all deferred but accumulated dividends on the Eastern Virginia Series A Preferred Stock, payable on August 15, 2014. On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date, upon which payment the board representation rights described in the prior paragraph terminated. During May 2014, the Company announced its intent to repay up to $15.0 million of the Eastern Virginia Series A Preferred Stock originally issued to the Treasury through TARP. Eastern Virginia plans to effectuate a portion of this repayment through one or more transactions during the second half of 2014.

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Eastern Virginia and EVB were subject to additional limitations and regulatory restrictions and could not declare or pay dividends to shareholders (including any payments by Eastern Virginia on its trust preferred debt) under the terms of the Written Agreement and the MOU, when such agreements were effective. The MOU was terminated effective March 13, 2014. Additional information about the Written Agreement and the MOU can be found in “Note 14. Regulatory Agreements” to our unaudited interim financial statements beginning on page F-108.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Company’s assets and liabilities are monetary in nature. The primary effect of inflation on the Company’s operations is reflected in increased operating costs. In management’s opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are significantly impacted by changes in the inflation rate, they do not necessarily change at the same time or in the same magnitude as the inflation rate.

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Year Ended December 31, 2013 Compared to Year Ended December 31, 2012 and Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Executive Overview

Eastern Virginia is committed to delivering strong long-term earnings using a prudent allocation of capital, in business lines where we have demonstrated the ability to compete successfully. During 2013, the national and local economies continued to show limited signs of recovery with the main challenges continuing to be persistent unemployment above historical levels and uneven economic growth. Macro-economic and political issues continue to temper the global economic outlook and as such the Company remains cautiously optimistic regarding the limited signs of improvement seen in our local markets. Despite this, the Company believes that our local markets are poised for stronger growth in the coming months and years than the economic recovery has provided in our markets in recent periods. During 2013, the Company continued to focus on asset quality and strengthening its balance sheet as it believes these areas are critical to its success in the near term. During 2013, the Company successfully executed on several of its previously disclosed strategic initiatives, including the closing of the private placements with certain institutional investors that raised approximately $45.0 million in aggregate gross proceeds, the closing of the rights offering to existing shareholders that raised approximately $5.0 million in aggregate gross proceeds, the accelerated resolution and disposition of certain adversely classified assets, the prepayment of higher rate long-term FHLB advances, and the termination of the formal Written Agreement with the Reserve Bank and the Bureau. Although the Company recorded a net loss during 2013 primarily due to the prepayment penalties on the extinguished FHLB advances, this transaction immediately improved the Company’s financial position by eliminating a high cost source of funding, thus improving the Company’s net interest margin in future periods, and is a critical step in the Company’s strategic progression towards optimizing its balance sheet. During the fourth quarter of 2013, the Company improved its net interest margin 65 basis points and 32 basis points when compared to the second and third quarters of 2013 due to the repayment of these long-term FHLB advances. Although interest rates have increased since the second quarter of 2013, the current low interest rate environment continues to negatively impact our margins by driving lower yields on our loan portfolio. Our overall asset quality continues to improve. During 2013, the Company was able to reduce its nonperforming assets by 28.9% and its classified assets by 35.7%. As a result of the Company’s focus on resolving its problem assets, loan and asset quality metrics continue to improve as evidenced by end of year nonperforming loans to total loans of 1.68% and nonperforming assets to total assets of 1.15%. In addition, the Company’s allowance for loan losses continued to remain strong at the end of 2013 producing a ratio of allowance for loan losses to nonperforming loans of 134.03% and a ratio of allowance for loan losses to total loans of 2.25%. During 2014, the Company plans to continue evaluating and implementing deliberate strategies to strengthen its financial condition and further improve its asset quality, and management looks forward to future growth and opportunities to further increase the value of the Company’s franchise.

2013 Capital Initiative and Strategic Initiatives

On June 12, 2013, the Company closed on its previously discussed private placements with certain institutional investors which raised aggregate gross proceeds of $45.0 million through private placements of approximately 4.6 million shares of common stock and 5.2 million shares of Eastern Virginia Series B Preferred Stock each at $4.55 per share. For more information, refer to “Note 21. Preferred Stock and Warrant” to our audited financial statements beginning on page F-63.

On July 5, 2013, the Company closed on its previously discussed rights offering to existing shareholders which raised aggregate gross proceeds of $5.0 million through the issuance of 1.1 million shares of common stock. After issuing these newly subscribed common shares, the Company had approximately 11.8 million total common shares outstanding.

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The Company used a portion of the gross proceeds from the 2013 Capital Initiative (consisting of our private placements and our rights offering) for general corporate purposes, including strengthening its balance sheet, the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), and improvement of the Company’s balance sheet through the restructuring of FHLB advances. During the third quarter of 2013, the Company prepaid $107.5 million of its long-term FHLB advances, and also accelerated the resolution and disposition of adversely classified assets. The extinguishment of the higher rate long-term FHLB advances triggered an $11.5 million prepayment penalty that was fully recognized during the third quarter of 2013. During 2014, the Company will continue to pursue the redemption of the Eastern Virginia Series A Preferred Stock originally issued to the Treasury through TARP, and also plans to focus on online and mobile banking options offered to EVB’s customers, including by introducing or improving EVB’s portfolio of internet and mobile banking products and services. As the Company executes these business strategies, senior management and the board of directors will continue to evaluate other initiatives that they believe will best position the Company for long-term success.

Summary of 2013 Operating Results and Financial Condition

During 2013, net loss was ($2.6) million, a decrease of $6.1 million over net income of $3.5 million for the same period of 2012. The net loss for 2013 was primarily due to an $11.5 million prepayment penalty on the extinguishment of $107.5 million in higher rate long-term FHLB advances as discussed in the previous paragraphs. Although net interest margin improved following the payoff of the long-term FHLB advances during the third quarter of 2013, earnings remain constrained due to the protracted low-interest rate environment, lingering credit quality issues and a lack of loan demand resulting from the challenging economic climate, all of which contribute to compressing the Company’s net interest margin. The Company had a strong year liquidating its troubled assets, reducing its classified assets and improving its overall asset quality. The Company continues to be aggressive in the liquidation of troubled assets and that approach is evident with the overall reduction as of December 31, 2013 of nonperforming assets by 28.9% compared to December 31, 2012 through a combination of successful workouts and write-downs of previously identified impaired loans. The Company’s Special Assets Division, which was formed in the second quarter of 2011 and works closely with our Executive Management Asset Quality Committee, has worked tirelessly in formulating workout strategies and conducting asset dispositions. Despite our aggressive approach in liquidating troubled assets, the Company’s allowance for loan losses remains healthy, producing a ratio of allowance for loan losses to nonperforming loans of 134.03% at December 31, 2013 compared to 171.29% at December 31, 2012. Additionally, the Company was able to reduce its ratio of nonperforming loans to total loans at December 31, 2013 to 1.68%, compared to 1.73% at December 31, 2012 while also reducing its ratio of nonperforming assets to total assets at December 31, 2013 to 1.15%, compared to 1.55% at December 31, 2012. With an economic outlook consisting of modest growth, elevated unemployment and low interest rates in the near term, the Company continues to believe the primary drivers behind our continued improvement include focusing on asset quality issues, containing noninterest expenses and lowering our cost of funding while maintaining adequate levels of liquidity, reserves for credit losses and capital.

The primary drivers for the Company’s results for the year ended December 31, 2013 were the $11.5 million prepayment penalty on the payoff of long-term FHLB advances, downward pressure on asset yields in the current economic and interest rate environments, the elevated levels of the provision for loan losses over historical levels, the elevated levels of FDIC insurance premiums over historical levels, professional and collection/repossession expenses related to past due loans and nonperforming assets and losses on the sale of and valuation adjustments on other real estate owned. Sales of available for sale securities to adjust the composition of the Company’s investment portfolio during 2013 generated gains of $1.5 million, a significant decrease from gains of $3.9 million during 2012. The Company experienced a decrease in the amount of net charge-offs during 2013 when compared to the same period in 2012, while the provision for loan losses during 2013 was down approximately 67.3% from the same period of 2012. This was due to improvements in some of the Company’s credit quality metrics, including continued decreases in nonperforming assets, and other factors, which are reflective of slowly improving economic conditions. Although the amount of provision declined, the Company’s provision for loan losses remains elevated compared to historical levels as we continue to experience historically high levels of nonperforming assets and charge-offs and aim to maintain an appropriate allowance for potential future loan losses. The Company believes the investments it has made since 2010 to reduce nonperforming assets and enhance our internal monitoring systems will significantly enhance the long-term credit quality of our loan portfolio and properly position us to deliver stronger earnings as we move forward once the economic climate improves.

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For the year ended December 31, 2013, the following key points were significant factors in our reported results:

•	Extraordinary loss of $11.5 million on the extinguishment of $107.5 million in long-term FHLB advances.
•	Provision for loan losses of $1.9 million compared to $5.7 million for the same period in 2012.
•	Net charge-offs of $7.4 million to write off uncollectible balances on nonperforming assets.
•	Decrease in nonperforming assets by $4.8 million during 2013.
•	Gain on the sale of available for sale securities of $1.5 million resulting from the sale of a portion of the Company’s previously impaired agency preferred securities (FNMA and FHLMC) as well as adjustments in the composition of the investment portfolio as part of our overall asset/liability management strategy.
•	Increase in net interest income by $476 thousand from the same period in 2012.
•	Gain of $224 thousand on the sale of our former Bowling Green branch office.
•	Impairment losses of $585 thousand related to valuation adjustments on other real estate owned, compared to $1.7 million for the same period in 2012.
•	Losses of $775 thousand on the sale of other real estate owned, compared to $227 thousand for the same period in 2012.
•	Expenses related to FDIC insurance premiums of $1.8 million, compared to $2.3 million for the same period in 2012.
•	Expenses related to collection, repossession and other real estate owned of $540 thousand, compared to $1.1 million for the same period in 2012.

For the years ended December 31, 2013 and 2012, the reported net income (loss) of ($2.6) million and $3.5 million, respectively equate to the following performance metrics:

•	On net income (loss) available to common shareholders, return on average assets (“ROA”) of (0.39%) for the year ended December 31, 2013 which compares to ROA of 0.18% for the year ended December 31, 2012 and ROA of 0.03% for the year ended December 31, 2011.
•	On net income (loss) available to common shareholders, return on average common shareholders’ equity (“ROE”) of (4.98%) for the year ended December 31, 2013 which compares to ROE of 2.66% for the year ended December 31, 2012 and ROE of 0.40% for the year ended December 31, 2011.
•	On a per share basis, the diluted and basic income (loss) per common share (“EPS”) was ($0.45) for the year ended December 31, 2013 which compares to an EPS of $0.32 for the year ended December 31, 2012 and an EPS of $0.05 for the year ended December 31, 2011.

The Company’s operating results decreased significantly for the year ended December 31, 2013, as compared to the same period of 2012, due primarily to the $11.5 million loss on the extinguishment of $107.5 million in long-term FHLB advances. Excluding the loss on extinguishment of debt, the Company’s performance still lags behind its strong earnings history. The Company remains unsatisfied with these financial results and continues to focus on credit quality initiatives. By extinguishing the higher rate long-term FHLB advances during the third quarter of 2013, the Company immediately improved its financial position and future funding costs. The prepayment of these long-term FHLB advances had an immediate impact on the Company as net interest margin increased during the fourth quarter by 65 basis points and 32 basis points when compared to the second and third quarters of 2013, respectively. Based on data available at December 31, 2013 including costs of other potential funding sources and the size of and expected yield on the Company’s loan portfolio, the Company anticipates eliminating an estimated $4.5 million in annual interest costs related to these extinguished FHLB advances, and improving the Company’s annualized net interest margin in 2014 by an estimated 65 basis points. The Company believes that these initiatives, in combination with our 2013 Capital Initiative and related business strategies, will ultimately result in an improvement in our asset quality and allow the Company to focus greater resources on growing its franchise and delivering financial results more consistent with its long-term history. As detailed below under “—Asset Quality,” the Company continues to work on the timely resolution of its nonperforming assets but expects that additional charge-offs are likely. However, the Company believes that the loan loss reserves set aside during 2013 should be sufficient to cover its known credit issues under current economic conditions. Any further deterioration of economic conditions or credit quality could possibly require the adjustment of its provision for loan losses to reserve against additional charge-offs.

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Capital Management and Regulatory Agreements

As we first reported in our Quarterly Report on Form 10-Q for March 31, 2011, the Company has taken actions to preserve capital by deferring its regular quarterly cash dividend with respect to the Eastern Virginia Series A Preferred Stock that the Company originally issued to the Treasury in connection with the Company’s participation in the Treasury’s Capital Purchase Program in January 2009. On February 15, 2014, the Company deferred its thirteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock. As of December 31, 2013, the Company had accumulated $3.6 million for dividends on the Eastern Virginia Series A Preferred Stock. On October 21, 2013, the Treasury sold all 24,000 shares of Eastern Virginia Series A Preferred stock held by the Treasury to private investors. In addition, because dividends on the Eastern Virginia Series A Preferred Stock have not been paid for more than six quarters, the authorized number of directors on the Company’s board of directors has increased by two, and the holders of the Eastern Virginia Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s board of directors at the next annual meeting (or a special meeting called for that purpose) and each annual meeting until all owed and unpaid dividends on the Eastern Virginia Series A Preferred Stock have been paid. The holders of the Eastern Virginia Series A Preferred Stock have not yet exercised this right.

On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date, upon which payment the board representation rights described in the prior paragraph terminated.

Subject to certain exceptions and limitations, the Company is permitted to elect from time to time to defer regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. If the Company defers interest payments on the Junior Subordinated Debentures for more than 20 consecutive quarters, the Company would be in default under the governing agreements for such notes and the amount due under such agreements would be immediately due and payable. During the second quarter of 2011, the Company began deferring its regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. While the interest expense associated with this source of regulatory capital continues to be reflected in the Company’s earnings, the deferred payments represent a subordinated liability to other creditors of the Company. As of December 31, 2013, the Company had deferred eleven quarterly payments totaling $976 thousand for interest on the Junior Subordinated Debentures.

The actions to suspend and defer dividend and interest payments to preserve capital, while difficult, were necessary to ensure the financial strength of the Company. Despite the Company’s significant challenges over the last several years, the Company has maintained its regulatory well capitalized status and it believes that maintaining this status is critically important for the long-term value of the Company. As noted above, Eastern Virginia paid on August 15, 2014 all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date. As economic conditions improve, and as the Company is able to generate earnings to support its current and future capital needs, the Company also plans to restore dividends on its common stock and the Eastern Virginia Series B Preferred Stock, as well as interest payments on its Junior Subordinated Debentures.

As previously disclosed, on February 17, 2011, Eastern Virginia and EVB entered into the Written Agreement with the Reserve Bank and the Bureau. The purpose of this agreement was to formally document the common goal of Eastern Virginia, EVB and the regulatory agencies to maintain the financial soundness of Eastern Virginia and EVB. This agreement contained many of the steps that Eastern Virginia had already initiated during 2010 and 2011 to address its deteriorating asset quality and associated challenges brought on during the economic recession. The Written Agreement was terminated on July 30, 2013. On September 5, 2013, Eastern Virginia and EVB entered into the MOU with the Reserve Bank and the Bureau. The MOU was terminated effective March 13, 2014. For additional information, refer to “Note 26. Regulatory Agreements” to our audited financial statements beginning on page F-68.

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The Company will continue to evaluate its capital management strategies during 2014, including as related to executing the 2013 Capital Initiative and related strategic initiatives and deploying proceeds of the 2013 Capital Initiative.

Basel III Final Rules

In July 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and for calculating risk-weighted assets, as modified by the U.S. federal bank regulators. The Basel III Capital Rules are effective for Eastern Virginia and EVB on January 1, 2015 (subject to a phase-in period for certain portions of the new rules). For a summary of the Basel III Capital Rules, refer to “Information About Eastern Virginia—Regulation and Supervision—Capital Requirements” above.

Results of Operations

The table below lists our quarterly performance for the years ended December 31, 2013 and 2012.

Table 1: SUMMARY OF FINANCIAL RESULTS BY QUARTER

	Three Months Ended				Three Months Ended
	2013				2012
(dollars in thousands)	Dec. 31	Sep. 30	June 30	Mar. 31	Dec. 31	Sep. 30	June 30	Mar. 31
Interest and dividend income	$10,262	$10,552	$10,633	$10,577	$11,012	$11,229	$11,276	$11,554
Interest expense	1,179	1,821	2,505	2,540	2,657	2,822	2,985	3,104
Net interest income	9,083	8,731	8,128	8,037	8,355	8,407	8,291	8,450
Provision for loan losses	300	350	600	600	875	625	1,258	2,900
Net interest income after provision for loan losses	8,783	8,381	7,528	7,437	7,480	7,782	7,033	5,550
Noninterest income	2,555	1,795	1,450	1,948	1,925	1,884	2,182	3,907
Noninterest expenses	8,185	20,555	8,205	7,956	8,135	8,536	8,124	8,551
Income (loss) before income taxes	3,153	(10,379)	773	1,429	1,270	1,130	1,091	906
Income tax expense (benefit)	892	(3,733)	100	349	341	269	243	92
Net income (loss)	$2,261	$(6,646)	$673	$1,080	$929	$861	$848	$814
Less: Effective dividend on preferred stock	376	376	376	376	375	375	375	375
Net income (loss) available to common shareholders	$1,885	$(7,022)	$297	$704	$554	$486	$473	$439
Income (loss) per common share: basic	$0.16	$(0.60)	$0.04	$0.12	$0.09	$0.08	$0.08	$0.07
Income (loss) per common share: diluted	$0.11	$(0.60)	$0.04	$0.12	$0.09	$0.08	$0.08	$0.07

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Net Interest Income and Net Interest Margin

Net interest income, the fundamental source of the Company’s earnings, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and investment securities, while deposits and long-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations and the yield of our interest earning assets compared to our cost of funding these assets.

Table 2 presents the average interest earning assets and average interest bearing liabilities, the average yields earned on such assets (on a tax equivalent basis) and rates paid on such liabilities, and the net interest margin for the indicated periods. The variance in interest income and expense caused by differences in average balances and rate is shown in Table 3.

For comparative purposes, income from tax-exempt securities is adjusted to a tax-equivalent basis using the federal statutory tax rate of 34% and adjusted by the Tax Equity and Fiscal Responsibility Act adjustment. This latter adjustment is for the disallowance as a deduction of a portion of total interest expense related to the ratio of average tax-exempt securities to average total assets. By making these adjustments, tax-exempt income and their yields are presented on a comparable basis with income and yields from fully taxable earning assets. The net interest margin is calculated by expressing tax-equivalent net interest income as a percentage of average interest earning assets, and represents the Company’s net yield on its earning assets. Net interest margin is an indicator of the Company’s effectiveness in generating income from its earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competitive pressures, Federal Reserve policies and the economy. The spread that can be earned between interest earning assets and interest bearing liabilities is also dependent to a large extent on the slope of the yield curve, which in recent periods has been significantly impacted by initiatives of the Federal Reserve intended to lower long-term interest rates.

2013 Compared to 2012

Net interest income, on a fully tax equivalent basis, increased $564 thousand or 1.7% to $34.3 million for the year ended December 31, 2013, down from $33.7 million for the year ended December 31, 2012. Total average earning assets decreased $7.6 million or 0.8% from $999.0 million for the year ended December 31, 2012 to $991.3 million for the same period in 2013. Total average interest-bearing liabilities decreased $31.6 million or 3.7% from $848.4 million for the year ended December 31, 2012 to $816.8 million for the same period of 2013. The measured increase in net interest income was impacted by the change in the mix and pricing of the balance sheet components including the impacts of declining loan balances, increased short term investments and decreasing yields on the Company’s loan portfolio, offset by the Company’s expansion of its investment portfolio funded by excess liquidity and increasing yields on its investment portfolio driven by rebalancing efforts. Net interest income for 2013 was favorably impacted by decreases to the cost of all categories of interest-bearing liabilities. These shifts resulted in an increase of 9 basis points in our net interest margin from 3.37% for the year ended December 31, 2012 to 3.46% for the same period of 2013. The percentage of average earning assets to total average assets decreased slightly to 92.7% for the year ended December 31, 2013, as compared to 93.5% for the same period in 2012.

Total interest income, on a fully tax equivalent basis, decreased approximately $3.0 million from $45.3 million for the year ended December 31, 2012 to $42.3 million for the same period of 2013. This was driven by a decline in the yield on interest earning assets from 4.53% for the year ended December 31, 2012 to 4.27% for the same period of 2013, and a decrease in average earning assets over the same periods. The decreased yield on average earning assets was primarily the result of reduced yields on the loan portfolio, a significant decrease in average loan balances and a significant increase in average short term investments partially offset by higher average balances and yields on investment securities.

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Average total loan balances decreased $44.7 million from $714.3 million for the year ended December 31, 2012 to $669.5 million for the same period of 2013. The yield on loans decreased to 5.30% for the year ended December 31, 2013 compared to 5.54% for the same period of 2012. This resulted in a $4.1 million, or 24 basis point drop in interest income generated by our largest earning asset category to $35.5 million for the year ended December 31, 2013 compared to $39.6 million for the same period in 2012. Interest income generated by the loan portfolio decreased due to weak loan demand in our markets as a result of the continuing challenging economic conditions, adjustments to our variable rate loans in the low interest rate environment, charge-offs, payment curtailments on outstanding loans and the sale of our credit card portfolio in September 2012. In addition, due to the historically low interest rate environment, although slightly rising beginning in the latter portion of the second quarter of 2013 and through the end of 2013, and intensified loan competition in our markets, loans were originated during 2012 and 2013 at much lower yields which contributed significantly to lower yields on the loan portfolio.

Average investment security balances increased $20.8 million from $261.4 million for the year ended December 31, 2012 to $282.1 million for the same period of 2013. The yield on securities increased 21 basis points from 2.17% for the year ended December 31, 2012 to 2.38% for the year ended December 31, 2013. The higher yield resulted from investment portfolio restructurings, accelerated prepayments on our Agency mortgage-backed and Agency CMO securities, principally due to the low rate environment and incentives for homeowners to refinance higher-rate mortgages, in the prior year compared to the current year, and our decision to invest in the second quarter of 2013 in higher yielding, longer duration municipal securities. Average taxable investment securities increased $13.6 million for the year ended December 31, 2012 as compared to the same period of 2013 and the yield on taxable investment securities increased 20 basis points from 1.97% for the year ended December 31, 2012 to 2.17% for year ended December 31, 2013. Average tax exempt investment securities increased $9.0 million from $14.9 million for the year ended December 31, 2012 to $23.9 million for the same period of 2013 and the yield on tax exempt investment securities decreased 49 basis points from 4.51% for the year ended December 31, 2012 to 4.02% for the year ended December 31, 2013. This lower yield resulted from the acquisition of new investments in the current low interest rate environment.

In addition to deploying excess liquidity into the securities portfolio, we also deploy a portion of our excess funds into short term investments. Average interest bearing deposits in other banks increased $16.4 million from $23.1 million for the year ended December 31, 2012 to $39.5 million for the same period of 2013, while average federal funds sold decreased $65 thousand to $162 thousand for the year ended December 31, 2013 compared to $227 thousand for the same period of 2012. This increase in excess funds was due to the overall increase in our average total deposits and difficulty strategically deploying excess liquidity (including proceeds from our private placements and our rights offering) in the low interest rate environment, and in particular difficulty funding new loans to creditworthy borrowers and identifying investment securities with suitable rates of return. In total, our average excess funds increased $16.3 million from December 31, 2012 to December 31, 2013.

Average interest bearing deposits decreased approximately $3.8 million from $716.6 million for the year ended December 31, 2012 to $712.8 million for the year ended December 31, 2013. Changes within the mix of these balances and the corresponding decrease in the rates on deposits were significant drivers for the reduction in interest expense in 2013 related to interest-bearing deposits and helped to offset the contemporaneous decrease in our interest income. Our overall cost of funds decreased approximately $3.5 million from $11.6 million for the year ended December 31, 2012 to $8.0 million for the year ended December 31, 2013. This was primarily due to the prepayment of $107.5 million in higher rate long-term borrowings during August 2013, the maturity of a $10.0 million higher rate long-term borrowing during September 2013 and the total rate for average interest-bearing deposits decreasing from 0.89% for the year ended December 31, 2012 to 0.66% for the same period of 2013, a drop of 23 basis points. Retail deposits continued to shift from higher priced certificates of deposit to lower priced checking (or “NOW” accounts) and savings accounts. The largest increase from the year ended December 31, 2012 to the same period in 2013 was in our NOW accounts with an increase of $19.1 million in average balance and a corresponding average rate decrease of 15 basis points from 0.52% to 0.37% from the year ended December 31, 2012 to the year ended December 31, 2013. Our savings accounts had an increase of $4.6 million in average balance and a corresponding average rate decrease of 12 basis points from 0.28% to 0.16% for the same periods. Our average money market savings accounts had a decrease of $1.2 million and a corresponding rate decrease of 7 basis points from 0.49% to 0.42% for the same periods. Average large dollar certificates of deposit decreased approximately $11.0 million from $131.9 million during the year ended December 31, 2012 to $120.9 million during the year ended December 31, 2013, and the average rate dropped 32 basis points from 1.62% for the year ended December 31, 2012 to 1.30% for the same period in 2013. The average balance of other certificates of deposit declined approximately $15.3 million from $145.0 million during the year ended December 31, 2012 to $129.7 million for the same period in 2013, with a simultaneous 35 basis point drop in average rate from 1.52% for the year ended December 31, 2012 to 1.17% for the same period in 2013. Average short-term borrowings increased $16.6 million from $318 thousand for the year ended December 31, 2012 to $17.0 million for the same period of 2013, and the average rate dropped 9 basis points from 0.31% for the year ended December 31, 2012 to 0.22% for the same period of 2013. The average balance of long-term borrowings decreased $44.2 million from $117.5 million for the year ended December 31, 2012 to $73.3 million for the same period of 2013, with a slight rate decrease of 2 basis points from 4.06% for the year ended December 31, 2012 to 4.04% for the same period of 2013.

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•	Impairment losses related to valuation adjustments on OREO were $1.7 million for 2012, an increase of $337 thousand from losses of $1.4 million for 2011, as real estate values in the Company’s market during the year remained generally depressed and the Company continued to aggressively address OREO as part of its credit quality initiative.

Income Taxes

The Company recorded an income tax benefit of $2.4 million in 2013, compared to income tax expense of $945 thousand in 2012 and an income tax benefit of $211 thousand in 2011. The decrease in income tax expense from 2012 to 2013 was primarily the result of the Company’s pretax income decreasing by approximately $9.4 million due substantially to the $11.5 million prepayment penalty on the long-term FHLB advances prepaid during the third quarter of 2013 and an increase in the amount of tax-exempt income on investment securities during the 2013 as the Company had rebalanced its securities portfolio during the year. The Company’s effective tax rate for the years ended December 31, 2013, 2012 and 2011 was 39.1%, 25.5% and 82.8%, respectively. The effective tax rate differs from the statutory income tax rate of 34% due to the Company’s investment in tax-exempt loans and securities, income from bank owned life insurance, and community/housing development tax credits. For further information concerning Income Taxes, refer to “Note 10. Income Taxes” to our audited financial statements beginning on page F-47.

Asset Quality

Provision and Allowance for Loan Losses

The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio, and is based on periodic evaluations of the collectability and historical loss experience of loans. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is appropriate to absorb probable losses in the loan portfolio. Actual credit losses are deducted from the allowance for loan losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent. Subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is comprised of a specific allowance for identified problem loans and a general allowance representing estimations done pursuant to either FASB ASC Topic 450 “Accounting for Contingencies”, or FASB ASC Topic 310 “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as impaired, and is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. For collateral dependent loans, an updated appraisal will be ordered if a current one is not on file. Appraisals are performed by independent third-party appraisers with relevant industry experience. Adjustments to the appraised value may be made based on recent sales of like properties or general market conditions when deemed appropriate. The general component covers non-classified or performing loans and those loans classified as substandard, doubtful or loss that are not impaired. The general component is based on migration analysis adjusted for qualitative factors, such as economic conditions, interest rates and unemployment rates. The Company uses a risk grading system for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

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Pass Grades

•	Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;
•	Risk Grade 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;
•	Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;
•	Risk Grade 4 loans are satisfactory loans with borrowers not as strong as risk grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and
•	Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower’s ability to repay.

Special Mention

•	Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting the Company’s credit position.

Classified Grades

•	Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility the Company will sustain some loss if the deficiencies are not corrected;
•	Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and
•	Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

The Company uses a past due grading system for consumer loans, including one to four family residential first and seconds and home equity lines. The past due status of a loan is based on the contractual due date of the most delinquent payment due. The past due grading of consumer loans is based on the following categories: current, 1 – 29 days past due, 30 – 59 days past due, 60 – 89 days past due and over 90 days past due. The consumer loans are segregated between performing and nonperforming loans. Performing loans are those that have made timely payments in accordance with the terms of the loan agreement and are not past due 90 days or more. Nonperforming loans are those that do not accrue interest or are greater than 90 days past due and accruing interest. Non-impaired consumer loans are assigned an allowance factor which increases with the severity of past due status. This component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The Company’s ALL Committee is responsible for assessing the overall appropriateness of the allowance for loan losses and monitoring the Company’s allowance for loan losses methodology, particularly in the context of current economic conditions and a rapidly changing regulatory environment. The ALL Committee at least annually reviews the Company’s allowance for loan losses methodology.

During 2013, the ALL Committee reviewed, with input from and consultation with independent external parties, the allowance for loan losses methodology with a specific focus on whether the Company should use migration analysis instead of historical loan loss experience on balances collectively evaluated for impairment. Migration analysis tracks the movement of loans through various loan classifications in order to estimate the percentage of losses likely to be incurred in a loan portfolio. In addition to evaluating multiple scenarios using migration analysis over a period of time, the ALL Committee engaged an independent third party to audit the Company’s existing allowance for loan losses methodology and validate its migration analysis. After this review, the ALL Committee determined that the Company should modify its methodology to use migration analysis in the calculation of the allowance for loan losses, effective December 31, 2013.

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For prior financial periods ending with the third quarter of 2013, historical loan loss experience was calculated using a rolling three year average of historical loan loss experience. Beginning with the quarter ended December 31, 2013, the Company calculated the allowance for loan losses based on a migration analysis of loans, segmented by an identical risk grading system or past due grading system, depending on type of loan as previously used with the historical loan loss experience methodology. Other adjustments may be made to the allowance for loan losses for pools of loans after an assessment of internal and external factors on credit quality that are not fully reflected in the past due or risk grading data. The Company believes this change in methodology provides a more accurate evaluation of the potential risk in our loan portfolio and establishes a stronger focus on areas of weakness and strength within the portfolio. A tabular presentation comparing the provision for loan losses for the year ended December 31, 2013 calculated using the current methodology, to the provision as would have been calculated for the same period using the former methodology, can be found in “Note 3. Loan Portfolio” to our audited financial statements beginning on page F-26.

The allocation methodology applied by the Company includes management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a classified status of substandard, doubtful or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of migration analysis and delinquency experience on each portfolio category, trends in past due and nonaccrual loans, the level of classified loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio. In determining the allowance for loan losses, the Company considers its portfolio segments and loan classes to be the same.

Management believes that the level of the allowance for loan losses is appropriate in light of the credit quality and anticipated risk of loss in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses through increased provisions for loan losses or may require that certain loan balances be charged-off or downgraded into classified loan categories when their credit evaluations differ from those of management based on their judgments about information available to them at the time of their examinations.

The following table presents the Company’s loan loss experience for the past five years:

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Table 6: Allowance for Loan Losses

	Years Ended December 31,
(dollars in thousands)	2013	2012	2011	2010	2009
Average loans outstanding*	$669,520	$714,254	$757,123	$835,502	$835,076
Allowance for loan losses, January 1	$20,338	$24,102	$25,288	$12,155	$10,542
Charge-offs:
Commercial, industrial and agricultural	635	1,219	1,257	5,608	561
Real estate – one to four family residential:
Closed end first and seconds	1,529	2,664	1,868	2,643	566
Home equity lines	184	1,112	348	458	40
Real estate – construction:
One to four family residential	57	98	309	162	451
Other construction, land development and other land	1,196	1,622	2,987	3,491	163
Real estate – non-farm, non-residential:
Owner occupied	2,370	2,337	2,107	2,178	278
Non-owner occupied	1,944	1,506	1,119	580	—
Consumer	153	391	683	990	935
Other	138	99	113	—	—
Total loans charged-off	8,206	11,048	10,791	16,110	2,994
Recoveries:
Commercial, industrial and agricultural	319	774	303	94	114
Real estate – one to four family residential:
Closed end first and seconds	85	61	162	19	53
Home equity lines	34	11	—	—	—
Real estate – construction:
One to four family residential	61	55	6	13	1
Other construction, land development and other land	69	2	1	2	—
Real estate – non-farm, non-residential:
Owner occupied	1	100	45	8	—
Non-owner occupied	57	409	—	—	—
Consumer	108	179	238	177	239
Other	51	35	50	—	—
Total recoveries	785	1,626	805	313	407
Net charge-offs	7,421	9,422	9,986	15,797	2,587
Provision for loan losses	1,850	5,658	8,800	28,930	4,200
Allowance for loan losses, December 31	$14,767	$20,338	$24,102	$25,288	$12,155

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	Years Ended December 31,
(dollars in thousands)	2013	2012	2011	2010	2009
Ratios:
Ratio of allowance for loan losses to total loans outstanding, end of year	2.25%	2.97%	3.28%	3.26%	1.42%
Ratio of net charge-offs to average loans outstanding during the year	1.11%	1.32%	1.32%	1.89%	0.31%

* Net of unearned income and includes nonaccrual loans.

As a result of the challenges continuing to face the economy and the real estate and financial markets today, the Company made provisions for loan losses of $1.9 million in 2013 compared to $5.7 million in 2012, $8.8 million in 2011, $28.9 million in 2010 and $4.2 million in 2009. Net charge-offs in 2013 were $7.4 million compared to $9.4 million in 2012, $10.0 million in 2011, $15.8 million in 2010 and $2.6 million in 2009. This represents 1.11% of average loans outstanding in 2013, 1.32% in 2012 and 2011, 1.89% in 2010 and 0.31% in 2009. The contributions to the provision in 2013, 2012, 2011, 2010 and 2009 were made in response to sustained credit quality issues in our loan portfolio as well as current market conditions and the current economic climate, both nationally and in our markets, all of which indicated that credit quality issues may continue to adversely impact our loan portfolio and our earnings in future periods. The provision for loan losses declined during 2013 compared to 2012 in part due to asset quality improvements made during 2012 and 2013. Net charge-offs decreased $2.0 million, or 21.2%, from the year ended December 31, 2012 to the same period of 2013 due to improvements in some of the Company’s credit quality metrics, including continued decreases in nonperforming assets, and other factors, which are reflective of slowly improving economic conditions. However, net charge-offs remain elevated when compared to historical levels as the Company has aggressively focused on credit quality initiatives to improve its asset quality and resolve nonperforming assets.

The allowance for loan losses at December 31, 2013 was $14.8 million, compared with $20.3 million at December 31, 2012, $24.1 million at December 31, 2011, $25.3 million at December 31, 2010 and $12.2 million at December 31, 2009. This represented 2.25% of year end loans at December 31, 2013 compared with 2.97% of year end loans at December 31, 2012, 3.28% of year end loans at December 31, 2011, 3.26% of year end loans at December 31, 2010 and 1.42% of year end loans at December 31, 2009.

The following table shows the allocation of the allowance for loan losses at the dates indicated. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loan.

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Table 7: Allocation of Allowance for Loan Losses

At December 31,
	2013		2012		2011		2010		2009
(dollars in thousands)	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent
Commercial, industrial and agricultural	$1,787	12.10%	$2,340	7.58%	$4,389	7.76%	$5,981	9.39%	$2,683	9.68%
Real estate – one to four family residential:
Closed end first and seconds	2,859	19.36%	2,876	34.91%	2,856	34.51%	3,340	33.62%	2,533	34.89%
Home equity lines	1,642	11.12%	720	14.56%	278	13.93%	587	12.05%	556	10.09%
Real estate – multifamily residential	79	0.53%	62	2.31%	29	1.77%	23	1.51%	15	0.95%
Real estate – construction:
One to four family residential	364	2.46%	419	2.96%	382	2.89%	344	3.29%	616	4.33%
Other construction, land development and other land	1,989	13.47%	3,897	5.04%	6,861	5.75%	7,837	6.56%	3,476	5.96%
Real estate – farmland	116	0.79%	41	1.25%	15	0.80%	17	1.07%	27	1.06%
Real estate – non-farm, non-residential:
Owner occupied	3,236	21.92%	5,092	17.50%	4,831	18.42%	2,546	17.32%	985	17.60%
Non-owner occupied	1,770	11.99%	4,093	10.48%	3,172	10.11%	3,072	10.12%	568	9.91%
Consumer	387	2.62%	215	2.94%	776	3.86%	905	4.65%	481	4.97%
Other	538	3.64%	583	0.47%	513	0.20%	280	0.42%	215	0.56%
Total allowance for balance sheet loans	14,767	100.00%	20,338	100.00%	24,102	100.00%	24,932	100.00%	12,155	100.00%
Unallocated	—		—		—		356		—
Total allowance for loan losses	$14,767		$20,338		$24,102		$25,288		$12,155

(Percent is portfolio loans in category divided by total loans)

The following table presents commercial loans by credit quality indicator at December 31, 2013:

Table 8: Commercial Credit Quality Indicators

(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Impaired	Total
Commercial, industrial and agricultural	$44,571	$3,851	$3,229	$22	$2,000	$53,673
Real estate – multifamily residential	18,077	—	—	—	—	18,077
Real estate – construction:
One to four family residential	14,890	235	738	—	306	16,169
Other construction, land development and other land	6,638	7,104	4,634	—	3,314	21,690
Total real estate – construction	21,528	7,339	5,372	—	3,620	37,859
Real estate – farmland	6,288	338	1,068	—	478	8,172
Real estate – non-farm, non-residential:
Owner occupied	87,187	13,341	15,983	—	10,058	126,569
Non-owner occupied	43,406	15,533	7,520	—	8,372	74,831
Total real estate – non-farm, non-residential	130,593	28,874	23,503	—	18,430	201,400
Total commercial loans	$221,057	$40,402	$33,172	$22	$24,528	$319,181

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The following table presents commercial loans by credit quality indicator at December 31, 2012:

Table 8A: Commercial Credit Quality Indicators

(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Impaired	Total
Commercial, industrial and agricultural	$46,705	$2,454	$1,602	$169	$951	$51,881
Real estate – multifamily residential	15,801	—	—	—	—	15,801
Real estate – construction:
One to four family residential	17,976	923	883	—	450	20,232
Other construction, land development and other land	9,167	3,449	3,008	—	18,931	34,555
Total real estate – construction	27,143	4,372	3,891	—	19,381	54,787
Real estate – farmland	7,371	1,146	41	—	—	8,558
Real estate – non-farm, non-residential:
Owner occupied	87,058	16,424	10,669	72	5,601	119,824
Non-owner occupied	44,721	15,090	3,821	—	8,109	71,741
Total real estate – non-farm, non-residential	131,779	31,514	14,490	72	13,710	191,565
Total commercial loans	$228,799	$39,486	$20,024	$241	$34,042	$322,592

The following table presents consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at December 31, 2013:

Table 9: Consumer Payment Activity

(dollars in thousands)	Performing	Nonperforming	Total
Real estate – one to four family residential:
Closed end first and seconds	$205,860	$12,612	$218,472
Home equity lines	99,311	528	99,839
Total real estate – one to four family residential	305,171	13,140	318,311
Consumer	16,314	468	16,782
Other	2,451	472	2,923
Total consumer loans	$323,936	$14,080	$338,016

The following table presents consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at December 31, 2012:

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Table 9A: Consumer Payment Activity

(dollars in thousands)	Performing	Nonperforming	Total
Real estate – one to four family residential:
Closed end first and seconds	$229,087	$9,915	$239,002
Home equity lines	98,343	1,355	99,698
Total real estate – one to four family residential	327,430	11,270	338,700
Consumer	20,010	163	20,173
Other	2,715	488	3,203
Total consumer loans	$350,155	$11,921	$362,076

Nonperforming Assets

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans greater than 90 days past due may remain on an accrual status if management determines it has adequate collateral to cover the principal and interest. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collectability of principal or interest on loans, it is management’s practice to place such loans on a nonaccrual status immediately, rather than delaying such action until the loans become 90 days past due. As of December 31, 2013, management is not aware of any potential problem loans to place immediately on nonaccrual status.

When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed, and the amortization of related deferred loan fees or costs is suspended. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered. These policies are applied consistently across the Company’s loan portfolio.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value less costs to sell at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in collection, repossession and other real estate owned expenses.

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The following table presents information concerning nonperforming assets for the periods indicated:

Table 10: Nonperforming Assets

	December 31,
(dollars in thousands)	2013	2012	2011	2010	2009
Nonaccrual loans*	$11,018	$11,874	$30,293	$25,858	$19,321
Loans past due 90 days and accruing interest	—	—	168	1,836	3,090
Total nonperforming loans	11,018	11,874	30,461	27,694	22,411
Other real estate owned	800	4,747	7,326	11,617	4,136
Total nonperforming assets	$11,818	$16,621	$37,787	$39,311	$26,547
Nonperforming assets to total loans and other real estate owned	1.80%	2.41%	5.09%	5.00%	3.10%
Allowance for loan losses to nonaccrual loans	134.03%	171.29%	79.56%	97.80%	62.91%
Net charge-offs to average loans for the year	1.11%	1.32%	1.32%	1.89%	0.31%
Allowance for loan losses to year end loans	2.25%	2.97%	3.28%	3.26%	1.42%
Foregone interest income on nonaccrual loans	$413	$335	$1,347	$1,583	$893

*	Includes $4.2 million, $5.1 million, $13.4 million and $6.2 million in nonaccrual TDRs at December 31, 2013, 2012, 2011 and 2010, respectively.

The following table presents the change in the OREO balance for 2013 and 2012:

Table 11: OREO Changes

(dollars in thousands)	2013	2012
Balance at the beginning of year, gross	$5,558	$8,729
Transfers from loans	1,921	5,032
Sales proceeds	(4,508)	(5,661)
Previously recognized impairment losses on disposition	(1,142)	(2,315)
(Loss) on disposition	(775)	(227)
Balance at the end of year, gross	1,054	5,558
Less valuation allowance	(254)	(811)
Balance at the end of year, net	$800	$4,747

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The following table presents the change in the valuation allowance for OREO for 2013, 2012 and 2011:

Table 12: OREO Valuation Allowance Changes

(dollars in thousands)	2013	2012	2011
Balance at the beginning of year	$811	$1,403	$928
Valuation allowance	585	1,723	1,386
Charge-offs	(1,142)	(2,315)	(911)
Balance at the end of year	$254	$811	$1,403

Nonperforming assets were $11.8 million or 1.80% of total loans and other real estate owned at December 31, 2013 compared to $16.6 million or 2.41% at December 31, 2012. Nonperforming assets increased from 2007 through 2010 as a result of the continued challenging economic conditions which has significantly increased unemployment, reduced profitability of local businesses, and reduced the ability of many of our customers to keep their loans current. Nonperforming assets began to trend downward during 2011, continued this trend throughout 2012 and decreased by $4.8 million during 2013. The sluggish economic recovery and continuing asset quality issues in the Company’s loan portfolio have prompted the Company to maintain the heightened level of the allowance for loan losses as compared to historical levels, which was 134.03% of nonaccrual loans at December 31, 2013, compared to 171.29% at December 31, 2012. Nonperforming loans have decreased $856 thousand or 7.2% during the year ended December 31, 2013 to $11.0 million.

Nonaccrual loans were $11.0 million at December 31, 2013, a decrease of $856 thousand or 7.2% from $11.9 million at December 31, 2012. Of the current $11.0 million in nonaccrual loans, $10.5 million or 94.9% was secured by real estate in our market area. Of these real estate secured loans, $6.3 million were residential real estate, $455 thousand were real estate construction, $590 thousand were farmland, and $3.1 million were commercial properties.

As of December 31, 2013 and 2012, there were no loans past due 90 days and still accruing interest.

Other real estate owned, net of valuation allowance at December 31, 2013 was $800 thousand, a decrease of $3.9 million or 83.1% from $4.7 million at December 31, 2012. The balance at December 31, 2013 was comprised of thirteen properties of which $402 thousand were residential real estate, $235 thousand were real estate construction and $163 thousand were commercial properties. During the year ended December 31, 2013, new foreclosures included twenty-three properties totaling $1.9 million transferred from loans. Sales of twenty-seven other real estate owned properties for the year ended December 31, 2013 resulted in a net loss of $775 thousand. At December 31, 2013, there were no properties under contract for sale. Subsequent to December 31, 2013, five properties were sold resulting in a net gain of approximately $13 thousand that will be recognized in the first quarter of 2014. The remaining properties are being actively marketed and as of December 31, 2013 the Company did not anticipate any material losses associated with these properties. As a direct result of the generally depressed real estate market during 2013, the Company recorded losses of $585 thousand in its consolidated statement of operations for the year ended December 31, 2013, due to valuation adjustments on other real estate owned properties as compared to $1.7 million in 2012 and $1.4 million in 2011. Asset quality continues to be a top priority for the Company. The Company continues to allocate significant resources to the expedient disposition and collection of nonperforming and other lower quality assets, as demonstrated by the $3.9 million, or 83.1%, decrease in other real estate owned from 2012 to 2013. For more information on asset disposition strategies related to our 2013 Capital Initiative, refer to “—2013 Capital Initiative and Strategic Initiatives” above.

As discussed above, the Company measures impaired loans based on the present value of expected future cash flows discounted at the effective interest rate of the loan or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The Company maintains a valuation allowance to the extent that the measure of the impaired loan is less than the recorded investment. TDRs are considered impaired loans. TDRs occur when we agree to modify the original terms of a loan by granting a concession due to the deterioration in the financial condition of the borrower. These concessions can be temporary and are made in an attempt to avoid foreclosure and with the intent to restore the loan to a performing status once sufficient payment history can be demonstrated. These concessions could include, without limitation, rate reductions to below market rates, payment deferrals, forbearance, and, in some cases, forgiveness of principal or interest.

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The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013:

Table 13: Impaired Loans

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, industrial and agricultural	$2,000	$2,000	$—	$2,000	$612	$1,712	$97
Real estate – one to four family residential:
Closed end first and seconds	10,048	10,148	2,008	8,040	1,833	8,727	498
Home equity lines	175	175	175	—	—	382	—
Total real estate – one to four family residential	10,223	10,323	2,183	8,040	1,833	9,109	498
Real estate – construction:
One to four family residential	306	306	—	306	180	794	9
Other construction, land development and other land	3,314	5,662	—	3,314	802	8,581	161
Total real estate – construction	3,620	5,968	—	3,620	982	9,375	170
Real estate – farmland	478	478	478	—	—	428	32
Real estate – non-farm, non-residential:
Owner occupied	10,058	11,544	6,730	3,328	1,223	10,472	506
Non-owner occupied	8,372	8,372	4,357	4,015	617	9,353	348
Total real estate – non-farm, non-residential	18,430	19,916	11,087	7,343	1,840	19,825	854
Consumer	302	302	—	302	104	203	22
Other	472	472	9	463	311	504	—
Total loans	$35,525	$39,459	$13,757	$21,768	$5,682	$41,156	$1,673

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The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2012:

Table 13A: Impaired Loans

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, industrial and agricultural	$951	$1,247	$408	$543	$402	$907	$59
Real estate – one to four family residential:
Closed end first and seconds	6,856	7,327	2,127	4,729	923	8,431	386
Home equity lines	315	515	315	—	—	801	9
Total real estate – one to four family residential	7,171	7,842	2,442	4,729	923	9,232	395
Real estate – construction:
One to four family residential	450	450	—	450	268	402	10
Other construction, land development and other land	18,931	18,931	14,071	4,860	928	20,169	814
Total real estate – construction	19,381	19,381	14,071	5,310	1,196	20,571	824
Real estate – non-farm, non-residential:
Owner occupied	5,601	5,748	380	5,221	714	8,753	304
Non-owner occupied	8,109	8,109	626	7,483	1,646	8,434	457
Total real estate – non-farm, non-residential	13,710	13,857	1,006	12,704	2,360	17,187	761
Consumer	25	25	—	25	1	25	2
Other	488	488	—	488	348	496	—
Total loans	$41,726	$42,840	$17,927	$23,799	$5,230	$48,418	$2,041

At December 31, 2013, the balance of impaired loans was $35.5 million, for which there were specific valuation allowances of $5.7 million. At December 31, 2012, the balance of impaired loans was $41.7 million, for which there were specific valuation allowances of $5.2 million. The average balance of impaired loans was $41.2 million for 2013, compared to $48.4 million for 2012. The Company’s impaired loans have declined when comparing 2013 to 2012, but impaired loans remain elevated since 2008 as a result of the continued challenging economic conditions which have significantly increased unemployment, reduced profitability of local businesses, and reduced the ability of many of our customers to keep their loans current.

The following table presents the balances of TDRs at December 31, 2013, 2012 and 2011:

Table 14: Troubled Debt Restructurings

	December 31,
(dollars in thousands)	2013	2012	2011
Performing TDRs	$16,026	$4,433	$5,517
Nonperforming TDRs*	4,188	5,089	13,378
Total TDRs	$20,214	$9,522	$18,895

*             Included in nonaccrual loans in Table 10: Nonperforming Assets.

At the time of a TDR, the loan is placed on nonaccrual status. A loan may be returned to accrual status if the borrower has demonstrated a sustained period of repayment performance (typically six months) in accordance with the contractual terms of the loan and there is reasonable assurance the borrower will continue to make payments as agreed.

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Financial Condition

Summary

Total assets were $1.0 billion at December 31, 2013, a decrease of $48.5 million or 4.5% from $1.1 billion at December 31, 2012. The decrease in total assets was principally the result of broad-based declines in the Company’s asset balances during 2013, including decreases in cash and short-term investments, interest bearing deposits with banks, investment securities, restricted securities, loans, other real estate owned, deposits and borrowings, and partially offset by increases in deferred income taxes, bank owned life insurance and total shareholders’ equity (primarily attributable to the closing of our private placements during the second quarter of 2013 and the closing of our rights offering during the third quarter of 2013) as detailed in the following schedule.

Table 15: Balance Sheet Changes

(dollars in thousands)	December 31, 2013	December 31, 2012	Change $	Change %
Total assets	$1,027,074	$1,075,553	$(48,479)	-4.5%
Cash and short-term investments	13,944	16,762	(2,818)	-16.8%
Interest bearing deposits with banks	5,402	29,837	(24,435)	-81.9%
Securities available for sale, at fair value	234,935	276,913	(41,978)	-15.2%
Securities held to maturity, at carrying value	35,495	—	35,495	100.0%
Restricted securities, at cost	5,549	9,251	(3,702)	-40.0%
Total loans	657,197	684,668	(27,471)	-4.0%
Deferred income taxes, net	18,937	10,687	8,250	77.2%
Other real estate owned, net	800	4,747	(3,947)	-83.1%
Bank owned life insurance	21,158	10,678	10,480	98.1%
Total deposits	834,462	838,373	(3,911)	-0.5%
Total borrowings	55,259	130,752	(75,493)	-57.7%
Total shareholders’ equity	132,949	99,711	33,238	33.3%

Loan Portfolio

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. A substantial portion of the loan portfolio is represented by commercial and residential mortgage loans in our market area. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area. The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. Total loans were $657.2 million at December 31, 2013, a decrease of $27.5 million or 4.0% from $684.7 million at December 31, 2012. As previously discussed, our loan portfolio continues to decrease as a result of weak loan demand, increased charge-offs, payment curtailments on outstanding credits and the sale of our credit card loan portfolio during 2012.

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The following table presents the composition of the loan portfolio at the dates indicated:

Table 16: Summary of Loans

December 31,
	2013		2012		2011		2010		2009
(dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial, industrial and agricultural	$53,673	8.17%	$51,881	7.58%	$57,021	7.76%	$72,790	9.39%	$82,563	9.68%
Real estate – one to four family residential:
Closed end first and seconds	218,472	33.25%	239,002	34.91%	253,465	34.51%	260,442	33.62%	297,675	34.89%
Home equity lines	99,839	15.19%	99,698	14.56%	102,297	13.93%	93,387	12.05%	86,084	10.09%
Total real estate – one to four family residential	318,311	48.44%	338,700	49.47%	355,762	48.44%	353,829	45.67%	383,759	44.98%
Real estate – multifamily residential	18,077	2.75%	15,801	2.31%	13,035	1.77%	11,682	1.51%	8,141	0.95%
Real estate – construction:
One to four family residential	16,169	2.46%	20,232	2.96%	21,212	2.89%	25,454	3.29%	36,930	4.33%
Other construction, land development and other land	21,690	3.30%	34,555	5.04%	42,208	5.75%	50,841	6.56%	50,852	5.96%
Total real estate – construction	37,859	5.76%	54,787	8.00%	63,420	8.64%	76,295	9.85%	87,782	10.29%
Real estate – farmland	8,172	1.24%	8,558	1.25%	5,860	0.80%	8,304	1.07%	8,946	1.06%
Real estate – non-farm, non-residential:
Owner occupied	126,569	19.26%	119,824	17.50%	135,294	18.42%	134,186	17.32%	150,119	17.60%
Non-owner occupied	74,831	11.39%	71,741	10.48%	74,231	10.11%	78,396	10.12%	84,557	9.91%
Total real estate – non-farm, non-residential	201,400	30.65%	191,565	27.98%	209,525	28.53%	212,582	27.44%	234,676	27.51%
Consumer	16,782	2.55%	20,173	2.94%	28,355	3.86%	36,000	4.65%	42,416	4.97%
Other	2,923	0.44%	3,203	0.47%	1,553	0.20%	3,294	0.42%	4,786	0.56%
Total loans	657,197	100.00%	684,668	100.00%	734,531	100.00%	774,776	100.00%	853,069	100.00%
Less unearned income	—		—		(1)		(2)		(6)
Less allowance for loan losses	(14,767)		(20,338)		(24,102)		(25,288)		(12,155)
Loans, net	$642,430		$664,330		$710,428		$749,486		$840,908

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The following table presents the remaining maturities of loans held in the portfolio at December 31, 2013:

Table 17: Remaining Maturities of Loans

	December 31, 2013
	Variable Rate				Fixed Rate
(dollars in thousands)	Within 1 year	1 to 5 years	After 5 years	Total	Within 1 year	1 to 5 years	After 5 years	Total	Total Maturities
Commercial, industrial and agricultural loans	$1,110	$758	$92	$1,960	$24,875	$12,921	$13,917	$51,713	$53,673
Real estate – one to four family residential:
Closed end first and seconds	26,920	48,546	5,309	80,775	6,578	14,641	116,478	137,697	218,472
Home equity lines	33,354	30	472	33,856	7,002	2,056	56,925	65,983	99,839
Real estate – multifamily residential	—	5,285	—	5,285	—	1,829	10,963	12,792	18,077
Real estate – contruction:
One to four family residential	2,489	2,930	1,408	6,827	4,885	2,107	2,350	9,342	16,169
Other construction, land development and other land	4,701	1,810	—	6,511	10,997	3,154	1,028	15,179	21,690
Real estate – farmland	944	1,261	185	2,390	3,370	26	2,386	5,782	8,172
Real estate – non-farm, non-residential:
Owner occupied	18,031	21,848	—	39,879	9,483	16,101	61,106	86,690	126,569
Non-owner occupied	5,305	17,825	—	23,130	4,877	10,291	36,533	51,701	74,831
Consumer	82	10	—	92	2,767	4,288	9,635	16,690	16,782
Other	—	—	—	—	913	534	1,476	2,923	2,923
Total loans	$92,936	$100,303	$7,466	$200,705	$75,747	$67,948	$312,797	$456,492	$657,197

The principal risk associated with each of the categories of loans in our portfolio is the creditworthiness of our borrowers. Within each category, such risk is increased or decreased, depending on various factors. The risks associated with real estate mortgage loans, commercial loans and consumer loans vary based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies based on the supply and demand for the type of real estate under construction. In an effort to manage these risks, we have loan approval limits for individual loan officers based on their position and level of experience.

We have written policies and procedures to help manage credit risk. We use a loan review process that includes a portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular independent third party portfolio reviews to establish loss exposure and to monitor compliance with policies. Third party reviews are done on an annual basis by a consulting firm that is comprised of experienced commercial lenders who understand the laws, regulations and critical areas of portfolio management. They provide management with an unbiased opinion of our credits and actions needed to strengthen them or protect the company.

Our loan approval process includes our Management Loan Committee, Directors Loan Committee and, for larger loans, the board of directors. Our Chief Credit Officer is responsible for reporting to the Directors Loan Committee monthly on the activities of the Management Loan Committee and on the status of various delinquent and nonperforming loans. The Directors Loan Committee also reviews lending policies proposed by management. Our board of directors establishes our total lending limit policy which is less than the legal lending limit.

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One to four family residential real estate loans continue to be the largest component of the portfolio. At December 31, 2013 these loans were $318.3 million or 48.4% of the portfolio, a decrease of $20.4 million or 6.0% from $338.7 million or 49.5% of the portfolio at December 31, 2012. Closed end first and seconds were $218.5 million at December 31, 2013, a decrease of $20.5 million or 8.6% from $239.0 million at December 31, 2012. Home equity lines were $99.8 million at December 31, 2013, an increase of $141 thousand or 0.1% from $99.7 million at December 31, 2012. At December 31, 2013, non-farm, non-residential (commercial) real estate loans were $201.4 million or 30.7% of the portfolio, an increase of $9.8 million or 5.1% from $191.6 million or 28.0% of the portfolio at December 31, 2012. Owner occupied loans were $126.6 million at December 31, 2013, an increase of $6.7 million or 5.6% from $119.8 million at December 31, 2012. Non-owner occupied loans were $74.8 million at December 31, 2013, an increase of $3.1 million or 4.3% from $71.7 million at December 31, 2012. At December 31, 2013, real estate construction loans were $37.9 million or 5.8% of the portfolio, a decrease of $16.9 million or 30.9% from $54.8 million or 8.0% of the portfolio at December 31, 2012. One to four family real estate construction loans were $16.2 million at December 31, 2013, a decrease of $4.1 million or 20.1% from $20.2 million at December 31, 2012. Other real estate construction loans were $21.7 million at December 31, 2013, a decrease of $12.9 million or 37.2% from $34.6 million at December 31, 2012. At December 31, 2013, commercial, industrial and agricultural loans were $53.7 million or 8.2% of the portfolio, an increase of $1.8 million or 3.5% from $51.9 million or 7.6% of the portfolio at December 31, 2012. At December 31, 2013, consumer loans were $16.8 million or 2.6% of the portfolio, a decrease of $3.4 million or 16.8% from $20.2 million or 2.9% of the portfolio at December 31, 2012. At December 31, 2013, multifamily residential real estate loans were $18.1 million or 2.8% of the portfolio, an increase of $2.3 million or 14.4% from $15.8 million or 2.3% of the portfolio at December 31, 2012. At December 31, 2013, farmland real estate loans were $8.2 million or 1.2% of the portfolio, a decrease of $386 thousand or 4.5% from $8.6 million or 1.3% of the portfolio at December 31, 2012. At December 31, 2013, other loans were $2.9 million or 0.4% of the portfolio, a decrease of $280 thousand or 8.7% from $3.2 million or 0.5% of the portfolio at December 31, 2012.

At December 31, 2013, loans secured by real estate were $583.8 million or 88.8% of the portfolio, compared to $609.4 million or 89.0% of the portfolio at December 31, 2012.

Consistent with our focus on providing community-based financial services, we generally do not make loans outside of our principal market region. We may, from time to time, invest in high quality loans that were originated by banks outside our core geographic markets. We do not engage in foreign lending activities and consequently the loan portfolio is not exposed to the sometimes volatile risk from foreign credits. We further maintain a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals. Historically, our loan collateral has been primarily real estate because of the nature of our market region; however, in our newer markets at the fringe of our market foot print, we are encountering other collateral options in lieu of real estate, which are booked based on strong credit guidelines and controls to monitor the status of the collateral.

Investment Securities

The investment portfolio plays a primary role in the management of the Company’s interest rate sensitivity. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements, such as those related to secure public deposits, balances with the Reserve Bank and repurchase agreements. The investment portfolio consists of held to maturity and available for sale securities. We classify securities as available for sale or held to maturity based on our investment strategy and management’s assessment of our intent and ability to hold the securities until maturity. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold the investment securities to maturity, they are classified as investment securities held-to-maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Investment securities which the Company may not hold to maturity are classified as investment securities available-for-sale, as management has the intent and ability to hold such investment securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale may be sold in response to changes in market interest rates, changes in prepayment risk, increases in loan demand, general liquidity needs and other similar factors and are carried at estimated fair value. Total investment securities were $270.4 million at December 31, 2013, reflecting a decrease of approximately $6.5 million or 2.3% from $276.9 million at December 31, 2012. The valuation allowance for the available for sale portfolio had an unrealized (loss), net of tax benefit, of ($7.8) million at December 31, 2013 compared with an unrealized gain, net of tax expense, of $1.9 million at December 31, 2012. These unrealized (losses) as of December 31, 2013 were principally due to current financial market conditions for these types of investments, particularly due to interest rate increases between December 31, 2012 and December 31, 2013 that caused bond prices to decline.

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The decrease in the investment portfolio during 2013 was primarily the result of mark-to-market adjustments related to increases to the mid-term to long-term interest rate curve, primarily late in the second quarter of 2013 and into the third quarter of 2013. Unrealized losses on investment securities were $11.8 million at December 31, 2013, compared to unrealized gains of $2.9 million at December 31, 2012. Management continues to restructure the composition of our securities portfolio to strategically deploy excess cash into investment securities as investment opportunities are available; however, due to relatively scarce suitable investment opportunities, a portion of our excess funding remains in lower yielding interest bearing deposits with other banks. During 2013, management continued to allocate a greater portion of the investment portfolio to SBA Pool securities. The SBA Pool securities are modified mortgage pass-through securities that are assembled using the guaranteed portion of SBA loans and as such are unconditionally guaranteed as to principal and accrued interest by the U.S. government. Management continues to invest in these SBA Pool securities because they qualify under current risk-weighting regulations as 0% risk weighted assets, which more efficiently uses capital to produce a reasonable rate of return. Approximately 31.2% of the SBA Pool securities are adjustable rate products which will assist the Company with mitigating interest rate risk. In addition, for liquidity planning purposes, these securities provide an investment that may be pledged as collateral to secure public deposits, balances with the Federal Reserve Bank and repurchase agreements. During 2013, management purchased additional tax exempt investment securities issued by state and political subdivisions, as these securities offered a higher yield over a longer duration than other investment opportunities available in the period. As part of our overall asset/liability management strategy, we are targeting our investment portfolio to be approximately 20% of our total assets. As of December 31, 2013 and 2012, our investment portfolio was 26.3% and 25.8%, respectively, of total assets.

There were no securities classified as “Trading” at December 31, 2013 or 2012. During the fourth quarter of 2013, the Company transferred securities with an amortized cost of $35.5 million, previously designated as “Available for Sale”, to “Held to Maturity” classification. The fair value of those securities as of the date of the transfer was $34.5 million, reflecting an unrealized gross loss of $994 thousand. The unrealized loss has been recorded in Accumulated Other Comprehensive Income and will be amortized over the remaining life of the securities as an adjustment to interest income, beginning during the fourth quarter of 2013. The Company did not have any securities classified as “Held to Maturity” at December 31, 2012. The Company’s mortgage-backed securities consist entirely of residential mortgage-backed securities. The Company does not hold any commercial mortgage-backed securities. The Company’s mortgage-backed securities are all agency backed and rated Aaa and AA+ by Moody’s Investors Services (“Moody’s”) and Standard & Poor’s, respectively, with no subprime issues. The Company follows a policy of not investing in instruments considered to be derivative in nature such as options, futures, swaps or forward commitments. The Company considers derivatives to be speculative in nature and contrary to our historical investment philosophy.

The Company’s pooled trust preferred securities include one senior issue of Preferred Term Securities XXVII which is current on all payments and on which the Company took an impairment charge in the third quarter of 2009 to reduce the Company’s book value to the market value at September 30, 2009. As of December 31, 2013, that security had an estimated fair value that was $282 thousand greater than its amortized cost after impairment. During the second quarter of 2010, the Company recognized an impairment charge in the amount of $77 thousand on the Company’s investment in Preferred Term Securities XXIII mezzanine tranche, thus reducing the book value of this investment to $0. The decision to recognize the other-than-temporary impairment was based upon an analysis of the market value of the discounted cash flow for the security as provided by Moody’s at June 30, 2010, which indicated that the Company was unlikely to recover any of its remaining investment in these securities.

The following tables present the amortized cost or carrying value and estimated fair value of securities at the dates indicated:

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Table 18: Investment Securities Available for Sale

	December 31, 2013		December 31, 2012		December 31, 2011
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$14,989	$13,390	$13,495	$13,467	$—	$—
SBA Pool securities	89,531	86,035	81,500	82,751	60,873	61,082
Agency mortgage-backed securities	36,261	35,254	31,384	31,714	40,470	41,063
Agency CMO securities	43,277	41,378	61,710	61,936	61,460	61,734
Non agency CMO securities	1,304	1,306	2,200	2,199	10,908	10,820
State and political subdivisions	60,834	56,342	82,536	83,217	59,636	60,732
Pooled trust preferred securities	467	749	506	759	536	602
FNMA and FHLMC preferred stock	22	481	77	276	77	186
Corporate securities	—	—	590	594	594	601
Total	$246,685	$234,935	$273,998	$276,913	$234,554	$236,820

Table 18A: Investment Securities Held to Maturity

	December 31, 2013
(dollars in thousands)	Carrying Value	Estimated Fair Value
Held to Maturity:
Agency CMO securities	$12,500	$11,953
State and political subdivisions	22,995	22,568
Total	$35,495	$34,521

The Company did not have any securities classified as “Held to Maturity” at December 31, 2012 and 2011.

The Company reviews the investment securities portfolio on a quarterly basis to monitor its exposure to other-than-temporary impairment that may result due to adverse economic conditions and associated credit deterioration. Based on the Company’s evaluation, management did not believe any unrealized loss at December 31, 2013 represents an other-than-temporary impairment as these unrealized losses were primarily attributable to changes in interest rates and current financial market conditions, and were not attributable to credit deterioration. At December 31, 2013, there were 194 debt securities with fair values totaling $239.6 million considered temporarily impaired. Of these debt securities, 159 with fair values totaling $196.7 million were in an unrealized loss position of less than 12 months and 35 with fair values totaling $42.9 million were in an unrealized loss position of 12 months or more. Because the Company intends to hold these investments in debt securities until recovery of the amortized cost basis and it is more likely than not that the Company will not be required to sell these investments before a recovery of unrealized losses, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2013 and no impairment was recognized. At December 31, 2013, there were no equity securities in an unrealized loss position.

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However, in the event that the Company is required or decides to use its investment securities portfolio in 2014 to manage its liquidity position, the Company may sell a portion of the securities in a temporary unrealized loss position before these securities recover their fair value, which would result in the Company recognizing losses on the sale of investment securities.

The following tables present the maturity and yields of securities at their amortized cost or carrying value at the date indicated:

Table 19: Maturity and Yields of Available for Sale Securities

December 31, 2013
	Maturing within 1 year		Maturing after 1 year, but within 5 years		Maturing after 5 years, but within 10 years		Maturing after 10 years		Total
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available for Sale:
Obligations of U.S. Government agencies	$4,500	2.02%	$1,494	2.11%	$8,995	1.99%	$—	0.00%	$14,989	2.01%
SBA Pool securities – Fixed	—	0.00%	—	0.00%	61,557	2.28%	—	0.00%	61,557	2.28%
SBA Pool securities – Variable	—	0.00%	3,882	0.80%	8,361	1.45%	15,731	2.18%	27,974	1.77%
Agency mortgage-backed securities	—	0.00%	13,420	2.32%	21,180	2.27%	1,661	2.76%	36,261	2.31%
Agency and Non agency CMO securities	67	4.91%	23,083	2.03%	18,505	2.38%	2,926	2.85%	44,581	2.23%
State and political subdivisions	—	0.00%	8,402	3.05%	49,746	2.85%	2,686	3.62%	60,834	2.91%
Pooled trust preferred securities	—	0.00%	—	0.00%	—	0.00%	467	0.54%	467	0.54%
FNMA and FHLMC preferred stock	—	0.00%	—	0.00%	—	0.00%	22	20.24%	22	20.24%
Total	$4,567	2.06%	$50,281	2.22%	$168,344	2.40%	$23,493	2.45%	$246,685	2.36%

* Yields on tax-exempt securities have been computed on a taxable-equivalent basis.

Table 19A: Maturity and Yields of Held to Maturity Securities

December 31, 2013
	Maturing within 1 year		Maturing after 1 year, but within 5 years		Maturing after 5 years, but within 10 years		Maturing after 10 years		Total
(dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Held to Maturity:
Agency CMO securities	$—	0.00%	$5,889	2.37%	$6,611	3.18%	$—	0.00%	$12,500	2.79%
State and political subdivisions	—	0.00%	1,068	3.00%	21,180	4.47%	747	5.04%	22,995	4.42%
Total	$—	0.00%	$6,957	2.46%	$27,791	4.16%	$747	5.04%	$35,495	3.85%

* Yields on tax-exempt securities have been computed on a taxable-equivalent basis.

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Deposits

The Company’s predominant source of funds is depository accounts. The Company’s deposit base, which is provided by individuals and businesses located within the communities served, is comprised of demand deposits, savings and money market accounts, and time deposits. The Company augments its deposit base through conservative use of brokered deposits, including through the CDARS program. The Company’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios.

Total deposits were $834.5 million as of December 31, 2013, a decrease of $3.9 million or 0.5% over December 31, 2012. Noninterest-bearing demand deposits increased $10.1 million or 8.6% during 2013 following an increase of $13.1 million or 12.6% during 2012. Interest-bearing demand deposits decreased $14.1 million or 1.9% during 2013 following a decrease of $23.2 million or 10.4% during 2012. Savings deposits increased $2.7 million or 3.1% during 2013 following an increase of $4.3 million or 5.2% during 2012. Money market savings deposits decreased $6.9 million or 5.4% during 2013 following an decrease of $2.7 million or 2.1% during 2012. Time deposits decreased $36.3 million or 13.9% during 2013 following a decrease of $29.5 million or 10.2% during 2012.

During 2013, the Company continued to see a shift from interest-bearing retail time deposits to lower cost non-maturity interest-bearing and noninterest-bearing retail deposits as our consumers are willing to forego the higher yield on longer-term products in order to have more readily available access to their funds. The Company believes the increase in our noninterest-bearing and interest-bearing demand and savings deposits during 2013 was primarily the result of customers seeking the liquidity and safety of deposit accounts in light of the weak economic recovery in our markets and continuing economic uncertainty in general. The Company has observed its customers, including counties and municipalities, maintaining significant liquid cash reserves in order to deleverage and prevent operating shortfalls. While the Company believes that it offers competitive interest rates on all deposit products, the continued weak loan demand, coupled with our ongoing deposit re-pricing strategy, have allowed for some deposit attrition particularly from depositors seeking higher yields at our competitors or from other investment vehicles. Also, included in time deposits at December 31, 2013, 2012 and 2011 were $21.2 million, $28.6 million and $31.5 million, respectively in brokered certificates of deposits. The interest rates paid on these deposits are consistent with, if not lower than, the market rates offered in our local area. Amounts included in these brokered certificates of deposits also include deposits under the CDARS program.

Interest rates paid on specific deposit types are set by management through EVB’s Rate Committee and are determined based on (i) the interest rates offered by competitors, (ii) anticipated amount and timing of funding needs, (iii) availability of and cost of alternative sources of funding and (iv) anticipated future economic conditions and interest rates. Customer deposits are attractive sources of liquidity because of their stability, cost and the ability to generate fee income through the cross-sale of other services to the depositors. The Company will continue funding assets with deposit liability accounts and focus upon core deposit growth as its primary source of liquidity and stability.

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The following table presents average deposit balances and average rates paid for the periods indicated:

Table 20: Average Deposits and Average Rates Paid

	Years Ended December 31,
	2013		2012		2011
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest-bearing demand deposits	$127,211		$114,597		$104,177
Interest-bearing deposits:
Checking	248,675	0.37%	229,605	0.52%	222,149	0.86%
Savings	90,065	0.16%	85,476	0.28%	79,918	0.55%
Money market savings	123,559	0.42%	124,724	0.49%	124,343	1.01%
Time deposits $100 thousand and over	120,852	1.30%	131,862	1.62%	147,647	1.90%
Other time deposits	129,654	1.17%	144,975	1.52%	167,433	1.86%
Total interest-bearing deposits	712,805	0.66%	716,642	0.89%	741,490	1.28%
Total deposits	$840,016		$831,239		$845,667

The following table presents the maturity schedule of time deposits $100 thousand and over at the date indicated:

Table 21: Maturities of Time Deposits $100 Thousand and Over

(dollars in thousands)	December 31, 2013
3 months or less	$9,883
3 – 6 months	10,048
6 – 12 months	31,843
Over 12 months	59,067
Total	$110,841

Borrowings

The Company’s ability to borrow funds through non-deposit sources provides additional flexibility in meeting the liquidity needs of customers while enhancing its cost of funds structure.

In addition to deposits, the Company utilizes short-term borrowings from the FHLB to fund its day to day operations. Short-term borrowings also include repurchase agreements, which are secured transactions with customers and generally mature the day following the day sold, and overnight unsecured fed funds lines with three correspondent banks. Long-term borrowings consist of advances from the FHLB. All FHLB advances are secured by a blanket floating lien on all of the Company’s qualifying closed-end and revolving open-end loans that are secured by 1 – 4 family residential properties. Total borrowings were $55.3 million at December 31, 2013, a decrease of $75.5 million or 57.7% from $130.8 million at December 31, 2012. The significant decrease in borrowings was driven by the prepayment of $107.5 million in higher rate long-term FHLB advances. The long-term advances that were extinguished were fixed rate advances with a weighted average remaining maturity of 3.5 years and a current weighted average interest rate of 4.14%; $94.0 million of the prepaid FHLB advances were callable quarterly by the FHLB. The prepayment of the FHLB advances triggered a prepayment penalty of $11.5 million, all of which was recognized in the third quarter of 2013. The Company also paid off the remaining $10.0 million higher rate long-term FHLB advance at maturity during September 2013. The decrease in long-term FHLB advances was partially offset by the addition of $41.9 million short-term FHLB borrowing during 2013. For further information concerning the Company’s borrowings, refer to “Note 7. Borrowings” to our audited financial statements beginning on page F-41.

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On September 17, 2003, $10 million of trust preferred securities were placed through EVB Statutory Trust I in a pooled underwriting totaling approximately $650 million. The trust issuer invested the total proceeds from the sale of the trust preferred securities in Junior Subordinated Debentures issued by Eastern Virginia. The trust preferred securities pay cumulative cash distributions quarterly at a variable rate per annum, reset quarterly, equal to the 3-month LIBOR plus 2.95%. As of December 31, 2013 and 2012, the interest rate was 3.19% and 3.26%, respectively. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities have a mandatory redemption date of September 17, 2033, and became subject to varying call provisions beginning September 17, 2008. Eastern Virginia has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. Eastern Virginia’s obligation under the guarantee is unsecured and subordinate to its senior and subordinated indebtedness.

On February 17, 2011, Eastern Virginia and EVB entered into the Written Agreement with the Reserve Bank and the Bureau. The Written Agreement was terminated on July 30, 2013. Under the terms of this written agreement, Eastern Virginia could not make payments on its outstanding Junior Subordinated Debentures relating to the trust preferred securities without prior regulatory approval. On September 5, 2013, Eastern Virginia and EVB entered into an MOU with the Reserve Bank and the Bureau. The MOU was terminated effective March 13, 2014. Under the terms of the MOU, Eastern Virginia could not make payments on its outstanding Junior Subordinated Debentures relating to the trust preferred securities without prior regulatory approval. For further information concerning Eastern Virginia’s trust preferred debt, refer to “Note 8. Trust Preferred Debt” to our audited financial statements beginning on page F-42.

Capital Resources

The assessment of capital adequacy depends on such factors as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The Company regularly reviews the adequacy of the Company’s capital. The Company maintains a structure that it believes will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

While the Company will continue to look for opportunities to invest capital in profitable growth, share purchases are another tool that facilitate improving shareholder return, as measured by ROE and earnings per share. However, in connection with the Company entering into the MOU with its regulators, as previously described, certain limitations on the Company’s ability to repurchase its common stock were imposed. The MOU was terminated effective March 13, 2014. For more information on this restriction, refer to “Note 21. Preferred Stock and Warrant” and “Note 24. Common Stock Repurchases” to our audited financial statements beginning on page F-63 and page F-66, respectively. In addition, the terms of the Eastern Virginia Series A Preferred Stock and the Junior Subordinated Debentures generally prohibit the purchase by the Company of shares of its capital stock so long as there are owed and unpaid dividends or interest payments, respectively, outstanding.

The Company’s capital position continues to exceed regulatory minimum requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 capital, total risk-based capital, and leverage ratios, as described under “Information About Eastern Virginia—Regulation and Supervision” above. The Company’s Tier 1 leverage ratio was 12.06% at December 31, 2013, compared with 8.13% at December 31, 2012. The Tier 1 capital to risk-weighted assets ratio was 18.22% at December 31, 2013, compared with 12.64% at December 31, 2012. The total capital to risk-weighted assets ratio was 19.48% at December 31, 2013, compared with 13.88% at December 31, 2012. These ratios are in excess of the mandated minimum requirements. These ratios include the trust preferred securities issued in September 2003, as well as the $24.0 million of Eastern Virginia Series A Preferred Stock sold to the Treasury under its Capital Purchase Program in January 2009, in Tier 1 capital for regulatory capital adequacy determination purposes.

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Total shareholders’ equity was $132.9 million at December 31, 2013, compared with $99.7 million at December 31, 2012. During 2013, 2012 and 2011, the Company declared no common stock dividends. The dividend payout ratio, based on net income available to common shareholders, was not applicable for 2013, 2012 and 2011 due to the Company not declaring any common stock dividends.

On February 15, 2014, the Company deferred its thirteenth consecutive dividend on the Eastern Virginia Series A Preferred Stock. Deferral of dividends on the Eastern Virginia Series A Preferred Stock does not constitute an event of default. Dividends on the Eastern Virginia Series A Preferred Stock are, however, cumulative, and the Company has accumulated the dividends in accordance with the terms of the Eastern Virginia Series A Preferred Stock and U.S. GAAP and reflected the accumulated dividends as a portion of the effective dividend on the Eastern Virginia Series A Preferred Stock on the consolidated statements of operations. As of December 31, 2013, the Company had accumulated $3.6 million for dividends on the Eastern Virginia Series A Preferred Stock. In addition, because dividends on the Eastern Virginia Series A Preferred Stock have not been paid for more than six quarterly dividend periods or more, the authorized number of directors on Eastern Virginia’s board of directors has increased by two, and the holders of the Eastern Virginia Series A Preferred Stock have the right, voting as a class, to elect two directors to the Eastern Virginia board of directors at the next annual meeting (or at a special meeting called for that purpose) and at every subsequent annual meeting until all owed and unpaid dividends on the Eastern Virginia Series A Preferred Stock have been paid. The holders of the Eastern Virginia Series A Preferred Stock have not yet exercised this right.

On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date, upon which payment the board representation rights described in the prior paragraph terminated.

In July 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and for calculating risk-weighted assets, as modified by the U.S. federal bank regulators. The Basel III Capital Rules are effective for Eastern Virginia and EVB on January 1, 2015 (subject to a phase-in period for certain portions of the new rules). For further information about these proposed rules, refer to “Information About Eastern Virginia—Regulation and Supervision—Capital Requirements” above.

In addition to Basel III and standardized approach proposals, the Dodd-Frank Act requires or permits the U.S. banking agencies to adopt regulations affecting banking institutions’ capital requirements in a number of respects. Additional requirements to maintain higher levels of capital or to maintain higher levels of liquid assets could adversely impact the Company’s net income and return on equity.

Off-Balance Sheet Arrangements

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and guarantees of previously sold credit card accounts and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and guarantees of previously sold credit card accounts is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support such financial instruments with credit risk.

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Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties. Our unfunded loan commitments, excluding letters of credit, are used in large part to meet seasonal funding needs which are generally higher from spring through fall than at year end.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. The total amount of unused loan commitments was $102.7 million at December 31, 2013 and $98.9 million at December 31, 2012.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company did not incur any losses on its commitments in either 2013 or 2012. The total amount of standby letters of credit was $7.1 million at December 31, 2013 and $6.9 million at December 31, 2012.

In connection with the sale of its credit card loan portfolio, the Company has guaranteed the credit card accounts of certain customers to the bank that issues the cards. At December 31, 2013 and 2012, the guarantees totaled $964 thousand and $731 thousand, of which the outstanding balance of the guarantees was $385 thousand and $327 thousand, respectively. As of December 31, 2013, the Company did not anticipate any significant or material losses as a result of the guaranteed credit card accounts.

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations, including through the sale of existing assets or the acquisition of additional funds through short-term borrowings. Our liquidity is provided from cash and due from banks, interest bearing deposits with other banks, federal funds sold, repayments from loans, sales of loans, increases in deposits, lines of credit from the FHLB and three correspondent banks, sales of investments, interest and dividend payments received from investments and maturing investments. Our ability to maintain sufficient liquidity may be affected by numerous factors, including economic conditions nationally and in our markets. Depending on our liquidity levels, our capital position, conditions in the capital markets and other factors, we may from time to time consider the issuance of debt, equity or other securities, or other possible capital market transactions, the proceeds of which could provide additional liquidity for operations.

On June 12, 2013, the Company closed on its private placements that contributed gross proceeds of approximately $45.0 million to our liquidity. On July 5, 2013, the Company closed on its rights offering that contributed gross proceeds of approximately $5.0 million to our liquidity. The Company deployed a portion of these proceeds during the third quarter of 2013 to execute certain of the Company’s strategic initiatives including the prepayment of higher rate long-term FHLB advances and the accelerated resolution and disposition of adversely classified assets. The Company expects to continue deploying a portion of these proceeds to execute the remaining related business initiatives during 2014. For more information on our 2013 Capital Initiative, refer to “—2013 Capital Initiative and Strategic Initiatives” above.

As a result of our management of liquid assets and our ability to generate liquidity through liability funding, we believe that we maintain overall liquidity to satisfy our depositors’ requirements and to meet customers’ credit needs. We also take into account any liquidity needs generated by off-balance sheet transactions such as commitments to extend credit, commitments to purchase securities and standby letters of credit.

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We monitor and plan our liquidity position for future periods. Liquidity strategies are implemented and monitored by our Asset/Liability Committee.

Cash, cash equivalents and federal funds sold totaled $19.3 million as of December 31, 2013 compared to $46.6 million as of December 31, 2012. At December 31, 2013, cash, cash equivalents, federal funds sold and unpledged securities available for sale were $203.8 million or 19.8% of total assets, compared to $217.7 million or 20.2% of total assets at December 31, 2012.

As disclosed in the Company’s consolidated statement of cash flows, net cash provided by operating activities was $4.1 million, net cash provided by investing activities was $2.9 million and net cash used in financing activities was $34.3 million for the year ended December 31, 2013. Combined, this contributed to a $27.3 million decrease in cash and cash equivalents for the year ended December 31, 2013.

The Company maintains access to short-term funding sources as well, including federal funds lines of credit with three correspondent banks up to $40.0 million and the ability to borrow from the FHLB up to $175.7 million. The Company has no reason to believe these arrangements will not be renewed at maturity. Additional loans and securities are available that can be pledged as collateral for future borrowings from the FHLB above the current lendable collateral value.

Certificates of deposit of $100,000 or more, maturing in one year or less, totaled $51.8 million at December 31, 2013. Certificates of deposit of $100,000 or more, maturing in more than one year, totaled $59.1 million at December 31, 2013.

The following table presents the Company’s contractual obligations and scheduled payment amounts, excluding interest, due at various intervals over the next five years and beyond as of December 31, 2013:

Table 22: Contractual Obligations

	Payments Due by Period
(dollars in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	Over 5 years
Operating leases	$1,007	$282	$406	$269	$50
Federal funds purchased	—	—	—	—	—
Repurchase agreements	3,009	3,009	—	—	—
Short-term borrowings	41,940	41,940	—	—	—
Long-term borrowings	—	—	—	—	—
Trust preferred debt	10,310	—	—	—	10,310
Total	$56,266	$45,231	$406	$269	$10,360

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As of December 31, 2013, the Company was not aware of any other known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2013, the Company had no material commitments or long-term debt for capital expenditures.

Impact of Inflation and Changing Prices

The Company’s financial statements included herein have been prepared in accordance with U.S. GAAP. U.S. GAAP presently requires the Company to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. In management’s opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate because virtually all of the assets and liabilities are monetary in nature. While interest rates are greatly influenced by changes in the inflation rate, they do not necessarily change at the same rate or in the same magnitude as the inflation rate. Interest rates are highly sensitive to many factors that are beyond the control of the Company, including changes in the expected rate of inflation, the influence of general and local economic conditions and the monetary and fiscal policies of the United States government, its agencies and various other governmental regulatory authorities.

In financial institutions, unlike most manufacturing companies, virtually all of the assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on a bank’s performance than the effects of general levels of inflation. Interest rate movement is not necessarily tied to movements in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements and their effect on the Company, refer to “Note 1. Summary of Significant Accounting Policies-Recent Significant Accounting Pronouncements” to our audited financial statements beginning on page F-10.

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DESCRIPTION OF EASTERN VIRGINIA CAPITAL STOCK

As a result of the merger, holders of Virginia common stock who receive shares of Eastern Virginia common stock in the merger will become Eastern Virginia common shareholders. Your rights as Eastern Virginia common shareholders will be governed by Virginia law and Eastern Virginia’s articles of incorporation and bylaws. The following description of the material terms of Eastern Virginia’s capital stock, including the common stock to be issued in the merger, is qualified by reference to the provisions of applicable law and Eastern Virginia’s articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus is a part. You are urged to read the applicable provisions of Virginia law and Eastern Virginia’s articles of incorporation and bylaws carefully and in their entirety.

General

As of August 14, 2014, Eastern Virginia’s authorized capital stock consisted of:

•	50,000,000 shares of common stock, $2.00 par value per share, 11,868,367 of which were issued and outstanding; and
•	10,000,000 shares of preferred stock, $2.00 par value per share, of which (i) 24,000 have been designated as fixed rate cumulative perpetual preferred stock, Series A (or the Eastern Virginia Series A Preferred Stock) and (ii) 5,240,192 of which have been designated as non-voting mandatorily convertible non-cumulative preferred stock, Series B (or the Eastern Virginia Series B Preferred Stock).

Common Stock

Set forth below is a summary of the rights of the holders of Eastern Virginia common stock. As described below, the rights of holders of Eastern Virginia common stock are subject to the rights, preferences and privileges of the holders of Eastern Virginia Series A Preferred Stock and Eastern Virginia Series B Preferred Stock, and any other shares of preferred stock that Eastern Virginia may issue in the future.

Voting Rights. Holders of Eastern Virginia common stock are entitled to one vote per share on all matters submitted to a vote of Eastern Virginia common shareholders. Holders of Eastern Virginia common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the common shares of Eastern Virginia voted in the election of directors can elect all of the directors then standing for election subject to the rights of preferred stock, if and when issued.

Dividends. Subject to the preference in dividend rights of any series of preferred stock of Eastern Virginia that may be outstanding, holders of Eastern Virginia common stock are entitled to receive dividends when and as declared by the Eastern Virginia board of directors from funds legally available therefor. In addition, the ability of Eastern Virginia to pay dividends is subject to various laws and regulations, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums. Eastern Virginia will not pay any dividend with respect to Eastern Virginia common stock unless an equivalent dividend is paid to the holders of Eastern Virginia Series B Preferred Stock.

No Preemptive or Conversion Rights. Holders of Eastern Virginia common stock do not have preemptive or other subscription rights to purchase additional shares of any class of Eastern Virginia capital stock, and there are no conversion rights or redemption or sinking fund provisions with respect to the Eastern Virginia common stock.

Calls and Assessments. All of the issued and outstanding shares of Eastern Virginia common stock are fully paid and non-assessable.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Eastern Virginia, the holders of Eastern Virginia common stock (and the holders of any class or series of stock entitled to participate with Eastern Virginia common stock in the distribution of assets, including the Eastern Virginia Series B Preferred Stock) will be entitled to receive the net assets of Eastern Virginia available for distribution after payment or provision for payment of the debts and liabilities of Eastern Virginia and distributions or provision for distributions to holders of Eastern Virginia preferred stock having preference over Eastern Virginia common stock.

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Blank Check Preferred Stock

The Eastern Virginia board of directors has the authority, by adopting resolutions, to issue up to 10,000,000 shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions, without shareholder approval. Eastern Virginia’s articles of incorporation authorizes the Eastern Virginia board of directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Eastern Virginia Series A Preferred Stock

Set forth below is a summary of the rights of the holders of Eastern Virginia Series A Preferred Stock. The rights of holders of Eastern Virginia Series A Preferred Stock may be subject to any other shares of preferred stock that Eastern Virginia may issue in the future. The terms of the Eastern Virginia Series A Preferred Stock are set forth in Paragraph E of Article II of Eastern Virginia’s articles of incorporation.

General. The Eastern Virginia Series A Preferred Stock is a series of fixed rate cumulative perpetual preferred stock, consisting of 24,000 shares, par value $2.00 per share. The Eastern Virginia Series A Preferred Stock has a liquidation preference amount of $1,000 per share and has no maturity date.

Dividend Rate. Dividends on the Eastern Virginia Series A Preferred Stock are payable quarterly in arrears, if, as and when declared by the Eastern Virginia board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of 9% per annum. Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Eastern Virginia has deferred dividends on the Eastern Virginia Series A Preferred Stock since February 15, 2011. As of June 30, 2014, the Company had accumulated $4.7 million in unpaid dividends on the Eastern Virginia Series A Preferred Stock.

On August 15, 2014, Eastern Virginia paid all accumulated dividends on the Eastern Virginia Series A Preferred Stock, as well as the dividend for the dividend period ending on that date.

Each dividend is payable to holders of record as they appear on Eastern Virginia’s stock register on the applicable record date, which is the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by the Eastern Virginia board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Eastern Virginia Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Eastern Virginia Series A Preferred Stock are cumulative. If for any reason the Eastern Virginia board of directors does not declare a dividend on the Eastern Virginia Series A Preferred Stock for a particular dividend period, or if the Eastern Virginia board of directors declares less than a full dividend, Eastern Virginia will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

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Eastern Virginia is not obligated to pay holders of the Eastern Virginia Series A Preferred Stock any dividend in excess of the dividends on the Eastern Virginia Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Eastern Virginia Series A Preferred Stock.

Dividend Priority. So long as any shares of the Eastern Virginia Series A Preferred Stock remain outstanding, Eastern Virginia may not declare or pay a dividend or other distribution on the Eastern Virginia common stock or any other shares of Junior Stock (as defined below) (other than dividends payable solely in Eastern Virginia common stock) or Parity Stock (as defined below) (other than dividends paid on a pro rata basis with the Eastern Virginia Series A Preferred Stock), and Eastern Virginia generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of Eastern Virginia common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Eastern Virginia Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means Eastern Virginia common stock and any other class or series of Eastern Virginia’s stock the terms of which expressly provide that it ranks junior to the Eastern Virginia Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Eastern Virginia. Eastern Virginia currently has no outstanding class or series of stock constituting Junior Stock other than Eastern Virginia common stock and the Eastern Virginia Series B Preferred Stock.

“Parity Stock” means any class or series of our stock, other than the Eastern Virginia Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Eastern Virginia Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Eastern Virginia, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. Eastern Virginia currently has no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Eastern Virginia, holders of Eastern Virginia Series A Preferred Stock will be entitled to receive for each share of the Eastern Virginia Series A Preferred Stock, out of the assets of Eastern Virginia or proceeds available for distribution to Eastern Virginia’s shareholders, subject to any rights of Eastern Virginia’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of Eastern Virginia common stock and any other class or series of our stock ranking junior to the Eastern Virginia Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Eastern Virginia Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Eastern Virginia Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Eastern Virginia Series A Preferred Stock, the holders of the Eastern Virginia Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Eastern Virginia Series A Preferred Stock, neither a merger or consolidation of Eastern Virginia with another entity, including a merger or consolidation in which the holders of Eastern Virginia Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of Eastern Virginia’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases. The terms of the Eastern Virginia Series A Preferred Stock provide that Eastern Virginia may redeem the Eastern Virginia Series A Preferred Stock, at any time, in whole or in part, at Eastern Virginia’s option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per share of Eastern Virginia Series A Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

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To exercise the redemption right described above, Eastern Virginia must give notice of the redemption to the holders of record of the Eastern Virginia Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Eastern Virginia Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Eastern Virginia Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Eastern Virginia Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as the Eastern Virginia board of directors determines to be fair and equitable.

Shares of Eastern Virginia Series A Preferred Stock that Eastern Virginia redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock.

No Conversion Rights. Holders of the Eastern Virginia Series A Preferred Stock have no right to exchange or convert their shares into Eastern Virginia common stock or any other securities.

Voting Rights. The holders of Eastern Virginia Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Virginia law.

If Eastern Virginia does not pay dividends on the Eastern Virginia Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of Eastern Virginia will automatically increase by two and the holders of the Eastern Virginia Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at Eastern Virginia’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding shares of Eastern Virginia Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Eastern Virginia Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by Eastern Virginia in the payment of dividends on the Eastern Virginia Series A Preferred Stock. There is no limit on the number of nominations and a plurality of eligible votes would determine the election of the two new directors.

No person may be elected as a Preferred Director who would cause Eastern Virginia to violate any corporate governance requirements of any securities exchange or other trading facility on which Eastern Virginia’s securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Eastern Virginia Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Eastern Virginia Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Eastern Virginia Series A Preferred Stock voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Eastern Virginia Series A Preferred Stock are entitled to vote, any series of Parity Stock upon which voting rights similar to those of Eastern Virginia Series A Preferred Stock have been conferred and are exercisable with respect to such matter. Eastern Virginia currently has no outstanding class or series of stock constituting Parity Stock.

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In addition to any other vote or consent required by Virginia law or by Eastern Virginia’s articles of incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Eastern Virginia Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•	amend or alter Eastern Virginia’s articles of incorporation or the articles of amendment for the Eastern Virginia Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Eastern Virginia’s capital stock ranking senior to the Eastern Virginia Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Eastern Virginia;
•	amend, alter or repeal any provision of Eastern Virginia’s articles of incorporation or the articles of amendment for the Eastern Virginia Series A Preferred Stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Eastern Virginia Series A Preferred Stock; or
•	consummate a binding share exchange or reclassification involving the Eastern Virginia Series A Preferred Stock or a merger or consolidation of Eastern Virginia with another entity, unless (i) the Eastern Virginia Series A Preferred Stock remains outstanding or, in the case of a merger or consolidation in which Eastern Virginia is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Eastern Virginia Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Eastern Virginia Series A Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of Eastern Virginia’s authorized shares of preferred stock, including authorized Eastern Virginia Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to the date of the issuance of the Eastern Virginia Series A Preferred Stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Eastern Virginia Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Eastern Virginia Series A Preferred Stock and will not require the vote or consent of the holders of the Eastern Virginia Series A Preferred Stock.

To the extent holders of the Eastern Virginia Series A Preferred Stock are entitled to vote, holders of Eastern Virginia Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Eastern Virginia Series A Preferred Stock would otherwise be required, all outstanding shares of Eastern Virginia Series A Preferred Stock have been redeemed by Eastern Virginia or called for redemption upon proper notice and sufficient funds have been set aside by Eastern Virginia for the benefit of the holders of Eastern Virginia Series A Preferred Stock to effect the redemption.

Eastern Virginia Series B Preferred Stock

Set forth below is a summary of the rights of the holders of Eastern Virginia Series B Preferred Stock. The rights of holders of Eastern Virginia Series B Preferred Stock may be subject to any other shares of preferred stock that Eastern Virginia may issue in the future, and are subject to shares of Eastern Virginia Series A Preferred Stock. The terms of the Eastern Virginia Series B Preferred Stock are set forth in Paragraph F of Article II of Eastern Virginia’s articles of incorporation.

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General. The Eastern Virginia Series B Preferred Stock is a series of non-voting mandatorily convertible non-cumulative preferred stock, par value $2.00 per share. The Eastern Virginia Series B Preferred Stock has no maturity date. The Eastern Virginia articles of incorporation authorize Eastern Virginia to issue up to 5,250,000 shares of Eastern Virginia Series B Preferred Stock, of which 5,240,192 shares have been issued.

Dividends. Holders of Eastern Virginia Series B Preferred Stock are entitled to receive dividends if, as and when declared by Eastern Virginia’s board of directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Eastern Virginia common stock that such shares of Eastern Virginia Series B Preferred Stock would be convertible into upon satisfaction of the Conversion Conditions (as defined below). Eastern Virginia will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Eastern Virginia Series B Preferred Stock.

The Eastern Virginia Series B Preferred Stock ranks junior with regard to dividends to any class or series of capital stock of Eastern Virginia the terms of which expressly provide that such class or series will rank senior to the Eastern Virginia common stock or the Eastern Virginia Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Eastern Virginia (“Senior Stock”), including the Eastern Virginia Series A Preferred Stock.

Conversion Rights. Each share of Eastern Virginia Series B Preferred Stock is convertible into one share of Eastern Virginia common stock, subject to adjustment as set forth in the Eastern Virginia articles of incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Eastern Virginia board of directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of Eastern Virginia common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act, as amended (the “Securities Act”), (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of Eastern Virginia that is then entitled to vote generally in the election of directors of Eastern Virginia (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Liquidation Rights. The Eastern Virginia Series B Preferred Stock ranks, as to distribution of assets upon dissolution, liquidation or winding up of Eastern Virginia : (i) junior to the Eastern Virginia Series A Preferred Stock, and all future issuances of classes or series of Senior Stock; and (ii) equal to Eastern Virginia common stock.

Voting Rights. The holders of Eastern Virginia Series B Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Eastern Virginia articles of incorporation, Eastern Virginia must receive the approval of the holders representing a majority of the number of shares of Eastern Virginia common stock into which the Eastern Virginia Series B Preferred Stock is convertible, voting as a separate class, to (i) increase the authorized number of shares of Eastern Virginia Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Eastern Virginia Series B Preferred Stock; (iii) amend the articles of incorporation or bylaws of Eastern Virginia, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of Eastern Virginia Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Eastern Virginia articles of incorporation.

Preemptive Rights

No holder of any share of the capital stock of Eastern Virginia has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

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Indemnification and Limitation on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, the articles of incorporation of Eastern Virginia contain provisions that indemnify its directors and officers to the fullest extent permitted by Virginia law. These provisions do not limit or eliminate the rights of Eastern Virginia or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions only apply to claims against a director arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law.

In addition, Eastern Virginia’s articles of incorporation provide for the indemnification of both officers and directors for expenses and/or liabilities they incur in connection with the defense of claims asserted against them in their capacities as directors and officers. The right of indemnification extends to judgments, fines or penalties assessed against them. Eastern Virginia has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Eastern Virginia are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Eastern Virginia pursuant to the foregoing provisions, Eastern Virginia has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Virginia Anti-Takeover Statutes

Affiliated Transactions Statute. Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•	a majority of (but not fewer than two) disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation or bylaws. Eastern Virginia’s articles of incorporation and bylaws do not specifically address the Virginia statute regarding affiliated transactions; therefore, it is subject to this provision.

Control Share Acquisitions Statute. Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

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•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation or bylaws. Eastern Virginia’s bylaws provide that this statutory provision does not apply to Eastern Virginia.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Eastern Virginia shareholders and Virginia Company are governed by the Virginia Stock Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, rights of Virginia Company shareholders that receive Eastern Virginia common stock will be governed by the articles of incorporation and bylaws of Eastern Virginia. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Virginia Company’s articles of incorporation and bylaws, Eastern Virginia’s articles of incorporation and bylaws and Virginia law.

Authorized Capital Stock
Eastern Virginia	Virginia Company
50,000,000 shares of common stock, $2.00 par value per share and 10,000,000 shares of preferred stock, $2.00 par value per share.	5,000,000 shares of common stock, $5.00 par value per share and 2,000,000 shares of preferred stock, $5.00 par value per share.
Preemptive Rights
Eastern Virginia	Virginia Company
The articles of incorporation of Eastern Virginia provide that shareholders do not have preemptive or other preferential rights to purchase or subscribe to any shares of any class of stock of Eastern Virginia, any warrants, rights or options to purchase any such stock, or any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.	The articles of incorporation of Virginia Company provide that shareholders do not have preemptive or preferential rights to purchase or acquire any shares of any class of capital stock of Virginia Company, any options, warrants or rights to subscribe for, purchase or acquire any of such shares, or any securities or obligations convertible into, or exchangeable for, any such shares or warrants, rights or options to purchase any such shares.

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Size of Board of Directors
Eastern Virginia	Virginia Company
The bylaws of Eastern Virginia provide that the board of directors shall consist of no less than 10 nor more than 17 directors, with the exact size set by the Eastern Virginia board of directors. The Eastern Virginia board of directors currently consists of 13 individuals, subject to increase by one director if Castle Creek exercises its right to maintain one representative on the Eastern Virginia board of directors.	The bylaws of Virginia Company provide that the board of directors shall consist of no less than 7 and no more than 21 directors. The exact size of the board is set by the Virginia Company board of directors. The Virginia Company board of directors currently consists of 14 directors.
Voting for Directors
Eastern Virginia	Virginia Company
Directors of Eastern Virginia are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Eastern Virginia shareholders are not allowed to cumulate their votes in the election of directors.	Directors of Virginia Company are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Virginia Company shareholders are not allowed to cumulate their votes in the election of directors.
Classes of Directors
Eastern Virginia	Virginia Company
Eastern Virginia has only one class of directors.	The Virginia Company board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three year terms. Following his or her election each director of Virginia Company serves as a director until the third successive annual meeting.
Qualifications of Directors
Eastern Virginia	Virginia Company
Eastern Virginia’s bylaws state that no individual who is 75 years of age or older and was not a director of Eastern Virginia on March 15, 2007 is eligible for election to the Eastern Virginia board of directors. Eastern Virginia’s bylaws do not require that a person own shares of stock in Eastern Virginia to be qualified as a director.	Virginia Company’s bylaws set forth no age requirements for directors. Each director of Virginia Company must be the sole owner of shares of Virginia Company stock with a book value of not less than $5,000, calculated as of the last business day of the calendar year immediately preceding the election of the director. Any director who is reelected to the Virginia Company board of directors is not required to increase the amount of Virginia Company stock he or she holds.
Filling Vacancies on the Board
Eastern Virginia	Virginia Company
Except with respect to any rights of holders of shares of Eastern Virginia’s preferred stock to elect directors, a vacancy on the Eastern Virginia board of directors, including a vacancy due to an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Eastern Virginia board of directors.	A vacancy on the Virginia Company board of directors may be filled by the affirmative vote of the majority of the remaining directors then in office, even if less than a quorum of the Virginia Company board of directors.

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Removal of Directors
Eastern Virginia	Virginia Company
Under Virginia law the common shareholders of Eastern Virginia, at a special meeting called for such purpose, may remove any member of the board of directors elected by the common shareholders of Eastern Virginia with or without cause.	Under the Virginia Company articles of incorporation directors may be removed only for cause if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.
Notice of Shareholder Proposals and Director Nominations
Eastern Virginia	Virginia Company

Eastern Virginia’s bylaws provide that a shareholder may nominate a person for election to the Eastern Virginia board of directors at an annual meeting of shareholders by delivering notice of such nomination to Eastern Virginia not later than the 120th day nor earlier than the 180th day prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is more than 30 days before or after such anniversary, then not earlier than the 180th day prior to such annual meeting and not later than the 120th day prior to such annual meeting or the 10th day following the public announcement of the annual meeting date). Such notice must set forth all information that would be required by the SEC’s proxy rules about each proposed nominee, such nominee’s consent to serve as director if elected, and certain information about the beneficial ownership of the nominating shareholder.

If Eastern Virginia holds a special meeting of shareholders at which directors are to be elected, Eastern Virginia’s bylaws provide that a shareholder may nominate a person for election to the Eastern Virginia board by delivering notice to Eastern Virginia that satisfies requirements set forth in the Eastern Virginia bylaws that are substantially similar to the requirements described above.

Eastern Virginia’s bylaws also provide that a shareholder may propose business to be considered by shareholders at an annual meeting of shareholders, subject to the same notice requirements as apply to shareholder nomination of directors for election at an annual meeting; provided that the proposing shareholder must also include in the shareholder’s notice a brief description of the business to be brought before the meeting (including the text of the proposal or resolution to be approved), the reasons for conducting such business, and any material interest in such business of the proposing shareholder.

Virginia Company’s bylaws provide that a shareholder may nominate a person for election to the Virginia Company board of directors by delivering notice of such nomination to the Secretary of Virginia Company not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then not earlier than the 90th day prior to such annual meeting and not later than the later of 60 days prior to the annual meeting or the 10th day following the public announcement of the annual meeting date). Such notice must set forth all information that would be required by the SEC’s proxy rules about each proposed nominee, such nominee’s consent to serve as director if elected, and certain information about the beneficial ownership of the nominating shareholder.

Virginia Company’s bylaws also provide that a shareholder may propose business to be considered by shareholders at an annual meeting of shareholders, subject to the same notice requirements as apply to shareholder nomination of directors; provided that the proposing shareholder must also include in the shareholder’s notice a brief description of the business to be brought before the meeting, the reasons for conducting such business, and any material interest in such business of the proposing shareholder.

Anti-Takeover Provisions – Business Combinations

Virginia law contains provisions regulating “affiliated transactions.” In general, this law prohibits a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding shares, referred to herein as an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless certain conditions are satisfied. A Virginia corporation may include in its articles of incorporation initially filed with the State Corporation Commission of the Commonwealth of Virginia a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions statute.

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Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute.

Eastern Virginia	Virginia Company

Eastern Virginia’s articles of incorporation and bylaws are silent with respect to the affiliated transactions statute. Therefore, such statute applies to affiliated transactions between Eastern Virginia and an interested shareholder.

As permitted by Virginia law, Eastern Virginia’s bylaws include a provision opting out of the control share acquisition statute.

Virginia Company’s articles of incorporation and bylaws are silent with respect to the affiliated transactions statute and the control share acquisition statute. Therefore, such statutes apply to affiliated transactions between Virginia Company and an interested shareholder and certain other acquisitions of Virginia Company’s common stock, respectively.

Shareholder Action Without a Meeting

Unless otherwise set forth in the corporation’s articles of incorporation, Virginia law provides that action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitled to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation.

Eastern Virginia	Virginia Company
Eastern Virginia’s articles of incorporation do not modify the rights of shareholders to act by written consent without a meeting.	Virginia Company’s articles of incorporation provide that, for so long as Virginia Company’s common stock is not listed on a national securities exchange or regularly traded in a market maintained by one or more members of a national or affiliated securities association, or is not registered under Section 12 of the Exchange Act, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting by written consent, and without prior notice, if the action is taken by shareholders who would be entitled to vote at a meeting of shareholders shares necessary to authorize or take the action at a meeting (assuming that all shareholders entitled to vote thereon were present and voted).
Calling Annual Meetings of Shareholders
Eastern Virginia	Virginia Company
The regular annual meeting of shareholders for the election of directors and transaction of such other business as may come before the meeting shall be held each year on a date in March, April or May of each year on a date determined by the Eastern Virginia board of directors, or on such other date as determined by the board of directors.	The regular annual meeting of shareholders for the election of directors and transaction of such other business as may come before the meeting shall be held each year on such date as may be fixed by the Virginia Company board of directors.

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Special Meetings of Shareholders
Eastern Virginia	Virginia Company
Eastern Virginia’s bylaws provide that a special meeting of shareholders may be called for any purposes at any time only by the President, the Chairman or the Vice Chairman of the board of directors, or by a majority of the directors then in office. No business shall be transacted at a special meeting of shareholders other than the business stated in the notice of the special meeting.	Virginia Company’s bylaws provide that a special meeting of shareholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the directors then in office. No business shall be transacted at a special meeting of shareholders other than the business stated in the notice of the special meeting.
Notice of Meetings
Eastern Virginia	Virginia Company
Notice of any annual or special meeting of Eastern Virginia shareholders shall be given to each shareholder of record entitled to vote at such meeting not less than ten nor more than 60 days before the date of such meeting, except as different notice periods may be required by law.	Notice of any annual or special meeting of Virginia Company shareholders shall be mailed to each shareholder of record entitled to vote at such meeting not fewer than ten nor more than 60 days before the date of such meeting, except as different notice periods may be required by law.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or a company’s articles of incorporation or bylaws.

Eastern Virginia	Virginia Company

Eastern Virginia’s articles of incorporation provide that an amendment to the articles must be approved by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on the amendment, provided that if the amendment was not approved by at least two-thirds of Eastern Virginia’s directors, holders of more than two-thirds of the issues and outstanding shares of Eastern Virginia vote in favor of such amendment.

Eastern Virginia’s articles of incorporation apply the increased voting thresholds for amending the articles of incorporation to mergers and share exchanges to which Eastern Virginia is a party, and to any direct or indirect sale, lease, exchange or other disposition of all or substantially all o f Eastern Virginia’s property, otherwise than in the usual and regular course of business.

Virginia Company’s articles of incorporation provide that an amendment (or restatement) to the articles of incorporation, a merger, statutory share exchange, sale or other disposition of all or substantially all of Virginia Company’s assets otherwise than in the ordinary course must be approved by a majority of the votes entitled to be cast on the matter.

However, if any such corporate action is not approved by two thirds of the Virginia Company board of directors, the proposed corporate action must be approved by the vote of 80% or more of all the votes entitled to be cast on such matter by each voting group entitled to vote on the corporate action.

Amendment of Bylaws
Eastern Virginia	Virginia Company
Eastern Virginia’s bylaws may be amended or altered by the Eastern Virginia board of directors, except that the shareholders entitled to vote in respect of the election of directors have the power to rescind, alter, amend or repeal any bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the Eastern Virginia board of directors.	Virginia Company’s bylaws may be amended or altered by the affirmative vote of a majority of the number of directors fixed in accordance with the bylaws, except that the shareholders entitled to vote in respect of the election of directors have the power to rescind, amend, alter or repeal any bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the Virginia Company board of directors.

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Appraisal Rights
Eastern Virginia	Virginia Company

Under Virginia law, shareholders of a Virginia corporation are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock (i) is traded in an organized market and (ii) has 2,000 or more shareholders and an aggregate market value of $20 million or more, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares.

Appraisal rights will not be available to the shareholders of Eastern Virginia in connection with the proposed merger of Virginia Company into EVB because Eastern Virginia is not a party to that merger.

Under Virginia law, shareholders of a state chartered bank are not entitled to appraisal rights that are available to shareholders of other Virginia corporations in the event of a merger between Virginia banks. Accordingly, appraisal rights will not be available to shareholders of Virginia Company in connection with the proposed merger of Virginia Company into EVB.

Otherwise, under Virginia law shareholders of a Virginia state chartered bank are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: , transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares.

Dividends
Eastern Virginia	Virginia Company
A Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

As a Virginia corporation Virginia Company is subject to the same dividend restrictions as other Virginia corporations including Eastern Virginia.

In addition, a Virginia bank generally may pay dividends out of the net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank. Except as otherwise approved by Virginia banking regulators, before paying a dividend any deficit in capital funds originally paid in to the Virginia bank shall have been restored by earnings to their initial level, and no dividend may be declared or paid by a Virginia bank that would impair the paid-in capital of the bank.

Discharge of Duties; Exculpation and Indemnification

Virginia law requires that a director of a Virginia corporation discharge duties as a director in accordance with his or her good faith business judgment of the best interests of the corporation. Virginia law permits a Virginia corporation to indemnify directors and officers against liability incurred in a proceeding if he conducted himself in good faith and believed that, with regard to conduct in his official capacity, the conduct was in the corporation’s best interest and, with regard to all other conduct, that the conduct was not opposed to the corporation’s best interests.

202

Eastern Virginia	Virginia Company
Eastern Virginia’s articles of incorporation provide that, to the full extent permitted by Virginia law, a director or officer of Eastern Virginia shall not be liable to Eastern Virginia or its shareholders for monetary damages. Eastern Virginia’s articles of incorporation provide that, to the fullest extent permitted by the Virginia law, Eastern Virginia shall indemnify a director or officer who is a party to any proceeding because he or she was a director or officer of Eastern Virginia against liability incurred in the proceeding.	Virginia Company’s articles of incorporation provide that, a director or officer of Virginia Company shall not be liable to Virginia Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Virginia Company’s articles of incorporation provide that Virginia Company shall indemnify a director or officer of Virginia Company who is a party to any proceeding because he or she was a director or officer of Virginia Company (or because he or she was serving at the request of Virginia Company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of criminal law.

203

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EASTERN VIRGINIA

The following table sets forth certain information as of [______], 2014 concerning the number and percentage of shares of Eastern Virginia common stock and of Eastern Virginia’s Series B Preferred Stock beneficially owned by each of Eastern Virginia’s directors and named executive officers, and by Eastern Virginia’s directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

The following table also includes the pro forma beneficial ownership of Eastern Virginia common stock of each of Eastern Virginia’s current directors and named executive officers, and by Eastern Virginia’s current directors and executive officers as a group, assuming the consummation of the merger and assuming that each holder of Virginia Company common stock receives cash consideration for his or her shares of Virginia Company common stock. Eastern Virginia cautions that the exact beneficial ownership percentage of shares of Eastern Virginia common stock will not be known until after the consummation of the merger and the completion of the election process.

	Common Stock		Series B Preferred Stock		Common Stock Pro Forma
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Amount and Nature of Beneficial Ownership	Percent of Class(19)	Amount and Nature of Beneficial Ownership(1)	Percent of Class(20)
Directors:			—
W. Rand Cook (3)	18,816	*	—	*	18,816	*
W. Gerald Cox (4)	19,513	*	—	*	19,513	*
Michael E. Fiore, P.E.	11,001	*	—	*	11,001	*
F.L. Garrett (5)	32,062	*	—	*	32,062	*
Boris Gutin (6)	1,062,125	8.95%	1,191,522	22.74%	1,062,125	8.21%
Ira C. Harris, Ph.D., CPA (7)	9,354	*	—	*	9,354	*
Eric A. Johnson (8)	35,798	*	—	*	35,798	*
W. Leslie Kilduff, Jr.	19,855	*	—	*	19,855	*
William L. Lewis (9)	21,011	*	—	*	21,011	*
Charles R. Revere (10)	33,880	*	—	*	33,880	*
Joe A. Shearin (11)	59,091	*	—	*	59,091	*
Leslie E. Taylor, CPA (12)	10,345	*	—	*	10,345	*
Jay T. Thompson, III	68,376	*	—	*	68,376	*
Non-Director Named Executive Officers:
Joseph H. James, Jr. (14)	26,308	*	—	*	26,308	*
J. Adam Sothen (15)	9,923	*	—	*	9,923	*
James S. Thomas (16)	20,514	*	—	*	20,514	*
Ann-Cabell Williams (17)	8,448	*	—	*	8,448	*
All directors and executive officers as a group (19 persons) (18)	1,478,420	12.43%	1,191,522	22.74%	1,478,420	11.41%

*	Percentage of ownership is less than 1.0% of the class of stock.

204

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 11,868,367 shares of common stock issued and outstanding on [______], 2014.
(3)	Includes (i) 17,050 shares of common stock jointly owned by Mr. Cook and his wife and (ii) 267 shares of common stock held in an IRA for the benefit of Mr. Cook.
(4)	Includes (i) 2,993 shares of common stock held in an IRA for the benefit of Mr. Cox, (ii) 3,316 shares of common stock held in an IRA for the benefit of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership, (iii) 1,533 shares of common stock registered in the name of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership and (iv) 444 shares of common stock owned jointly by Mr. Cox’s wife and daughter, for which Mr. Cox disclaims beneficial ownership.
(5)	Includes (i) 2,810 shares of common stock held in an IRA for the benefit of Mr. Garrett, (ii) 100 shares of common stock owned jointly by Mr. Garrett and his wife and (iii) 10,604 shares of common stock registered in the name of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership.
(6)	Includes 1,061,225 shares of common stock held by GCP, an affiliate of GCP Capital of which Mr. Gutin serves as a managing director. Also includes 1,191,522 shares of Eastern Virginia Series B Preferred Stock held by GCP. Shares of the Eastern Virginia Series B Preferred Stock are convertible into shares of common stock in connection with certain transfers of such shares of Eastern Virginia Series B Preferred Stock or if Eastern Virginia’s board of directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Eastern Virginia Series B Preferred Stock. GCP does not currently have the right to acquire such shares of common stock and does not have voting or investment power over such common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve.
(7)	Includes 431 shares of common stock owned jointly by Mr. Harris and his wife.
(8)	Includes 15,243 shares of common stock held in an IRA for the benefit of Mr. Johnson.
(9)	Includes (i) 1,400 shares of common stock held in an IRA for the benefit of Mr. Lewis and (ii) 519 shares of common stock registered in the name of William Carrington Lewis Trust, of which Mr. Lewis is Trustee.
(10)	Includes 11,638 shares of common stock held in the Elizabeth C. Revere Trust for the benefit of Charles R. Revere, of which Mr. Revere is Trustee.
(11)	Includes (i) 13,587 shares of common stock which Mr. Shearin has the right to acquire through the exercise of stock options, (ii) 5,378 shares of common stock held in an IRA for the benefit of Mr. Shearin, (iii) 24,800 shares of restricted stock and (iv) 35 shares of common stock owned jointly by Mr. Shearin and his son.
(12)	Includes 1,093 shares of common stock owned jointly by Mr. Taylor and his wife.
(13)	Includes 1,141 shares of common stock registered in the name of Mr. Thompson’s wife, for which Mr. Thompson disclaims beneficial ownership.
(14)	Includes (i) 8,500 shares of common stock which Mr. James has the right to acquire through the exercise of stock options and (ii) 11,400 shares of restricted stock.
(15)	Includes 9,000 shares of restricted stock.
(16)	Includes (i) 7,000 shares of common stock which Mr. Thomas has the right to acquire through the exercise of stock options and (ii) 9,300 shares of restricted stock.
(17)	Includes 7,000 shares of restricted stock.
(18)	Includes shares of restricted stock held by Executive Vice President and Chief Risk Officer, Douglas R. Taylor, and Executive Vice President and Director of Commercial Banking, Bruce T. Brockwell.
(19)	Based on 5,240,192 shares of Eastern Virginia Series B Preferred Stock issued and outstanding on April 2, 2014.
(20)	Calculated assuming 12,929,426 shares of Eastern Virginia common stock will be issued and outstanding on the date the merger is completed, which assumes that holders of Virginia Company common stock receive 25% of the merger consideration in cash and Eastern Virginia issues 1,067,059 shares of Eastern Virginia common stock to comprise the remaining 75% of the merger consideration.
205

The following table sets forth certain information as of [______], 2014 concerning the number and percentage of shares of Eastern Virginia common stock owned by persons known to Eastern Virginia who own or may be deemed to own more than 5% of Eastern Virginia common stock. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

The following table also includes the pro forma beneficial ownership of Eastern Virginia common stock of persons known to Eastern Virginia who own or may be deemed to own more than 5% of Eastern Virginia common stock, assuming the consummation of the merger and assuming that each holder of Virginia Company common stock receives cash consideration for its shares of Virginia Company common stock. Eastern Virginia cautions that the exact beneficial ownership percentage of shares of Eastern Virginia common stock will not be known until after the consummation of the merger and the completion of the election process.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)	Pro Forma Amount and Nature of Beneficial Ownership		Pro Forma Percent of Class (5)
Wellington Management Company, LLP (2) 280 Congress Street Boston, Massachusetts 02210	1,012,971	8.54%	1,012,971	(2)	7.83%
Castle Creek Capital Partners IV, LP (3) 6051 El Tordo Rancho Santa Fe, CA 92067	1,061,225	8.95%	1,061,225	(3)	8.21%
GCP III EVB LLC (4) 600 Lexington Ave., 31st Floor New York, NY 10022	1,061,225	8.95%	1,061,225	(4)	8.21%

(1)	Based on 11,868,367 shares of Eastern Virginia common stock issued and outstanding on [______], 2014.
(2)	Based on Amendment No. 6 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2014. Wellington, in its capacity as investment advisor, may be deemed to share power to vote 1,012,971 shares of Eastern Virginia common stock and may be deemed to share power to dispose of 1,012,971 shares of Eastern Virginia common stock.
(3)	Based on Amendment No. 1 to the Schedule 13D filed by Castle Creek Capital Partners IV, LP (“Castle Creek”), Castle Creek Capital IV LLC, and John M. Eggemeyer III on February 3, 2014. Castle Creek also owns 4,048,670 shares of Eastern Virginia Series B Preferred Stock, which is convertible into shares of Eastern Virginia common stock in connection with certain transfers of such shares of Eastern Virginia Series B Preferred Stock or if Eastern Virginia’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Eastern Virginia Series B Preferred Stock. Castle Creek does not currently have the right to acquire such Eastern Virginia common stock and does not have voting or investment power over such Eastern Virginia common stock. Castle Creek and its affiliates are subject to a passivity agreement with the Federal Reserve, which is filed as an exhibit to the Schedule 13D.
(4)	GCP III EVB LLC (“GCP”), an affiliate of GCP Capital and of which Mr. Boris Gutin, a director of the Company, serves as a managing director, also owns 1,191,522 shares of Eastern Virginia Series B Preferred Stock, which is convertible into shares of Eastern Virginia common stock in connection with certain transfers of such shares of Eastern Virginia Series B Preferred Stock or if Eastern Virginia’s board of directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Eastern Virginia Series B Preferred Stock. GCP does not currently have the right to acquire such shares of Eastern Virginia common stock and does not have voting or investment power over such Eastern Virginia common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Federal Reserve.
(5)	Calculated assuming 12,929,426 shares of Eastern Virginia common stock will be issued and outstanding on the date the merger is completed, which assumes that holders of Virginia Company common stock receive 25% of the merger consideration in cash and Eastern Virginia issues 1,067,059 shares of Eastern Virginia common stock to comprise the remaining 75% of the merger consideration.
206

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIRGINIA COMPANY

The following table provides, as of August 12, 2014, certain information with respect to the beneficial ownership of Virginia Company’s common stock for (i) each executive officer, (ii) the directors of Virginia Company and (iii) all directors and executive officers of Virginia Company as a group. As of August 12, 2014, to Virginia Company’s knowledge, no person beneficially owned more than 5%, except as listed in the below table, of the outstanding shares of Virginia Company’s common stock.

Name	Number of Shares Beneficially Owned (1)	Percent of Class
John F. Biagas (2)	54,000	3.51%
Donald W. Davis (2)	33,000	2.14%
Jack L. Ezzell, Jr. (2)	18,000	1.17%
Manfred C. Freeman, Jr. (2)(3)	79,054	5.13%
L. Alvin Garrison, Jr (3)	5,000	*
Mark C. Hanna (4)	32,824	2.10%
Joseph D. Harrow	7,000	*
Claude A. S. (Chip) Hornsby (2)(3)	23,000	1.49%
Raymond L. Howell, Jr. (2)	32,550	2.11%
Allen R. Jones, Jr. (2)	13,000	*
Michael R. McAllister (4)	11,000	*
D. Wayne Moore (2)(3)	12,500	*
Conway H. Sheild, III (2)	42,500	2.76%
Susan B. Tarley	1,922	*
Charles W. Wornom (2)(3)	19,975	1.30%

All directors and executive officers
as a group (15 persons)	385,325	24.06%

*	Represents less than 1% of Virginia Company’s outstanding common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Includes 3,000 shares which may be acquired pursuant to the exercise of non-statutory stock options granted by Virginia Company to the individual as an organizer of Virginia Company. The organizer options were approved by shareholders at the 2006 special meeting of shareholders.
(3)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Freeman, 73,054 shares; Mr. Garrison, 2,500 shares; Mr. Hornsby, 7,000 shares; Mr. Moore, 3,500 shares; and Mr. Wornom, 8,720.
(4)	Includes shares which may be acquired pursuant to the exercise of non-statutory stock options for 25,000 and 10,000 shares for Mr. Hanna and Mr. McAllister, respectively. Includes 3,333 restricted shares for Mr. Hanna.

207

INDEPENDENT AUDITORS

The consolidated financial statements of Eastern Virginia and its wholly-owned subsidiary, EVB, as of December 31, 2013 and December 31, 2012, and for the years ended December 31, 2013, 2012 and 2011, included with this proxy statement/prospectus, have been so included in reliance on the report of Yount, Hyde & Barbour, P.C., independent registered public accounting firm, included herein on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Troutman Sanders LLP and Williams Mullen will opine as to the qualification of the merger as a merger and the tax treatment of the consideration paid in connection with the merger under the Code. Troutman Sanders LLP will opine as to the legality of the common stock of Eastern Virginia offered by this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Eastern Virginia filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Eastern Virginia common stock to be issued to Virginia Company shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Eastern Virginia and its common stock. The rules and regulations of the SEC allow Eastern Virginia to omit certain information included in the registration statement from this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement and is a prospectus of Eastern Virginia in addition to being Virginia Company’s proxy statement/prospectus for its special meeting of shareholders.

Eastern Virginia (File No. 0-23565) files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Eastern Virginia, that file electronically with the SEC. The address of that site is http://www.sec.gov. Eastern Virginia also posts its SEC filings on its web site; the address of that site is www.evb.org. Information contained on the Eastern Virginia website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained in its website as part of this proxy statement/prospectus.

You can obtain additional copies of the documents filed by Eastern Virginia with the SEC by directing a written or oral request to:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

Telephone: 804-443-8449

Attn: Patricia H. Gallagher, Corporate Secretary

Additional information about Virginia Company may be obtained by contacting Mark C. Hanna, President and Chief Executive Officer, or Michael R. McAllister, Executive Vice President, Chief Financial Officer and Chief Operating Officer, at Virginia Company Bank, 11801 Merchants Walk, Newport News, VA 23606. In addition, financial information about Virginia Company is available in the financial reports that Virginia Company files with regulators on a quarterly basis. This information is available through the Internet site maintained by the Federal Financial Institutions Examination Council at http://www.ffiec.gov. The information on, or that can be accessed through, the Federal Financial Institutions Examination Council’s website is not part of, and is not incorporated into, this proxy statement/prospectus. If you would like to request any documents or information, please do so by [______], 2014 for the Virginia Company special meeting, in order to receive them or it before the shareholder meeting.

208

Neither Eastern Virginia nor Virginia Company has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about Eastern Virginia has been supplied by Eastern Virginia and information about Virginia Company has been supplied by Virginia Company. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this proxy statement/prospectus and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Eastern Virginia and Virginia Company, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Eastern Virginia and Virginia Company rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of Eastern Virginia, Virginia Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Eastern Virginia or Virginia Company. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

209

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Eastern Virginia Bankshares, Inc.

Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of Eastern Virginia Bankshares, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastern Virginia Bankshares, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Eastern Virginia Bankshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992, and our report dated March 31, 2014 expressed an unqualified opinion on the effectiveness of Eastern Virginia Bankshares, Inc. and subsidiaries’ internal control over financial reporting.

Winchester, Virginia

March 31, 2014

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Eastern Virginia Bankshares, Inc.

Tappahannock, Virginia

We have audited Eastern Virginia Bankshares, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013 of Eastern Virginia Bankshares, Inc. and subsidiaries, and our report dated March 31, 2014 expressed an unqualified opinion.

Winchester, Virginia

March 31, 2014

F-3

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012

(dollars in thousands, except share and per share amounts)

	2013	2012
Assets:
Cash and due from banks	$13,944	$16,687
Interest bearing deposits with banks	5,402	29,837
Federal funds sold	—	75
Securities available for sale, at fair value	234,935	276,913
Securities held to maturity, at carrying value (fair value of $34,521 and $0, respectively)	35,495	—
Restricted securities, at cost	5,549	9,251
Loans, net of allowance for loan losses of $14,767 and $20,338, respectively	642,430	664,330
Deferred income taxes, net	18,937	10,687
Bank premises and equipment, net	21,446	21,656
Accrued interest receivable	3,893	4,223
Other real estate owned, net of valuation allowance of $254 and $811, respectively	800	4,747
Goodwill	15,970	15,970
Bank owned life insurance	21,158	10,678
Other assets	7,115	10,499
Total assets	$1,027,074	$1,075,553
Liabilities and Shareholders' Equity:
Liabilities
Noninterest-bearing demand accounts	$126,861	$116,717
Interest-bearing deposits	707,601	721,656
Total deposits	834,462	838,373
Federal funds purchased and repurchase agreements	3,009	2,942
Short-term borrowings	41,940	—
Long-term borrowings	—	117,500
Trust preferred debt	10,310	10,310
Accrued interest payable	1,324	1,673
Other liabilities	3,080	5,044
Total liabilities	894,125	975,842
Shareholders' Equity
Preferred stock, $2 par value per share, authorized 10,000,000 shares, issued and outstanding:
Series A; $1,000 stated value per share, 24,000 shares fixed rate cumulative perpetual preferred	24,000	24,000
Series B; 5,240,192 shares non-voting mandatorily convertible non-cumulative preferred	10,480	—
Common stock, $2 par value per share, authorized 50,000,000 shares, issued and outstanding 11,862,367 and 6,069,551 including 73,500 and 39,400 nonvested shares in 2013 and 2012, respectively	23,578	12,060
Surplus	42,697	19,521
Retained earnings	39,581	42,517
Warrant	1,481	1,481
Discount on preferred stock	—	(304)
Accumulated other comprehensive (loss) income, net	(8,868)	436
Total shareholders' equity	132,949	99,711
Total liabilities and shareholders' equity	$1,027,074	$1,075,553

The accompanying notes are an integral part of the consolidated financial statements.

F-4

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2013, 2012 and 2011

(dollars in thousands, except per share amounts)

	2013	2012	2011
Interest and Dividend Income
Interest and fees on loans	$35,487	$39,561	$42,984
Interest on investments:
Taxable interest income	5,443	4,656	5,107
Tax exempt interest income	666	465	1,147
Dividends	323	333	246
Interest on deposits with banks	105	56	54
Total interest and dividend income	42,024	45,071	49,538
Interest Expense
Deposits	4,676	6,399	9,515
Federal funds purchased and repurchase agreements	21	32	35
Short-term borrowings	38	1	8
Long-term borrowings	2,958	4,775	4,761
Trust preferred debt	352	361	332
Total interest expense	8,045	11,568	14,651
Net interest income	33,979	33,503	34,887
Provision for Loan Losses	1,850	5,658	8,800
Net interest income after provision for loan losses	32,129	27,845	26,087
Noninterest Income
Service charges and fees on deposit accounts	3,286	3,239	3,443
Debit/credit card fees	1,469	1,557	1,452
Gain on sale of available for sale securities, net	1,507	3,875	3,186
Gain (loss) on sale of bank premises and equipment	249	(1)	258
Gain on sale of loans	—	197	—
Other operating income	1,237	1,031	1,179
Total noninterest income	7,748	9,898	9,518
Noninterest Expenses
Salaries and employee benefits	17,156	15,770	14,978
Occupancy and equipment expenses	5,226	5,165	5,209
Telephone	1,142	945	1,173
FDIC expense	1,765	2,329	2,696
Consultant fees	1,051	754	954
Collection, repossession and other real estate owned	540	1,115	1,697
Marketing and advertising	787	804	726
Loss on sale of other real estate owned	775	227	787
Impairment losses on other real estate owned	585	1,723	1,386
Loss on extinguishment of debt	11,453	—	—
Other operating expenses	4,421	4,514	4,433
Total noninterest expenses	44,901	33,346	34,039
Income (loss) before income taxes	(5,024)	4,397	1,566
Income Tax Expense (Benefit)	(2,392)	945	(211)
Net Income (Loss)	$(2,632)	$3,452	$1,777
Effective dividend on Series A Preferred Stock	1,504	1,500	1,496
Net income (loss) available to common shareholders	$(4,136)	$1,952	$281
Income (loss) per common share: basic and diluted	$(0.45)	$0.32	$0.05

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2013, 2012 and 2011

(dollars in thousands)

	2013	2012	2011
Net income (loss)	$(2,632)	$3,452	$1,777
Other comprehensive income (loss), net of tax:
Unrealized securities (losses) gains arising during period (net of tax, $4,473, $1,537 and $2,967, respectively)	(8,685)	2,987	5,759
Unrealized losses on securities transferred from available for sale to held to maturity (net of tax, $338, $0 and $0, respectively)	(656)	—	—
Amortization of unrealized losses on securities transferred from available for sale to held to maturity (net of tax, $8, $0 and $0, respectively)	16	—	—
Less: reclassification adjustment for securities gains included in net income (loss) (net of tax, $512, $1,317 and $1,083, respectively)	(995)	(2,558)	(2,103)
Change in unfunded pension liability (net of tax, $523, $307 and $1,000, respectively)	1,016	594	(1,940)
Other comprehensive income (loss)	(9,304)	1,023	1,716
Comprehensive income (loss)	$(11,936)	$4,475	$3,493

The accompanying notes are an integral part of the consolidated financial statements.

F-6

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2013, 2012 and 2011

(dollars in thousands)

	Common Stock	Preferred Stock Series A(1)	Preferred Stock Series B	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
Balance, December 31, 2010	$11,954	$24,581	$—	$19,302	$37,884	$(2,303)	$91,418
Net income					1,777		1,777
Other comprehensive income						1,716	1,716
Preferred stock discount		296			(296)		—
Stock based compensation				110			110
Director stock grant	13			9			22
Restricted common stock vested	3			(3)			—
Issuance of common stock under dividend reinvestment and employee stock plans	52	—	—	28	—	—	80
Balance, December 31, 2011	$12,022	$24,877	$—	$19,446	$39,365	$(587)	$95,123
Net income					3,452		3,452
Other comprehensive income						1,023	1,023
Preferred stock discount		300			(300)		—
Stock based compensation				53			53
Director stock grant	12			11			23
Restricted common stock vested	3			(3)			—
Issuance of common stock under dividend reinvestment and employee stock plans	23	—	—	14	—	—	37
Balance, December 31, 2012	$12,060	$25,177	$—	$19,521	$42,517	$436	$99,711
Net (loss)					(2,632)		(2,632)
Other comprehensive (loss)						(9,304)	(9,304)
Preferred stock discount		304			(304)		—
Stock based compensation				32			32
Director stock grant	12			20			32
Restricted common stock vested	8			(8)			—
Issuance of common stock in private placements and rights offering	11,498			12,052			23,550
Issuance of preferred stock in private placements	—	—	10,480	11,080	—	—	21,560
Balance, December 31, 2013	$23,578	$25,481	$10,480	$42,697	$39,581	$(8,868)	$132,949

(1)	For the purposes of this table, Preferred Stock Series A includes the effect of the warrant issued in connection with the sale of the Series A Preferred Stock and the discount on such preferred stock.

The accompanying notes are an integral part of the consolidated financial statements.

F-7

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

(dollars in thousands)

	2013	2012	2011
Operating Activities:
Net income (loss)	$(2,632)	$3,452	$1,777
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	1,850	5,658	8,800
Depreciation and amortization	2,124	2,092	2,326
Stock based compensation	32	53	110
Net amortization of premiums and accretion of discounts on investment securities, net	4,087	4,920	2,415
(Gain) realized on securities available for sale transactions, net	(1,507)	(3,875)	(3,186)
(Gain) on sale of loans	—	(197)	—
(Gain) loss on sale of bank premises and equipment	(249)	1	(258)
Loss on sale of other real estate owned	775	227	787
Impairment losses on other real estate owned	585	1,723	1,386
Loss on LLC investments	121	165	119
Deferred income taxes	(3,457)	945	(444)
Net change in:
Accrued interest receivable	330	(462)	520
Other assets	2,783	846	3,018
Accrued interest payable	(349)	190	32
Other liabilities	(425)	1,280	(1,317)
Net cash provided by operating activities	4,068	17,018	16,085
Investing Activities:
Purchase of securities available for sale	(78,661)	(299,001)	(179,462)
Purchase of securities held to maturity	(1,069)	—	—
Purchase of restricted securities	(3,572)	(325)	(331)
Purchases of bank premises and equipment	(1,961)	(3,698)	(1,666)
Purchases of bank owned life insurance	(10,000)	—	—
Improvements to other real estate owned	—	—	(346)
Net change in loans	18,129	32,559	26,078
Proceeds from:
Maturities, calls, and paydowns of securities available for sale	26,322	52,976	48,939
Sales of securities available for sale	41,675	205,537	146,134
Sale of restricted securities	7,274	836	913
Sale of loans	—	3,046	—
Sale of bank premises and equipment	296	3	301
Sale of other real estate owned	4,508	5,661	6,644
Net cash provided by (used in) investing activities	2,941	(2,406)	47,204
Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	32,416	37,874	5,032
Time deposits	(36,327)	(29,452)	(43,227)
Federal funds purchased and repurchase agreements	67	(1,061)	1,539
Short-term borrowings	41,940	—	(25,000)
Long-term borrowings	(117,500)	—	—
Issuance of common stock under dividend reinvestment and employee stock plans	—	37	80
Director stock grant	32	23	22

The accompanying notes are an integral part of the consolidated financial statements.

F-8

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows – (continued)

Years Ended December 31, 2013, 2012 and 2011

(dollars in thousands)

	2013	2012	2011
Net proceeds from issuance of common stock in private placements and rights offering	23,550	—	—
Net proceeds from issuance of preferred stock in private placements	21,560	—	—
Net cash (used in) provided by financing activities	(34,262)	7,421	(61,554)
Net (decrease) increase in cash and cash equivalents	(27,253)	22,033	1,735
Cash and cash equivalents, January 1	46,599	24,566	22,831
Cash and cash equivalents, December 31	$19,346	$46,599	$24,566
Supplemental disclosure:
Interest paid	$8,394	$11,378	$14,619
Income taxes received	$(1,507)	$(1,328)	$—
Supplemental disclosure of noncash investing and financing activities:
Unrealized (losses) gains on securities available for sale	$(14,665)	$649	$5,540
Loans transferred to other real estate owned	$(1,921)	$(5,032)	$(4,180)
Minimum pension liability adjustment	$1,539	$901	$(2,940)
Transfers from available for sale securities to held to maturity	$34,547	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

F-9

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Eastern Virginia Bankshares, Inc. (the “Parent”) and its subsidiaries, EVB Statutory Trust I (the “Trust”), and EVB (the “Bank”) and its subsidiaries, are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as the “Company.” All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Parent owns the Trust which is an unconsolidated subsidiary. The subordinated debt owed to this trust is reported as a liability of the Parent.

Nature of Operations

Eastern Virginia Bankshares, Inc. is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. The Company conducts its primary operations through its wholly-owned bank subsidiary, EVB. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB. The Bank provides a full range of banking and related financial services to individuals and businesses through its network of retail branches. With twenty-one retail branches, the Bank serves diverse markets that primarily are in the counties of Essex, Gloucester, Hanover, Henrico, King and Queen, King William, Lancaster, Middlesex, New Kent, Richmond, Northumberland, Southampton, Surry, Sussex and the City of Colonial Heights. During October 2013, the Bank closed its Old Church branch located in Hanover County. The decision to close this branch was based on several factors including declining branch activity and an absence of community or business initiatives for economic expansion in or around the area in the near future. The Bank operates under a state bank charter and as such is subject to regulation by the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

The Bank owns EVB Financial Services, Inc., which in turn has a 100% ownership interest in EVB Investments, Inc. and through March 31, 2011 a 50% ownership interest in EVB Mortgage, LLC. EVB Investments, Inc. is a full-service brokerage firm offering a comprehensive range of investment services. EVB Mortgage, LLC was formed to originate and sell residential mortgages. Due to the uncertainties surrounding potential regulatory pressures regarding the origination and funding of mortgage loans on one to four family residences, the Company decided in March 2011 to cease the operations of EVB Mortgage, LLC as a joint venture with Southern Trust Mortgage, LLC. On April 1, 2011, the Company entered into an independent contractor agreement with Southern Trust Mortgage, LLC. Under the terms of this agreement, the Company advises and consults with Southern Trust Mortgage, LLC and facilitates the marketing and brand recognition of their mortgage business. In addition, the Company provides Southern Trust Mortgage, LLC with offices at five retail branches in the Company’s market area and access to office equipment at those locations during normal working hours. For its services, the Company receives fixed monthly compensation from Southern Trust Mortgage, LLC in the amount of $1 thousand, which is adjustable on a quarterly basis. The Bank has a 75% ownership interest in EVB Title, LLC, which primarily sold title insurance to the mortgage loan customers of the Bank and EVB Mortgage, LLC. Effective January 2014, the Bank has ceased operations of EVB Title, LLC due to low volume and profitability. The Bank has a 2.33% ownership in Bankers Insurance, LLC, which primarily sells insurance products to customers of the Bank, and other financial institutions that have an equity interest in the agency. The Bank also has a 100% ownership interest in Dunston Hall LLC, POS LLC, Tartan Holdings LLC and ECU-RE LLC which were formed to hold the title to real estate acquired by the Bank upon foreclosure on property of real estate secured loans. The financial position and operating results of all of these subsidiaries are not significant to the Company as a whole and are not considered principal activities of the Company at this time. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “EVBS.”

F-10

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of loans, impairment of securities, the valuation of other real estate owned, the projected benefit obligation under the defined benefit pension plan, the valuation of deferred taxes, goodwill impairment and fair value of financial instruments. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations in these financial statements, have been made.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2013 presentation. Specifically, Bank owned life insurance was previously included as a component of Other assets on the consolidated balance sheets. This reclassification had no effect on previously reported net income (loss).

Significant Group Concentrations of Credit Risk

Substantially all of the Company’s lending activities are with customers located in Virginia. At December 31, 2013 and 2012, respectively, 48.4% and 49.5% of the Company’s loan portfolio consisted of real estate loans secured by one to four family residential properties, which includes closed end first and second mortgages as well as home equity lines. In addition, at December 31, 2013 and 2012, the Company had $23.5 million and $26.1 million of loans to the hospitality industry (hotels, motels, inns, etc.). These amounts represent 9.7% and 10.8% of the Company’s total commercial real estate loans and 25.5% and 29.2% of the Bank’s total risk-based capital at December 31, 2013 and 2012, respectively. This concentration of loans exceeds established supervisory guidelines of 25% of the Bank’s total risk-based capital. The Company does not have any significant loan concentrations to any one customer. Note 3 discusses the Company’s lending activities.

The Company invests in a variety of securities and does not have any significant securities concentrations in any one industry or to any one issuer. Note 2 discusses the Company’s investment activities.

At December 31, 2013 and 2012, the Company’s cash and due from banks included three commercial bank deposit accounts that were in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 per institution by approximately $6.9 million and $9.9 million, respectively.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits with banks and federal funds sold, which all mature within ninety days.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank of Richmond (the “Reserve Bank”). The Company had a reserve requirement with the Reserve Bank for December 31, 2013 and 2012 but it was covered by internal holdings.

F-11

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

Investment Securities

The accounting and measurement framework for our investment securities differs depending on the security classification. We classify investment securities as available for sale or held to maturity based on our investment strategy and management’s assessment of our intent and ability to hold the securities until maturity. Management determines the appropriate classification of investment securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold the investment securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Investment securities which the Company may not hold to maturity are classified as investment securities available for sale, as management has the intent and ability to hold such investment securities for an indefinite period of time, but not necessarily to maturity. Any decision to sell investment securities available for sale would be based on various factors, including, but not limited to, asset/liability management strategies, changes in interest rates or prepayment risks, liquidity needs, or regulatory capital considerations. Investment securities available for sale are carried at fair value, with unrealized gains and losses, net of related deferred income taxes, included in shareholders’ equity as a separate component of other comprehensive income. Gains or losses are recognized in earnings on the trade date using the amortized cost of the specific security sold. Premiums and discounts are amortized or accreted into interest income using the interest method over the terms of the securities.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Company intends to sell the security or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery, the Company must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities, impairment is considered to be other-than-temporary based on the Company’s ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in net income. The Company regularly reviews each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, the Company’s best estimate of the present value of cash flows expected to be collected from debt securities, the Company’s intention with regard to holding the security to maturity and the likelihood that the Company would be required to sell the security before recovery.

Restricted Securities

As a requirement for membership, the Company invests in the stock of the Federal Home Loan Bank (“FHLB”) of Atlanta, Community Bankers Bank (“CBB”), and the Reserve Bank. These investments are carried at cost.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans in the Company’s market area. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has both the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans. The Company is amortizing these amounts over the contractual life of the related loans.

F-12

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans greater than 90 days past due may remain on an accrual status if management determines it has adequate collateral to cover the principal and interest. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collectability of principal or interest on loans, it is management’s practice to place such loans on a nonaccrual status immediately, rather than delaying such action until the loans become 90 days past due.

When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed, and the amortization of related deferred loan fees or costs is suspended. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered. These policies are applied consistently across the Company’s loan portfolio.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Impaired loans are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net of any deferred fees or costs on originated loans (recorded investment). Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment shortfalls generally are not classified as impaired. The Company determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans, by either the present value of expected cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans, representing consumer, one to four family residential first and seconds and home equity lines, are collectively evaluated for impairment. Accordingly, the Company does not separately identify the individual consumer and one to four family residential loans for impairment disclosures, except for troubled debt restructurings (“TDR”) as noted below.

F-13

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

A loan is accounted for as a TDR if the Company, for economic or legal reasons related to the borrower’s financial condition, grants a concession to the borrower that it would not otherwise consider. TDRs are considered impaired loans. A TDR may involve the receipt of assets from the debtor in partial or full satisfaction of the loan, or a modification of terms such as a reduction of the stated interest rate, the forbearance of principal and interest payments for a specified period, the conversion from an amortizing loan to an interest-only loan for a specified period, or some combination of these concessions. These concessions can be temporary and are done in an attempt to avoid foreclosure and are made with the intent to restore the loan to a performing status once sufficient payment history can be demonstrated. TDRs generally remain on nonaccrual status until a six-month payment history is sustained. As of December 31, 2013 and 2012, the Company had $20.2 million and $9.5 million of loans classified as TDRs.

Allowance for Loan Losses

The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio, and is based on periodic evaluations of the collectability and historical loss experience of loans. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is appropriate to absorb probable losses in the loan portfolio. Actual credit losses are deducted from the allowance for loan losses for the difference between the carrying value of the loan and the estimated net realizable value or fair value of the collateral, if collateral dependent. The following general charge-off guidelines apply:

•	Management believes that the collectability of the principal is unlikely regardless of delinquency status.

•	If unsecured, the loan will be charged-off in full no later than 120 days after its payment due date if a closed-end credit.

•	If unsecured, the loan will be charged-off in full no later than 180 days after its payment due date if an open-ended credit.

•	If secured, the outstanding principal balance of the loan will be charged-off generally after the collateral has been liquidated and sale proceeds applied to the balance.

Subsequent recoveries, if any, are credited to the allowance for loan losses.

The Company's ALL Committee is responsible for assessing the overall appropriateness of the allowance for loan losses and monitoring the Company's allowance for loan losses methodology, particularly in the context of current economic conditions and a rapidly changing regulatory environment. The ALL Committee at least annually reviews the Company's allowance for loan losses methodology.

During 2013, the ALL Committee reviewed, with input from and consultation with independent external parties, the allowance for loan losses methodology with a specific focus on whether the Company should use migration analysis instead of historical loan loss experience on balances collectively evaluated for impairment. Migration analysis tracks the movement of loans through various loan classifications in order to estimate the percentage of losses likely to be incurred in a loan portfolio. In addition to evaluating multiple scenarios using migration analysis over a period of time, the ALL Committee engaged an independent third party to audit the Company’s existing allowance for loan losses methodology and validate its migration analysis. After this review, the ALL Committee determined that the Company should modify its methodology to use migration analysis in the calculation of the allowance for loan losses, effective December 31, 2013.

F-14

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

For prior financial periods ending with the third quarter of 2013, historical loan loss experience was calculated using a rolling three year average of historical loan loss experience. Beginning with the quarter ended December 31, 2013, the Company calculated the allowance for loan losses based on a migration analysis of loans, segmented by an identical risk grading system or past due grading system, depending on type of loan as previously used with the historical loan loss experience methodology. Other adjustments may be made to the allowance for loan losses for pools of loans after an assessment of internal and external factors on credit quality that are not fully reflected in the past due or risk grading data. The Company believes this change in methodology provides a more accurate evaluation of the potential risk in our loan portfolio and establishes a stronger focus on areas of weakness and strength within the portfolio. A tabular presentation comparing the provision for loan losses for the year ended December 31, 2013 calculated using the current methodology, to the provision as would have been calculated for the same period using the former methodology, can be found in Note 3.

The allocation methodology applied by the Company includes management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a classified status of substandard, doubtful or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of migration analysis and delinquency experience on each portfolio category, trends in past due and nonaccrual loans, the level of classified loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio. In determining the allowance for loan losses, the Company considers its portfolio segments and loan classes to be the same.

The allowance for loan losses is comprised of a specific allowance for identified problem loans and a general allowance representing estimations done pursuant to either Financial Accounting Standards Board (“FASB”) ASC Topic 450 “Accounting for Contingencies”, or FASB ASC Topic 310 “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as impaired, and is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. For collateral dependent loans, an updated appraisal will be ordered if a current one is not on file. Appraisals are performed by independent third-party appraisers with relevant industry experience. Adjustments to the appraised value may be made based on recent sales of like properties or general market conditions when deemed appropriate. The general component covers non-classified or performing loans and those loans classified as substandard, doubtful or loss that are not impaired. The general component is based on migration analysis adjusted for qualitative factors, such as economic conditions, interest rates and unemployment rates. The Company uses a risk grading system for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

Pass Grades

•	Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;

•	Risk Grade 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;

•	Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;

F-15

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

•	Risk Grade 4 loans are satisfactory loans with borrowers not as strong as risk grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and

•	Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower’s ability to repay.

Special Mention

•	Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting the Company’s credit position.

Classified Grades

•	Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility the Company will sustain some loss if the deficiencies are not corrected;

•	Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and

•	Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

The Company uses a past due grading system for consumer loans, including one to four family residential first and seconds and home equity lines. The past due status of a loan is based on the contractual due date of the most delinquent payment due. The past due grading of consumer loans is based on the following categories: current, 1 – 29 days past due, 30 – 59 days past due, 60 – 89 days past due and over 90 days past due. The consumer loans are segregated between performing and nonperforming loans. Performing loans are those that have made timely payments in accordance with the terms of the loan agreement and are not past due 90 days or more. Nonperforming loans are those that do not accrue interest or are greater than 90 days past due and accruing interest. Non-impaired consumer loans are assigned an allowance factor which increases with the severity of past due status. This component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

Management believes that the level of the allowance for loan losses is appropriate in light of the credit quality and anticipated risk of loss in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses through increased provisions for loan losses or may require that certain loan balances be charged-off or downgraded into classified loan categories when their credit evaluations differ from those of management based on their judgments about information available to them at the time of their examinations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over financial assets is deemed to be surrendered when: 1) the assets have been isolated from the Company, so as to be presumptively beyond reach of the Company and its creditors, even in bankruptcy or other receivership; 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

F-16

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, standby letters of credit and guarantees of previously sold credit card accounts. Such financial instruments are recorded in the financial statements when they become payable.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value less costs to sell at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in collection, repossession and other real estate owned expenses.

Bank Premises and Equipment

Land is carried at cost with no depreciation. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives.

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Goodwill and Intangible Assets

The excess of the cost of an acquisition over the fair value of the net assets acquired consists primarily of goodwill, core deposit intangibles, and other identifiable intangibles. Acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the asset can be sold, transferred, licensed, rented or exchanged, and are amortized over their useful life. Goodwill is not amortized but is subject to impairment tests on at least an annual basis or earlier whenever an event occurs indicating that goodwill may be impaired. In assessing the recoverability of the Company’s goodwill, all of which was recognized in connection with the acquisition of branches in 2003 and 2008, the Company must make assumptions in order to determine the fair value of the respective assets. Any impairment of goodwill will be recognized as an expense in the period of impairment and such impairment could be material. Accounting guidance permits preliminary assessment of qualitative factors to determine whether more substantial impairment testing is required. The Company chose to bypass the preliminary assessment and conduct a full goodwill impairment analysis on an annual basis. The Company completes the annual goodwill impairment test during the fourth quarter of each year. Based on annual testing, there were no impairment charges in 2013, 2012 or 2011.

During the third quarter of 2010, the Company sold certain 1-4 family residential mortgage loans and retained the right to service the loans sold. Upon sale, a mortgage servicing rights asset was capitalized in the amount of $214 thousand, which represents the then current fair value of future net cash flows expected to be realized for performing servicing activities. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income, which is 4 years. Mortgage servicing rights, net of accumulated amortization, amounted to $40 thousand and $94 thousand at December 31, 2013 and 2012, respectively, and are included in other assets in the consolidated balance sheets. The Company earns fees for servicing these residential mortgage loans. These fees are generally calculated on the outstanding principal balance of the loans serviced and are recorded as income when earned. Loan servicing income amounted to $35 thousand, $44 thousand and $58 thousand for the years ended December 31, 2013 2012 and 2011, respectively and is included in other operating income in the consolidated statements of operations.

F-17

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company determines deferred income tax assets and liabilities using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of operations. The Company did not have any uncertain tax positions for the periods ending December 31, 2013, 2012 or 2011.

Retirement Plan

The Company has historically maintained a defined benefit pension plan. Effective January 28, 2008, the Company took action to freeze the plan with no additional contributions for a majority of participants. Employees age 55 or greater or with 10 years of credited service were grandfathered in the plan. No additional participants have been added to the plan. The plan was again amended on February 28, 2011, to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was amended and restated as a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year. See Note 9 — Employee Benefit Plans.

Stock Compensation Plans

At December 31, 2013, the Company had two stock based compensation plans. The Company accounts for these plans under the provisions of FASB ASC Topic 718 “Compensation — Stock Compensation.” Compensation expense for grants of restricted shares is accounted for using the fair market value of the Company’s common stock on the date the restricted shares are awarded. Compensation expense for grants of stock options is accounted for at fair value as determined using the Black-Scholes option-pricing model. Compensation expense for restricted shares and stock options is charged to income ratably over the vesting period. Compensation expense recognized is included in salaries and employee benefits expense in the consolidated statements of operations. See Note 13 — Stock Based Compensation Plans.

F-18

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements

The Company follows the provisions of FASB ASC Topic 820 “Fair Value Measurements and Disclosures,” for financial assets and financial liabilities. FASB ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. See Note 19 — Fair Value Measurements.

Segment Reporting

Public business enterprises are required to report information about operating segments in annual financial statements and selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing their performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of the Company’s retail branch network.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share represents income (loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income (loss) that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards, and as applicable common stock purchase warrants and the Company’s Series B Preferred Stock, and are determined using the treasury method. Earnings (loss) per common share calculations are presented in Note 11.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $602 thousand, $658 thousand and $576 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.

Comprehensive Income

FASB ASC Topic 220 “Comprehensive Income” establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and pension liability adjustments, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

F-19

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

Recent Significant Accounting Pronouncements:

Adoption of New Accounting Standards:

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this ASU apply to all entities that have indefinite-lived intangible assets, other than goodwill, reported in their financial statements. The amendments in this ASU provide an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, “Derivatives and Hedging,” including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Companies should apply these amendments for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. The Company has included the required disclosures from ASU 2013-02 in the consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, “Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in this ASU permit the Fed Funds Effective Swap Rate (also referred to as the Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate or LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments apply to all entities that elect to apply hedge accounting of the benchmark interest rate under Topic 815. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of the new guidance did not have a material impact on the Company's consolidated financial statements.

F-20

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1. Summary of Significant Accounting Policies  – (continued)

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

New Accounting Standards Not Yet Adopted:

In January 2014, the FASB issued ASU 2014-01, “Investments — Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-01 to have a material impact on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company does not expect the adoption of ASU 2014-04 to have a material impact on its consolidated financial statements.

F-21

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 2. Investment Securities

The amortized cost and estimated fair value, with gross unrealized gains and losses, of securities at December 31, 2013 and 2012 were as follows:

	December 31, 2013
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$14,989	$—	$1,599	$13,390
SBA Pool securities	89,531	35	3,531	86,035
Agency mortgage-backed securities	36,261	104	1,111	35,254
Agency CMO securities	43,277	62	1,961	41,378
Non agency CMO securities*	1,304	2	—	1,306
State and political subdivisions	60,834	177	4,669	56,342
Pooled trust preferred securities	467	282	—	749
FNMA and FHLMC preferred stock	22	459	—	481
Total	$246,685	$1,121	$12,871	$234,935

*	The combined unrealized loss on these securities was less than $1.

	December 31, 2012
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$13,495	$10	$38	$13,467
SBA Pool securities	81,500	1,515	264	82,751
Agency mortgage-backed securities	31,384	349	19	31,714
Agency CMO securities	61,710	583	357	61,936
Non agency CMO securities	2,200	1	2	2,199
State and political subdivisions	82,536	1,229	548	83,217
Pooled trust preferred securities	506	253	—	759
FNMA and FHLMC preferred stock	77	199	—	276
Corporate securities	590	4	—	594
Total	$273,998	$4,143	$1,228	$276,913

	December 31, 2013
(dollars in thousands)	Amortized Cost	Unrealized Losses Recorded in AOCI*	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Held to Maturity:
Agency CMO securities	$12,598	$98	$12,500	$—	$547	$11,953
State and political subdivisions	23,867	872	22,995	4	431	22,568
Total	$36,465	$970	$35,495	$4	$978	$34,521

*	Represents the unrealized holding gain or loss at the date of transfer from available for sale to held to maturity, net of any accretion.

As of December 31, 2012, the Company had no securities classified as “Held to Maturity”.

F-22

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 2. Investment Securities  – (continued)

There are no securities classified as “Trading” at December 31, 2013 or 2012. During the fourth quarter of 2013, the Company transferred securities with an amortized cost of $35.5 million, previously designated as “Available for Sale”, to “Held to Maturity” classification. The fair value of those securities as of the date of the transfer was $34.5 million, reflecting a gross unrealized loss of $994 thousand. The gross unrealized loss has been recorded in Accumulated Other Comprehensive Income and will be amortized over the remaining life of the securities as an adjustment to interest income, beginning with the fourth quarter of 2013. The Company’s mortgage-backed securities consist entirely of residential mortgage-backed securities. The Company does not hold any commercial mortgage-backed securities. The Company’s mortgage-backed securities are all agency backed and rated Aaa and AA+ by Moody and S&P, respectively, with no subprime issues.

The Company’s pooled trust preferred securities include one senior issue of Preferred Term Securities XXVII which is current on all payments and on which the Company took an impairment charge in the third quarter of 2009 to reduce the Company’s book value to the market value at September 30, 2009. As of December 31, 2013, that security has an estimated fair value that is $282 thousand greater than its amortized cost after impairment. During the second quarter of 2010, the Company recognized an impairment charge in the amount of $77 thousand on the Company’s investment in Preferred Term Securities XXIII mezzanine tranche, thus reducing the book value of this investment to $0. The decision to recognize the other-than-temporary impairment was based upon an analysis of the market value of the discounted cash flow for the security as provided by Moody’s at June 30, 2010, which indicated that the Company was unlikely to recover any of its remaining investment in these securities.

The amortized cost, carrying value and estimated fair values of securities at December 31, 2013, by the earlier of contractual maturity or expected maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	December 31, 2013
(dollars in thousands)	Amortized Cost	Estimated Fair Value
Available for Sale:
Due in one year or less	$4,567	$4,102
Due after one year through five years	50,281	49,617
Due after five years through ten years	168,344	157,876
Due after ten years	23,493	23,340
Total	$246,685	$234,935

	December 31, 2013
(dollars in thousands)	Carrying Value	Estimated Fair Value
Held to Maturity:
Due in one year or less	$—	$—
Due after one year through five years	6,957	6,725
Due after five years through ten years	27,791	27,067
Due after ten years	747	729
Total	$35,495	$34,521

F-23

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 2. Investment Securities  – (continued)

Proceeds from the sales of securities available for sale for the years ended December 31, 2013, 2012 and 2011 were $41.7 million, $205.5 million and $146.1 million, respectively. Net realized gains on the sales of securities available for sale for the years ended December 31, 2013, 2012 and 2011 were $1.5 million, $3.9 million and $3.2 million, respectively. Proceeds from maturities, calls and paydowns of securities available for sale for the years ended December 31, 2013, 2012 and 2011 were $26.3 million, $53.0 million and $48.9 million, respectively.

The Company pledges securities to secure public deposits, balances with the Reserve Bank and repurchase agreements. Securities with an aggregate book value of $88.8 million and an aggregate fair value of $85.0 million were pledged at December 31, 2013. Securities with an aggregate book value of $104.3 million and an aggregate fair value of $105.8 million were pledged at December 31, 2012.

Securities in an unrealized loss position at December 31, 2013, by duration of the period of the unrealized loss, are shown below:

	December 31, 2013
	Less than 12 months		12 months or more		Total
(dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Obligations of U.S. Government agencies	$5,436	$558	$7,954	$1,041	$13,390	$1,599
SBA Pool securities	68,163	3,131	11,156	400	79,319	3,531
Agency mortgage-backed securities	21,834	863	4,172	248	26,006	1,111
Agency CMO securities	39,860	1,962	7,788	546	47,648	2,508
Non agency CMO securities*	67	—	—	—	67	—
State and political subdivisions	61,316	3,455	11,855	1,645	73,171	5,100
Total	$196,676	$9,969	$42,925	$3,880	$239,601	$13,849

*	The combined unrealized loss on these securities was less than $1.

The Company reviews the investment securities portfolio on a quarterly basis to monitor its exposure to other-than-temporary impairment that may result due to adverse economic conditions and associated credit deterioration. A determination as to whether a security’s decline in market value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Some factors the Company may consider in the other-than-temporary impairment analysis include the length of time the security has been in an unrealized loss position, changes in security ratings, financial condition of the issuer, as well as security and industry specific economic conditions. In addition, the Company may also evaluate payment structure, whether there are defaulted payments or expected defaults, prepayment speeds, and the value of any underlying collateral. For certain securities in unrealized loss positions, the Company will enlist independent third-party firms to prepare cash flow analyses to compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security.

Based on the Company’s evaluation, management does not believe any unrealized loss at December 31, 2013, represents an other-than-temporary impairment as these unrealized losses are primarily attributable to current financial market conditions for these types of investments, particularly changes in interest rates, which rose between December 31, 2012 and December 31, 2013 causing bond prices to decline, and are not attributable to credit deterioration. At December 31, 2013, there are 194 debt securities with fair values totaling $239.6 million considered temporarily impaired. Of these debt securities, 159 with fair values totaling

F-24

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 2. Investment Securities  – (continued)

$196.7 million were in an unrealized loss position of less than 12 months and 35 with fair values totaling $42.9 million were in an unrealized loss position of 12 months or more. Because the Company intends to hold these investments in debt securities until recovery of the amortized cost basis and it is more likely than not that the Company will not be required to sell these investments before a recovery of unrealized losses, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2013 and no impairment has been recognized. At December 31, 2013, there are no equity securities in an unrealized loss position.

Securities in an unrealized loss position at December 31, 2012, by duration of the period of the unrealized loss, are shown below:

	December 31, 2012
	Less than 12 months		12 months or more		Total
(dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Description of Securities
Obligations of U.S. Government agencies	$8,957	$38	$—	$—	$8,957	$38
SBA Pool securities	16,782	264	—	—	16,782	264
Agency mortgage-backed securities	4,268	19	—	—	4,268	19
Agency CMO securities	21,767	357	—	—	21,767	357
Non agency CMO securities	750	2	—	—	750	2
State and political subdivisions	27,241	548	—	—	27,241	548
Total	$79,765	$1,228	$—	$—	$79,765	$1,228

As of December 31, 2012, there were no corporate securities in an unrealized loss position.

The table below presents a roll forward of the credit loss component recognized in earnings (referred to as “credit-impaired debt securities”) on debt securities held by the Company for which a portion of an other-than-temporary impairment was recognized in other comprehensive income during 2009. Changes in the credit loss component of credit-impaired debt securities were:

(dollars in thousands)	Year Ended December 31, 2013
Balance, beginning of period	$339
Additions
Initial credit impairments	—
Subsequent credit impairments	—
Reductions
Subsequent chargeoff of previously impaired credits	—
Balance, end of period	$339

The Company’s investment in FHLB stock totaled $3.2 million and $6.9 million at December 31, 2013 and 2012, respectively. FHLB stock is generally viewed as a long-term investment and as a restricted investment security, which is carried at cost, because there is no market for the stock other than the FHLBs or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. Because the FHLB generated positive net income for each quarterly period beginning January 1, 2010, and ending December 31,

F-25

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 2. Investment Securities  – (continued)

2013, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2013 and no impairment has been recognized. FHLB stock is included in a separate line item on the consolidated balance sheets (Restricted securities, at cost) and is not part of the Company’s securities available for sale portfolio.

Note 3. Loan Portfolio

The following table sets forth the composition of the Company’s loan portfolio in dollar amounts and as a percentage of the Company’s total gross loans at the dates indicated:

	December 31, 2013		December 31, 2012
(dollars in thousands)	Amount	Percent	Amount	Percent
Commercial, industrial and agricultural	$53,673	8.17%	$51,881	7.58%
Real estate – one to four family residential:
Closed end first and seconds	218,472	33.25%	239,002	34.91%
Home equity lines	99,839	15.19%	99,698	14.56%
Total real estate – one to four family residential	318,311	48.44%	338,700	49.47%
Real estate – multifamily residential	18,077	2.75%	15,801	2.31%
Real estate – construction:
One to four family residential	16,169	2.46%	20,232	2.96%
Other construction, land development and other land	21,690	3.30%	34,555	5.04%
Total real estate – construction	37,859	5.76%	54,787	8.00%
Real estate – farmland	8,172	1.24%	8,558	1.25%
Real estate – non-farm, non-residential:
Owner occupied	126,569	19.26%	119,824	17.50%
Non-owner occupied	74,831	11.39%	71,741	10.48%
Total real estate – non-farm, non-residential	201,400	30.65%	191,565	27.98%
Consumer	16,782	2.55%	20,173	2.94%
Other	2,923	0.44%	3,203	0.47%
Total loans	657,197	100.00%	684,668	100.00%
Less allowance for loan losses	(14,767)		(20,338)
Loans, net	$642,430		$664,330

F-26

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 by class of loans:

(dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	Over 90 Days Past Due	Total Past Due	Total Current*	Total Loans
Commercial, industrial and agricultural	$2,083	$170	$383	$2,636	$51,037	$53,673
Real estate – one to four family residential:
Closed end first and seconds	6,217	1,513	2,564	10,294	208,178	218,472
Home equity lines	700	303	353	1,356	98,483	99,839
Total real estate – one to four family residential	6,917	1,816	2,917	11,650	306,661	318,311
Real estate – multifamily residential	—	—	—	—	18,077	18,077
Real estate – construction:
One to four family residential	112	176	132	420	15,749	16,169
Other construction, land development and other land	167	—	137	304	21,386	21,690
Total real estate – construction	279	176	269	724	37,135	37,859
Real estate – farmland	808	—	590	1,398	6,774	8,172
Real estate – non-farm, non-residential:
Owner occupied	2,933	—	3,074	6,007	120,562	126,569
Non-owner occupied	1,779	—	23	1,802	73,029	74,831
Total real estate – non-farm, non-residential	4,712	—	3,097	7,809	193,591	201,400
Consumer	283	21	166	470	16,312	16,782
Other	7	—	—	7	2,916	2,923
Total loans	$15,089	$2,183	$7,422	$24,694	$632,503	$657,197

*	For purposes of this table only, the “Total Current” column includes loans that are 1 – 29 days past due.

F-27

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 by class of loans:

(dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	Over 90 Days Past Due	Total Past Due	Total Current*	Total Loans
Commercial, industrial and agricultural	$352	$253	$187	$792	$51,089	$51,881
Real estate – one to four family residential:
Closed end first and seconds	6,169	870	3,904	10,943	228,059	239,002
Home equity lines	604	239	195	1,038	98,660	99,698
Total real estate – one to four family residential	6,773	1,109	4,099	11,981	326,719	338,700
Real estate – multifamily residential	—	—	—	—	15,801	15,801
Real estate – construction:
One to four family residential	164	11	706	881	19,351	20,232
Other construction, land development and other land	23	—	439	462	34,093	34,555
Total real estate – construction	187	11	1,145	1,343	53,444	54,787
Real estate – farmland	—	—	40	40	8,518	8,558
Real estate – non-farm, non-residential:
Owner occupied	619	—	1,177	1,796	118,028	119,824
Non-owner occupied	395	—	855	1,250	70,491	71,741
Total real estate – non-farm, non-residential	1,014	—	2,032	3,046	188,519	191,565
Consumer	328	9	138	475	19,698	20,173
Other	21	—	—	21	3,182	3,203
Total loans	$8,675	$1,382	$7,641	$17,698	$666,970	$684,668

*	For purposes of this table only, the “Total Current” column includes loans that are 1 – 29 days past due.

The following table presents nonaccrual loans, loans past due 90 days and accruing interest, and restructured loans at December 31:

(dollars in thousands)	2013	2012
Nonaccrual loans	$11,018	$11,874
Loans past due 90 days and accruing interest	—	—
Restructured loans (accruing)	16,026	4,433

At December 31, 2013 and 2012, there were approximately $4.2 million and $5.1 million, respectively, in troubled debt restructurings (“TDRs”) included in nonaccrual loans.

F-28

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents the recorded investment in nonaccrual loans by class at December 31, 2013 and 2012:

	Nonaccrual
(dollars in thousands)	2013	2012
Commercial, industrial and agricultural	$383	$391
Real estate – one to four family residential:
Closed end first and seconds	5,630	6,127
Home equity lines	688	445
Total real estate – one to four family residential	6,318	6,572
Real estate – construction:
One to four family residential	318	900
Other construction, land development and other land	137	439
Total real estate – construction	455	1,339
Real estate – farmland	590	40
Real estate – non-farm, non-residential:
Owner occupied	3,074	2,526
Non-owner occupied	23	855
Total real estate – non-farm, non-residential	3,097	3,381
Consumer	175	151
Total loans	$11,018	$11,874

At December 31, 2013 and 2012, the Company did not have any loans past due 90 days and accruing interest.

If interest income had been recognized on nonaccrual loans at their stated rates during years 2013, 2012 and 2011, interest income would have increased by approximately $413 thousand, $335 thousand and $1.3 million, respectively.

The following table presents commercial loans by credit quality indicator at December 31, 2013:

(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Impaired	Total
Commercial, industrial and agricultural	$44,571	$3,851	$3,229	$22	$2,000	$53,673
Real estate – multifamily residential	18,077	—	—	—	—	18,077
Real estate – construction:
One to four family residential	14,890	235	738	—	306	16,169
Other construction, land development and other land	6,638	7,104	4,634	—	3,314	21,690
Total real estate – construction	21,528	7,339	5,372	—	3,620	37,859
Real estate – farmland	6,288	338	1,068	—	478	8,172
Real estate – non-farm, non-residential:
Owner occupied	87,187	13,341	15,983	—	10,058	126,569
Non-owner occupied	43,406	15,533	7,520	—	8,372	74,831
Total real estate – non-farm, non-residential	130,593	28,874	23,503	—	18,430	201,400
Total commercial loans	$221,057	$40,402	$33,172	$22	$24,528	$319,181

F-29

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents commercial loans by credit quality indicator at December 31, 2012:

(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Impaired	Total
Commercial, industrial and agricultural	$46,705	$2,454	$1,602	$169	$951	$51,881
Real estate – multifamily residential	15,801	—	—	—	—	15,801
Real estate – construction:
One to four family residential	17,976	923	883	—	450	20,232
Other construction, land development and other land	9,167	3,449	3,008	—	18,931	34,555
Total real estate – construction	27,143	4,372	3,891	—	19,381	54,787
Real estate – farmland	7,371	1,146	41	—	—	8,558
Real estate – non-farm, non-residential:
Owner occupied	87,058	16,424	10,669	72	5,601	119,824
Non-owner occupied	44,721	15,090	3,821	—	8,109	71,741
Total real estate – non-farm, non-residential	131,779	31,514	14,490	72	13,710	191,565
Total commercial loans	$228,799	$39,486	$20,024	$241	$34,042	$322,592

At December 31, 2013 and 2012, the Company did not have any loans classified as Loss.

The following table presents consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at December 31, 2013:

(dollars in thousands)	Performing	Nonperforming	Total
Real estate – one to four family residential:
Closed end first and seconds	$205,860	$12,612	$218,472
Home equity lines	99,311	528	99,839
Total real estate – one to four family residential	305,171	13,140	318,311
Consumer	16,314	468	16,782
Other	2,451	472	2,923
Total consumer loans	$323,936	$14,080	$338,016

The following table presents consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at December 31, 2012:

(dollars in thousands)	Performing	Nonperforming	Total
Real estate – one to four family residential:
Closed end first and seconds	$229,087	$9,915	$239,002
Home equity lines	98,343	1,355	99,698
Total real estate – one to four family residential	327,430	11,270	338,700
Consumer	20,010	163	20,173
Other	2,715	488	3,203
Total consumer loans	$350,155	$11,921	$362,076

F-30

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

On December 31, 2013, the Company transitioned the analysis of the adequacy of the allowance for loan losses from a historical loan loss experience to a migration analysis. This was accomplished by converting to a more automated process using information downloaded from the loan subledger to a software program. This program streamlines the reserve estimation with a consistent and defensible methodology, automates a manual process and ensures better and more accurate calculations. The automation of the data is primarily used to input and aggregate information and to provide the analysis regarding migration trends. This process enhances but does not replace management’s subjective analysis of historical loan loss experience, credit risk and qualitative factors.

The change in the allowance for loan losses calculation is in the methodology by which the historical loan loss experience on balances collectively evaluated for impairment is determined. Prior to December 31, 2013, the Company pooled each loan type by either a risk grading system for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans or a past due grading system for consumer loans, including one to four family residential first and seconds and home equity lines and applied a historic loss percentage based on the rolling three year average to determine the balance of the allowance for loan losses for each loan type in the loan portfolio. Beginning with December 31, 2013, the Company uses migration analysis of loans, segmented by an identical risk grading system or past due grading system, depending on type of loan as previously described above. The current methodology, which uses migration analysis, tracks the movement of loans through various loan classifications in order to estimate the percentage of losses likely to be incurred in the Company’s current portfolio.

Management believes, going forward, this change in methodology provides a more accurate evaluation of the potential risk in our loan portfolio and establishes a stronger focus on areas of weakness and strength within the portfolio.

The following table represents the effect on the current period provision of the changes in methodology from that used in prior periods.

Year Ended December 31, 2013 (dollars in thousands)	Provision Based on New Methodology	Provision Based on Prior Methodology	Difference
Commercial, industrial and agricultural	$(237)	$(444)	$207
Real estate – one to four family residential:
Closed end first and seconds	1,427	1,984	(557)
Home equity lines	1,072	58	1,014
Total real estate – one to four family residential	2,499	2,042	457
Real estate – multifamily residential	17	10	7
Real estate – construction:
One to four family residential	(59)	(154)	95
Other construction, land development and other land	(781)	(835)	54
Total real estate – construction	(840)	(989)	149
Real estate – farmland	75	(3)	78
Real estate – non-farm, non-residential:
Owner occupied	513	1,432	(919)
Non-owner occupied	(436)	(133)	(303)
Total real estate – non-farm, non-residential	77	1,299	(1,222)
Consumer	217	74	143
Other	42	12	30
Total provision for loan losses	$1,850	$2,001	$(151)

F-31

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents a rollforward of the Company’s allowance for loan losses for the year ended December 31, 2013:

(dollars in thousands)	Beginning Balance January 1, 2013	Charge-offs	Recoveries	Provision	Ending Balance December 31, 2013
Commercial, industrial and agricultural	$2,340	$(635)	$319	$(237)	$1,787
Real estate – one to four family residential:
Closed end first and seconds	2,876	(1,529)	85	1,427	2,859
Home equity lines	720	(184)	34	1,072	1,642
Total real estate – one to four family residential	3,596	(1,713)	119	2,499	4,501
Real estate – multifamily residential	62	—	—	17	79
Real estate – construction:
One to four family residential	419	(57)	61	(59)	364
Other construction, land development and other land	3,897	(1,196)	69	(781)	1,989
Total real estate – construction	4,316	(1,253)	130	(840)	2,353
Real estate – farmland	41	—	—	75	116
Real estate – non-farm, non-residential:
Owner occupied	5,092	(2,370)	1	513	3,236
Non-owner occupied	4,093	(1,944)	57	(436)	1,770
Total real estate – non-farm, non-residential	9,185	(4,314)	58	77	5,006
Consumer	215	(153)	108	217	387
Other	583	(138)	51	42	538
Total	$20,338	$(8,206)	$785	$1,850	$14,767

F-32

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents a rollforward of the Company’s allowance for loan losses for the year ended December 31, 2012:

(dollars in thousands)	Beginning Balance January 1, 2012	Charge-offs	Recoveries	Provision	Ending Balance December 31, 2012
Commercial, industrial and agricultural	$4,389	$(1,219)	$774	$(1,604)	$2,340
Real estate – one to four family residential:
Closed end first and seconds	2,856	(2,664)	61	2,623	2,876
Home equity lines	278	(1,112)	11	1,543	720
Total real estate – one to four family residential	3,134	(3,776)	72	4,166	3,596
Real estate – multifamily residential	29	—	—	33	62
Real estate – construction:
One to four family residential	382	(98)	55	80	419
Other construction, land development and other land	6,861	(1,622)	2	(1,344)	3,897
Total real estate – construction	7,243	(1,720)	57	(1,264)	4,316
Real estate – farmland	15	—	—	26	41
Real estate – non-farm, non-residential:
Owner occupied	4,831	(2,337)	100	2,498	5,092
Non-owner occupied	3,172	(1,506)	409	2,018	4,093
Total real estate – non-farm, non-residential	8,003	(3,843)	509	4,516	9,185
Consumer	776	(391)	179	(349)	215
Other	513	(99)	35	134	583
Total	$24,102	$(11,048)	$1,626	$5,658	$20,338

F-33

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class based on impairment method as of December 31, 2013:

	Allowance allocated to loans:			Total Loans:
(dollars in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Commercial, industrial and agricultural	$612	$1,175	$1,787	$2,000	$51,673	$53,673
Real estate – one to four family residential:
Closed end first and seconds	1,833	1,026	2,859	10,048	208,424	218,472
Home equity lines	—	1,642	1,642	175	99,664	99,839
Total real estate – one to four family residential	1,833	2,668	4,501	10,223	308,088	318,311
Real estate – multifamily residential	—	79	79	—	18,077	18,077
Real estate – construction:
One to four family residential	180	184	364	306	15,863	16,169
Other construction, land development and other land	802	1,187	1,989	3,314	18,376	21,690
Total real estate – construction	982	1,371	2,353	3,620	34,239	37,859
Real estate – farmland	—	116	116	478	7,694	8,172
Real estate – non-farm, non-residential:
Owner occupied	1,223	2,013	3,236	10,058	116,511	126,569
Non-owner occupied	617	1,153	1,770	8,372	66,459	74,831
Total real estate – non-farm, non-residential	1,840	3,166	5,006	18,430	182,970	201,400
Consumer	104	283	387	302	16,480	16,782
Other	311	227	538	472	2,451	2,923
Total	$5,682	$9,085	$14,767	$35,525	$621,672	$657,197

F-34

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class based on impairment method as of December 31, 2012:

	Allowance allocated to loans:			Total Loans:
(dollars in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Commercial, industrial and agricultural	$402	$1,938	$2,340	$951	$50,930	$51,881
Real estate – one to four family residential:
Closed end first and seconds	923	1,953	2,876	6,856	232,146	239,002
Home equity lines	—	720	720	315	99,383	99,698
Total real estate – one to four family residential	923	2,673	3,596	7,171	331,529	338,700
Real estate – multifamily residential	—	62	62	—	15,801	15,801
Real estate – construction:
One to four family residential	268	151	419	450	19,782	20,232
Other construction, land development and other land	928	2,969	3,897	18,931	15,624	34,555
Total real estate – construction	1,196	3,120	4,316	19,381	35,406	54,787
Real estate – farmland	—	41	41	—	8,558	8,558
Real estate – non-farm, non-residential:
Owner occupied	714	4,378	5,092	5,601	114,223	119,824
Non-owner occupied	1,646	2,447	4,093	8,109	63,632	71,741
Total real estate – non-farm, non-residential	2,360	6,825	9,185	13,710	177,855	191,565
Consumer	1	214	215	25	20,148	20,173
Other	348	235	583	488	2,715	3,203
Total	$5,230	$15,108	$20,338	$41,726	$642,942	$684,668

F-35

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013:

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, industrial and agricultural	$2,000	$2,000	$—	$2,000	$612	$1,712	$97
Real estate – one to four family residential:
Closed end first and seconds	10,048	10,148	2,008	8,040	1,833	8,727	498
Home equity lines	175	175	175	—	—	382	—
Total real estate – one to four family residential	10,223	10,323	2,183	8,040	1,833	9,109	498
Real estate – construction:
One to four family residential	306	306	—	306	180	794	9
Other construction, land development and other land	3,314	5,662	—	3,314	802	8,581	161
Total real estate – construction	3,620	5,968	—	3,620	982	9,375	170
Real estate – farmland	478	478	478	—	—	428	32
Real estate – non-farm, non-residential:
Owner occupied	10,058	11,544	6,730	3,328	1,223	10,472	506
Non-owner occupied	8,372	8,372	4,357	4,015	617	9,353	348
Total real estate – non-farm, non-residential	18,430	19,916	11,087	7,343	1,840	19,825	854
Consumer	302	302	—	302	104	203	22
Other	472	472	9	463	311	504	—
Total loans	$35,525	$39,459	$13,757	$21,768	$5,682	$41,156	$1,673

F-36

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2012:

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, industrial and agricultural	$951	$1,247	$408	$543	$402	$907	$59
Real estate – one to four family residential:
Closed end first and seconds	6,856	7,327	2,127	4,729	923	8,431	386
Home equity lines	315	515	315	—	—	801	9
Total real estate – one to four family residential	7,171	7,842	2,442	4,729	923	9,232	395
Real estate – construction:
One to four family residential	450	450	—	450	268	402	10
Other construction, land development and other land	18,931	18,931	14,071	4,860	928	20,169	814
Total real estate – construction	19,381	19,381	14,071	5,310	1,196	20,571	824
Real estate – non-farm, non-residential:
Owner occupied	5,601	5,748	380	5,221	714	8,753	304
Non-owner occupied	8,109	8,109	626	7,483	1,646	8,434	457
Total real estate – non-farm, non-residential	13,710	13,857	1,006	12,704	2,360	17,187	761
Consumer	25	25	—	25	1	25	2
Other	488	488	—	488	348	496	—
Total loans	$41,726	$42,840	$17,927	$23,799	$5,230	$48,418	$2,041

F-37

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents, by class of loans, information related to loans modified as TDRs during the years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013			Year Ended December 31, 2012
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance*	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance*
Commercial, industrial and agricultural	—	$—	$—	1	$66	$66
Real estate – one to four family residential:
Closed end first and seconds	11	4,834	3,600	4	965	964
Real estate – construction:
One to four family residential	—	—	—	3	434	434
Other construction, land development and other land	—	—	—	2	164	163
Total real estate – construction	—	—	—	5	598	597
Real estate – non-farm, non-residential:
Owner occupied	4	7,955	6,355	—	—	—
Non-owner occupied	2	8,403	6,015	—	—	—
Total real estate – non-farm, non-residential	6	16,358	12,370	—	—	—
Total	17	$21,192	$15,970	10	$1,629	$1,627

*	The period end balances are inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as TDRs that were fully paid down, charged-off, or foreclosed upon by period end are not reported.

TDRs increased during 2013 due to the Company utilizing a workout strategy involving an “A/B note” structure, in which the A note component is structured at a market interest rate and the debt service is typically covered by the in-place property operations and the B note component is fully charged off. All loans that underwent this A/B note restructuring during 2013 are considered TDRs. These A/B notes are part of our efforts to focus on asset quality, strengthen the balance sheet and reduce classified assets.

F-38

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 3. Loan Portfolio  – (continued)

The following table presents, by class of loans, information related to loans modified as TDRs that subsequently defaulted (i.e., 90 days or more past due following a modification) during the years ended December 31, 2013 and 2012 and were modified as TDRs within the 12 months prior to default:

	Year Ended December 31, 2013		Year Ended December 31, 2012
(dollars in thousands)	Number of Loans	Recorded Balance	Number of Loans	Recorded Balance
Commercial, industrial and agricultural	—	$—	1	$66
Real estate – one to four family residential:
Closed end first and seconds	10	1,846	3	878
Real estate – construction:
One to four family residential	—	—	2	374
Other construction, land development and other land	—	—	1	29
Total real estate – construction	—	—	3	403
Real estate – non-farm, non-residential:
Owner occupied	2	1,019	—	—
Total	12	$2,865	7	$1,347

Note 4. Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

	December 31,
(dollars in thousands)	2013	2012
Land and improvements	$6,421	$6,409
Buildings and leasehold improvements	22,678	21,688
Furniture, fixtures and equipment	19,765	18,416
Construction in progress	212	949
	49,076	47,462
Less accumulated depreciation	(27,630)	(25,806)
Net balance	$21,446	$21,656

Depreciation and amortization of bank premises and equipment for the years ended December 31, 2013, 2012 and 2011 amounted to $2.1 million, $2.1 million and $2.3 million, respectively.

Note 5. Other Real Estate Owned (OREO)

At December 31, 2013 and 2012, OREO was $800 thousand and $4.7 million, respectively. OREO is primarily comprised of residential properties, residential lots, raw land and non-residential properties associated with commercial relationships, and is located primarily in the Commonwealth of Virginia.

F-39

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 5. Other Real Estate Owned (OREO)  – (continued)

Changes in the balance for OREO for the years ended December 31, 2013 and 2012 are as follows:

	December 31,
(dollars in thousands)	2013	2012
Balance at the beginning of year, gross	$5,558	$8,729
Transfers from loans	1,921	5,032
Sales proceeds	(4,508)	(5,661)
Previously recognized impairment losses on disposition	(1,142)	(2,315)
(Loss) on disposition	(775)	(227)
Balance at the end of year, gross	1,054	5,558
Less valuation allowance	(254)	(811)
Balance at the end of year, net	$800	$4,747

Changes in the valuation allowance for OREO for the years ended December 31, 2013, 2012 and 2011 are as follows:

	December 31,
(dollars in thousands)	2013	2012	2011
Balance at the beginning of year	$811	$1,403	$928
Valuation allowance	585	1,723	1,386
Charge-offs	(1,142)	(2,315)	(911)
Balance at the end of year	$254	$811	$1,403

Expenses applicable to OREO, other than the valuation allowance, were $218 thousand, $421 thousand and $769 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 6. Deposits

Interest-bearing deposits consist of the following:

	December 31,
(dollars in thousands)	2013	2012
Demand deposits	$272,343	$245,833
Money market deposits	121,491	128,438
Savings deposits	89,577	86,868
Time deposits:
Time deposits $100 and over	110,841	130,285
Other time deposits	113,349	130,232
Total interest-bearing deposits	$707,601	$721,656

A summary of interest expense by deposit category for the years ended December 31, 2013, 2012 and 2011 is as follows:

	December 31,
(dollars in thousands)	2013	2012	2011
Demand deposits	$929	$1,205	$1,908
Money market deposits	516	613	1,254
Savings deposits	142	239	441
Time deposits	3,089	4,342	5,912
Total	$4,676	$6,399	$9,515

F-40

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 6. Deposits  – (continued)

At December 31, 2013, the scheduled maturities of time deposits are as follows:

(dollars in thousands)
2014	$110,204
2015	56,756
2016	19,005
2017	21,193
2018	17,032
$224,190

Overdrawn demand deposit accounts totaling $135 thousand at December 31, 2013 and $154 thousand at December 31, 2012 were reclassified from deposits to loans.

Note 7. Borrowings

Federal funds purchased and repurchase agreements.  The Company has unsecured lines of credit with SunTrust Bank, Community Bankers Bank and Pacific Coast Bankers Bank for the purchase of federal funds in the amount of $20.0 million, $15.0 million and $5.0 million, respectively. These lines of credit have a variable rate based on the lending bank’s daily federal funds sold rate and are due on demand. Repurchase agreements are secured transactions and generally mature the day following the day sold. Customer repurchases are standard transactions that involve a Bank customer instead of a wholesale bank or broker. The Company offers this product as an accommodation to larger retail and commercial customers that request safety for their funds beyond the FDIC deposit insurance limits. The Company does not use or have any open repurchase agreements with broker-dealers.

The tables below present selected information on federal funds purchased and repurchase agreements:

Federal funds purchased (dollars in thousands)	December 31, 2013	December 31, 2012
Balance outstanding at year end	$—	$—
Maximum balance at any month end during the year	$—	$2
Average balance for the year	$14	$163
Weighted average rate for the year	0.79%	0.75%
Weighted average rate at year end	0.00%	0.00%

Repurchase agreements (dollars in thousands)	December 31, 2013	December 31, 2012
Balance outstanding at year end	$3,009	$2,942
Maximum balance at any month end during the year	$3,770	$6,292
Average balance for the year	$3,475	$3,486
Weighted average rate for the year	0.60%	0.89%
Weighted average rate at year end	0.60%	0.60%

Short-term borrowings.  Short-term borrowings consist of advances from the FHLB, which are secured by a blanket floating lien on all qualifying closed-end and revolving open-end loans that are secured by 1-4 family residential properties. Short-term advances from the FHLB at December 31, 2013 consisted of $18.9 million using a daily rate credit, which is due on demand, and a $23.0 million fixed rate one month advance. There were no short-term advances outstanding with the FHLB at December 31, 2012.

F-41

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 7. Borrowings  – (continued)

The table below presents selected information on short-term borrowings:

Short-term borrowings (dollars in thousands)	December 31, 2013	December 31, 2012
Balance outstanding at year end	$41,940	$—
Maximum balance at any month end during the year	$62,124	$—
Average balance for the year	$16,963	$318
Weighted average rate for the year	0.22%	0.31%
Weighted average rate at year end	0.23%	0.00%

Long-term borrowings.  Long-term borrowings consist of advances from the FHLB, which are secured by a blanket floating lien on all qualifying closed-end and revolving open-end loans that are secured by 1-4 family residential properties. During August 2013, the Company restructured its FHLB advances with the prepayment of $107.5 million in higher rate long-term advances. The long-term advances that were extinguished were fixed rate advances with a weighted average remaining maturity of 3.5 years and a current weighted average interest rate of 4.14%; $94.0 million of the prepaid FHLB advances were callable quarterly by the FHLB. The prepayment of the FHLB advances triggered a prepayment penalty of $11.5 million, or $0.67 per fully diluted share at September 30, 2013, all of which was recognized in the third quarter of 2013. The Company also paid off the remaining $10.0 million higher rate long-term FHLB advance at maturity during September 2013. At December 31, 2013, the Company had no long-term FHLB advances outstanding. Long-term advances from the FHLB at December 31, 2012 consisted of $107.5 million in convertible advances and a $10.0 million fixed rate hybrid advance. The convertible advances had fixed rates of interest unless the FHLB would have exercised its option to convert the interest on these advances from fixed rate to variable rate.

The Company’s line of credit with the FHLB can equal up to 25% of the Company’s gross assets or approximately $256.9 million at December 31, 2013. This line of credit totaled $175.7 million with approximately $120.4 million available at December 31, 2013. As of December 31, 2013 and 2012, loans with a carrying value of $285.6 million and $297.7 million, respectively, are pledged to the FHLB as collateral for borrowings. Additional loans are available that can be pledged as collateral for future borrowings from the FHLB above the current lendable collateral value. Combined short-term and long-term borrowings outstanding under the FHLB line of credit were $41.9 million and $117.5 million as of December 31, 2013 and 2012, respectively.

Note 8. Trust Preferred Debt

On September 17, 2003, $10 million of trust preferred securities were placed through EVB Statutory Trust I in a pooled underwriting totaling approximately $650 million. The trust issuer has invested the total proceeds from the sale of the trust preferred securities in Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Parent. The trust preferred securities pay cumulative cash distributions quarterly at a variable rate per annum, reset quarterly, equal to the 3-month LIBOR plus 2.95%. As of December 31, 2013 and 2012, the interest rate was 3.19% and 3.26%, respectively. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities have a mandatory redemption date of September 17, 2033, and became subject to varying call provisions beginning September 17, 2008. The Parent has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Parent’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Parent.

F-42

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 8. Trust Preferred Debt  – (continued)

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At December 31, 2013 and 2012, all of the trust preferred securities qualified as Tier 1 capital.

Subject to certain exceptions and limitations, the Company is permitted to elect from time to time to defer regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. If the Company defers interest payments on the Junior Subordinated Debentures for more than 20 consecutive quarters, the Company would be in default under the governing agreements for such notes and the amount due under such agreements would be immediately due and payable.

On February 17, 2011, the Parent and the Bank entered into a written agreement (the “Written Agreement”) with the Reserve Bank and the Bureau. The Written Agreement was terminated on July 30, 2013. Under the terms of this written agreement, the Company could not make payments on its outstanding Junior Subordinated Debentures relating to the trust preferred securities without prior regulatory approval. See Note 26 — Regulatory Agreements.

On September 5, 2013, the Parent and the Bank entered into a Memorandum of Understanding (the “MOU”) with the Reserve Bank and the Bureau. The MOU was terminated effective March 13, 2014. Under the terms of the MOU, the Company could not make payments on its outstanding Junior Subordinated Debentures relating to the trust preferred securities without prior regulatory approval. See Note 26 — Regulatory Agreements.

In June 2011, the Company began deferring its regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. As of December 31, 2013, the Company had deferred eleven quarterly interest payments on its Junior Subordinated Notes.

Note 9. Employee Benefit Plans

Pension Plan

The Company has historically maintained a defined benefit pension plan covering substantially all of the Company’s employees. Benefits are based on years of service and the employee’s compensation during the last five years of employment. The Company’s funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future.

The plan was amended January 28, 2008 to freeze the plan with no additional contributions for a majority of participants. Employees age 55 or greater or with 10 years of credited service were grandfathered in the plan. No additional participants have been added to the plan. The plan was again amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was amended and restated as a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year.

F-43

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 9. Employee Benefit Plans  – (continued)

Information pertaining to the activity in the plan, using a measurement date of December 31, is as follows:

(dollars in thousands)	2013	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$11,205	$11,554	$11,127
Interest cost	459	492	606
Actuarial loss (gain)	81	(62)	1,703
Benefits paid	(1,464)	(774)	(2,057)
Change in obligation due to plan change	—	—	135
Settlement (gain) loss	(18)	(5)	40
Benefit obligation at end of year	$10,263	$11,205	$11,554
Change in plan assets
Fair value of plan assets at beginning of year	$9,513	$9,047	$11,306
Actual return on plan assets	1,951	1,240	(202)
Benefits paid	(1,464)	(774)	(2,057)
Fair value of plan assets at end of year	$10,000	$9,513	$9,047
Funded status at the end of year	$(263)	$(1,692)	$(2,507)
Amounts recognized in the consolidated balance sheets at December 31,
Other liability	$(263)	$(1,692)	$(2,507)
Amounts recognized in accumulated other comprehensive income (loss)
Net loss	$583	$2,122	$3,008
Prior service cost	100	121	135
Deferred income tax benefit	(232)	(755)	(1,061)
Amount recognized	$451	$1,488	$2,082
Components of net periodic benefit cost
Interest cost	$459	$492	$606
Expected return on plan assets	(703)	(675)	(895)
Amortization of prior service cost due to curtailment	21	15	—
Recognized net loss due to settlement	208	132	34
Recognized net actuarial loss	124	122	—
Net periodic benefit cost	$109	$86	$(255)
Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss)
Net (gain) loss	$(1,518)	$(886)	$2,805
Prior service cost	—	—	135
Amortization of prior service cost	(21)	(15)	—
Total recognized in other comprehensive income (loss)	$(1,539)	$(901)	$2,940
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(1,430)	$(815)	$2,685

F-44

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 9. Employee Benefit Plans  – (continued)

(dollars in thousands)	2013	2012	2011
Weighted average assumptions for benefit obligation at end of year
Discount rate	4.35%	4.00%	4.50%
Rate of compensation increase	N/A	N/A	N/A
Weighted average assumptions for net periodic pension cost at end of year
Discount rate	4.00%	4.50%	5.50%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	N/A	N/A	4.00%
Expected future interest crediting rate	3.00%	3.00%	3.00%
Accumulated Benefit Obligation	$10,263	$11,205	$11,554

Expected Long-Term Rate of Return on Assets

In consultation with its investment advisors and actuary, the Company’s plan sponsor selects the expected long-term rate of return on assets assumption. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions. The discount rate used to calculate funding requirements and benefit expense was 4.00%, 4.50% and 5.50% in 2013, 2012 and 2011, respectively.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which the assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated with periodic cost). The Company made no contributions to the pension plan during 2013, 2012 and 2011. The Company has not determined at this time how much, if any, contributions to the plan will be for the year ending December 31, 2014.

Fair value is discussed in detail in Note 19. The fair value of the Company’s pension plan assets at December 31, 2013 and 2012, by asset category are as follows:

Assets Measured at Fair Value at December 31, 2013 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
	(dollars in thousands)
Assets
Cash and due from broker	$21	$—	$—	$21
Equity mutual funds(1)	7,573	—	—	7,573
Fixed income mutual funds(2)	2,406	—	—	2,406
Total assets at fair value	$10,000	$—	$—	$10,000

F-45

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 9. Employee Benefit Plans  – (continued)

Assets Measured at Fair Value at December 31, 2012 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
	(dollars in thousands)
Assets
Cash and due from broker	$18	$—	$—	$18
Equity mutual funds(1)	7,106	—	—	7,106
Fixed income mutual funds(2)	2,389	—	—	2,389
Total assets at fair value	$9,513	$—	$—	$9,513

(1)	This category includes investments in mutual funds focused on equity securities with a diversified portfolio and includes investments in large cap and small cap funds, growth funds, international focused funds and value funds. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the funds.

(2)	This category includes investments in mutual funds focused on fixed income securities with both short-term and long-term investments. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the funds.

The pension plan’s weighted-average asset allocations as of December 31, 2013 and 2012, by asset category are as follows:

	Plan Assets as of December 31,
	2013	2012
Asset Category
Mutual Funds – Fixed Income	24%	25%
Mutual Funds – Equity	76%	75%
Total	100%	100%

The Company believes that the trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 25% fixed income and 75% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the Plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Company’s Trustee to administer the investments of the Trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust. There is no Company common stock included in the Plan assets.

F-46

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 9. Employee Benefit Plans  – (continued)

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(dollars in thousands)
2014	$455
2015	641
2016	854
2017	1,127
2018	1,022
Years 2019 – 2023	3,195
Total	$7,294

401(k) Plan

The Company maintains a defined contribution 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All employees who have completed three calendar months of employment with the Company are eligible to participate on the first day of the fourth month following hire, after meeting eligibility requirements. The 401(k) Plan provides for a matching contribution, which equals 100% of the first 3% of the employee’s contributions and 50% of the next 3% of the employee’s contributions. At the option of the Compensation Committee, the Company may make an additional discretionary contribution after the end of each year to employees not previously grandfathered in the Pension Plan in an amount equal to 3% of the employee’s compensation (as described in plan documents). For matching and discretionary employer contributions, an employee is 100% vested after two years of service. The amounts charged to expense under the 401(k) Plan were $445 thousand, $411 thousand and $399 thousand for the years ended December 31, 2013, 2012 and 2011, respectively. The Company does not offer its stock as an investment option under the 401(k) Plan.

Deferred Compensation Plan

The Company has a Supplemental Executive Retirement Plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. As of December 31, 2013, the Company has entered into a deferred supplemental compensation agreement with only its Chief Executive Officer. Full vesting of benefits under the supplemental agreement occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Under the supplemental agreement, benefits are to be paid in equal monthly installments over a 15 year period. There is no pre-retirement benefit, but a beneficiary can be named to receive the remaining payments for the 15 year period after benefits have commenced. The deferred compensation expense for 2013, 2012 and 2011, based on the present value of the retirement benefits, was $105 thousand, $91 thousand and $68 thousand, respectively.

Note 10. Income Taxes

The current and deferred components of income tax expense (benefit) are as follows:

	December 31,
(dollars in thousands)	2013	2012	2011
Current	$1,065	$—	$233
Deferred	(3,457)	945	(444)
Provision for (benefit from) income taxes	$(2,392)	$945	$(211)

F-47

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 10. Income Taxes  – (continued)

A reconciliation between the provision for (benefit from) income taxes and the amount computed by multiplying income by the current statutory federal income tax rate, for the years ended December 31, 2013, 2012 and 2011, respectively, is as follows:

	December 31,
(dollars in thousands)	2013	2012	2011
Income tax expense (benefit) at statutory rates	$(1,708)	$1,495	$533
Decrease due to:
Tax exempt income	(400)	(285)	(497)
Other	(284)	(265)	(247)
Provision for (benefit from) income taxes	$(2,392)	$945	$(211)

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The most significant timing difference relates to the net operating loss carryforward.

Cumulative net deferred tax assets consist of the following components at December 31, 2013 and 2012:

	December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$5,021	$6,915
Net operating loss carryforward	7,361	1,548
Net unrealized loss on securities available for sale	4,325	—
Tax credit carryforward	2,400	994
Impairment on securities	702	1,696
Interest on nonaccrual loans	140	114
Accrued benefit cost	232	755
Depreciation and amortization	361	167
Home equity line closing cost	103	120
Defined benefit plan	266	229
Deferred compensation	143	107
Accrued compensated absences	66	65
Other real estate owned	275	1,116
Other	191	133
Total deferred tax assets	21,586	13,959
Deferred tax liabilities:
FHLB dividend	(8)	(8)
Goodwill and other intangible assets	(2,532)	(2,150)
Net unrealized gain on securities available for sale	—	(991)
Other	(109)	(123)
Total deferred tax liabilities	(2,649)	(3,272)
Net deferred tax asset	$18,937	$10,687

F-48

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 10. Income Taxes  – (continued)

The realization of deferred income tax assets is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. Management considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed. Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future. Projections of core earnings and taxable income are inherently subject to uncertainty and estimates that may change given the uncertain economic outlook, banking industry conditions and other factors. Further, management has considered future reversals of existing taxable temporary differences and limited, prudent and feasible tax-planning strategies, such as changes in investment security income (tax-exempt to taxable), additional sales of loans and sales of branches/buildings with an appreciated asset value over the tax basis. Based upon an analysis of available evidence, management has determined that it is “more likely than not” that the Company’s deferred income tax assets as of December 31, 2013 and 2012 will be fully realized and therefore no valuation allowance to the Company’s deferred income tax assets was recorded. However, the Company can give no assurance that in the future its deferred income tax assets will not be impaired because such determination is based on projections of future earnings and the possible effect of certain transactions which are subject to uncertainty and based on estimates that may change due to changing economic conditions and other factors. Due to the uncertainty of estimates and projections, it is possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods.

The Company’s ability to realize its deferred income tax assets may be limited if the Company experiences an ownership change as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). For additional information see Part I, Item 1A. “Risk Factors” in this Annual Report on Form 10-K.

Due primarily to the net operating loss incurred for the years ended December 31, 2010 and 2009, the Company has recorded income taxes receivable, which have been carried back to prior years, of approximately $0 and $2.6 million at December 31, 2013 and 2012, respectively, which are included in other assets on the accompanying consolidated balance sheets.

The Company files income tax returns in the U.S. federal jurisdiction and the Commonwealth of Virginia. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2010.

Note 11. Earnings (Loss) Per Common Share

The following table shows the weighted average number of common shares used in computing earnings (loss) per common share and the effect on the weighted average number of shares of potential dilutive common stock. Potential dilutive common stock had no effect on earnings (loss) per common share otherwise available to common shareholders for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,
	2013	2012	2011
Weighted average common shares outstanding for basic earnings (loss) per common share	9,204,847	6,050,969	6,007,743
Effect of dilutive securities, stock options	—	—	—
Effect of dilutive securities, Series B Preferred Stock	—	—	—
Weighted average common shares outstanding for diluted earnings (loss) per common share	9,204,847	6,050,969	6,007,743
Basic (loss) earnings per common share	$(0.45)	$0.32	$0.05
Diluted (loss) earnings per common share	$(0.45)	$0.32	$0.05

Options to acquire 152,287, 182,362 and 218,442 shares of common stock were not included in computing diluted earnings (loss) per common share for the years ended December 31, 2013, 2012 and 2011, respectively, because their effects were anti-dilutive.

F-49

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 11. Earnings (Loss) Per Common Share  – (continued)

On June 12, 2013, the Company issued 5,240,192 shares of a new series of non-voting mandatorily convertible non-cumulative preferred stock (the “Series B Preferred Stock”) through private placements to certain investors. For more information related to the conversion rights on these preferred shares, see Note 21  — Preferred Stock and Warrant. For the year ended December 31, 2013, the weighted average dilutive effect of the Series B Preferred Stock would have been 2,914,408 shares, however, these shares were not included in computing diluted earnings (loss) per common share because their effects were anti-dilutive. There was no weighted average dilutive effect of the Series B Preferred Stock for the years ended December 31, 2012 and 2011, respectively.

Note 12. Related Party Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to non-related customers and did not involve more than the normal risk of collectability or present other unfavorable features.

Loan activity to related parties is as follows:

(dollars in thousands)	2013	2012
Balance at beginning of year	$9,344	$11,353
Additional borrowings	1,280	1,544
Curtailments	(805)	(3,553)
Balance at end of year	$9,819	$9,344

At both December 31, 2013 and 2012, there was approximately $3.1 million in available credit that the related parties could draw upon.

Deposits from related parties held by the Company at December 31, 2013 and 2012 amounted to $6.2 million and $6.6 million, respectively.

Note 13. Stock Based Compensation Plans

On September 21, 2000, the Company adopted the Eastern Virginia Bankshares, Inc. 2000 Stock Option Plan (the “2000 Plan”) to provide a means for selected key employees and directors to increase their personal financial interest in the Company, thereby stimulating their efforts and strengthening their desire to remain with the Company. Under the 2000 Plan, up to 400,000 shares of Company common stock could be granted in the form of stock options. On April 17, 2003, the shareholders approved the Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan, amending and restating the 2000 Plan (the “2003 Plan”) still authorizing the issuance of up to 400,000 shares of common stock under the plan, but expanding the award types available under the plan to include stock options, stock appreciation rights, common stock, restricted stock and phantom stock. Under the terms of the 2003 Plan document, after April 17, 2013 no awards of shares of common stock may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remain outstanding and will vest, etc. in accordance with their regular terms.

On April 19, 2007, the Company’s shareholders approved the Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (the “2007 Plan”) to enhance the Company’s ability to recruit and retain officers, directors, employees, consultants and advisors with ability and initiative and to encourage such persons to have a greater financial interest in the Company. The 2007 Plan authorizes the Company to issue up to 400,000 additional shares of common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. There were 322,000 shares still available to be granted as awards under the 2007 Plan as of December 31, 2013.

F-50

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 13. Stock Based Compensation Plans  – (continued)

Accounting standards require companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of grant.

Accounting standards also require that new awards to employees eligible for retirement prior to the awards becoming fully vested be recognized as compensation cost over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award. The Company’s stock options granted to eligible participants are being recognized, as required, as compensation cost over the vesting period except in the instance where a participant reaches normal retirement age of 65 prior to the normal vesting date. For the year ended December 31, 2013 there was no stock option compensation expense, compared to stock option compensation expense of $31 thousand and $92 thousand for the same period of 2012 and 2011, respectively, and was included in salaries and employee benefits expense in the consolidated statements of operations.

Stock option compensation expense is the estimated fair value of options granted, amortized on a straight-line basis over the requisite service period for each stock option award. There were no stock options granted or exercised in 2013, 2012 or 2011.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Stock options outstanding at January 1, 2011	251,137	$19.68
Forfeited	(32,695)	18.51
Stock options outstanding at December 31, 2011	218,442	19.86
Forfeited	(36,080)	18.61
Stock options outstanding at December 31, 2012	182,362	20.08
Forfeited	(10,750)	18.74
Expired	(19,325)	28.60
Stock options outstanding at December 31, 2013	152,287	$19.09	2.54	$—
Stock options exercisable at December 31, 2013	152,287	$19.09	2.54	$—

*	Intrinsic value is the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date.

As of December 31, 2013, there was no remaining unrecognized compensation expense related to stock options.

The table below summarizes information concerning stock options outstanding and exercisable at December 31, 2013:

Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Term	Exercise Price	Number Exercisable
$19.92	27,300	0.50 years	$19.92	27,300
$20.57	36,162	1.50 years	$20.57	36,162
$21.16	38,325	2.75 years	$21.16	38,325
$19.25	26,750	3.75 years	$19.25	26,750
$12.36	23,750	4.75 years	$12.36	23,750
$19.09	152,287	2.54 years	$19.09	152,287

F-51

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 13. Stock Based Compensation Plans  – (continued)

On November 18, 2013, the Company granted 38,000 shares of restricted stock under the 2007 Plan to its executive officers in the form of Troubled Asset Relief Program (“TARP”) compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On June 29, 2012, the Company granted 34,000 shares of restricted stock under the 2007 Plan to its executive officers in connection with TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. The Company issued no restricted stock in 2011. On July 1, 2009, the Company awarded 18,000 shares of restricted stock to employees. One half of these shares are subject to time vesting at 20% per year over a five year period. The other half of the 18,000 restricted shares granted on July 1, 2009 were performance based. On December 16, 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to its Chief Executive Officer on July 1, 2009 as the award did not contain the terms necessary to comply with the TARP executive compensation restrictions and therefore prevented the employee from accruing or vesting in any portion of the award while the TARP executive compensation restrictions applied. In conjunction with this cancellation, the Company granted a TARP compliant restricted stock award to its Chief Executive Officer in an equal amount of shares and in substantially the same form as previously awarded. On June 30, 2012, any of these performance based shares that had not previously been forfeited for other reasons were forfeited because the Company’s financial achievements for the year ended December 31, 2011 did not meet pre-specified targets for earnings per share or return on equity compared to a defined peer group.

For the years ended December 31, 2013, 2012 and 2011, restricted stock compensation expense was $32 thousand, $22 thousand and $18 thousand, respectively, and was included in salaries and employee benefits expense in the consolidated statements of operations. Restricted stock compensation expense is accounted for using the fair market value of the Company’s common stock on the date the restricted shares were awarded, which was $6.70 per share for the 2013 award, $3.72 per share for the 2012 award, $3.75 per share for the 2010 award and $8.31 per share for the 2009 awards.

A summary of the status of the Company’s nonvested shares in relation to the Company’s restricted stock awards as of December 31, 2013, 2012 and 2011, and changes during the years ended December 31, 2013, 2012 and 2011, is presented below; the weighted average price is the weighted average fair value at the date of grant:

	Shares	Weighted- Average Price
Nonvested as of January 1, 2011	16,500	$7.29
Vested	(1,600)	13.34
Forfeited	(400)	17.25
Nonvested as of December 31, 2011	14,500	6.35
Granted	34,000	3.72
Vested	(1,600)	13.34
Forfeited	(7,500)	5.88
Nonvested as of December 31, 2012	39,400	3.89
Granted	38,000	6.70
Vested	(3,900)	4.57
Nonvested as of December 31, 2013	73,500	$5.30

F-52

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 13. Stock Based Compensation Plans  – (continued)

At December 31, 2013, there was $339 thousand of total unrecognized compensation expense related to restricted stock awards. This unearned compensation is being amortized over the remaining vesting period for the time based shares. The total fair value of restricted stock awards vested during 2013, 2012 and 2011 was $24 thousand, $7 thousand and $4 thousand, respectively.

Note 14. Accumulated Other Comprehensive Income (Loss)

The balances in accumulated other comprehensive income (loss) are shown in the following table:

	Unrealized Securities Gains (Losses)	Adjustments Related to Pension Plan	Accumulated Other Comprehensive Income (Loss)
	(dollars in thousands)
Balance at December 31, 2010	$(2,161)	$(142)	$(2,303)
Unrealized securities gains (net of tax, $2,967)	5,759	—	5,759
Securities gains included in net income (net of tax, $1,083)	(2,103)	—	(2,103)
Change in unfunded pension liability (net of tax, $1,000)	—	(1,940)	(1,940)
Balance at December 31, 2011	1,495	(2,082)	(587)
Unrealized securities gains (net of tax, $1,537)	2,987	—	2,987
Securities gains included in net income (net of tax, $1,317)	(2,558)	—	(2,558)
Change in unfunded pension liability (net of tax, $307)	—	594	594
Balance at December 31, 2012	1,924	(1,488)	436
Unrealized securities losses (net of tax, $4,803)	(9,325)	—	(9,325)
Securities gains included in net loss (net of tax, $512)	(995)	—	(995)
Change in unfunded pension liability (net of tax, $523)	—	1,016	1,016
Balance at December 31, 2013	$(8,396)	$(472)	$(8,868)

Reclassifications of gains on securities available for sale are reported in the consolidated statements of operations as “Gain on sale of available for sale securities, net” with the corresponding income tax effect being reflected as a component of income tax expense (benefit). During 2013, the Company reported a gain on the sale of available for sale securities of $1.5 million, compared to a gain of $3.9 million in 2012 and a gain of $3.2 million in 2011; the tax effect of these transactions during 2013, 2012 and 2011 was $512 thousand, $1.3 million and $1.1 million, respectively, which was included as a component of income tax expense (benefit).

Note 15. Commitments and Contingent Liabilities

In the normal course of business there are various outstanding commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Company does not anticipate any material losses as a result of these transactions. See Note 20 — Financial Instruments with Off-Balance Sheet Risk.

F-53

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 16. Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. Generally, the amount of dividends the Bank may pay to the Parent at any time, without prior approval, is limited to current year to date earnings as of the dividend date plus earnings retained for the two preceding years.

On February 17, 2011, the Parent and the Bank entered into a written agreement with the Reserve Bank and the Bureau. The Written Agreement was terminated on July 30, 2013. Under the terms of this written agreement, the Parent and the Bank were subject to additional limitations and regulatory restrictions and could not declare or pay dividends to its shareholders (including payments by the Parent on its trust preferred securities or preferred stock) and could not purchase or redeem shares of its stock without prior regulatory approval. See Note 26 — Regulatory Agreements.

On September 5, 2013, the Parent and the Bank entered into a memorandum of understanding with the Reserve Bank and the Bureau. The MOU was terminated effective March 13, 2014. Under the terms of this MOU, the Parent and the Bank were subject to additional limitations and regulatory restrictions and could not declare or pay dividends to its shareholders (including payments by the Parent on its trust preferred securities or preferred stock) and could not purchase or redeem shares of its stock without prior regulatory approval. See Note 26 — Regulatory Agreements.

Note 17. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components (such as interest rate risk), risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, disallowed deferred tax assets, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, disallowed deferred tax assets, goodwill and intangible assets. For the Company and the Bank, total capital consists of Tier 1 Capital and the allowable portion of the allowance for loan losses, excluding any investments in unconsolidated subsidiaries. Risk-weighted assets for the Company and the Bank were $658.9 million and $658.6 million, respectively at December 31, 2013 and $673.1 million and $671.6 million, respectively at December 31, 2012. Management believes, as of December 31, 2013 and 2012, that the Company and the Bank met all capital adequacy requirements to which they are subject.

For information concerning the Written Agreement and the MOU, see Note 26 — Regulatory Agreements.

During 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and a revised risk weighting framework, and other related changes to the prompt corrective action framework. For a summary of these regulatory changes, see Part I, Item 1 of this Annual Report on Form 10-K, under “Regulation and Supervision — Capital Requirements.”

F-54

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 17. Regulatory Matters  – (continued)

As of December 31, 2013, the most recent notification from the Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2013 and 2012 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2013:
Total capital to risk weighted assets:
Company	$128,345	19.48%	$52,710	8.00%	N/A	N/A
Bank	92,038	13.98%	52,685	8.00%	$65,856	10.00%
Tier 1 capital to risk weighted assets:
Company	$120,031	18.22%	$26,355	4.00%	N/A	N/A
Bank	83,728	12.71%	26,342	4.00%	$39,514	6.00%
Tier 1 capital to average assets:
Company	$120,031	12.06%	$39,803	4.00%	N/A	N/A
Bank	83,728	8.43%	39,731	4.00%	$49,664	5.00%
	(dollars in thousands)
As of December 31, 2012:
Total capital to risk weighted assets:
Company	$93,400	13.88%	$53,846	8.00%	N/A	N/A
Bank	89,425	13.32%	53,725	8.00%	$67,156	10.00%
Tier 1 capital to risk weighted assets:
Company	$85,071	12.64%	$26,923	4.00%	N/A	N/A
Bank	81,115	12.08%	26,862	4.00%	$40,294	6.00%
Tier 1 capital to average assets:
Company	$85,071	8.13%	$41,875	4.00%	N/A	N/A
Bank	81,115	7.76%	41,815	4.00%	$52,268	5.00%

Note 18. Dividend Reinvestment and Stock Purchase Plan

The Company has a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), which provides for the automatic conversion of dividends into common stock for enrolled shareholders. The DRIP also permits participants to make voluntary cash payments of up to $20 thousand per shareholder per calendar quarter for the purchase of additional shares of the Company’s common stock. When the administrator of the DRIP purchases shares of common stock from the Company, the purchase price will generally be the market value of the common stock on the purchase date as defined by the Nasdaq Stock Market. When the administrator purchases shares of common stock in the open market, the purchase price will be the weighted average of the prices actually paid for the shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses. When the administrator purchases shares of common stock in privately negotiated transactions, the purchase price will be the weighted average of the prices actually paid for the shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses. Effective March 1, 2012, the DRIP was amended and restated to effect certain design changes to the plan, but not to change the number of shares issuable thereunder. Effective August 15, 2012, the issuance of common stock under the DRIP was temporarily suspended during the Company’s continued deferral of cumulative dividends on its Series A Fixed Rate Cumulative Perpetual Preferred Stock.

F-55

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. U.S. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. U.S. GAAP also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

•	Level 1 — Valuation is based upon quoted prices (unadjusted) for identical instruments traded in active markets.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Valuation is determined using model-based techniques with significant assumptions not observable in the market.

U.S. GAAP allows an entity the irrevocable option to elect fair value (the fair value option) for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Company has not made any fair value option elections as of December 31, 2013.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Assets Measured at Fair Value on a Recurring Basis

Securities Available For Sale.  Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Currently, all of the Company’s available for sale securities are considered to be Level 2 securities.

F-56

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements  – (continued)

The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2013 and 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Recurring Basis at December 31, 2013 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
	(dollars in thousands)
Assets
Securities available for sale
Obligations of U.S. Government agencies	$—	$13,390	$—	$13,390
SBA Pool securities	—	86,035	—	86,035
Agency mortgage-backed securities	—	35,254	—	35,254
Agency CMO securities	—	41,378	—	41,378
Non agency CMO securities	—	1,306	—	1,306
State and political subdivisions	—	56,342	—	56,342
Pooled trust preferred securities	—	749	—	749
FNMA and FHLMC preferred stock	—	481	—	481
Total securities available for sale	$—	$234,935	$—	$234,935

Assets Measured at Fair Value on a Recurring Basis at December 31, 2012 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
	(dollars in thousands)
Assets
Securities available for sale
Obligations of U.S. Government agencies	$—	$13,467	$—	$13,467
SBA Pool securities	—	82,751	—	82,751
Agency mortgage-backed securities	—	31,714	—	31,714
Agency CMO securities	—	61,936	—	61,936
Non agency CMO securities	—	2,199	—	2,199
State and political subdivisions	—	83,217	—	83,217
Pooled trust preferred securities	—	759	—	759
FNMA and FHLMC preferred stock	—	276	—	276
Corporate securities	—	594	—	594
Total securities available for sale	$—	$276,913	$—	$276,913

Assets Measured at Fair Value on a Non-Recurring Basis

Certain assets are measured at fair value on a non-recurring basis in accordance with U.S. GAAP. These adjustments to fair value usually result from the application of fair value accounting or impairment write-downs of individual assets.

F-57

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements  – (continued)

Impaired Loans.   Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3.

The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the allowance for loan losses are measured at fair value on a non-recurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of operations.

Other Real Estate Owned.   Other real estate owned (“OREO”) is measured at fair value less cost to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Company. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3. OREO is measured at fair value on a non-recurring basis. Any initial fair value adjustment is charged against the allowance for loan losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest expense on the consolidated statements of operations.

The following table summarizes assets measured at fair value on a non-recurring basis as of December 31, 2013 and 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2013 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
	(dollars in thousands)
Assets
Impaired loans	$—	$—	$16,086	$16,086
Other real estate owned	$—	$—	$800	$800

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2012 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
	(dollars in thousands)
Assets
Impaired loans	$—	$—	$18,569	$18,569
Other real estate owned	$—	$—	$4,747	$4,747

F-58

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements  – (continued)

The following table displays quantitative information about Level 3 Fair Value Measurements as of December 31, 2013 and 2012:

Quantitative information about Level 3 Fair Value Measurements at December 31, 2013
	Fair Value	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
	(dollars in thousands)
Assets
Impaired loans	$16,086	Discounted appraised value	Selling cost	0% – 32% (12%)
			Discount for lack of marketability and age of appraisal	0% – 20% (6%)
Other real estate owned	$800	Discounted appraised value	Selling cost	10% (10%)
			Discount for lack of marketability and age of appraisal	0% – 28% (13%)

Quantitative information about Level 3 Fair Value Measurements at December 31, 2012
	Fair Value	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
	(dollars in thousands)
Assets
Impaired loans	$18,569	Discounted appraised value	Selling cost	7% – 32% (12%)
			Discount for lack of marketability and age of appraisal	0% – 50% (15%)
Other real estate owned	$4,747	Discounted appraised value	Selling cost	10% – 15% (10%)
			Discount for lack of marketability and age of appraisal	0% – 56% (6%)

Fair Value of Financial Instruments

U.S. GAAP requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies and assumptions for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies and assumptions for other financial assets and financial liabilities are discussed below:

Cash and Short-Term Investments.  For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities.  For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted prices for similar securities. All securities prices are provided by independent third party vendors.

F-59

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements  – (continued)

Restricted Securities.  The carrying amount approximates fair value based on the redemption provisions of the correspondent banks.

Loans.  The fair value of performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans such as the borrower’s creditworthiness and compensating balances and dissimilar types of real estate held as collateral. The fair value of impaired loans is measured as described within the Impaired Loans section of this note.

Bank Owned Life Insurance.  Bank owned life insurance represents insurance policies on officers of the Company. The cash values of the policies are estimated using information provided by insurance carriers. These policies are carried at their cash surrender value, which approximates the fair value.

Deposits.  The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using market rates for deposits of similar remaining maturities.

Short-Term Borrowings.  The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings.  The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest Receivable and Accrued Interest Payable.  The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Financial Instruments.  The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value of guarantees of credit card accounts previously sold is based on the estimated cost to settle the obligations with the counterparty at the reporting date. At December 31, 2013 and 2012, the fair value of loan commitments, standby letters of credit and credit card guarantees are not significant and are not included in the table below.

F-60

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements  – (continued)

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

		Fair Value Measurements at December 31, 2013 Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
		(dollars in thousands)
Assets:
Cash and short-term investments	$13,944	$13,944	$—	$—	$13,944
Interest bearing deposits with banks	5,402	5,402	—	—	5,402
Securities available for sale	234,935	—	234,935	—	234,935
Securities held to maturity	35,495	—	34,521	—	34,521
Restricted securities	5,549	—	5,549	—	5,549
Loans, net	642,430	—	—	653,125	653,125
Bank owned life insurance	21,158	—	21,158	—	21,158
Accrued interest receivable	3,893	—	3,893	—	3,893
Total	$962,806	$19,346	$300,056	$653,125	$972,527
Liabilities:
Noninterest-bearing demand deposits	$126,861	$126,861	$—	$—	$126,861
Interest-bearing deposits	707,601	—	614,747	—	614,747
Short-term borrowings	44,949	44,949	—	—	44,949
Trust preferred debt	10,310	—	10,310	—	10,310
Accrued interest payable	1,324	—	1,324	—	1,324
Total	$891,045	$171,810	$626,381	$—	$798,191

F-61

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 19. Fair Value Measurements  – (continued)

		Fair Value Measurements at December 31, 2012 Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
		(dollars in thousands)
Assets:
Cash and short-term investments	$16,762	$16,762	$—	$—	$16,762
Interest bearing deposits with banks	29,837	29,837	—	—	29,837
Securities available for sale	276,913	—	276,913	—	276,913
Restricted securities	9,251	—	9,251	—	9,251
Loans, net	664,330	—	—	659,818	659,818
Bank owned life insurance	10,678	—	10,678	—	10,678
Accrued interest receivable	4,223	—	4,223	—	4,223
Total	$1,011,994	$46,599	$301,065	$659,818	$1,007,482
Liabilities:
Noninterest-bearing demand deposits	$116,717	$116,717	$—	$—	$116,717
Interest-bearing deposits	721,656	—	717,035	—	717,035
Short-term borrowings	2,942	2,942	—	—	2,942
Long-term borrowings	117,500	—	126,739	—	126,739
Trust preferred debt	10,310	—	10,310	—	10,310
Accrued interest payable	1,673	—	1,673	—	1,673
Total	$970,798	$119,659	$855,757	$—	$975,416

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of the Company’s normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. The Company attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. The Company monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 20. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit, guarantees of credit card accounts previously sold and potential repurchase obligations related to previously sold loans, and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

F-62

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 20. Financial Instruments with Off-Balance Sheet Risk  – (continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and guarantees of credit card accounts previously sold is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not incurred any losses on its commitments in either 2013 or 2012.

The amounts of loan commitments and standby letters of credit are set forth in the following table as of December 31, 2013 and 2012:

	December 31,
(dollars in thousands)	2013	2012
Loan commitments	$102,703	$98,922
Standby letters of credit	$7,114	$6,851

In connection with the sale of its credit card loan portfolio, the Company has guaranteed credit card accounts of certain customers to the bank that purchased the accounts. At December 31, 2013 and 2012, the guarantees totaled $964 thousand and $731 thousand, respectively, of which the outstanding balance of the guarantees was $385 thousand and $327 thousand, respectively. As of December 31, 2013, the Company does not anticipate any significant or material losses as a result of the guaranteed credit card accounts.

Note 21. Preferred Stock and Warrant

On January 9, 2009, the Company signed a definitive agreement with the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008 to participate in the Treasury’s Capital Purchase Program. Pursuant to this agreement, the Company sold 24,000 shares of its Series A fixed rate cumulative perpetual preferred stock, liquidation value $1,000 per share (the “Series A Preferred Stock”), to the Treasury for an aggregate purchase price of $24 million. The Series A Preferred Stock pays a cumulative dividend at a rate of 5% for the first five years, and if not redeemed, pays a rate of 9% starting at the beginning of the sixth year. As part of its purchase of the Series A Preferred Stock, the Treasury was also issued a warrant to purchase up to 373,832 shares of the Company’s common stock at an initial exercise price of $9.63 per share. If not exercised, the warrant expires after ten years. On October 21, 2013, the Treasury sold all 24,000 shares of Series A Preferred Stock that were held by Treasury to private investors.

F-63

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 21. Preferred Stock and Warrant  – (continued)

Accounting for the issuance of the Series A Preferred Stock included entries to the equity portion of the Company’s consolidated balance sheet to recognize the Series A Preferred Stock at the full amount of the issuance, the warrant and discount on the Series A Preferred Stock at values calculated by discounting the future cash flows by a prevailing interest rate that a similar security would receive in the current market environment. At the time of issuance, that discount rate was determined to be 12%. The fair value of the warrant of $950 thousand was calculated using the Black-Scholes model with inputs of 7 year volatility, average rate of quarterly dividends, 7 year Treasury strip rate and the exercise price of $9.63 per share exercisable for up to 10 years. The present value of the Series A Preferred Stock using a 12% discount rate was $14.4 million. The Series A Preferred Stock discount determined by the allocation of discount to the warrant is being accreted quarterly over a 5 year period on a constant effective yield method at a rate of approximately 6.4%. Allocation of the Series A Preferred Stock discount and the warrant as of January 9, 2009 is provided in the tables below:

Warrant Value	2009
Series A Preferred Stock	$24,000,000
Price	$9.63
Warrant – shares	373,832
Value per warrant	$2.54
Fair value of warrant	$949,533

	(dollars in thousands)
NPV of Series A Preferred Stock @ 12% discount rate	Fair Value	Relative Value %	Relative Value
$24 million 1/09/2009
NPV of Series A Preferred Stock (12% discount rate)	$14,446	93.8%	$22,519
Fair value of warrant	950	6.2%	1,481
	$15,396	100.0%	$24,000

On February 17, 2011, the Parent and the Bank entered into a written agreement with the Reserve Bank and the Bureau. The Written Agreement was terminated on July 30, 2013. Under the terms of this written agreement, the Parent and the Bank were subject to additional limitations and regulatory restrictions and could not declare or pay dividends to its shareholders (including payments by the Parent related to trust preferred securities) without prior regulatory approval. See Note 26 — Regulatory Agreements.

On September 5, 2013, the Parent and the Bank entered into a memorandum of understanding with the Reserve Bank and the Bureau. The MOU was terminated effective March 13, 2014. Under the terms of the MOU, the Parent and the Bank were subject to additional limitations and regulatory restrictions and could not declare or pay dividends to its shareholders (including payment by the Parent related to trust preferred securities) without prior regulatory approval. See Note 26 — Regulatory Agreements.

On February 15, 2014, the Company deferred its thirteenth consecutive dividend on the Series A Preferred Stock. Deferral of dividends on the Series A Preferred Stock does not constitute an event of default. Dividends on the Series A Preferred Stock are, however, cumulative, and the Company has accumulated the dividends in accordance with the terms of the Series A Preferred Stock and U.S. GAAP and reflected the accumulated dividends as a portion of the effective dividend on Series A Preferred Stock on the consolidated statements of operations. As of December 31, 2013, the Company had accumulated $3.6 million for dividends on the Series A Preferred Stock. In addition, because dividends on the Series A Preferred Stock have not been paid for more than six quarters, the authorized number of directors on the Company’s Board of Directors has increased by two, and the holders of the Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s Board of Directors at the next annual meeting (or a special meeting called for that purpose) and each annual meeting until all owed and unpaid dividends on the Series A Preferred Stock have been paid. To date the holders of the Series A Preferred Stock have not yet exercised this right.

F-64

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 21. Preferred Stock and Warrant  – (continued)

In connection with its private placements, on June 12, 2013, the Company issued 5,240,192 shares of its Series B Preferred Stock for a gross purchase price of $23.8 million, or $4.55 per share. The Series B Preferred Stock has no maturity date. The holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of certain conditions. The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of Series B Preferred Stock. The Series B Preferred Stock ranks junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, including the Series A Preferred Stock.

For a summary of the terms of the Series B Preferred Stock, including the conditions under which shares of Series B Preferred Stock convert into shares of the Company’s common stock, see the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2013 and the exhibits thereto.

Note 22. Related Party Leases

The Bank has entered into a long-term land lease with a related party to provide for space for one branch located in Hartfield, Virginia. This lease has been classified as an operating lease for financial reporting purposes. The lease term was extended for an additional ten years during 2013 and now expires on May 31, 2023 with annual lease payments of approximately $8 thousand. Future minimum lease payments required over the remaining term of this non-cancelable operating lease total $73 thousand. Under the terms of the lease, the Bank has multiple options to extend the lease term beyond May 31, 2023. Total lease expense was $8 thousand for each of the years 2013, 2012 and 2011, respectively.

Note 23. Lease Commitments

The Company currently has long-term leases for four of its retail branches and one for a former retail branch. Four of the leases are for the retail branch buildings and one lease is for the land on which the Company owned retail branch is located. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under the long-term non-cancelable lease agreements.

(dollars in thousands)	Lease Payments
2014	$282
2015	224
2016	182
2017	140
2018	129
Thereafter	50
$1,007

Rent expense for the years ended December 31, 2013, 2012 and 2011 was $337 thousand, $397 thousand and $413 thousand, respectively, and was included in occupancy and equipment expenses.

F-65

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 24. Common Stock Repurchases

In January 2001, the Company announced a stock repurchase program by which management was authorized to repurchase up to 300,000 shares of the Company’s common stock. This plan was amended in 2003 and the number of shares by which management is authorized to repurchase is up to 5% of the outstanding shares of the Company’s common stock on January 1 of each year. There is no stated expiration date for the program. During 2013, 2012 and 2011, the Company did not repurchase any of its common stock.

In connection with the Company’s sale to the Treasury of its Series A Preferred Stock under the Capital Purchase Program, as previously described, prior to January 9, 2012, the Company generally could not purchase any of its common stock without the consent of the Treasury. See Note 21 — Preferred Stock and Warrant.

In connection with the Written Agreement with the Reserve Bank and the Bureau, as previously described, the Company was subject to additional limitations and regulatory restrictions and could not purchase or redeem shares of its stock without prior regulatory approval. The Written Agreement was terminated on July 30, 2013. See Note 26 — Regulatory Agreements.

In connection with the MOU with the Reserve Bank and the Bureau, as previously described, the Company was subject to additional limitations and regulatory restrictions and could not purchase or redeem shares of its stock without prior regulatory approval. The MOU was terminated effective March 13, 2014. See Note 26 — Regulatory Agreements.

Note 25. Condensed Parent Company Only Financial Information

The condensed financial position as of December 31, 2013 and 2012 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2013, of Eastern Virginia Bankshares, Inc., parent company only, are presented below:

Condensed Balance Sheets
December 31, 2013 and 2012
(dollars in thousands)

	2013	2012
Assets
Cash on deposit with subsidiary	$35,168	$2,994
Investment in subsidiaries	107,039	106,523
Deferred income taxes, net	232	755
Prepaid benefit cost	520	—
Other assets	1,393	1,587
Total assets	$144,352	$111,859
Liabilities and Shareholders' Equity
Trust preferred debt	$10,310	$10,310
Accrued benefit cost	—	1,019
Other liabilities	1,093	819
Total shareholders’ equity	132,949	99,711
Total liabilities and shareholders’ equity	$144,352	$111,859

F-66

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 25. Condensed Parent Company Only Financial Information  – (continued)

Condensed Statements of Operations
Years Ended December 31, 2013, 2012 and 2011
(dollars in thousands)

	2013	2012	2011
Income:
Interest on deposit with subsidiary	$123	$19	$32
Interest on subordinated debt	—	—	321
Total income	123	19	353
Expenses:
Interest on trust preferred debt	352	361	332
Professional fees	275	295	344
Other	204	169	162
Total expenses	831	825	838
Loss before income tax benefit and equity in undistributed net income (loss) of subsidiary	(708)	(806)	(485)
Income tax benefit	(241)	(274)	(165)
Loss before equity in undistributed net income (loss) of subsidiary	(467)	(532)	(320)
Equity in undistributed net income (loss) of subsidiary	(2,165)	3,984	2,097
Net income (loss)	$(2,632)	$3,452	$1,777

F-67

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 25. Condensed Parent Company Only Financial Information  – (continued)

Condensed Statements of Cash Flows
Years Ended December 31, 2013, 2012 and 2011
(dollars in thousands)

	2013	2012	2011
Operating activities:
Net income (loss)	$(2,632)	$3,452	$1,777
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net (income) loss of subsidiary	2,165	(3,984)	(2,097)
Stock based compensation	32	53	110
Net change in:
Other assets	194	(844)	(320)
Other liabilities	273	358	282
Net cash provided by (used in) operating activities	32	(965)	(248)
Investing activities:
Subordinated debt to subsidiary	—	—	11,000
Increase in investment in subsidiary	(13,000)	—	(11,000)
Net cash used in investing activities	(13,000)	—	—
Financing activities:
Issuance of common stock under dividend reinvestment and employee stock plans	—	37	80
Director stock grant	32	23	22
Net proceeds from issuance of common stock in private placements and rights offering	23,550	—	—
Net proceeds from issuance of preferred stock in private placements	21,560	—	—
Net cash provided by financing activities	45,142	60	102
Net increase (decrease) in cash on deposit with subsidiary	32,174	(905)	(146)
Cash on deposit with subsidiary, January 1	2,994	3,899	4,045
Cash on deposit with subsidiary, December 31	$35,168	$2,994	$3,899

Note 26. Regulatory Agreements

On February 17, 2011, the Parent and the Bank entered into a written agreement with the Reserve Bank and the Bureau. The Written Agreement was terminated on July 30, 2013. The Written Agreement had required the Bank, among other things, to develop plans for improving numerous aspects of the Bank’s operations and management, required the Bank to improve asset quality, restricted certain types of credit extensions and imposed a number of measures designed to preserve the Bank’s capital.

On September 5, 2013, the Parent and the Bank entered into a memorandum of understanding with the Reserve Bank and the Bureau. The MOU was terminated effective March 13, 2014.

Under the terms of the MOU, the Parent and the Bank had agreed that the Parent would not, without prior written approval of the Reserve Bank and the Bureau, (a) declare or pay dividends of any kind, or make any payments on the Parent’s trust preferred securities; (b) incur or guarantee any debt; or (c) purchase or redeem any shares of the

F-68

Eastern Virginia Bankshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

Note 26. Regulatory Agreements  – (continued)

Parent’s stock. In addition, under the MOU the Parent and the Bank had agreed to review and revise the allowance for loan and lease losses methodology (“ALLL”), and on a quarterly basis submit to the Reserve Bank and the Bureau a copy of the internally calculated ALLL worksheet.

Management believes, as of December 31, 2013, that the Parent and Bank were in full or substantial compliance with the terms of the MOU.

Note 27. Capital Raise

During 2013, the Company completed a capital raising initiative (the “Capital Raise”), which resulted in $50.0 million in gross proceeds for which the Company issued, in the aggregate, approximately 5.7 million shares of common stock and 5.2 million shares of Series B Preferred Stock, each at $4.55 per share. The Capital Raise was comprised of two components (i) private placements to institutional investors and (ii) a rights offering for existing shareholders.

In connection with the first component of the Capital Raise, on March 26, 2013, the Company entered into securities purchase agreements with affiliates of Castle Creek Capital Partners (“Castle Creek”) and GCP Capital Partners (“GCP Capital”) and certain other institutional investors pursuant to which it closed the private placements on June 12, 2013 and raised aggregate gross proceeds of $45.0 million through private placements of approximately 4.6 million shares of common stock and 5.2 million shares of Series B Preferred Stock, each at $4.55 per share (the “Private Placements”). For more information related to the preferred shares issued in the Private Placements, see Note 21 — Preferred Stock and Warrant.

In connection with the second component of the Capital Raise, on March 26, 2013, the Company announced plans to conduct a $5.0 million rights offering to allow existing shareholders to purchase common stock at the same price per share as the investors in the Private Placements. The closing of the Rights Offering was conditioned on the closing of the Private Placements. On July 5, 2013, the Company closed on its Rights Offering to existing shareholders which raised aggregate gross proceeds of $5.0 million through the issuance of 1.1 million newly issued shares of the Company’s common stock. After issuing 1.1 million newly subscribed common shares in the Rights Offering, the Company had approximately 11.8 million total common shares outstanding.

Note 28. Subsequent Events

Effective March 13, 2014, the MOU was terminated by the Reserve Bank and the Bureau.

F-69

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets:
Cash and due from banks	$12,319	$13,944
Interest bearing deposits with banks	3,603	5,402
Federal funds sold	641	-
Securities available for sale, at fair value	227,632	234,935
Securities held to maturity, at carrying value (fair value of $34,403 and $34,521, respectively)	34,077	35,495
Restricted securities, at cost	7,230	5,549
Loans, net of allowance for loan losses of $14,618 and $14,767, respectively	683,375	642,430
Deferred income taxes, net	15,530	18,937
Bank premises and equipment, net	21,525	21,446
Accrued interest receivable	3,762	3,893
Other real estate owned, net of valuation allowance of $108 and $254, respectively	601	800
Goodwill	15,970	15,970
Bank owned life insurance	21,432	21,158
Other assets	8,386	7,115
Total assets	$1,056,083	$1,027,074

Liabilities and Shareholders' Equity:
Liabilities
Noninterest-bearing demand accounts	$139,066	$126,861
Interest-bearing deposits	682,460	707,601
Total deposits	821,526	834,462
Federal funds purchased and repurchase agreements	3,482	3,009
Short-term borrowings	76,760	41,940
Trust preferred debt	10,310	10,310
Accrued interest payable	341	1,324
Other liabilities	2,904	3,080
Total liabilities	915,323	894,125

Shareholders' Equity
Preferred stock, $2 par value per share, authorized 10,000,000 shares, issued and outstanding:
Series A; $1,000 stated value per share, 24,000 shares fixed rate cumulative perpetual preferred	24,000	24,000
Series B; 5,240,192 shares non-voting mandatorily convertible non-cumulative preferred	10,480	10,480
Common stock, $2 par value per share, authorized 50,000,000 shares, issued and outstanding 11,862,367 including 58,400 and 73,500 nonvested shares in 2014 and 2013, respectively	23,608	23,578
Surplus	42,706	42,697
Retained earnings	43,232	39,581
Warrant	1,481	1,481
Accumulated other comprehensive loss, net	(4,747)	(8,868)
Total shareholders' equity	140,760	132,949

Total liabilities and shareholders' equity	$1,056,083	$1,027,074

The accompanying notes are an integral part of the consolidated financial statements.

F-70

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2014	2013
Interest and Dividend Income
Interest and fees on loans	$8,562	$9,052
Interest on investments:
Taxable interest income	1,338	1,307
Tax exempt interest income	204	151
Dividends	89	83
Interest on deposits with banks	4	40
Total interest and dividend income	10,197	10,633

Interest Expense
Deposits	978	1,226
Federal funds purchased and repurchase agreements	5	5
Short-term borrowings	36	-
Long-term borrowings	-	1,187
Trust preferred debt	88	87
Total interest expense	1,107	2,505
Net interest income	9,090	8,128
Provision for Loan Losses	-	600
Net interest income after provision for loan losses	9,090	7,528
Noninterest Income
Service charges and fees on deposit accounts	837	729
Debit/credit card fees	378	375
Gain on sale of available for sale securities, net	109	58
Gain on sale of bank premises and equipment	-	25
Other operating income	315	263
Total noninterest income	1,639	1,450
Noninterest Expenses
Salaries and employee benefits	4,748	4,146
Occupancy and equipment expenses	1,267	1,271
Telephone	211	310
FDIC expense	305	596
Consultant fees	279	213
Collection, repossession and other real estate owned	89	126
Marketing and advertising	270	246
Loss on sale of other real estate owned	28	118
Impairment losses on other real estate owned	6	133
Other operating expenses	1,316	1,046
Total noninterest expenses	8,519	8,205
Income before income taxes	2,210	773
Income Tax Expense	555	100
Net Income	$1,655	$673
Effective dividend on Series A Preferred Stock	541	376

Net income available to common shareholders	$1,114	$297
Income per common share: basic	$0.10	$0.04
Income per common share: diluted	$0.06	$0.04

The accompanying notes are an integral part of the consolidated financial statements.

F-71

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(dollars in thousands)

	Three Months Ended
	June 30,
	2014	2013
Net income	$1,655	$673
Other comprehensive income (loss), net of tax:
Unrealized securities gains (losses) arising during period (net of tax, $893 and $3,109, respectively)	1,732	(6,034)
Amortization of unrealized losses on securities transferred from available for sale to held to maturity (net of tax, $26 and $0, respectively)	52	-
Less: reclassification adjustment for securities gains included in net income (net of tax, $37 and $20, respectively)	(72)	(38)
Other comprehensive income (loss)	1,712	(6,072)
Comprehensive income (loss)	$3,367	$(5,399)

The accompanying notes are an integral part of the consolidated financial statements.

F-72

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share amounts)

	Six Months Ended
	June 30,
	2014	2013
Interest and Dividend Income
Interest and fees on loans	$17,112	$18,008
Interest on investments:
Taxable interest income	2,845	2,729
Tax exempt interest income	417	239
Dividends	191	169
Interest on deposits with banks	8	65
Total interest and dividend income	20,573	21,210

Interest Expense
Deposits	1,965	2,500
Federal funds purchased and repurchase agreements	10	10
Short-term borrowings	71	-
Long-term borrowings	-	2,361
Trust preferred debt	176	174
Total interest expense	2,222	5,045
Net interest income	18,351	16,165
Provision for Loan Losses	250	1,200
Net interest income after provision for loan losses	18,101	14,965
Noninterest Income
Service charges and fees on deposit accounts	1,659	1,495
Debit/credit card fees	687	708
Gain on sale of available for sale securities, net	489	525
Gain on sale of bank premises and equipment	5	26
Other operating income	691	644
Total noninterest income	3,531	3,398
Noninterest Expenses
Salaries and employee benefits	9,334	8,295
Occupancy and equipment expenses	2,586	2,527
Telephone	422	565
FDIC expense	637	1,183
Consultant fees	622	429
Collection, repossession and other real estate owned	156	252
Marketing and advertising	437	480
Loss on sale of other real estate owned	15	155
Impairment losses on other real estate owned	11	143
Other operating expenses	2,477	2,132
Total noninterest expenses	16,697	16,161
Income before income taxes	4,935	2,202
Income Tax Expense	1,284	449
Net Income	$3,651	$1,753
Effective dividend on Series A Preferred Stock	1,059	752

Net income available to common shareholders	$2,592	$1,001
Income per common share: basic	$0.22	$0.15
Income per common share: diluted	$0.15	$0.14

The accompanying notes are an integral part of the consolidated financial statements.

F-73

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(dollars in thousands)

	Six Months Ended
	June 30,
	2014	2013
Net income	$3,651	$1,753
Other comprehensive income (loss), net of tax:
Unrealized securities gains (losses) arising during period (net of tax, $2,248 and $3,192, respectively)	4,364	(6,197)
Amortization of unrealized losses on securities transferred from available for sale to held to maturity (net of tax, $41 and $0, respectively)	80	-
Less: reclassification adjustment for securities gains included in net income (net of tax, $166 and $179, respectively)	(323)	(346)
Other comprehensive income (loss)	4,121	(6,543)
Comprehensive income (loss)	$7,772	$(4,790)

The accompanying notes are an integral part of the consolidated financial statements.

F-74

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity (unaudited)

For the Six Months Ended June 30, 2014 and 2013

(dollars in thousands)

						Accumulated
		Preferred	Preferred			Other
	Common	Stock	Stock		Retained	Comprehensive
	Stock	Series A (1)	Series B	Surplus	Earnings	Income (Loss)	Total
Balance, December 31, 2012	$12,060	$25,177	$-	$19,521	$42,517	$436	$99,711
Net income					1,753		1,753
Other comprehensive (loss)						(6,543)	(6,543)
Preferred stock discount		152			(152)		-
Stock based compensation				14			14
Issuance of common stock in private placements	9,300			9,354			18,654
Issuance of preferred stock in private placements	-	-	10,480	11,080	-	-	21,560
Balance, June 30, 2013	$21,360	$25,329	$10,480	$39,969	$44,118	$(6,107)	$135,149

Balance, December 31, 2013	$23,578	$25,481	$10,480	$42,697	$39,581	$(8,868)	$132,949
Net income					3,651		3,651
Other comprehensive income						4,121	4,121
Stock based compensation				39			39
Restricted common stock vested	30	-	-	(30)	-	-	-
Balance, June 30, 2014	$23,608	$25,481	$10,480	$42,706	$43,232	$(4,747)	$140,760

(1) For the purposes of this table, Preferred Stock Series A includes the effect of the warrant issued in connection with the sale of the Series A Preferred Stock and the discount on such preferred stock.

The accompanying notes are an integral part of the consolidated financial statements.

F-75

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Six Months Ended
	June 30,
	2014	2013
Operating Activities:
Net income	$3,651	$1,753
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	250	1,200
Depreciation and amortization	1,048	1,037
Stock based compensation	39	14
Net amortization of premiums and accretion of discounts on investment securities, net	1,626	2,199
(Gain) realized on securities available for sale transactions, net	(489)	(525)
(Gain) on sale of bank premises and equipment	(5)	(26)
Loss on sale of other real estate owned	15	155
Impairment losses on other real estate owned	11	143
Loss on LLC investments	23	11
Deferred income taxes	1,284	852
Net change in:
Accrued interest receivable	131	83
Other assets	(1,568)	(613)
Accrued interest payable	(983)	125
Other liabilities	(176)	401
Net cash provided by operating activities	4,857	6,809
Investing Activities:
Purchase of securities available for sale	(17,000)	(57,631)
Purchase of restricted securities	(5,228)	-
Purchases of bank premises and equipment	(1,127)	(834)
Purchases of bank owned life insurance	-	(10,000)
Net change in loans	(41,484)	8,514
Proceeds from:
Maturities, calls, and paydowns of securities available for sale	9,053	14,772
Maturities, calls, and paydowns of securities held to maturity	1,248	-
Sales of securities available for sale	20,527	32,393
Sale of restricted securities	3,547	302
Sale of bank premises and equipment	5	26
Sale of other real estate owned	462	2,950
Net cash (used in) investing activities	(29,997)	(9,508)
Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	(13,723)	10,847
Time deposits	787	(6,949)
Federal funds purchased and repurchase agreements	473	389
Short-term borrowings	34,820	-
Net proceeds from issuance of common stock in private placements	-	18,654
Net proceeds from issuance of preferred stock in private placements	-	21,560
Net cash provided by financing activities	22,357	44,501
Net (decrease) increase in cash and cash equivalents	(2,783)	41,802
Cash and cash equivalents, January 1	19,346	46,599
Cash and cash equivalents, June 30	$16,563	$88,401
Supplemental disclosure:
Interest paid	$3,205	$4,920
Supplemental disclosure of noncash investing and financing activities:
Unrealized gains (losses) on securities available for sale	$6,123	$(9,914)
Loans transferred to other real estate owned	$(289)	$(1,095)

The accompanying notes are an integral part of the consolidated financial statements.

F-76

EASTERN VIRGINIA BANKSHARES, INC. AND SUBSIDIARIES

Notes to the Interim Consolidated Financial Statements

(unaudited)

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying unaudited consolidated financial statements of Eastern Virginia Bankshares, Inc. (the “Parent”) and its subsidiaries, EVB Statutory Trust I (the “Trust”), and EVB (the “Bank”) and its subsidiaries, are in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q adopted by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Operating results for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”).

The accompanying unaudited consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as the “Company.” All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Parent owns the Trust which is an unconsolidated subsidiary. The subordinated debt owed to the Trust is reported as a liability of the Parent.

Nature of Operations

Eastern Virginia Bankshares, Inc. is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. The Company conducts its primary operations through its wholly-owned bank subsidiary, EVB. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB. The Bank provides a full range of banking and related financial services to individuals and businesses through its network of retail branches. With twenty-one retail branches, the Bank serves diverse markets that primarily are in the counties of Essex, Gloucester, Hanover, Henrico, King and Queen, King William, Lancaster, Middlesex, New Kent, Richmond, Northumberland, Southampton, Surry, Sussex and the City of Colonial Heights. The Bank operates under a state bank charter and as such is subject to regulation by the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

The Bank owns EVB Financial Services, Inc., which in turn has a 100% ownership interest in EVB Investments, Inc. and through March 31, 2011 a 50% ownership interest in EVB Mortgage, LLC. EVB Investments, Inc. is a full-service brokerage firm offering a comprehensive range of investment services. EVB Mortgage, LLC was formed to originate and sell residential mortgages. Due to the uncertainties surrounding potential regulatory pressures regarding the origination and funding of mortgage loans on one to four family residences, the Company decided in March 2011 to cease the operations of EVB Mortgage, LLC as a joint venture with Southern Trust Mortgage, LLC. On April 1, 2011, the Company entered into an independent contractor agreement with Southern Trust Mortgage, LLC. Under the terms of this agreement, the Company advises and consults with Southern Trust Mortgage, LLC and facilitates the marketing and brand recognition of their mortgage business. In addition, the Company provides Southern Trust Mortgage, LLC with offices at five retail branches in the Company’s market area and access to office equipment at these locations during normal business hours. For its services, the Company receives fixed monthly compensation from Southern Trust Mortgage, LLC in the amount of $1 thousand, which is adjustable on a quarterly basis. On May 15, 2014, the Bank acquired a 4.9% ownership interest in Southern Trust Mortgage, LLC.

The Bank had a 75% ownership interest in EVB Title, LLC, which primarily sold title insurance to the mortgage loan customers of the Bank and EVB Mortgage, LLC. Effective January 2014, the Bank ceased operations of EVB Title, LLC due to low volume and profitability. The Bank has a 2.33% ownership in Bankers Insurance, LLC, which primarily sells insurance products to customers of the Bank, and other financial institutions that have an equity interest in the agency. The Bank also has a 100% ownership interest in Dunston Hall LLC, POS LLC, Tartan Holdings LLC and ECU-RE LLC which were formed to hold the title to real estate acquired by the Bank upon foreclosure on property of real estate secured loans. The financial position and operating results of all of these subsidiaries are not significant to the Company as a whole and are not considered principal activities of the Company at this time. The Parent’s stock trades on the NASDAQ Global Select Market under the symbol “EVBS.”

F-77

Basis of Presentation

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of loans, impairment of securities, the valuation of other real estate owned, the projected benefit obligation under the defined benefit pension plan, the valuation of deferred taxes, goodwill impairment and fair value of financial instruments. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations in these interim financial statements, have been made. Certain prior year amounts have been reclassified to conform to the 2014 presentation. These reclassifications have no effect on previously reported net income.

Recent Accounting Pronouncements

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-01, “Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-01 to have a material impact on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).” The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company is currently assessing the impact that ASU 2014-04 will have on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in this ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results and include disposals of a major geographic area, a major line of business, or a major equity method investment. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. Additionally, the new guidance requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-08 to have a material impact on its consolidated financial statements.

F-78

In June 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This ASU applies to any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” most industry-specific guidance, and some cost guidance included in “Revenue Recognition—Construction-Type and Production-Type Contracts (Subtopic 605-35).” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To be in alignment with the core principle, an entity must apply a five step process including: identification of the contract(s) with a customer, identification of performance obligations in the contract(s), determination of the transaction price, allocation of the transaction price to the performance obligations, and recognition of revenue when (or as) the entity satisfies a performance obligation. Additionally, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer have also been amended to be consistent with the guidance on recognition and measurement. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company is currently assessing the impact that ASU 2014-09 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-11, “Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” This ASU aligns the accounting for repurchase-to-maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. The new guidance eliminates sale accounting for repurchase-to-maturity transactions and supersedes the guidance under which a transfer of a financial asset and a contemporaneous repurchase financing could be accounted for on a combined basis as a forward agreement. The amendments in the ASU also require a new disclosure for transactions economically similar to repurchase agreements in which the transferor retains substantially all of the exposure to the economic return on the transferred financial assets throughout the term of the transaction. Additional disclosures will be required for the nature of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The amendments in this ASU are effective for the first interim or annual period beginning after December 15, 2014. However, the disclosure for transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. Early adoption is not permitted. The Company is currently assessing the impact that ASU 2014-11 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, “Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” The new guidance applies to reporting entities that grant employees share-based payments in which the terms of the award allow a performance target to be achieved after the requisite service period. The amendments in the ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. Existing guidance in “Compensation – Stock Compensation (Topic 718)” should be applied to account for these types of awards. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted, and reporting entities may choose to apply the amendments in the ASU either on a prospective or retrospective basis. The Company is currently assessing the impact that ASU 2014-12 will have on its consolidated financial statements.

F-79

Note 2. Investment Securities

The amortized cost and estimated fair value, with gross unrealized gains and losses, of securities at June 30, 2014 and December 31, 2013 were as follows:

(dollars in thousands)	June 30, 2014
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale:	Cost	Gains	Losses	Value
Obligations of U.S. Government agencies	$14,990	$-	$915	$14,075
SBA Pool securities	86,790	22	2,386	84,426
Agency mortgage-backed securities	30,897	156	566	30,487
Agency CMO securities	44,076	154	938	43,292
Non agency CMO securities	1,041	-	4	1,037
State and political subdivisions	55,010	416	2,035	53,391
Pooled trust preferred securities	456	292	-	748
FNMA and FHLMC preferred stock	10	166	-	176
Total	$233,270	$1,206	$6,844	$227,632

(dollars in thousands)	December 31, 2013
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for Sale:	Cost	Gains	Losses	Value
Obligations of U.S. Government agencies	$14,989	$-	$1,599	$13,390
SBA Pool securities	89,531	35	3,531	86,035
Agency mortgage-backed securities	36,261	104	1,111	35,254
Agency CMO securities	43,277	62	1,961	41,378
Non agency CMO securities*	1,304	2	-	1,306
State and political subdivisions	60,834	177	4,669	56,342
Pooled trust preferred securities	467	282	-	749
FNMA and FHLMC preferred stock	22	459	-	481
Total	$246,685	$1,121	$12,871	$234,935

*The combined unrealized loss on these securities was less than $1.

(dollars in thousands)	June 30, 2014
		Unrealized
		Losses		Gross	Gross	Estimated
	Amortized	Recorded	Carrying	Unrealized	Unrealized	Fair
Held to Maturity:	Cost	in AOCI*	Value	Gains	Losses	Value
Agency CMO securities	$12,346	$90	$12,256	$104	$26	$12,334
State and political subdivisions	22,580	759	21,821	303	55	22,069
Total	$34,926	$849	$34,077	$407	$81	$34,403

*Represents the unrealized holding gain or loss at the date of transfer from available for sale to held to maturity, net of any accretion.

(dollars in thousands)	December 31, 2013
		Unrealized
		Losses		Gross	Gross	Estimated
	Amortized	Recorded	Carrying	Unrealized	Unrealized	Fair
Held to Maturity:	Cost	in AOCI*	Value	Gains	Losses	Value
Agency CMO securities	$12,598	$98	$12,500	$-	$547	$11,953
State and political subdivisions	23,867	872	22,995	4	431	22,568
Total	$36,465	$970	$35,495	$4	$978	$34,521

*Represents the unrealized holding gain or loss at the date of transfer from available for sale to held to maturity, net of any accretion.

F-80

There are no securities classified as “Trading” at June 30, 2014 or December 31, 2013. During the fourth quarter of 2013, the Company transferred securities with an amortized cost of $35.5 million, previously designated as “Available for Sale”, to “Held to Maturity” classification. The fair value of those securities as of the date of the transfer was $34.5 million, reflecting a gross unrealized loss of $994 thousand. The gross unrealized loss was recorded in Accumulated Other Comprehensive Income and is being amortized over the remaining life of the securities as an adjustment to interest income, beginning during the fourth quarter of 2013. The Company’s mortgage-backed securities consist entirely of residential mortgage-backed securities. The Company does not hold any commercial mortgage-backed securities. The Company’s mortgage-backed securities all have a guaranty of principal payment by an agency of, or an agency sponsored by, the U.S. government and are rated Aaa and AA+ by Moody and S&P, respectively, with no subprime issues.

The Company’s pooled trust preferred securities include one senior issue of Preferred Term Securities XXVII which is current on all payments and on which the Company took an impairment charge in the third quarter of 2009 to reduce the Company’s book value to the market value at September 30, 2009. As of June 30, 2014, that security has an estimated fair value that is $292 thousand greater than its amortized cost after impairment. During the second quarter of 2010, the Company recognized an impairment charge in the amount of $77 thousand on the Company’s investment in Preferred Term Securities XXIII mezzanine tranche, thus reducing the book value of this investment to $0. The decision to recognize the other-than-temporary impairment was based upon an analysis of the market value of the discounted cash flow for the security as provided by Moody’s at June 30, 2010, which indicated that the Company was unlikely to recover any of its remaining investment in these securities.

The amortized cost, carrying value and estimated fair values of securities at June 30, 2014, by the earlier of contractual maturity or expected maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

(dollars in thousands)	June 30, 2014
Available for Sale:	Amortized Cost	Estimated Fair Value

Due in one year or less	$4,558	$4,271
Due after one year through five years	50,405	50,335
Due after five years through ten years	152,322	147,189
Due after ten years	25,985	25,837
Total	$233,270	$227,632

(dollars in thousands)	June 30, 2014
Held to Maturity:	Carrying Value	Estimated Fair Value

Due in one year or less	$-	$-
Due after one year through five years	9,696	9,756
Due after five years through ten years	23,634	23,887
Due after ten years	747	760
Total	$34,077	$34,403

Proceeds from the sales of securities available for sale for the six months ended June 30, 2014 and 2013 were $20.5 million and $32.4 million, respectively. Net realized gains on the sales of securities available for sale for the six months ended June 30, 2014 and 2013 were $489 thousand and $525 thousand, respectively. Proceeds from maturities, calls and paydowns of securities available for sale for the six months ended June 30, 2014 and 2013 were $9.1 million and $14.8 million, respectively. Proceeds from maturities, calls and paydowns of securities held to maturity for the six months ended June 30, 2014 were $1.2 million. There were no securities classified as held to maturity for the six months ended June 30, 2013.

The Company pledges securities to secure public deposits, balances with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and repurchase agreements. Securities with an aggregate book value of $53.9 million and an aggregate fair value of $53.8 million were pledged at June 30, 2014. Securities with an aggregate book value of $88.8 million and an aggregate fair value of $85.0 million were pledged at December 31, 2013.

F-81

Securities in an unrealized loss position at June 30, 2014, by duration of the period of the unrealized loss, are shown below:

	June 30, 2014
(dollars in thousands)	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Obligations of U.S. Government agencies	$-	$-	$14,075	$915	$14,075	$915
SBA Pool securities	11,336	121	68,127	2,265	79,463	2,386
Agency mortgage-backed securities	3,188	119	14,463	447	17,651	566
Agency CMO securities	23,562	338	15,254	626	38,816	964
Non agency CMO securities	346	3	56	1	402	4
State and political subdivisions	5,684	58	40,659	2,032	46,343	2,090
Total	$44,116	$639	$152,634	$6,286	$196,750	$6,925

The Company reviews the investment securities portfolio on a quarterly basis to monitor its exposure to other-than-temporary impairment that may result due to adverse economic conditions and associated credit deterioration. A determination as to whether a security’s decline in market value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Some factors the Company may consider in the other-than-temporary impairment analysis include the length of time the security has been in an unrealized loss position, changes in security ratings, financial condition of the issuer, as well as security and industry specific economic conditions. In addition, the Company may also evaluate payment structure, whether there are defaulted payments or expected defaults, prepayment speeds, and the value of any underlying collateral. For certain securities in unrealized loss positions, the Company will enlist independent third-party firms to prepare cash flow analyses to compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security.

Based on the Company’s evaluation, management does not believe any unrealized loss at June 30, 2014, represents an other-than-temporary impairment as these unrealized losses are primarily attributable to current financial market conditions for these types of investments, particularly changes in interest rates, which rose during 2013 causing bond prices to decline, and are not attributable to credit deterioration. During the first six months of 2014, interest rates have fallen, specifically in the middle and long-end of the yield curve, which has caused bond prices to rise and thereby reduced the amount of unrealized losses. At June 30, 2014, there are 150 debt securities with fair values totaling $196.8 million considered temporarily impaired. Of these debt securities, 34 with fair values totaling $44.1 million were in an unrealized loss position of less than 12 months and 116 with fair values totaling $152.7 million were in an unrealized loss position of 12 months or more. Because the Company intends to hold these investments in debt securities until recovery of the amortized cost basis and it is more likely than not that the Company will not be required to sell these investments before a recovery of unrealized losses, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2014 and no impairment has been recognized. At June 30, 2014, there are no equity securities in an unrealized loss position.

Securities in an unrealized loss position at December 31, 2013, by duration of the period of the unrealized loss, are shown below.

	December 31, 2013
(dollars in thousands)	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Obligations of U.S. Government agencies	$5,436	$558	$7,954	$1,041	$13,390	$1,599
SBA Pool securities	68,163	3,131	11,156	400	79,319	3,531
Agency mortgage-backed securities	21,834	863	4,172	248	26,006	1,111
Agency CMO securities	39,860	1,962	7,788	546	47,648	2,508
Non agency CMO securities*	67	-	-	-	67	-
State and political subdivisions	61,316	3,455	11,855	1,645	73,171	5,100
Total	$196,676	$9,969	$42,925	$3,880	$239,601	$13,849

*The combined unrealized loss on these securities was less than $1.

F-82

The table below presents a roll forward of the credit loss component recognized in earnings (referred to as “credit-impaired debt securities”) on debt securities held by the Company for which a portion of an other-than-temporary impairment was recognized in other comprehensive income during 2009. Changes in the credit loss component of credit-impaired debt securities were:

Six Months Ending
(dollars in thousands)	June 30, 2014
Balance, beginning of period	$339
Additions
Initial credit impairments	-
Subsequent credit impairments	-
Reductions
Subsequent chargeoff of previously impaired credits	-
Balance, end of period	$339

The Company’s investment in Federal Home Loan Bank of Atlanta (“FHLB”) stock totaled $4.5 million and $3.2 million at June 30, 2014 and December 31, 2013, respectively. FHLB stock is generally viewed as a long-term investment and as a restricted investment security, which is carried at cost, because there is no market for the stock other than the FHLBs or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. Because the FHLB generated positive net income for each quarterly period beginning July 1, 2013, and ending June 30, 2014, the Company does not consider this investment to be other-than-temporarily impaired at June 30, 2014 and no impairment has been recognized. FHLB stock is included in a separate line item on the consolidated balance sheets (Restricted securities, at cost) and is not part of the Company’s securities available for sale portfolio. The Company’s restricted securities also include investments in the Reserve Bank and Community Bankers Bank, which are carried at cost.

F-83

Note 3. Loan Portfolio

The following table sets forth the composition of the Company’s loan portfolio in dollar amounts and as a percentage of the Company’s total gross loans at the dates indicated:

	June 30, 2014		December 31, 2013
(dollars in thousands)	Amount	Percent	Amount	Percent
Commercial, industrial and agricultural	$56,991	8.16%	$53,673	8.17%
Real estate - one to four family residential:
Closed end first and seconds	240,805	34.50%	218,472	33.25%
Home equity lines	97,572	13.98%	99,839	15.19%
Total real estate - one to four family residential	338,377	48.48%	318,311	48.44%
Real estate - multifamily residential	19,932	2.86%	18,077	2.75%
Real estate - construction:
One to four family residential	17,168	2.46%	16,169	2.46%
Other construction, land development and other land	24,827	3.56%	21,690	3.30%
Total real estate - construction	41,995	6.02%	37,859	5.76%
Real estate - farmland	7,207	1.03%	8,172	1.24%
Real estate - non-farm, non-residential:
Owner occupied	128,322	18.38%	126,569	19.26%
Non-owner occupied	75,804	10.86%	74,831	11.39%
Total real estate - non-farm, non-residential	204,126	29.24%	201,400	30.65%
Consumer	15,125	2.17%	16,782	2.55%
Other	14,240	2.04%	2,923	0.44%
Total loans	697,993	100.00%	657,197	100.00%
Less allowance for loan losses	(14,618)		(14,767)
Loans, net	$683,375		$642,430

F-84

The following table presents the aging of the recorded investment in past due loans as of June 30, 2014 by class of loans:

(dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Total Current*	Total Loans
Commercial, industrial and agricultural	$71	$8	$139	$218	$56,773	$56,991
Real estate - one to four family residential:
Closed end first and seconds	6,310	967	1,870	9,147	231,658	240,805
Home equity lines	563	194	331	1,088	96,484	97,572
Total real estate - one to four family residential	6,873	1,161	2,201	10,235	328,142	338,377
Real estate - multifamily residential	-	-	-	-	19,932	19,932
Real estate - construction:
One to four family residential	288	-	132	420	16,748	17,168
Other construction, land development and other land	10	-	-	10	24,817	24,827
Total real estate - construction	298	-	132	430	41,565	41,995
Real estate - farmland	-	-	590	590	6,617	7,207
Real estate - non-farm, non-residential:
Owner occupied	198	37	2,060	2,295	126,027	128,322
Non-owner occupied	-	-	623	623	75,181	75,804
Total real estate - non-farm, non-residential	198	37	2,683	2,918	201,208	204,126
Consumer	122	16	65	203	14,922	15,125
Other	5	-	-	5	14,235	14,240
Total loans	$7,567	$1,222	$5,810	$14,599	$683,394	$697,993

* For purposes of this table only, the "Total Current" column includes loans that are 1-29 days past due.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 by class of loans:

(dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Total Current*	Total Loans
Commercial, industrial and agricultural	$2,083	$170	$383	$2,636	$51,037	$53,673
Real estate - one to four family residential:
Closed end first and seconds	6,217	1,513	2,564	10,294	208,178	218,472
Home equity lines	700	303	353	1,356	98,483	99,839
Total real estate - one to four family residential	6,917	1,816	2,917	11,650	306,661	318,311
Real estate - multifamily residential	-	-	-	-	18,077	18,077
Real estate - construction:
One to four family residential	112	176	132	420	15,749	16,169
Other construction, land development and other land	167	-	137	304	21,386	21,690
Total real estate - construction	279	176	269	724	37,135	37,859
Real estate - farmland	808	-	590	1,398	6,774	8,172
Real estate - non-farm, non-residential:
Owner occupied	2,933	-	3,074	6,007	120,562	126,569
Non-owner occupied	1,779	-	23	1,802	73,029	74,831
Total real estate - non-farm, non-residential	4,712	-	3,097	7,809	193,591	201,400
Consumer	283	21	166	470	16,312	16,782
Other	7	-	-	7	2,916	2,923
Total loans	$15,089	$2,183	$7,422	$24,694	$632,503	$657,197

* For purposes of this table only, the "Total Current" column includes loans that are 1-29 days past due.

The following table presents nonaccrual loans, loans past due 90 days and accruing interest, and restructured loans at the dates indicated:

	June 30,	December 31,
(dollars in thousands)	2014	2013
Nonaccrual loans	$9,770	$11,018
Loans past due 90 days and accruing interest	-	-
Restructured loans (accruing)	16,383	16,026

F-85

At June 30, 2014 and December 31, 2013, there were approximately $4.0 million and $4.2 million, respectively, in troubled debt restructurings (“TDRs”) included in nonaccrual loans.

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans greater than 90 days past due may remain on an accrual status if management determines it has adequate collateral to cover the principal and interest. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the collectability of principal or interest on loans, it is management’s practice to place such loans on a nonaccrual status immediately, rather than delaying such action until the loans become 90 days past due.

When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed, and the amortization of related deferred loan fees or costs is suspended. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered. These policies are applied consistently across our loan portfolio.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

The following table presents the recorded investment in nonaccrual loans by class at June 30, 2014 and December 31, 2013:

	Nonaccrual
	June 30,	December 31,
(dollars in thousands)	2014	2013
Commercial, industrial and agricultural	$139	$383
Real estate - one to four family residential:
Closed end first and seconds	4,411	5,630
Home equity lines	506	688
Total real estate - one to four family residential	4,917	6,318
Real estate - construction:
One to four family residential	132	318
Other construction, land development and other land	-	137
Total real estate - construction	132	455
Real estate - farmland	590	590
Real estate - non-farm, non-residential:
Owner occupied	2,914	3,074
Non-owner occupied	623	23
Total real estate - non-farm, non-residential	3,537	3,097
Consumer	455	175
Total loans	$9,770	$11,018

At June 30, 2014 and December 31, 2013, the Company did not have any loans past due 90 days and accruing interest.

F-86

The Company uses a risk grading system for real estate (including multifamily residential, construction, farmland and non-farm, non-residential) and commercial loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

Pass Grades

•	Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;
•	Risk Grade 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;
•	Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;
•	Risk Grade 4 loans are satisfactory loans with borrowers not as strong as risk grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and
•	Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower’s ability to repay.

Special Mention

•	Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting the Company’s credit position.

Classified Grades

•	Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility the Company will sustain some loss if the deficiencies are not corrected;
•	Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and
•	Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

The Company uses a past due grading system for consumer loans, including one to four family residential first and seconds and home equity lines. The past due status of a loan is based on the contractual due date of the most delinquent payment due. The past due grading of consumer loans is based on the following categories: current, 1-29 days past due, 30-59 days past due, 60-89 days past due and over 90 days past due. The consumer loans are segregated between performing and nonperforming loans. Performing loans are those that have made timely payments in accordance with the terms of the loan agreement and are not past due 90 days or more. Nonperforming loans are those that do not accrue interest, are greater than 90 days past due and accruing interest or considered impaired. Non-impaired consumer loans are assigned an allowance factor which increases with the severity of past due status. This component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

The allocation methodology applied by the Company includes management’s ongoing review and grading of the loan portfolio into criticized loan categories (defined as specific loans warranting either specific allocation, or a classified status of substandard, doubtful or loss). The allocation methodology focuses on evaluation of several factors, including but not limited to: evaluation of facts and issues related to specific loans, management’s ongoing review and grading of the loan portfolio, consideration of migration analysis and delinquency experience on each portfolio category, trends in past due and nonaccrual loans, the level of classified loans, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the portfolio. In determining the allowance for loan losses, the Company considers its portfolio segments and loan classes to be the same.

F-87

The following table presents commercial loans by credit quality indicator at June 30, 2014:

(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Impaired	Total
Commercial, industrial and agricultural	$49,473	$2,407	$2,847	$84	$2,180	$56,991
Real estate - multifamily residential	19,932	-	-	-	-	19,932
Real estate - construction:
One to four family residential	16,290	229	350	-	299	17,168
Other construction, land development and other land	8,445	3,896	6,825	-	5,661	24,827
Total real estate - construction	24,735	4,125	7,175	-	5,960	41,995
Real estate - farmland	6,284	333	590	-	-	7,207
Real estate - non-farm, non-residential:
Owner occupied	93,515	8,276	12,121	-	14,410	128,322
Non-owner occupied	52,355	6,079	7,008	-	10,362	75,804
Total real estate - non-farm, non-residential	145,870	14,355	19,129	-	24,772	204,126
Total commercial loans	$246,294	$21,220	$29,741	$84	$32,912	$330,251

The following table presents commercial loans by credit quality indicator at December 31, 2013:

(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Impaired	Total
Commercial, industrial and agricultural	$44,571	$3,851	$3,229	$22	$2,000	$53,673
Real estate - multifamily residential	18,077	-	-	-	-	18,077
Real estate - construction:
One to four family residential	14,890	235	738	-	306	16,169
Other construction, land development and other land	6,638	7,104	4,634	-	3,314	21,690
Total real estate - construction	21,528	7,339	5,372	-	3,620	37,859
Real estate - farmland	6,288	338	1,068	-	478	8,172
Real estate - non-farm, non-residential:
Owner occupied	87,187	13,341	15,983	-	10,058	126,569
Non-owner occupied	43,406	15,533	7,520	-	8,372	74,831
Total real estate - non-farm, non-residential	130,593	28,874	23,503	-	18,430	201,400
Total commercial loans	$221,057	$40,402	$33,172	$22	$24,528	$319,181

At June 30, 2014 and December 31, 2013, the Company did not have any loans classified as Loss.

F-88

The following table presents consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at June 30, 2014:

(dollars in thousands)	Performing	Nonperforming	Total
Real estate - one to four family residential:
Closed end first and seconds	$228,954	$11,851	$240,805
Home equity lines	96,824	748	97,572
Total real estate - one to four family residential	325,778	12,599	338,377
Consumer	14,678	447	15,125
Other	13,775	465	14,240
Total consumer loans	$354,231	$13,511	$367,742

The following table presents consumer loans, including one to four family residential first and seconds and home equity lines, by payment activity at December 31, 2013:

(dollars in thousands)	Performing	Nonperforming	Total
Real estate - one to four family residential:
Closed end first and seconds	$205,860	$12,612	$218,472
Home equity lines	99,311	528	99,839
Total real estate - one to four family residential	305,171	13,140	318,311
Consumer	16,314	468	16,782
Other	2,451	472	2,923
Total consumer loans	$323,936	$14,080	$338,016

The Company measures impaired loans based on the present value of expected future cash flows discounted at the effective interest rate of the loan or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The Company maintains a valuation allowance to the extent that the measure of the impaired loan is less than the recorded investment. TDRs are considered impaired loans. TDRs occur when we agree to modify the original terms of a loan by granting a concession due to the deterioration in the financial condition of the borrower. These concessions can be temporary and are made in an attempt to avoid foreclosure and with the intent to restore the loan to a performing status once sufficient payment history can be demonstrated. These concessions could include, without limitation, rate reductions to below market rates, payment deferrals, forbearance, and, in some cases, forgiveness of principal or interest.

At the time of a TDR, the loan is placed on nonaccrual status. A loan may be returned to accrual status if the borrower has demonstrated a sustained period of repayment performance (typically six months) in accordance with the contractual terms of the loan and there is reasonable assurance the borrower will continue to make payments as agreed.

F-89

The following table presents a rollforward of the Company’s allowance for loan losses for the six months ended June 30, 2014:

	Beginning Balance				Ending Balance
(dollars in thousands)	January 1, 2014	Charge-offs	Recoveries	Provision	June 30, 2014
Commercial, industrial and agricultural	$1,787	$(290)	$30	$(331)	$1,196
Real estate - one to four family residential:
Closed end first and seconds	2,859	(304)	211	(188)	2,578
Home equity lines	1,642	(54)	13	244	1,845
Total real estate - one to four family residential	4,501	(358)	224	56	4,423
Real estate - multifamily residential	79	-	-	29	108
Real estate - construction:
One to four family residential	364	-	6	(69)	301
Other construction, land development and other land	1,989	-	2	501	2,492
Total real estate - construction	2,353	-	8	432	2,793
Real estate - farmland	116	-	-	11	127
Real estate - non-farm, non-residential:
Owner occupied	3,236	-	27	(1,144)	2,119
Non-owner occupied	1,770	-	3	855	2,628
Total real estate - non-farm, non-residential	5,006	-	30	(289)	4,747
Consumer	387	(86)	55	(1)	355
Other	538	(26)	14	343	869
Total	$14,767	$(760)	$361	$250	$14,618

The following table presents a rollforward of the Company’s allowance for loan losses for the six months ended June 30, 2013:

	Beginning Balance				Ending Balance
(dollars in thousands)	January 1, 2013	Charge-offs	Recoveries	Provision	June 30, 2013
Commercial, industrial and agricultural	$2,340	$(559)	$102	$485	$2,368
Real estate - one to four family residential:
Closed end first and seconds	2,876	(269)	33	523	3,163
Home equity lines	720	(58)	1	105	768
Total real estate - one to four family residential	3,596	(327)	34	628	3,931
Real estate - multifamily residential	62	-	-	(2)	60
Real estate - construction:
One to four family residential	419	(51)	31	(106)	293
Other construction, land development and other land	3,897	(950)	67	(694)	2,320
Total real estate - construction	4,316	(1,001)	98	(800)	2,613
Real estate - farmland	41	-	-	(11)	30
Real estate - non-farm, non-residential:
Owner occupied	5,092	(449)	-	562	5,205
Non-owner occupied	4,093	(1,534)	-	234	2,793
Total real estate - non-farm, non-residential	9,185	(1,983)	-	796	7,998
Consumer	215	(75)	58	46	244
Other	583	(72)	20	58	589
Total	$20,338	$(4,017)	$312	$1,200	$17,833

F-90

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class based on impairment method as of June 30, 2014:

	Allowance allocated to loans:			Total Loans:
(dollars in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Commercial, industrial and agricultural	$42	$1,154	$1,196	$2,180	$54,811	$56,991
Real estate - one to four family residential:
Closed end first and seconds	1,416	1,162	2,578	9,981	230,824	240,805
Home equity lines	-	1,845	1,845	417	97,155	97,572
Total real estate - one to four family residential	1,416	3,007	4,423	10,398	327,979	338,377
Real estate - multifamily residential	-	108	108	-	19,932	19,932
Real estate - construction:
One to four family residential	173	128	301	299	16,869	17,168
Other construction, land development and other land	1,382	1,110	2,492	5,661	19,166	24,827
Total real estate - construction	1,555	1,238	2,793	5,960	36,035	41,995
Real estate - farmland	-	127	127	-	7,207	7,207
Real estate - non-farm, non-residential:
Owner occupied	944	1,175	2,119	14,410	113,912	128,322
Non-owner occupied	1,648	980	2,628	10,362	65,442	75,804
Total real estate - non-farm, non-residential	2,592	2,155	4,747	24,772	179,354	204,126
Consumer	114	241	355	382	14,743	15,125
Other	302	567	869	465	13,775	14,240
Total	$6,021	$8,597	$14,618	$44,157	$653,836	$697,993

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class based on impairment method as of December 31, 2013:

	Allowance allocated to loans:			Total Loans:
(dollars in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Commercial, industrial and agricultural	$612	$1,175	$1,787	$2,000	$51,673	$53,673
Real estate - one to four family residential:
Closed end first and seconds	1,833	1,026	2,859	10,048	208,424	218,472
Home equity lines	-	1,642	1,642	175	99,664	99,839
Total real estate - one to four family residential	1,833	2,668	4,501	10,223	308,088	318,311
Real estate - multifamily residential	-	79	79	-	18,077	18,077
Real estate - construction:
One to four family residential	180	184	364	306	15,863	16,169
Other construction, land development and other land	802	1,187	1,989	3,314	18,376	21,690
Total real estate - construction	982	1,371	2,353	3,620	34,239	37,859
Real estate - farmland	-	116	116	478	7,694	8,172
Real estate - non-farm, non-residential:
Owner occupied	1,223	2,013	3,236	10,058	116,511	126,569
Non-owner occupied	617	1,153	1,770	8,372	66,459	74,831
Total real estate - non-farm, non-residential	1,840	3,166	5,006	18,430	182,970	201,400
Consumer	104	283	387	302	16,480	16,782
Other	311	227	538	472	2,451	2,923
Total	$5,682	$9,085	$14,767	$35,525	$621,672	$657,197

F-91

The following table presents loans individually evaluated for impairment by class of loans as of June 30, 2014:

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, industrial and agricultural	$2,180	$2,180	$290	$1,890	$42	$2,184	$64
Real estate - one to four family residential:
Closed end first and seconds	9,981	10,081	3,462	6,519	1,416	10,033	178
Home equity lines	417	417	417	-	-	213	-
Total real estate - one to four family residential	10,398	10,498	3,879	6,519	1,416	10,246	178
Real estate - construction:
One to four family residential	299	299	-	299	173	360	4
Other construction, land development and other land	5,661	5,661	-	5,661	1,382	5,173	157
Total real estate - construction	5,960	5,960	-	5,960	1,555	5,533	161
Real estate - non-farm, non-residential:
Owner occupied	14,410	15,896	10,013	4,397	944	11,492	95
Non-owner occupied	10,362	10,362	4,676	5,686	1,648	8,558	139
Total real estate - non-farm, non-residential	24,772	26,258	14,689	10,083	2,592	20,050	234
Consumer	382	382	25	357	114	457	11
Other	465	465	8	457	302	471	-
Total loans	$44,157	$45,743	$18,891	$25,266	$6,021	$38,941	$648

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013:

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial, industrial and agricultural	$2,000	$2,000	$-	$2,000	$612	$1,712	$97
Real estate - one to four family residential:
Closed end first and seconds	10,048	10,148	2,008	8,040	1,833	8,727	498
Home equity lines	175	175	175	-	-	382	-
Total real estate - one to four family residential	10,223	10,323	2,183	8,040	1,833	9,109	498
Real estate - construction:
One to four family residential	306	306	-	306	180	794	9
Other construction, land development and other land	3,314	5,662	-	3,314	802	8,581	161
Total real estate - construction	3,620	5,968	-	3,620	982	9,375	170
Real estate - farmland	478	478	478	-	-	428	32
Real estate - non-farm, non-residential:
Owner occupied	10,058	11,544	6,730	3,328	1,223	10,472	506
Non-owner occupied	8,372	8,372	4,357	4,015	617	9,353	348
Total real estate - non-farm, non-residential	18,430	19,916	11,087	7,343	1,840	19,825	854
Consumer	302	302	-	302	104	203	22
Other	472	472	9	463	311	504	-
Total loans	$35,525	$39,459	$13,757	$21,768	$5,682	$41,156	$1,673

F-92

The following tables present, by class of loans, information related to loans modified as TDRs during the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance*	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance*
Real estate - one to four family residential:
Closed end first and seconds	3	$512	$513	2	$225	$225
Consumer	2	385	385	-	-	-
Total	5	$897	$898	2	$225	$225

*The period end balances are inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as TDRs that were fully paid down, charged-off, or foreclosed upon by period end are not reported.

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
(dollars in thousands)	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance*	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance*
Real estate - one to four family residential:
Closed end first and seconds	3	$512	$513	4	$570	$570
Real estate - non-farm, non-residential:
Non-owner occupied	-	-	-	1	164	164
Consumer	2	385	385	-	-	-
Total	5	$897	$898	5	$734	$734

* The period end balances are inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as TDRs that were fully paid down, charged-off, or foreclosed upon by period end are not reported.

The following tables present, by class of loans, information related to loans modified as TDRs that subsequently defaulted (i.e., 90 days or more past due following a modification) during the three and six months ended June 30, 2014 and 2013 and were modified as TDRs within the 12 months prior to default:

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
(dollars in thousands)	Number of Loans	Recorded Balance	Number of Loans	Recorded Balance
Real estate - one to four family residential:
Closed end first and seconds	-	$-	1	$55
Real estate - non-farm, non-residential:
Non-owner occupied	-	-	1	164
Total	-	$-	2	$219

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
(dollars in thousands)	Number of Loans	Recorded Balance	Number of Loans	Recorded Balance
Real estate - one to four family residential:
Closed end first and seconds	-	$-	2	$234
Real estate - non-farm, non-residential:
Non-owner occupied	-	-	1	164
Total	-	$-	3	$398

F-93

Note 4. Deferred Income Taxes

As of June 30, 2014 and December 31, 2013, the Company had recorded net deferred income tax assets of approximately $15.5 million and $18.9 million, respectively. The realization of deferred income tax assets is assessed quarterly and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. Management considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed.  Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future.  Projections of core earnings and taxable income are inherently subject to uncertainty and estimates that may change given the uncertain economic outlook, banking industry conditions and other factors. Further, management has considered future reversals of existing taxable temporary differences and limited, prudent and feasible tax-planning strategies, such as changes in investment security income (tax-exempt to taxable), additional sales of loans and sales of branches/buildings with an appreciated asset value over the tax basis. Based upon an analysis of available evidence, management has determined that it is “more likely than not” that the Company’s deferred income tax assets as of June 30, 2014 will be fully realized and therefore no valuation allowance to the Company’s deferred income tax assets was recorded. However, the Company can give no assurance that in the future its deferred income tax assets will not be impaired because such determination is based on projections of future earnings and the possible effect of certain transactions which are subject to uncertainty and based on estimates that may change due to changing economic conditions and other factors.  Due to the uncertainty of estimates and projections, it is possible that the Company will be required to record adjustments to the valuation allowance in future reporting periods.

The Company’s ability to realize its deferred income tax assets may be limited if the Company experiences an ownership change as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). For additional information see Part I, Item 1A. “Risk Factors” included in the 2013 Form 10-K.

Note 5. Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

	June 30,	December 31,
(dollars in thousands)	2014	2013

Land and improvements	$6,425	$6,421
Buildings and leasehold improvements	22,917	22,678
Furniture, fixtures and equipment	20,467	19,765
Construction in progress	377	212
	50,186	49,076
Less accumulated depreciation	(28,661)	(27,630)
Net balance	$21,525	$21,446

Depreciation and amortization of bank premises and equipment for the six months ended June 30, 2014 and 2013 amounted to $1.0 million for both periods, respectively.

Note 6. Borrowings

Federal funds purchased and repurchase agreements. The Company has unsecured lines of credit with SunTrust Bank, Community Bankers Bank and Pacific Coast Bankers Bank for the purchase of federal funds in the amount of $20.0 million, $15.0 million and $5.0 million, respectively. These lines of credit have a variable rate based on the lending bank’s daily federal funds sold rate and are due on demand. Repurchase agreements are secured transactions and generally mature the day following the day sold. Customer repurchases are standard transactions that involve a Bank customer instead of a wholesale bank or broker. The Company offers this product as an accommodation to larger retail and commercial customers that request safety for their funds beyond the Federal Deposit Insurance Corporation (“FDIC”) deposit insurance limits. The Company does not use or have any open repurchase agreements with broker-dealers.

F-94

The tables below present selected information on federal funds purchased and repurchase agreements during the six months ended June 30, 2014 and the year ended December 31, 2013:

Federal funds purchased	June 30,	December 31,
(dollars in thousands)	2014	2013
Balance outstanding at period end	$-	$-
Maximum balance at any month end during the period	$5	$-
Average balance for the period	$140	$14
Weighted average rate for the period	0.72%	0.79%
Weighted average rate at period end	0.00%	0.00%

Repurchase agreements	June 30,	December 31,
(dollars in thousands)	2014	2013
Balance outstanding at period end	$3,482	$3,009
Maximum balance at any month end during the period	$3,482	$3,770
Average balance for the period	$3,189	$3,475
Weighted average rate for the period	0.59%	0.60%
Weighted average rate at period end	0.59%	0.60%

Short-term borrowings. Short-term borrowings consist of advances from the FHLB, which are secured by a blanket floating lien on all qualifying closed-end and revolving open-end loans that are secured by 1-4 family residential properties. Short-term advances from the FHLB at June 30, 2014 consisted of $1.2 million using a daily rate credit, which was due on demand, and $75.6 million in fixed rate one month advances. Short-term advances from the FHLB at December 31, 2013 consisted of $18.9 million using a daily rate credit, which was due on demand, and a $23.0 million fixed rate one month advance.

The table below presents selected information on short-term borrowings during the six months ended June 30, 2014 and the year ended December 31, 2013:

Short-term borrowings	June 30,	December 31,
(dollars in thousands)	2014	2013
Balance outstanding at period end	$76,760	$41,940
Maximum balance at any month end during the period	$76,760	$62,124
Average balance for the period	$70,754	$16,963
Weighted average rate for the period	0.20%	0.22%
Weighted average rate at period end	0.21%	0.23%

Long-term borrowings. Long-term borrowings consist of advances from the FHLB, which are secured by a blanket floating lien on all qualifying closed-end and revolving open-end loans that are secured by 1-4 family residential properties. During August 2013, the Company restructured its FHLB advances with the prepayment of $107.5 million in higher rate long-term advances. The long-term advances that were extinguished were fixed rate advances with a weighted average remaining maturity of 3.5 years and a current weighted average interest rate of 4.14%; $94.0 million of the prepaid FHLB advances were callable quarterly by the FHLB. The prepayment of the FHLB advances triggered a prepayment penalty of $11.5 million, or $0.67 per fully diluted share at September 30, 2013, all of which was recognized in the third quarter of 2013. The Company also paid off the remaining $10.0 million higher rate long-term FHLB advance at maturity during September 2013. The $107.5 million convertible advances had fixed rates of interest unless the FHLB would have exercised its option to convert the interest on these advances from fixed rate to variable rate. At June 30, 2014 and December 31, 2013, the Company had no long-term FHLB advances outstanding.

The Company’s line of credit with the FHLB can equal up to 25% of the Company’s gross assets or approximately $264.5 million at June 30, 2014. This line of credit totaled $212.0 million with approximately $121.7 million available at June 30, 2014. As of June 30, 2014 and December 31, 2013, loans with a carrying value of $305.9 million and $285.6 million, respectively, are pledged to the FHLB as collateral for borrowings. Additional loans are available that can be pledged as collateral for future borrowings from the FHLB above the current lendable collateral value. Short-term borrowings outstanding under the FHLB line of credit were $76.8 million and $41.9 million as of June 30, 2014 and December 31, 2013, respectively.

F-95

Note 7. Income Per Common Share

The following tables show the weighted average number of common shares used in computing income per common share and the effect on the weighted average number of shares of potential dilutive common stock.

	Three Months Ended
	June 30, 2014	June 30, 2013
Weighted average common shares outstanding for basic income per common share	11,862,367	7,040,413
Effect of dilutive securities, stock options	-	-
Effect of dilutive securities, Series B Preferred Stock	5,240,192	1,094,106
Weighted average common shares outstanding for diluted income per common share	17,102,559	8,134,519
Basic income per common share	$0.10	$0.04
Diluted income per common share	$0.06	$0.04

	Six Months Ended
	June 30, 2014	June 30, 2013
Weighted average common shares outstanding for basic income per common share	11,862,367	6,557,664
Effect of dilutive securities, stock options	-	-
Effect of dilutive securities, Series B Preferred Stock	5,240,192	550,075
Weighted average common shares outstanding for diluted income per common share	17,102,559	7,107,739
Basic income per common share	$0.22	$0.15
Diluted income per common share	$0.15	$0.14

At June 30, 2014 and 2013, options to acquire 145,437 and 179,412 shares of common stock, respectively, were not included in computing diluted income per common share because their effects were anti-dilutive.

On June 12, 2013, the Company issued 5,240,192 shares of a new series of non-voting mandatorily convertible non-cumulative preferred stock (the “Series B Preferred Stock”) through private placements to certain investors. For more information related to the conversion rights on these preferred shares, see Note 11 – Preferred Stock and Warrant.

Note 8. Stock Based Compensation Plans

On September 21, 2000, the Company adopted the Eastern Virginia Bankshares, Inc. 2000 Stock Option Plan (the “2000 Plan”) to provide a means for selected key employees and directors to increase their personal financial interest in the Company, thereby stimulating their efforts and strengthening their desire to remain with the Company. Under the 2000 Plan, up to 400,000 shares of Company common stock could be granted in the form of stock options. On April 17, 2003, the shareholders approved the Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan, amending and restating the 2000 Plan (the “2003 Plan”) still authorizing the issuance of up to 400,000 shares of common stock under the plan, but expanding the award types available under the plan to include stock options, stock appreciation rights, common stock, restricted stock and phantom stock. Under the terms of the 2003 Plan document, after April 17, 2013 no awards of shares of common stock may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remain outstanding and will vest in accordance with their regular terms.

On April 19, 2007, the Company’s shareholders approved the Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (the “2007 Plan”) to enhance the Company’s ability to recruit and retain officers, directors, employees, consultants and advisors with ability and initiative and to encourage such persons to have a greater financial interest in the Company. The 2007 Plan authorizes the Company to issue up to 400,000 additional shares of common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. There were 322,000 shares still available to be granted as awards under the 2007 Plan as of June 30, 2014.

F-96

Accounting standards require companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of grant.

Accounting standards also require that new awards to employees eligible for retirement prior to the awards becoming fully vested be recognized as compensation cost over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award. The Company’s stock options granted to eligible participants are being recognized, as required, as compensation cost over the vesting period except in the instance where a participant reaches normal retirement age of 65 prior to the normal vesting date. There was no remaining unrecognized compensation expense related to stock options.

Stock option compensation expense is the estimated fair value of options granted, amortized on a straight-line basis over the requisite service period for each stock option award. There were no stock options granted or exercised in the six months ended June 30, 2014 and 2013.

A summary of the Company’s stock option activity and related information is as follows:

			Remaining	Aggregate
	Options	Weighted Average	Contractual Life	Intrinsic Value
	Outstanding	Exercise Price	(in years)	(in thousands)
Stock options outstanding at January 1, 2014	152,287	$19.09
Forfeited	(6,850)	20.25
Stock options outstanding at June 30, 2014	145,437	$19.03	2.15	$-

Stock options exercisable at June 30, 2014	145,437	$19.03	2.15	$-

* Intrinsic value is the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date.

The table below summarizes information concerning stock options outstanding and exercisable at June 30, 2014:

Stock Options Outstanding			Stock Options Exercisable
		Weighted
		Average
Exercise	Number	Remaining	Exercise	Number
Price	Outstanding	Term	Price	Exercisable
$19.92	23,950	0.00 years*	$19.92	23,950
$20.57	32,662	1.00 years	$20.57	32,662
$21.16	38,325	2.25 years	$21.16	38,325
$19.25	26,750	3.25 years	$19.25	26,750
$12.36	23,750	4.25 years	$12.36	23,750
$19.03	145,437	2.15 years	$19.03	145,437

*These options expire on July 1, 2014.

On November 18, 2013, the Company granted 38,000 shares of restricted stock under the 2007 Plan to its executive officers in the form of Troubled Asset Relief Program (“TARP”) compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On June 29, 2012, the Company granted 34,000 shares of restricted stock under the 2007 Plan to its executive officers in the form of TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.

For the three and six months ended June 30, 2014, restricted stock compensation expense was $19 thousand and $39 thousand, respectively, compared to restricted stock compensation expense of $7 thousand and $14 thousand, respectively, for the three and six months ended June 30, 2013. Restricted stock was included in salaries and employee benefits expense in the consolidated statements of income. Restricted stock compensation expense is accounted for using the fair market value of the Company’s common stock on the date the restricted shares were awarded, which was $6.70 per share for the 2013 award and $3.72 per share for the 2012 award. No restricted stock was granted or forfeited during the six months ended June 30, 2014.

F-97

A summary of the status of the Company’s nonvested shares in relation to the Company’s restricted stock awards as of June 30, 2014, and changes during the six months ended June 30, 2014, is presented below; the weighted average price is the weighted average fair value at the date of grant:

		Weighted-Average
	Shares	Price
Nonvested as of January 1, 2014	73,500	$5.30
Vested	(15,100)	3.93
Nonvested as of June 30, 2014	58,400	$5.66

At June 30, 2014, there was $300 thousand of total unrecognized compensation expense related to restricted stock awards. This unearned compensation is being amortized over the remaining vesting period for the time based shares.

Note 9. Employee Benefit Plan – Pension

The Company has historically maintained a defined benefit pension plan covering substantially all of the Company’s employees. The plan was amended January 28, 2008 to freeze the plan with no additional contributions for a majority of participants. Employees age 55 or greater or with 10 years of credited service were grandfathered in the plan. No additional participants have been added to the plan. The plan was again amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was amended and restated as a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participants’ account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year. Components of net periodic pension benefit related to the Company’s pension plan were as follows for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands)	2014	2013	2014	2013

Components of Net Periodic Pension Benefit
Interest cost	$111	$115	$223	$230
Expected return on plan assets	(186)	(176)	(372)	(352)
Amortization of prior service cost	2	2	4	4
Recognized net actuarial loss	-	31	-	62
Net periodic pension benefit	$(73)	$(28)	$(145)	$(56)

The Company made no contributions to the pension plan during 2013. The Company has not determined at this time how much, if any, contributions to the plan will be made for the year ending December 31, 2014.

F-98

Note 10. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. U.S. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. U.S. GAAP also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

•	Level 1 – Valuation is based upon quoted prices (unadjusted) for identical instruments traded in active markets.

•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Valuation is determined using model-based techniques with significant assumptions not observable in the market.

U.S. GAAP allows an entity the irrevocable option to elect fair value (the fair value option) for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Company has not made any fair value option elections as of June 30, 2014.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Assets Measured at Fair Value on a Recurring Basis

Securities Available For Sale. Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Currently, all of the Company’s available for sale securities are considered to be Level 2 securities.

F-99

The following table summarizes financial assets measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Recurring Basis at June 30, 2014 Using

	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance at
	Identical Assets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2014
	(dollars in thousands)
Assets
Securities available for sale
Obligations of U.S. Government agencies	$-	$14,075	$-	$14,075
SBA Pool securities	-	84,426	-	84,426
Agency mortgage-backed securities	-	30,487	-	30,487
Agency CMO securities	-	43,292	-	43,292
Non agency CMO securities	-	1,037	-	1,037
State and political subdivisions	-	53,391	-	53,391
Pooled trust preferred securities	-	748	-	748
FNMA and FHLMC preferred stock	-	176	-	176
Total securities available for sale	$-	$227,632	$-	$227,632

Assets Measured at Fair Value on a Recurring Basis at December 31, 2013 Using

	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance at
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2013
	(dollars in thousands)
Assets
Securities available for sale
Obligations of U.S. Government agencies	$-	$13,390	$-	$13,390
SBA Pool securities	-	86,035	-	86,035
Agency mortgage-backed securities	-	35,254	-	35,254
Agency CMO securities	-	41,378	-	41,378
Non agency CMO securities	-	1,306	-	1,306
State and political subdivisions	-	56,342	-	56,342
Pooled trust preferred securities	-	749	-	749
FNMA and FHLMC preferred stock	-	481	-	481
Total securities available for sale	$-	$234,935	$-	$234,935

Assets Measured at Fair Value on a Non-Recurring Basis

Certain assets are measured at fair value on a non-recurring basis in accordance with U.S. GAAP. These adjustments to fair value usually result from the application of fair value accounting or impairment write-downs of individual assets.

F-100

Impaired Loans. Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3.

The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the allowance for loan losses are measured at fair value on a non-recurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of income.

Other Real Estate Owned. Other real estate owned (“OREO”) is measured at fair value less cost to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3. OREO is measured at fair value on a non-recurring basis. Any initial fair value adjustment is charged against the allowance for loan losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest expense on the consolidated statements of income.

The following table summarizes assets measured at fair value on a non-recurring basis as of June 30, 2014 and December 31, 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Non-Recurring Basis at June 30, 2014 Using

	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance at
	Identical Assets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2014
	(dollars in thousands)
Assets
Impaired loans	$-	$-	$19,245	$19,245
Other real estate owned	$-	$-	$601	$601

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2013 Using

	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance at
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2013
	(dollars in thousands)
Assets
Impaired loans	$-	$-	$16,086	$16,086
Other real estate owned	$-	$-	$800	$800

F-101

The following table displays quantitative information about Level 3 Fair Value Measurements as of June 30, 2014 and December 31, 2013:

Quantitative information about Level 3 Fair Value Measurements at June 30, 2014

	Fair Value	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
	(dollars in thousands)
Assets
Impaired loans	$19,245	Discounted appraised value	Selling cost	0% - 32% (12%)
			Discount for lack of marketability and age of appraisal	0% - 11% (3%)

Other real estate owned	$601	Discounted appraised value	Selling cost	10% (10%)
			Discount for lack of marketability and age of appraisal	0% - 34% (14%)

Quantitative information about Level 3 Fair Value Measurements at December 31, 2013

	Fair Value	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
	(dollars in thousands)
Assets
Impaired loans	$16,086	Discounted appraised value	Selling cost	0% - 32% (12%)
			Discount for lack of marketability and age of appraisal	0% - 20% (6%)

Other real estate owned	$800	Discounted appraised value	Selling cost	10% (10%)
			Discount for lack of marketability and age of appraisal	0% - 28% (13%)

Fair Value of Financial Instruments

U.S. GAAP requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies and assumptions for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies and assumptions for other financial assets and financial liabilities are discussed below:

Cash and Short-Term Investments. For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities. For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted prices for similar securities. All securities prices are provided by independent third party vendors.

Restricted Securities. The carrying amount approximates fair value based on the redemption provisions of the correspondent banks.

Loans. The fair value of performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans such as the borrower’s creditworthiness and compensating balances and dissimilar types of real estate held as collateral. The fair value of impaired loans is measured as described within the Impaired Loans section of this note.

F-102

Bank Owned Life Insurance. Bank owned life insurance represents insurance policies on officers of the Company. The cash values of the policies are estimated using information provided by insurance carriers. The policies are carried at their cash surrender value, which approximates fair value.

Deposits. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using market rates for deposits of similar remaining maturities.

Short-Term Borrowings. The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings. The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest Receivable and Accrued Interest Payable. The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Financial Instruments. The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value of guarantees of credit card accounts previously sold is based on the estimated cost to settle the obligations with the counterparty at the reporting date. At June 30, 2014 and December 31, 2013, the fair value of loan commitments, standby letters of credit and credit card guarantees are not significant and are not included in the table below.

F-103

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

		Fair Value Measurements at June 30, 2014 Using

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable	Balance at
		Identical Assets	Inputs	Inputs	June 30,
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	2014
		(dollars in thousands)
Assets:
Cash and short-term investments	$12,960	$12,960	$-	$-	$12,960
Interest bearing deposits with banks	3,603	3,603	-	-	3,603
Securities available for sale	227,632	-	227,632	-	227,632
Securities held to maturity	34,077	-	34,403	-	34,403
Restricted securities	7,230	-	7,230	-	7,230
Loans, net	683,375	-	-	692,075	692,075
Bank owned life insurance	21,432	-	21,432	-	21,432
Accrued interest receivable	3,762	-	3,762	-	3,762
Total	$994,071	$16,563	$294,459	$692,075	$1,003,097

Liabilities:
Noninterest-bearing demand deposits	$139,066	$139,066	$-	$-	$139,066
Interest-bearing deposits	682,460	-	626,733	-	626,733
Federal funds purchased and repurchase agreements	3,482	3,482	-	-	3,482
Short-term borrowings	76,760	76,760	-	-	76,760
Trust preferred debt	10,310	-	10,310	-	10,310
Accrued interest payable	341	-	341	-	341
Total	$912,419	$219,308	$637,384	$-	$856,692

		Fair Value Measurements at December 31, 2013 Using

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable	Balance at
		Identical Assets	Inputs	Inputs	December 31,
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	2013
		(dollars in thousands)
Assets:
Cash and short-term investments	$13,944	$13,944	$-	$-	$13,944
Interest bearing deposits with banks	5,402	5,402	-	-	5,402
Securities available for sale	234,935	-	234,935	-	234,935
Securities held to maturity	35,495	-	34,521	-	34,521
Restricted securities	5,549	-	5,549	-	5,549
Loans, net	642,430	-	-	653,125	653,125
Bank owned life insurance	21,158	-	21,158	-	21,158
Accrued interest receivable	3,893	-	3,893	-	3,893
Total	$962,806	$19,346	$300,056	$653,125	$972,527

Liabilities:
Noninterest-bearing demand deposits	$126,861	$126,861	$-	$-	$126,861
Interest-bearing deposits	707,601	-	614,747	-	614,747
Federal funds purchased and repurchase agreements	3,009	3,009	-	-	3,009
Short-term borrowings	41,940	41,940	-	-	41,940
Trust preferred debt	10,310	-	10,310	-	10,310
Accrued interest payable	1,324	-	1,324	-	1,324
Total	$891,045	$171,810	$626,381	$-	$798,191

F-104

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of the Company’s normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. The Company attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. The Company monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 11. Preferred Stock and Warrant

On January 9, 2009, the Company signed a definitive agreement with the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008 to participate in the Treasury’s Capital Purchase Program. Pursuant to this agreement, the Company sold 24,000 shares of its Series A fixed rate cumulative perpetual preferred stock, liquidation value $1,000 per share (the “Series A Preferred Stock”), to the Treasury for an aggregate purchase price of $24 million. The Series A Preferred Stock paid a cumulative dividend at a rate of 5% for the first five years, and effective January 9, 2014, pays a rate of 9%. As part of its purchase of the Series A Preferred Stock, the Treasury was also issued a warrant to purchase up to 373,832 shares of the Company’s common stock at an initial exercise price of $9.63 per share. If not exercised, the warrant expires after ten years. On October 21, 2013, the Treasury sold all 24,000 shares of Series A Preferred Stock that were held by Treasury to private investors.

Accounting for the issuance of the Series A Preferred Stock included entries to the equity portion of the Company’s consolidated balance sheet to recognize the Series A Preferred Stock at the full amount of the issuance, the warrant and discount on the Series A Preferred Stock at values calculated by discounting the future cash flows by a prevailing interest rate that a similar security would receive in the current market environment. At the time of issuance, that discount rate was determined to be 12%. The fair value of the warrant of $950 thousand was calculated using the Black-Scholes model with inputs of 7 year volatility, average rate of quarterly dividends, 7 year Treasury strip rate and the exercise price of $9.63 per share exercisable for up to 10 years. The present value of the Series A Preferred Stock using a 12% discount rate was $14.4 million. The Series A Preferred Stock discount determined by the allocation of discount to the warrant was accreted quarterly over a 5 year period on a constant effective yield method at a rate of approximately 6.4%. Allocation of the Series A Preferred Stock discount and the warrant as of January 9, 2009 is provided in the tables below:

Warrant Value	2009
Series A Preferred Stock	$24,000,000
Price	$9.63
Warrant - shares	373,832
Value per warrant	$2.54
Fair value of warrant	$949,533

NPV of Series A Preferred Stock
@ 12% discount rate	(dollars in thousands)
		Relative	Relative
	Fair Value	Value %	Value
$24 million 1/09/2009
NPV of Series A Preferred Stock (12% discount rate)	$14,446	93.8%	$22,519
Fair value of warrant	950	6.2%	1,481
	$15,396	100.0%	$24,000

F-105

On May 15, 2014, the Company deferred its fourteenth consecutive dividend on the Series A Preferred Stock. Deferral of dividends on the Series A Preferred Stock does not constitute an event of default.  Dividends on the Series A Preferred Stock are, however, cumulative, and the Company has accumulated the dividends in accordance with the terms of the Series A Preferred Stock and U.S. GAAP and reflected the accumulated dividends as a portion of the effective dividend on Series A Preferred Stock on the consolidated statements of income.  As of June 30, 2014, the Company had accumulated $4.7 million for dividends on the Series A Preferred Stock. In addition, because dividends on the Series A Preferred Stock have not been paid for more than six quarters, the authorized number of directors on the Company’s Board of Directors has increased by two, and the holders of the Series A Preferred Stock have the right, voting as a class, to elect two directors to the Company’s Board of Directors at any annual meeting (or a special meeting called for that purpose) until all owed and unpaid dividends on the Series A Preferred Stock have been paid. To date, the holders of the Series A Preferred Stock have not yet exercised this right. On July 24, 2014, the Company declared $5.5 million of current and all deferred but accumulated dividends on its Series A Preferred Stock, payable on August 15, 2014.

In connection with its private placements, on June 12, 2013, the Company issued 5,240,192 shares of its Series B Preferred Stock for a gross purchase price of $23.8 million, or $4.55 per share. The Series B Preferred Stock has no maturity date. The holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of certain conditions. The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of Series B Preferred Stock. The Series B Preferred Stock ranks junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, including the Series A Preferred Stock.

For a summary of the terms of the Series B Preferred Stock, including the conditions under which shares of Series B Preferred Stock convert into shares of the Company’s common stock, see the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2013 and the exhibits thereto.

Note 12. Trust Preferred Debt

On September 17, 2003, $10 million of trust preferred securities were placed through EVB Statutory Trust I in a pooled underwriting totaling approximately $650 million. The trust issuer has invested the total proceeds from the sale of the trust preferred securities in Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Parent. The trust preferred securities pay cumulative cash distributions quarterly at a variable rate per annum, reset quarterly, equal to the 3-month LIBOR plus 2.95%. As of June 30, 2014 and December 31, 2013, the interest rate was 3.18% and 3.19%, respectively. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities have a mandatory redemption date of September 17, 2033, and became subject to varying call provisions beginning September 17, 2008. The Parent has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Parent’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Parent.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At June 30, 2014 and December 31, 2013, all of the trust preferred securities qualified as Tier 1 capital.

Subject to certain exceptions and limitations, the Company is permitted to elect from time to time to defer regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. If the Company defers interest payments on the Junior Subordinated Debentures for more than 20 consecutive quarters, the Company would be in default under the governing agreements for such notes and the amount due under such agreements would be immediately due and payable.

From June 2011 to March 2014, the Company deferred its regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities due to prohibitions on such payments under provisions of regulatory agreements as disclosed in Note 14 – Regulatory Agreements. On June 17, 2014, the Company paid all current and deferred interest on these outstanding Junior Subordinated Debentures.

F-106

Note 13. Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components (such as interest rate risk), risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

During 2013, the federal bank regulatory agencies adopted rules to implement the Basel III capital framework and a revised risk weighting framework, and other related changes to the prompt corrective action framework. For a summary of these regulatory changes, refer to Part I, Item 1. “Business” under the heading “Regulation and Supervision—Capital Requirements” in the 2013 Form 10-K.

As of June 30, 2014, the most recent notification from the Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. A comparison of the June 30, 2014 and December 31, 2013 capital ratios of the Company and the Bank with minimum regulatory guidelines is as follows:

			Minimum To Be
As of June 30, 2014			Well-Capitalized
		Minimum	Under Prompt
		Capital	Corrective Action
	Actual Capital	Requirements	Provisions
Total Risk-Based Capital Ratio:
Company	20.03%	8.00%	N/A
Bank	14.80%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio:
Company	18.77%	4.00%	N/A
Bank	13.54%	4.00%	6.00%

Leverage Ratio:
Company	12.66%	4.00%	N/A
Bank	9.13%	4.00%	5.00%

			Minimum to be
As of December 31, 2013			Well-Capitalized
		Minimum	Under Prompt
		Capital	Corrective Action
	Actual Capital	Requirements	Provisions
Total Risk-Based Capital Ratio:
Company	19.48%	8.00%	N/A
Bank	13.98%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio:
Company	18.22%	4.00%	N/A
Bank	12.71%	4.00%	6.00%

Leverage Ratio:
Company	12.06%	4.00%	N/A
Bank	8.43%	4.00%	5.00%

F-107

Note 14. Regulatory Agreements

The Company and the Bank were formerly parties to formal and informal agreements with federal and state banking regulators, as summarized below.

On February 17, 2011, the Parent and the Bank entered into a written agreement with the Reserve Bank and the Bureau (the “Written Agreement”). The Written Agreement was terminated on July 30, 2013. The Written Agreement had required the Bank, among other things, to develop plans for improving numerous aspects of the Bank’s operations and management, required the Bank to improve asset quality, restricted certain types of credit extensions and imposed a number of measures designed to preserve the Bank’s capital.

On September 5, 2013, the Parent and the Bank entered into a memorandum of understanding with the Reserve Bank and the Bureau (the “MOU”). The MOU was terminated effective March 13, 2014.

Under the terms of the MOU, the Parent and the Bank had agreed that the Parent would not, without prior written approval of the Reserve Bank and the Bureau, (a) declare or pay dividends of any kind, or make any payments on the Parent’s trust preferred securities; (b) incur or guarantee any debt; or (c) purchase or redeem any shares of the Parent’s stock. In addition, under the MOU the Parent and the Bank had agreed to review and revise the allowance for loan and lease losses methodology (“ALLL”), and on a quarterly basis submit to the Reserve Bank and the Bureau a copy of the internally calculated ALLL worksheet.

Note 15. Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) for the six months ended June 30, 2014 and 2013 are summarized as follows:

	Unrealized Securities Gains (Losses)	Adjustments Related to Pension Plan	Accumulated Other Comprehensive Income (Loss)
	(dollars in thousands)
Balance at December 31, 2013	$(8,396)	$(472)	$(8,868)
Other comprehensive income before reclassification	4,364	-	4,364
Reclassification adjustment for gains included in net income	(323)	-	(323)
Net amortization of unrealized losses on securities transferred from available for sale to held to maturity	80	-	80
Net current period other comprehensive income	4,121	-	4,121
Balance at June 30, 2014	$(4,275)	$(472)	$(4,747)

Balance at December 31, 2012	$1,924	$(1,488)	$436
Other comprehensive (loss) before reclassification	(6,197)	-	(6,197)
Reclassification adjustment for gains included in net income	(346)	-	(346)
Net current period other comprehensive (loss)	(6,543)	-	(6,543)
Balance at June 30, 2013	$(4,619)	$(1,488)	$(6,107)

Reclassifications of gains on securities available for sale are reported in the consolidated statements of income as “Gain on sale of available for sale securities, net” with the corresponding income tax effect being reflected as a component of income tax expense.

F-108

During the three and six months ended June 30, 2014 and 2013, the Company reported gains on the sale of available for sale securities and amortization of unrealized losses on securities transferred from available for sale to held to maturity as shown in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands)

Gains on sale of available for sale securities	$109	$58	$489	$525
Less: tax effect	(37)	(20)	(166)	(179)
Net gains on the sale of available for sale securities	$72	$38	$323	$346

Amortization of unrealized losses on securities transferred from available for sale to held to maturity	$(78)	$-	$(121)	$-
Less: tax effect	26	-	41	-
Net amortization of unrealized losses on securities transferred from available for sale to held to maturity	$(52)	$-	$(80)	$-

Note 16. Proposed Acquisition

On May 29, 2014, the Company entered into a definitive agreement and plan of reorganization pursuant to which the Company will acquire Virginia Company Bank (“VCB”), pursuant to a merger of VCB with and into EVB, with EVB surviving, in a cash and stock transaction. VCB is a Virginia state chartered bank with total assets of approximately $133 million at June 30, 2014 with locations in Newport News, Williamsburg and Hampton, Virginia. The agreement and plan of reorganization has been unanimously approved by the boards of directors of both companies. The transaction is expected to close in the fourth quarter of 2014, pending regulatory approvals, the approval of VCB’s common shareholders and satisfaction of other customary closing conditions.

Note 17. Subsequent Events

The Company evaluated subsequent events that have occurred after the balance sheet date, and through the date the financial statements were issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) nonrecognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

Based on this evaluation, the Company did not identify any recognized or nonrecognized subsequent events that would have required adjustment to or disclosure in the financial statements.

F-109

Appendix A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

among

EASTERN VIRGINIA BANKSHARES, INC.,

EVB

and

VIRGINIA COMPANY BANK

__________________________

May 29, 2014

__________________________

i

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	57
7.01	Conditions to Each Party’s Obligation to Effect the Merger	57
7.02	Conditions to Obligation of VCB	58
7.03	Conditions to Obligation of EVBS and EVB	59

ARTICLE VIII	TERMINATION	60
8.01	Termination	60
8.02	Effect of Termination and Abandonment	62

ARTICLE IX	MISCELLANEOUS	63
9.01	Survival	63
9.02	Waiver; Amendment	63
9.03	Counterparts	64
9.04	Governing Law	64
9.05	Expenses	64
9.06	Notices	64
9.07	Entire Understanding; No Third Party Beneficiaries	65
9.08	Severability	65
9.09	Enforcement of the Agreement	66
9.10	Interpretation	66
9.11	Assignment	66

LIST OF ANNEXES AND SCHEDULES

ANNEX A	Form of Plan of Merger
ANNEX B	Form of Support and Non-Competition Agreement
SCHEDULE I	List of Deposit Taking Offices of the Surviving Bank
LIST OF DISCLOSURE SCHEDULES

ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.07(b)
Adjusted Plan Termination Payments	Section 6.10(h)
Affected Agreements	Section 6.10(h)
Agreement	Section 1.01
Articles of Merger	Section 2.02(a)
Bank Secrecy Act	Section 1.01
Benefit Plans	Section 5.03(m)(i)
Business Day	Section 1.01
Cash Consideration	Section 3.01(c)(i)(A)
Cash Conversion Number	Section 3.02(e)(i)(A)
Cash Electing VCB Share	Section 1.01
Cash Election	Section 3.02(c)
Cash Election Number	Section 3.02(e)(ii)
CDARS	Section 4.01(g)
Certificate	Section 1.01
Change in Control Benefit	Section 5.03(m)(viii)
Change in Recommendation	Section 6.02(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Code	Recital D
Community Reinvestment Act	Section 1.01
Confidentiality Agreement	Section 6.06(c)
Conversion Ratio	Section 3.01(c)(i)(B)
Derivatives Contract	Section 5.03(q)(ii)
DOL	Section 5.03(m)(i)
Effective Date	Section 2.02(a)
Effective Time	Section 2.02(a)
Election	Section 3.02(c)
Election Deadline	Section 3.02(b)
Employees	Section 5.03(m)(i)
Environmental Laws	Section 1.01
Equal Credit Opportunity Act	Section 1.01
Equity Investment	Section 1.01
Equity Security	Section 1.01
ERISA	Section 1.01
EVB Articles	Section 1.01
EVB Bylaws	Section 1.01
EVB Common Stock	Section 1.01
EVBS	Preamble
EVBS Articles	Section 1.01
EVBS Benefit Plans	Section 6.10(a)
EVBS Board	Section 1.01

iii

EVBS Bylaws	Section 1.01
EVBS Common Stock	Section 1.01
EVBS Disclosure Schedule	Section 5.01
EVBS New Preferred Stock	Section 2.01(g)
EVBS Preferred Stock	Section 1.01
EVBS Series A Preferred Stock	Section 1.01
EVBS Series A-2 Preferred Stock	Section 2.01(g)
EVBS Series A-3 Preferred Stock	Section 2.01(g)
EVBS Series B Preferred Stock	Section 1.01
Exchange Act	Section 1.01
Exchange Agent	Section 1.01
Excluded Shares	Section 3.01(b)
Fair Housing Act	Section 1.01
FDIC	Section 1.01
FHLB	Section 1.01
Form of Election	Section 3.02(b)
FRB	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
Gross-Up Payment	Section 5.03(m)(viii)
Hazardous Substance	Section 1.01
Identified Officers	Section 4.01(d)
Indemnified Parties	Section 6.09(a)
Indemnifying Party	Section 6.09(a)
Insurance Policies	Section 5.03(w)
IRS	Section 5.03(m)(i)
Knowledge	Section 1.01
Letter of Transmittal	Section 3.02(b)
Liens	Section 1.01
Loans	Section 4.01(s)
Material Adverse Effect	Section 1.01
Material Contracts	Section 5.03(k)(i)
Maximum Insurance Amount	Section 6.09(c)
Merger	Section 2.01(a)
Merger Consideration	Section 3.01(c)
Mixed Election	Section 3.02(c)
NASDAQ	Section 1.01
National Labor Relations Act	Section 1.01
OREO	Section 1.01
PBGC	Section 1.01
Pension Plan	Section 5.03(m)(ii)
Person	Section 1.01
Plan of Merger	Section 2.01(a)
Preferred Consideration	Section 3.01(c)(ii)

iv

Previously Disclosed	Section 1.01
Proxy Statement/Prospectus	Section 6.03(a)
Registration Statement	Section 6.03(a)
Release	Section 1.01
Representatives	Section 6.07(a)
Rights	Section 1.01
SEC	Section 1.01
Securities Act	Section 1.01
Securities Documents	Section 5.04(g)(i)
SERP	Section 6.10(g)
Stock Consideration	Section 3.01(c)(i)(B)
Stock Electing VCB Share	Section 1.01
Stock Election	Section 3.02(c)
Subsidiary	Section 1.01
Superior Proposal	Section 6.07(c)
Support and Non-Competition Agreements	Recital F
Surviving Bank	Section 2.01(a)
Tax and Taxes	Section 1.01
Tax Return	Section 1.01
Termination Fee	Section 8.02(b)
Transaction	Section 1.01
VCB	Preamble
VCB Articles	Section 1.01
VCB Board	Section 1.01
VCB Bylaws	Section 1.01
VCB Common Stock	Section 1.01
VCB Disclosure Schedule	Section 5.01
VCB Financial Statements	Section 1.01
VCB Group	Section 1.01
VCB Loan Property	Section 5.03(o)
VCB Meeting	Section 6.02(a)
VCB Options	Section 1.01
VCB Preferred Stock	Section 1.01
VCB Series A Preferred Stock	Section 1.01
VCB Series B Preferred Stock	Section 1.01
VSCA	Section 2.01(a)

v

AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 29, 2014, among Eastern Virginia Bankshares, Inc. (“EVBS”), EVB and Virginia Company Bank (“VCB”).

RECITALS

A.         VCB. VCB is a Virginia-chartered commercial bank, having its principal place of business in Newport News, Virginia.

B.          EVBS. EVBS is a Virginia corporation, having its principal place of business in Tappahannock, Virginia.

C.          EVB. EVB is a Virginia-chartered commercial bank, having its principal place of business in Tappahannock, Virginia.

D.          Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E.          Board Action. The respective Boards of Directors of each of EVBS, EVB and VCB have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger.

F.          Support and Non-Competition Agreements. As a material inducement to EVBS and EVB to enter into this Agreement, simultaneously with the execution of this Agreement, each director of VCB is entering into an agreement, substantially in the form of Annex B hereto (collectively, the “Support and Non-Competition Agreements”), pursuant to which they have agreed, among other things, to vote their shares of VCB Common Stock in favor of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.01       Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

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“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

“Cash Electing VCB Share” means a share of VCB Common Stock with respect to which a Cash Election has been properly made pursuant to Section 3.02(b) and Section 3.02(c).

“Certificate” means any certificate, which immediately prior to the Effective Time, represented shares of VCB Common Stock or VCB Preferred Stock.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means: (i) an Equity Security; (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EVB Articles” means the Articles of Incorporation of EVB.

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“EVB Bylaws” means the Bylaws of EVB.

“EVB Common Stock” means the common stock of EVB.

“EVBS Articles” means the Amended and Restated Articles of Incorporation of EVBS, as amended by Articles of Amendment, effective January 6, 2009, and June 10, 2013

“EVBS Board” means the Board of Directors of EVBS.

“EVBS Bylaws” means the Bylaws of EVBS.

“EVBS Common Stock” means the common stock, $2.00 par value per share, of EVBS.

“EVBS Preferred Stock” means the EVBS Series A Preferred Stock and the EVBS Series B Preferred Stock, collectively.

“EVBS Series A Preferred Stock” means the fixed rate cumulative perpetual preferred stock, Series A, $2.00 par value per share, of EVBS.

“EVBS Series B Preferred Stock” means the non-voting mandatorily convertible non-cumulative preferred stock, Series B, $2.00 par value per share, of EVBS.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an exchange agent designated by EVBS.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

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“Hazardous Substance” means any substance that: (A) is listed, classified or regulated pursuant to any Environmental Law; (B) is any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; (C) is any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law; or (D) causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any property, the environment or to the health or safety of persons or property.

“Knowledge” means, with respect to either EVBS’s and EVB’s or VCB’s awareness of the presence or absence of a fact, event or condition, the knowledge of any executive officer of such party, and, in the case of any such executive officer, that knowledge that a reasonably prudent executive officer should have if such person duly performed his or her duties as an executive officer of such party.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means, with respect to EVBS or VCB, any effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations or business of EVBS and its Subsidiaries taken as a whole or VCB, as the case may be, or (ii) would materially impair the ability of any of EVBS and its Subsidiaries or VCB, as the case may be, to perform their or its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, (d) the announcement or pendency of the transactions contemplated by this Agreement, (e) any outbreak or escalation of hostilities or war (whether or not declared) or any acts of war or terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (f) any attempt to assert appraisal rights pursuant to Section 13.1-730 of the VSCA by holders of VCB Common Stock or VCB Preferred Stock and (g) with respect to VCB, the effects of any action or omission taken with the prior consent of EVBS or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a) – (e) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on EVBS and its Subsidiaries as a whole on the one hand or VCB on the other hand, as measured relative to similarly situated companies in the banking industry.

“NASDAQ” means the NASDAQ Global Select Market or such other securities exchange on which the EVBS Common Stock may be listed.

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“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” shall mean, with respect to VCB, any information set forth in a section of the VCB Disclosure Schedule corresponding to the section of this Agreement where such term is used, or with respect to EVBS or EVB, any information set forth in a section of the EVBS Disclosure Schedule corresponding to the section of this Agreement where such term is used or contained in any of EVBS’s Securities Documents.

“Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor environment whether intentional or unintentional, including, without limitation, the movement of Hazardous Substances in, on, under, or through the environment (including, without limitation, the intentional or unintentional abandonment or discarding of any products, materials, barrels, containers or other receptacles containing any Hazardous Substance.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Electing VCB Share” means a share of VCB Common Stock with respect to which a Stock Election has been properly made pursuant to Section 3.02(b) and Section 3.02(c).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, transfer, registration, alternative or add-on minimum or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest, additions and penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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“Tax Return” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, attachments, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Transaction” means the Merger and any other transaction contemplated by this Agreement.

“VCB Articles” means the Articles of Incorporation of VCB.

“VCB Board” means the Board of Directors of VCB.

“VCB Bylaws” means the Bylaws of VCB.

“VCB Common Stock” means the common stock, $5.00 par value per share, of VCB.

“VCB Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of VCB as of December 31, 2013 and 2012 and the statements of operations, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of VCB for each of the two years ended December 31, 2013 and 2012, and (ii) the balance sheets of VCB (including related notes and schedules, if any) and the statements of operations comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of VCB with respect to the quarterly periods ending subsequent to December 31, 2013, but prior to the Effective Date.

“VCB Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes VCB or any predecessor of or any successor to VCB (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.

“VCB Options” means the options to acquire VCB Common Stock.

“VCB Preferred Stock” means the VCB Series A Preferred Stock and the VCB Series B Preferred Stock, collectively.

“VCB Series A Preferred Stock” means the fixed rate non-cumulative perpetual preferred stock, Series A, par value $5.00 per share, of VCB.

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“VCB Series B Preferred Stock” means the fixed rate non-cumulative perpetual preferred stock, Series B, par value $5.00 per share, of VCB.

Article II
THE MERGER

2.01       The Merger.

(a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, VCB shall merge with and into EVB (the “Merger”) pursuant to a Plan of Merger, a form of which is attached hereto as Annex A (the “Plan of Merger”), in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and the separate corporate existence of VCB shall cease and EVB shall survive and continue to exist as a Virginia state chartered bank under the applicable laws of the Commonwealth of Virginia (EVB, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”). Subject to the prior written consent of VCB, which consent shall not be unreasonably withheld, EVB may at any time prior to the Effective Time change the method of effecting the combination with VCB (including, without limitation, the provisions of Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) result in any changes in the amount or type of the consideration that the holders of shares of VCB Common Stock, VCB Preferred Stock or VCB Options are entitled to receive under this Agreement, (ii) materially impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on VCB, (iv) cause the approval of the shareholders of EVBS to be required as a condition to the Merger, or (v) adversely affect the tax treatment of VCB’s shareholders as a result of receiving the Merger Consideration; and, provided, further, that EVB shall provide VCB prior written notice of such change and the reasons therefor. Such notice shall be in the form of a proposed amendment to this Agreement or an Amended and Restated Agreement and Plan of Reorganization, and shall be accompanied by such other exhibits as are reasonably necessary or appropriate to effect such change.

(b)          Name. The name of the Surviving Bank shall be “EVB”. The main office of the Surviving Bank shall be the main office of EVB immediately prior to the Effective Time. All branch offices of VCB and the Surviving Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the Virginia Bureau of Financial Institutions or the FRB after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of VCB and EVB that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by the Virginia Bureau of Financial Institutions or the FRB after the date hereof.

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(c)          Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the EVB Articles and the EVB Bylaws as in effect immediately prior to the Effective Time.

(d)          Directors and Executive Officers. The directors of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, EVBS and EVB shall take all action necessary to appoint one individual who is a director of VCB on the date hereof and who is chosen by EVBS and EVB after consultation with VCB to the EVBS Board and the board of directors of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time. The officers of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and the EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Immediately prior to the Effective Time, EVBS and EVB shall take all action necessary to appoint the President and Chief Executive Officer of VCB as an Executive Vice President and President of Peninsula Region of the Surviving Bank and an Executive Vice President and President of Peninsula Region of EVBS, to be effective as soon as reasonably practicable following the Effective Time.

(e)          Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate existence of VCB shall cease and the corporate existence of EVB, as the Surviving Bank, shall continue unaffected and unimpaired by the Merger; and the Surviving Bank shall be deemed to be the same business and corporate entity as each of VCB and EVB prior to the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VCB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of VCB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Code of Virginia or applicable regulations. At the Effective Time, each Certificate previously representing shares of VCB Common Stock shall thereafter represent only the right to receive the Merger Consideration in accordance with Article III of this Agreement.

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(f)          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of VCB acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, VCB and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney, coupled with an interest, to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

(g)          Creation of EVBS Series A-2 Preferred Stock and EVBS Series A-3 Preferred Stock. To the extent any VCB Preferred Stock shall be outstanding at the Effective Time, at or before the Effective Time, EVBS covenants and agrees to amend the EVBS Articles and take other necessary steps to authorize two classes of preferred stock (the “EVBS Series A-2 Preferred Stock” and the “EVBS Series A-3 Preferred Stock” and, together, the “EVBS New Preferred Stock”) each of which shall be pari passu with respect to any preferred stock of EVBS that remains outstanding and that was originally issued by EVBS to the United States Treasury in connection with the Troubled Asset Relief Program. The EVBS Series A-2 Preferred Stock and the EVBS Series A-3 Preferred Stock shall have substantially identical rights to the VCB Series A Preferred Stock and the VCB Series B Preferred Stock, respectively, including, without limitation, identical liquidation preferences, voting rights, and accrued dividends as of the Effective Time.

(h)          Purchase or Redemption of VCB Preferred Stock. Between the date hereof and the Effective Time, VCB shall cooperate in a commercially reasonable manner with any efforts by EVBS to purchase or cause to be purchased, or effect or cause to be effected the redemption of, shares of VCB Preferred Stock, provided that solely EVBS funds are used for any such purchase or redemption.

2.02       Effective Date and Effective Time; Closing.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Merger shall become effective on the date and at the time shown on the articles of merger relating to the Merger (“Articles of Merger”), containing the Plan of Merger, required to be filed with the Virginia State Corporation Commission pursuant to Section 13.1-720 of the VSCA. The Effective Time shall be on (i) a date selected by EVB after such satisfaction or waiver that is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The parties will use their reasonable best efforts to cause the Effective Time to occur on or before September 30, 2014 or as soon thereafter as practicable. The effective date specified in the Articles of Merger is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the effective time specified in the Articles of Merger.

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(b)          A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of EVB, 330 Hospital Road, Tappahannock, Virginia, 22560 or at such other place, at such other time, or on such other date as may be mutually agreed upon by the parties (such date, the “Closing Date”). At the Closing, there shall be delivered to EVBS, EVB and VCB the certificates and other documents required to be delivered under Article VII hereof.

Article III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01        Conversion of Shares.

Subject to this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of EVBS, EVB, VCB or the holder of any of the shares thereof:

(a)          EVBS and EVB Common Stock; EVBS Preferred Stock. Each share of EVBS Common Stock and EVB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger. Each share of EVBS Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)          Excluded Shares. All shares of VCB Common Stock and VCB Preferred Stock owned directly or indirectly by EVBS or EVB or any of EVBS’s, EVB’s or VCB’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Bank and shall not be exchanged for the Merger Consideration. Shares of VCB Common Stock and VCB Preferred Stock that are canceled and retired pursuant to this Section 3.01(b) are hereinafter referred to as the “Excluded Shares”.

(c)          Merger Consideration. (i) Subject to the election procedures in Section 3.02(b) and Section 3.02(c) and any adjustments pursuant to Section 3.02(e), at the Effective Time each share of VCB Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive either:

(A)         $6.25 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); or

(B)         0.9259 (the “Conversion Ratio”) validly issued, fully paid and nonassessable shares of EVBS Common Stock (such per share amount, together with any cash in lieu of fractional shares of EVBS Common Stock to be paid pursuant to Section 3.02(k), is hereinafter referred to as the “Stock Consideration”).

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(ii)          Each share of VCB Series A Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of EVBS Series A-2 Preferred Stock, and each share of VCB Series B Preferred Stock issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of EVBS Series A-3 Preferred Stock (the “Preferred Consideration”).

“Merger Consideration” with respect to a given share of VCB Common Stock shall mean either the Cash Consideration or the Stock Consideration and with respect to VCB Preferred Stock shall mean the Preferred Consideration. At the Effective Time, each share of VCB Common Stock and each share of VCB Preferred Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of the Certificates in accordance with Section 3.02.

3.02        Exchange and Proration Procedures.

(a)          Exchange Agent. EVBS shall appoint the Exchange Agent for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, EVBS shall (i) for the benefit of the holders of VCB Common Stock and for exchange in accordance with this Article III, (A) deposit, or cause to be deposited, with the Exchange Agent an amount of cash necessary to pay the Cash Consideration and cash in lieu of fractional shares pursuant to Section 3.02(k) and (B) duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of EVBS Common Stock that constitute the Stock Consideration, and (ii) for the benefit of the holders of VCB Preferred Stock and for exchange in accordance with this Article III, to the extent applicable, duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of EVBS New Preferred Stock that constitute the Preferred Consideration.

(b)          Form of Election; Election Deadline. EVBS shall prepare and file as an exhibit to the Registration Statement (as hereinafter defined) a form of election, in such form and containing such provisions as EVBS and VCB shall mutually agree (collectively, the “Form of Election”) and other appropriate and customary transmittal materials (the “Letter of Transmittal”). The Form of Election shall permit each Person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of VCB Common Stock (other than Excluded Shares) to specify whether such holder’s shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery of the Form of Election shall be effected only upon proper delivery of the completed Form of Election to the Exchange Agent. The Letter of Transmittal shall specify that delivery of the Letter of Transmittal, and title and risk of loss with respect to Certificates shall be effected only upon proper delivery of the completed Letter of Transmittal and, subject to Section 3.02(j), the Certificates to the Exchange Agent. VCB shall mail the Form of Election and the Letter of Transmittal to all Persons who are record holders of shares of VCB Common Stock as of the record date for the VCB Meeting and shall use commercially reasonable efforts to make the Form of Election and the Letter of Transmittal available to all Persons who become holders of shares of VCB Common Stock during the period between the record date for the VCB Meeting and the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two Business Days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

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(c)          Submission of Elections. An election by a holder of VCB Common Stock shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election reflecting the holder’s election to receive either all Cash Consideration (a “Cash Election”) or all Stock Consideration (a “Stock Election”) or a mixture of Cash Consideration and Stock Consideration (a “Mixed Election” and each of a Cash Election, a Stock Election and a Mixed Election, an “Election”), which is properly completed, signed and accompanied by the Letter of Transmittal and Certificates representing the shares of VCB Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery or, in the case of lost, stolen or destroyed Certificates, compliance with Section 3.02(j) prior to submission of the Election related to such lost, stolen or destroyed Certificates). All Elections shall be unconditional and irrevocable. After an Election is properly made with respect to any share of VCB Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of VCB. Each share of VCB Common Stock that is not (x) an Excluded Share or (y) a share of VCB Common Stock with respect to which a Cash Election or a Stock Election has been properly made shall be converted into the right to receive Stock Consideration.

(d)          Announcement of Election Deadline. EVBS and VCB shall publicly announce the anticipated date of the Election Deadline at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and EVBS and VCB shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)          Proration of Elections. Notwithstanding anything in this Agreement to the contrary:

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(i)          With respect to all shares of VCB Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(A)          the number of shares of VCB Common Stock that shall be converted into the right to receive the Cash Consideration shall be limited to 25% of the shares of VCB Common Stock (the “Cash Conversion Number”); and

(B)          the remainder of the shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration.

(ii) If the aggregate number of Cash Electing VCB Shares (such number of shares, the “Cash Election Number”) exceeds the Cash Conversion Number, then:

(A) the number of Cash Electing VCB Shares of each shareholder of VCB that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing VCB Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and

(B)         the remaining number of such holder’s Cash Electing VCB Shares shall be converted into the right to receive the Stock Consideration.

In no event shall EVBS pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(f)          Exchange Agent Determinations. The good faith determination of the Exchange Agent (or the joint determination of EVBS and VCB, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Elections shall have been properly made pursuant to this Section 3.02 and as to when Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or EVBS and VCB jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 3.02(e), and absent manifest error such computations shall be conclusive and binding on EVBS, VCB and all holders of VCB Common Stock. The Exchange Agent may, with the written agreement of EVBS, make any rules that are consistent with this Section 3.02 for the implementation of the Elections provided for in this Agreement and necessary or desirable to effect the Elections.

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(g)          Surrender of Certificates. Subject to Section 3.02(j), all Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of VCB shall not have properly surrendered his or her Certificates within such period, the shares of EVBS Common Stock or EVBS New Preferred Stock that would otherwise have been issued to such shareholder may, at the option of EVBS, be sold and the net proceeds of such sale, together with any Cash Consideration or cash in respect of fractional shares and any previously accrued dividends, shall be held by EVBS for such shareholder’s benefit in a non-interest bearing deposit account at EVB or another depository institution, the deposits of which are insured by the FDIC, chosen by EVBS in its discretion, and the sole right of such shareholder shall be the right to receive any shares of EVBS Common Stock or EVBS New Preferred Stock, as applicable, which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of VCB, without interest, upon proper surrender of his or her Certificates.

(h)          Rounding. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 3.02(k) will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of VCB Common Stock registered in such shareholder’s name.

(i)          Rights of Shareholders. (i) Following the Effective Time, Certificates which formerly represented shares of VCB Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of EVBS Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 3.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS Common Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(ii)          Following the Effective Time, Certificates which formerly represented shares of VCB Preferred Stock shall be deemed for all purposes to represent the number of whole shares of EVBS New Preferred Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 3.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS New Preferred Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(j)          Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by EVBS, the posting by such Person of a bond, in such reasonable amount as EVBS may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of VCB Common Stock or VCB Preferred Stock represented by such Certificate.

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(k)          No Fractional Shares. No fractional shares of EVBS Common Stock shall be issued in respect of shares of VCB Common Stock that are to be converted in the Merger into the right to receive the Stock Consideration. Each holder of a Certificate with respect to VCB Common Stock (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of EVBS Common Stock to which such holder would otherwise have been entitled pursuant to Section 3.01(c)(i)(B) an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of EVBS Common Stock to which such holder would otherwise be entitled (after taking into account all shares of VCB Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 3.02(e)) by (ii) $6.75.

(l)          Anti-dilution Provisions. If, on or after the date of this Agreement and prior to the Effective Time, EVBS splits, combines into a smaller number of shares, or issues by reclassification any shares of EVBS Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of VCB Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

3.03       Withholding Rights.

EVBS (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of VCB Common Stock such amounts as EVBS is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of VCB Common Stock in respect of which such deduction and withholding was made by EVBS.

3.04       VCB Options.

Each VCB Option that is outstanding and unexercised immediately prior to the Effective Time shall at the Effective Time cease to represent a right to acquire shares of VCB Common Stock and, without any action on the part of the holder of such VCB Option, shall be exchanged for a cash amount equal to the number of shares of VCB Common Stock subject to such VCB Option immediately prior to the Effective Time multiplied by the difference of $6.25 and the per share exercise price. Notwithstanding anything in the preceding sentence, each VCB Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the VCB Option within the meaning of Section 424(h) of the Code. EVBS and VCB agree to take all necessary steps to the effect the foregoing provisions of this Section 3.04.

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Article IV
ACTIONS PENDING ACQUISITION

4.01       Forbearances of VCB.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of EVBS, which consent shall not be unreasonably withheld, conditioned or delayed, VCB will not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practices or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and EVBS the goodwill of the customers of VCB and others with whom business relations exist.

(b)          Capital Stock. Other than Rights set forth on Schedule 4.01(b) of the VCB Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(c)          Dividends; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of VCB Common Stock or VCB Preferred Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of VCB Common Stock or VCB Preferred Stock.

(d)          Compensation, Employment Agreements, Etc. Subject to Section 4.01(f) and Section 6.10(f), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of VCB or, grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) salary or wage increases for employees other than the officers listed in Schedule 4.01(d) of the VCB Disclosure Schedule (the “Identified Officers”) that are consistent with past practices, (ii) changes that are required by applicable law or (iii) as set forth on Schedule 4.01(d) of the VCB Disclosure Schedule.

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(e)          Hiring. Hire any person as an employee of VCB or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the VCB Disclosure Schedule and (ii) persons hired to fill any employee vacancies (other than Identified Officer vacancies) arising after the date hereof and whose employment is terminable at the will of VCB and who is provided no greater severance or similar benefits or payments as a result of the Transaction or consummation thereof than those severance, similar benefits or payments that would have become payable to the employees who they replaced.

(f) Benefit Plans. (i) Enter into, establish, adopt, amend, terminate or make any contributions to (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the VCB Disclosure Schedule or (C) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of VCB or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; or

(ii) exchange, cancel, surrender, or increase or decrease the benefit provided under, any existing bank or corporate owned life insurance covering any employees of VCB, other than any such change that is required by law; or

(iii) purchase any new bank or corporate owned life insurance covering any employees of VCB.

(g)          Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Schedule 4.01(g) of the VCB Disclosure Schedule; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service (“CDARS”) in the ordinary course of business consistent with past practices or (iv) transactions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

(h)          Acquisitions. Acquire all or any portion of the assets, business, securities, deposits or properties of any other Person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.01(r); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices and (iv) such acquisitions in the ordinary course of business consistent with past practices in amounts that do not exceed $10,000 individually or $25,000 in the aggregate.

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(i)          Capital Expenditures. Except as set forth on Schedule 4.01(i) of the VCB Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $20,000 individually or $35,000 in the aggregate.

(j)          Governing Documents. Amend the VCB Articles or the VCB Bylaws.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)          Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in VCB’s branches by a third party service provider.

(m)          Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which VCB is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by VCB of an amount that exceeds $20,000 and/or would impose any material restriction on the business of VCB or create precedent for claims that are reasonably likely to be material to VCB.

(n)          Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)          Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, EVBS prior to the date hereof).

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(p)          Derivatives Contracts. Enter into or settle any Derivatives Contract.

(q)          Indebtedness. Incur any indebtedness for borrowed money, other than overnight borrowings and draws under VCB’s existing line of credit with the FHLB, in each case in the ordinary course of business consistent with past practices; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices.

(r)          Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or Equity Investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two years or less, (ii) dispose of any debt security or Equity Investment or (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(s)          Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than Loans made or acquired in the ordinary course of business consistent with past practices and that have (A) in the case of unsecured loans made to any one borrower that are originated in compliance with VCB’s internal loan policies, a principal balance not in excess of $300,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (B) in the case of secured loans to any one borrower that are originated in compliance with VCB’s internal loan policies, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that EVBS’s prior written consent is required pursuant to clause (i) above, EVBS shall use its reasonable best effort to provide such consent within one Business Day of any request by VCB.

(t)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practices).

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(u)          Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of VCB, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of VCB, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(v)          Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than EVBS or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02      Forbearances of EVBS and EVB.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of VCB, which consent shall not be unreasonably withheld, conditioned or delayed, EVBS and EVB will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course. Conduct their businesses other than in the ordinary and usual course consistent with past practices or fail to use commercially reasonable efforts to preserve their business organizations and preserve for themselves the goodwill of the customers of EVBS and EVB, as applicable, and others with whom business relations exist.

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(b)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of their representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c)          Governing Documents. Amend the EVBS Articles, the EVBS Bylaws, the EVB Articles or the EVB Bylaws.

(d)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03       Control of VCB’s Business.

Prior to the Effective Time, nothing contained in this Agreement shall give EVBS or EVB, directly or indirectly, the right to control or direct the operations of VCB. Prior to the Effective Time, VCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Article V
REPRESENTATIONS AND WARRANTIES

5.01       Disclosure Schedules.

On or prior to the date hereof, VCB has delivered to EVBS a schedule (the “VCB Disclosure Schedule”) and EVBS and EVB have delivered to VCB a schedule (the “EVBS Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, as applicable, or to one or more covenants contained in Article IV or Article VI, as applicable; provided, however, that (a) no such item is required to be set forth in a disclosure schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, and (b) the mere inclusion of an item in a disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the disclosure schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

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5.02       Standard.

No representation or warranty of VCB, EVBS or EVB contained in Sections 5.03 or 5.04, respectively, shall be deemed to be untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually, or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on such party, other than the representations and warranties set forth in Sections 5.03(b), 5.03(g)(iv)(C), 5.03(m)(vi) and 5.03(m)(viii) for VCB and Section 5.04(g)(ii)(C) for EVBS and EVB, which shall be true in all respects.

5.03       Representations and Warranties of VCB.

Subject to Sections 5.01 and 5.02, VCB hereby represents and warrants to EVBS:

(a)          Organization, Standing and Authority. VCB is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. VCB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. VCB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the VCB Articles and VCB Bylaws that have previously been made available to EVBS and EVB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of VCB previously made available to EVBS and EVB contain true, complete and correct records in all respects of all meetings and other corporate actions held or taken of its shareholders and the VCB Board (including committees thereof) through the date hereof.

(b)          VCB Capital Stock. The authorized capital stock of VCB consists solely of 5,000,000 shares of VCB Common Stock, of which 1,536,608 shares are issued and outstanding as of the date hereof, and 2,000,000 shares of VCB preferred stock, of which 4,700 shares of VCB Series A Preferred Stock and 143 shares of VCB Series B Preferred Stock are issued and outstanding as of the date hereof. The outstanding shares of VCB Common Stock and VCB Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of VCB Common Stock or VCB Preferred Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the VCB Disclosure Schedule sets forth for each VCB Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of VCB Common Stock subject to each option, the number of shares of VCB Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of VCB Common Stock or VCB Preferred Stock reserved for issuance, VCB does not have any Rights issued or outstanding with respect to VCB Common Stock and VCB does not have any commitment to authorize, issue or sell any VCB Common Stock, VCB Preferred Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of VCB may vote are outstanding.

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(c)          Deposit Insurance. The deposit accounts of VCB are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and VCB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)          Corporate Power. VCB has the corporate power and authority to carry on its business as it is now being conducted, to own all its properties and assets and to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of VCB’s shareholders of this Agreement, the Plan of Merger and the consummation of the Transaction.

(e)          Corporate Authority; Board Recommendation.

(i)          Subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding VCB Common Stock, this Agreement, the Plan of Merger and the Transaction have been authorized by all necessary corporate action of VCB and the VCB Board and, subject to Section 6.02(b) of this Agreement, the VCB Board shall recommend that shareholders of VCB approve this Agreement and the Plan of Merger and shall direct that the Agreement and the Plan of Merger be submitted for consideration by VCB’s shareholders at the VCB Meeting. VCB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by EVB and EVBS, this Agreement is a valid and legally binding obligation of VCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii)         The VCB Board, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the Transaction, including the Merger, and the Support and Non-Competition Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders of VCB and (ii) resolved to recommend that the holders of the shares of VCB Common Stock approve this Agreement and the Merger.

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(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by VCB in connection with the execution, delivery or performance by VCB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the Virginia Bureau of Financial Institutions and other Governmental Authorities, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of VCB Common Stock and the issuance of EVBS Common Stock in the Merger, (C) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA with respect to the Merger and the issuance of a certificate of merger in connection therewith, and (D) the approval of this Agreement and the Plan of Merger by the holders of the required number of outstanding shares of VCB Common Stock. As of the date hereof, VCB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)          Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by VCB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of VCB or to which VCB or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the VCB Articles or VCB Bylaws, or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)          Financial Statements; Undisclosed Liabilities.

(i)          VCB has previously delivered or made available to EVBS and EVB accurate and complete copies of the VCB Financial Statements which, in the case of the balance sheets of VCB as of December 31, 2013 and 2012 and the statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of VCB for each of the two years ended December 31, 2013 and 2012, are accompanied by the audit report of Yount, Hyde & Barbour, P.C. The VCB Financial Statements fairly present or will fairly present, as the case may be, the financial condition of VCB as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of VCB for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except in each case as may be noted therein.

(ii)          The VCB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein. The audits of VCB have been conducted in accordance with generally accepted auditing standards of the United States of America.

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(iii)          Since December 31, 2013, VCB has not incurred any liability other than in the ordinary course of business consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv)          Since December 31, 2013, (A) VCB has conducted its businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) VCB has not taken nor permitted any of the actions set forth in Section 4.01 hereof between December 31, 2013 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to VCB.

(v)          Except for mortgage loans and participations VCB has entered into the ordinary course of business, no agreement pursuant to which any Loans or other assets have been or shall be sold by VCB entitles the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by VCB, to cause VCB to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against VCB. Since December 31, 2013, no cash, stock or other dividend or any other distribution with respect to the capital stock of VCB has been declared, set aside or paid. In addition, no shares of capital stock of VCB have been purchased, redeemed or otherwise acquired, directly or indirectly, by VCB since December 31, 2013, and no agreements have been made to do the foregoing.

(vi)          VCB maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning VCB is made known on a timely basis to permit the preparation of the VCB Financial Statements and any public disclosure documents relating to VCB.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against VCB and, to VCB’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to VCB’s Knowledge, there are no facts that could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither VCB nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction.

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(i)          Regulatory Matters.

(i)          VCB has duly filed with the appropriate Governmental Authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and VCB has previously delivered or made available to EVBS and EVB accurate and complete copies of all such reports. In connection with the most recent examinations of VCB by the appropriate Governmental Authorities, including examinations by the FDIC and the Virginia Bureau of Financial Institutions, VCB was not required to correct or change any action, procedure or proceeding (including through identification of matters requiring immediate attention) that, to VCB’s Knowledge, has not been now corrected or changed. To the Knowledge of VCB, since its last regulatory examination of Community Reinvestment Act compliance, VCB has not received any complaints as to Community Reinvestment Act compliance.

(ii) Neither VCB nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since December 31, 2013 has VCB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. VCB has paid all assessments made or imposed by any Governmental Authority.

(iii) VCB has not been advised by nor, to VCB’s Knowledge, are there any facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)          Compliance With Laws. VCB:

(i)          is and at all times since October 31, 2005 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of VCB related to customer data, privacy and security;

(ii)          has and at all times since October 31, 2005 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to VCB’s Knowledge, no suspension or cancellation of any of them is threatened; and

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(iii)          has received no notification or communication from any Governmental Authority (A) asserting that VCB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to VCB’s Knowledge, do any grounds for any of the foregoing exist).

(k)          Material Contracts; Defaults.

(i)          Set forth in Section 5.03(k)(i) of the VCB Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that VCB is a party to, bound by or subject to (collectively, “Material Contracts”), (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of VCB or other Person to indemnification from VCB, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of VCB, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practices, (I) which provides for the payment by VCB of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by VCB, (K) which materially restricts the conduct of any business by VCB or limits the freedom of VCB to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires VCB to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (L) which is with respect to, or otherwise commits VCB to do, any of the foregoing.

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(ii)           Each Material Contract is valid and binding on VCB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of VCB, is valid and binding on the other parties thereto. VCB is not, and to the Knowledge of VCB, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by VCB is currently outstanding.

(iii)           Section 5.03(k)(iii) of the VCB Disclosure Schedule sets forth a schedule of all executive officers and directors of VCB who have outstanding loans from VCB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)           No Brokers. Except for an agreement with Raymond James & Associates, Inc., no action has been taken by VCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(m)           Employee Benefit Plans.

(i)           All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of VCB (the “Employees”) and current or former directors or independent contractors of VCB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, split dollar, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of the VCB Disclosure Schedule. VCB does not maintain, and never has maintained, (i) any tax-qualified defined benefit pension plan subject to Title IV of ERISA or (ii) any Benefit Plans covering foreign Employees. True and complete copies of the following have been provided or made available to EVBS and EVB: (A) all Benefit Plan documents including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the two most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103 of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or, if applicable, prototype opinion or advisory letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (I) any Form 5310 or Form 5330 filed with the IRS; and (J) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

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(ii)           Each Benefit Plan has been established, operated and administered to date in all respects in accordance with the applicable provisions of ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, any regulations or rules promulgated thereunder, and any other applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained, and all filings, disclosures and notices required by applicable law with respect to each Benefit Plan have been timely made. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (including a determination that the related trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code) or, if VCB uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, is entitled to rely upon the IRS opinion or advisory letter issued to the sponsors of the prototype or volume submitter plan documents, and to VCB’s Knowledge, there are no circumstances that could adversely affect such qualification or that are likely to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. VCB has not received any correspondence or written or verbal notice from the PBGC, the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to VCB’s Knowledge, threatened legal action, suit or claim relating to the Benefit Plans other than routine claims for benefits. VCB has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject VCB to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. VCB has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject VCB to claims of a breach of fiduciary duty under ERISA or applicable laws. Each Benefit Plan required to be registered or approved by a Governmental Authority has been registered with, or approved by, such Governmental Authority and has been maintained in accordance with such registration or approval requirements. There are no matters pending before the PBGC, the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since December 31, 2005, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

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(iii)           There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)           All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the VCB Financial Statements. There are no written personnel policies or employee handbooks applicable to employees of VCB other than those set forth on Section 5.03(m)(i) of the VCB Disclosure Schedule. Complete and correct copies of such written personnel policies and employee handbooks have heretofore been delivered to EVBS.

(v)           Except as provided in Section 5.03(m)(v) of the VCB Disclosure Schedule, VCB has no obligations for retiree health and life benefits or other retiree death benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. VCB may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder, and, except as provided in Section 5.03(m)(v) of the VCB Disclosure Schedule, there has been no communication to Employees by VCB that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis. No event or condition exists with respect to a Benefit Plan that could subject VCB to a material tax under Section 4980B of the Code. Except as provided in Section 5.03(m)(v) of the VCB Disclosure Schedule, with respect to any Benefit Plan that provides medical, health, life insurance or other, similar benefits, (i) no such Benefit Plan provides benefits beyond termination of employment or retirement other than coverage mandated by statute, and (ii) claims under each such Benefit Plan (1) are subject to contracts of insurance or (2) are subject to contracts with one (1) or more health maintenance organizations, in the case of each of (1) and (2) pursuant to which one (1) or more entities other than VCB bear the liability for such claims.

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(vi)           Except as provided in Section 5.03(m)(vi) of the VCB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or the Plan of Merger or consummation of the Transaction, either alone or in connection with a subsequent event, will, directly or indirectly, (A) entitle any Employees or any current or former director or independent contractor of VCB to any payment or any increase in any payment upon any termination of employment, whether before or after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in the triggering or imposition of any restrictions or limitations on the right of EVB or EVBS to cause any such Benefit Plan to be amended or terminated (or result in any adverse consequences for doing so), (D) result in any breach or violation of, or a default under, any of the Benefit Plans, (E) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (F) result in any payment or portion of any payment that would not be deductible by VCB, EVB or EVBS under Section 162(m) of the Code when paid.

(vii)           All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax and other filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. No issues have been raised by relevant taxing, labor or securities authorities in connection with any of the filings made, nor has a request for audit or review of any such filings been received or, to VCB’s Knowledge, is any such request pending.

(viii)           Section 5.03(m)(viii) of the VCB Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such VCB Disclosure Schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, split dollar, change in control and all other agreements, plans (including any severance plans) and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

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(ix)           No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA.

(x)           VCB has not made any agreement, taken any action or omitted to take any action, with respect to or as part of any Benefit Plan that is an operational or document failure under Section 409A of the Code or that would reasonably be expected to subject VCB or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to VCB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the Transaction (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), VCB will not be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to VCB under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(xi)            Each Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5001(b)(1) has been operated at all times in compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, (iv) the provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (v) all other applicable Laws.

(xii)            All service providers to VCB have been properly characterized as employees or independent contractors, and VCB has properly reported all payments of compensation or, under Code Section 3121(v)(2), the right to receive deferred compensation on the applicable Forms W-2 or 1099.  VCB does not have any obligations to provide benefits to any service provider characterized as independent contractors under the Benefit Plans.

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(n)           Labor Matters. VCB is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is VCB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel VCB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving VCB pending or, to VCB’s Knowledge, threatened, nor, to VCB’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. VCB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o)           Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on VCB of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of VCB, threatened against VCB. To the Knowledge of VCB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation on VCB. VCB is and has been in compliance in all respects with applicable Environmental Laws. To VCB’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by VCB, or any property in which VCB has held a security interest, Lien or a fiduciary or management role (“VCB Loan Property”), has been contaminated with, or has had any Release of, any Hazardous Substance. VCB could not be deemed the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any VCB Loan Property that has been contaminated with, or has had any Release of, any Hazardous Substance. VCB does not have any liability for any Hazardous Substance Release, disposal or contamination on any third party property. VCB does not or, to VCB’s Knowledge, no Person whose liability VCB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law. VCB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of the VCB Disclosure Schedule, to VCB’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving VCB, any currently or formerly owned or operated property, any VCB Loan Property, or, to VCB’s Knowledge, any Person whose liability VCB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any obligation, claims, liability or investigations against VCB, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any VCB Loan Property. Set forth in Section 5.03(o) of the VCB Disclosure Schedule are true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to VCB and any currently or formerly owned or operated property.

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(p)          Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to the VCB Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be correct and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the VCB Group and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or any other taxing authority and have disclosed all positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, (E) the VCB Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (F) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (G) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (H) no member of the VCB Group has extended or waived any statutes of limitation with respect to any Taxes of VCB. There are no Liens for Taxes upon the assets of VCB, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim, assessment, notice of deficiency or proposed Tax adjustment has ever been made by or written notice indicating an intent to open an audit or other review or request relating to Tax matters has been received from any Governmental Authority in a jurisdiction where VCB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no director or officer (or employee responsible for Tax matters) of the VCB Group expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Schedule 5.03(p), neither the VCB Group nor any of its members is the beneficiary of any extension of time within which to file any Tax Return.

(ii)           VCB has made available to EVB true and complete copies of the United States federal and state income Tax Returns filed by VCB and each member of the VCB Group for each of the three most recent fiscal years for which such returns have been filed.

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(iii)           Neither VCB nor any other member of the VCB Group has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the VCB Financial Statements in excess of the amounts accrued or subject to a reserve for Tax liability (rather than any reserve for timing differences between book and Tax income) with respect thereto that are reflected in the VCB Financial Statements and do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the VCB Group in filing their Tax Returns. Since the date of the most recent VCB Financial Statements the VCB Group has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(iv)           Neither VCB nor any other member of the VCB Group is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is not and has not been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was VCB) and, to the Knowledge of VCB, has no liability for Taxes of any Person (other than a member of the VCB Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the VCB Group) as a transferee or successor, by contract or otherwise.

(v)           No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the VCB Group and no such agreement or ruling has been applied for and is currently pending.

(vi)           The VCB Group does not maintain any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws) or which would be subject to an excise tax under Section 280G or 409A of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii)           (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that any member of the VCB Group is or was required by law to withhold, collect or deposit in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, customer, stockholder or other third party have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii)           Neither VCB nor any other member of the VCB Group has been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

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(ix)           EVBS will not on account of an action taken by VCB or the VCB Group prior to the Effective Date be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) the use of an improper method of accounting for a Tax period ending on or prior to the Effective Date, (iii) any “closing agreement “ described in Section 7121 of the Code or any analogous provision of state, local or foreign law executed on or prior to the Effective Date, (iv) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (v) a prepaid amount received, or paid, prior to the Effective Date, (vi) an election under Section 108(i) of the Code or (vii) deferred intercompany gains or losses, intercompany items or similar items or excess loss account described in Treasury regulations under Section 1502 of the Code or any analogous provision of state, local or foreign law arising prior to the Effective Date.

(x)           No member of the VCB Group has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi)           No member of the VCB Group has and each has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and no member of the VCB Group has not engaged in a trade or business within, or derived any income from, any foreign country. None of VCB’s subsidiaries is a controlled foreign corporation defined in Section 957 of the Code or is a passive foreign investment company within the meaning of Section 1297 of the Code.

(xii)           VCB has obtained and maintains on file a Form W-9 or the appropriate Form W-8 with respect to each of its depositors or other account holders, bondholders and shareholders and is in full compliance with all reporting, record keeping and due diligence requirements under the Foreign Account Tax Compliance Act and all of the rules and regulations promulgated thereunder.

(xiii) VCB is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(q)          Risk Management Instruments.

(i)           VCB is not a party and has not agreed to enter into any Derivatives Contract.

(ii)           “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any VCB Options.

(r)           Loans; Nonperforming and Classified Assets.

(i)           Each Loan on the books and records of VCB was made and has been serviced in all respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all respects by appropriate and sufficient documentation and, to the Knowledge of VCB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)           Set forth in Section 5.03(r)(ii) of the VCB Disclosure Schedule, as to VCB as of April 30, 2014 are: (A) any written or, to VCB’s Knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to VCB’s Knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by VCB or an applicable Governmental Authority (it being understood that no representation is being made that the Virginia Bureau of Financial Institutions or the FRB would agree with the loan classifications established by VCB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or 5% or greater shareholder of VCB, or to the best Knowledge of VCB, any Person controlling, controlled by or under common control with, any of the foregoing.

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(s)           Properties. All real and personal property owned by VCB or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with past practices. Except as set forth in Section 5.03(s) of the VCB Disclosure Schedule, VCB has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the balance sheet of VCB as of December 31, 2013, or acquired after such date, other than properties sold by VCB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practices and (iii) as reflected on the balance sheet of VCB as of December 31, 2013. All real and personal property that is used in VCB’s business and leased or licensed by VCB is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t)           Intellectual Property. VCB owns or possesses valid and binding licenses and other rights to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all Liens, and VCB has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the Knowledge of VCB, the operation of the business of VCB does not infringe or violate the intellectual property of any third party. VCB has performed in all respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)           Fiduciary Accounts. VCB has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. VCB has not, nor to VCB’s Knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)           Books and Records. The books and records of VCB have been fully, properly and accurately maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all respects all dealings and transactions in respect of the business, assets, liabilities and affairs of VCB.

(w)           Insurance. Set forth in Section 5.03(w) of the VCB Disclosure Schedule is a list of all insurance policies or bonds currently maintained by VCB (“Insurance Policies”). VCB is insured with reputable insurers against such risks and in such amounts as the management of VCB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, VCB is not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

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(x)           Allowance For Loan Losses. VCB’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with VCB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. VCB has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to VCB’s allowance for loan losses since October 31, 2005.

(y)          Transactions With Affiliates. All “covered transactions” between VCB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z)           Required Vote; Antitakeover Provisions; Absence of Appraisal Rights.

(i)           The affirmative vote of the holders of a majority of the outstanding shares of VCB Common Stock is necessary to approve this Agreement on behalf of VCB. No other vote of the shareholders of VCB is required by law, the VCB Articles, the VCB Bylaws or otherwise to approve this Agreement.

(ii)           Based on the representation and warranty of EVBS and EVB contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the VSCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the VCB Articles and VCB Bylaws), apply or will apply to this Agreement or the Transaction.

(iii)        Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will result in any holder of VCB Common Stock or VCB Preferred Stock having appraisal rights under the VSCA.

(aa)         Fairness Opinion. The VCB Board has received the opinion of Raymond James & Associates, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of VCB Common Stock from a financial point of view.

(bb)        Transactions in Securities.

(i)           All offers and sales of securities by VCB were at all relevant times exempt from the registration requirements of the Securities Act.

(ii)         Neither VCB, nor to VCB’s Knowledge, (a) any director or executive officer of VCB, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold or caused to be purchased or sold, any shares of VCB Common Stock or other securities issued by VCB, (i) during any period when VCB was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

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(cc)         Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(dd)        Support and Non-Competition Agreements. All of the directors of VCB have entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex B.

5.04       Representations and Warranties of EVBS and EVB.

Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, EVBS and EVB hereby represent and warrant to VCB as follows:

(a)          Organization, Standing and Authority. EVBS is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. EVBS is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. EVBS has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)          EVBS Capital Stock.

(i)           The authorized capital stock of EVBS consists solely of 50,000,000 shares of EVBS Common Stock, of which 11,862,367 shares were issued and outstanding as of the close of business on May 29, 2014, and 10,000,000 shares of EVBS preferred stock, of which 24,000 shares of EVBS Series A Preferred Stock and 5,240,192 shares of EVBS Series B Preferred Stock were issued and outstanding as the close of business on May 29, 2014. The outstanding shares of EVBS Common Stock and EVBS Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of EVBS Common Stock or EVBS Preferred Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof and except as disclosed on Schedule 5.04(b) of the EVBS Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock of EVBS, except for shares of EVBS Common Stock issuable pursuant to the EVBS Benefit Plans and by virtue of this Agreement.

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(ii)       The shares of EVBS Common Stock to be issued in exchange for shares of VCB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)          EVB.

(i)        EVB has been duly organized and is validly existing in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. EVB is duly licensed by the Commonwealth of Virginia and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law and EVB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(ii) (A) EVBS owns, directly or indirectly, all the issued and outstanding equity securities of EVB, (B) no equity securities of EVB are or may become required to be issued (other than to EVBS) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which EVB is or may be bound to sell or otherwise transfer any of its equity securities (other than to EVBS or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings or arrangements relating to EVBS’s right to vote or to dispose of such securities.

(d)          Corporate Power. Each of EVBS and EVB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. EVBS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause EVB to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and consummate the Merger, and EVB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and consummate the Merger, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority. This Agreement, the Plan of Merger and the Transaction have been authorized by all necessary corporate action of EVBS, the EVBS Board, EVB and the board of directors of EVB, as applicable. This Agreement has been duly executed and delivered by EVBS and EVB and, assuming due authorization, execution and delivery by VCB, this Agreement is a valid and legally binding obligation of EVBS and EVB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f)           Regulatory Approvals; No Defaults.

(i)        No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by EVBS or any of its Subsidiaries in connection with the execution, delivery or performance by EVBS and EVB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the Virginia Bureau of Financial Institutions, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of VCB Common Stock and the issuance of EVBS Common Stock in the Merger, (C) the approval of the listing on NASDAQ of the EVBS Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA with respect to the Merger and the issuance of a certificate of merger in connection therewith. As of the date hereof, EVB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)       Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by EVBS and EVB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of EVBS or of any of its Subsidiaries or to which EVBS or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of EVBS or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

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(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)        EVBS’s Annual Report on Form 10-K for the year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, EVBS’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of EVBS and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of EVBS and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)       Since December 31, 2013, (A) EVBS and EVB have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the Transaction), (b) EVBS and EVB have not taken or permitted any of the actions set forth in Section 4.02 hereof between December 31, 2013 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to EVBS.

(iii)      EVBS maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to EVBS is made known on a timely basis to the individuals responsible for the preparation of EVBS’s Securities Documents.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against EVBS or its Subsidiaries and, to EVBS’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither EVBS nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions.

(i)           No Brokers. Except for an agreement with Keefe, Bruyette & Woods, Inc., no action has been taken by EVBS or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

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(j)           Tax Matters. As of the date hereof, to EVBS’s Knowledge, there are no conditions existing that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)          Regulatory Matters.

(i)        EVBS and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of EVBS and its Subsidiaries by the appropriate Governmental Authorities, neither EVBS nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding that, to EVBS’s Knowledge, has not been now corrected or changed. To the Knowledge of EVBS, since its last regulatory examination of Community Reinvestment Act compliance, EVB has not received any complaints as to Community Reinvestment Act compliance.

(ii)       Neither EVBS nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor since December 31, 2013, has EVBS or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. EVBS and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)      Neither EVBS nor any of its Subsidiaries has been advised by and, to the Knowledge of EVBS, there are no facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l)           Compliance With Laws. Each of EVBS and EVB:

(i)        is in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of EVBS and EVB related to customer data, privacy and security;

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(ii)       has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to EVBS’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)      has received no notification or communication from any Governmental Authority (A) asserting that EVBS or EVB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to EVBS’s Knowledge, do any grounds for any of the foregoing exist).

(m)         Allowance for Loan Losses. EVBS’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with EVBS’s existing methodology for determining the adequacy of its allowance for loan losses, as well as the standards established by GAAP and is and shall be adequate under all such standards. EVBS has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to EVBS’s allowance for loan losses since December 31, 2011.

(n)          Financial Ability. On the Effective Date and through the date of payment of the Merger Consideration by EVBS, EVBS will have all funds necessary to consummate the Merger and pay the aggregate cash component of the Merger Consideration to holders of VCB Common Stock pursuant to Article III hereof.

(o)          Ownership of VCB Common Stock. None of EVBS or any of its Subsidiaries, or to EVBS’s Knowledge, any of its other affiliates (as such term is defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of VCB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

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(p)          Board Approval. The EVBS Board, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the Transaction, including the Merger, taken together, are fair to and in the best interests of its shareholders and approved this Agreement. Approval by EVBS’s shareholders is not required for it to perform its obligations under this Agreement.

(q)          Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

Article VI
COVENANTS

6.01       Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, each of VCB, EVBS and EVB agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02       Shareholder Approval.

(a)          VCB agrees to take, in accordance with applicable law and the VCB Articles and the VCB Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the Plan of Merger and any other matters required to be approved by VCB’s shareholders for consummation of the Transaction (including any adjournment, the “VCB Meeting”). Once the VCB Meeting has been called and noticed, VCB shall not postpone or adjourn the VCB Meeting without the consent of EVBS, provided VCB reserves the right to adjourn or postpone the VCB Meeting, if necessary, in order to solicit additional proxies in the event that (i) there are not sufficient affirmative votes present at the VCB Meeting to approve this Agreement and the Plan of Merger or (ii) a quorum is not present at the VCB Meeting. Except with the prior written consent of EVBS, no other matters shall be submitted for the approval of the VCB shareholders at the VCB Meeting. Subject to Section 6.02(b), the VCB Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action and use reasonable best efforts to solicit such approval by VCB’s shareholders and shall not (A) withdraw, modify or qualify in any manner adverse to EVBS such recommendation or (B) take such other action or make any other public statement in connection with the VCB Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). In addition to the foregoing, VCB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger while this Agreement is in effect.

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(b)          Notwithstanding the foregoing, VCB and the VCB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)        VCB shall have complied in all respects with Section 6.07;

(ii)       the VCB Board, after consulting with its outside counsel, shall have determined in good faith that failure to pursue a Superior Proposal would result in a violation of its fiduciary duties under applicable law; and

(iii)      if the VCB Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the VCB Board shall have concluded in good faith, after giving effect to all of the adjustments that may be offered by EVBS pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) VCB shall notify EVBS at least five Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to EVBS a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, VCB shall, and shall cause its financial and legal advisors to, during the period following VCB’s delivery of the notice referred to in clause (B) above, negotiate with EVBS in good faith for a period of up to five Business Days (to the extent EVBS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03       Registration Statement.

(a)          EVBS agrees to prepare and file with the SEC a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) in connection with the issuance of EVBS Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of VCB and EVBS constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). VCB shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for such documents, and VCB, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with EVBS and its counsel prior to the filing of such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. VCB agrees to cooperate with EVBS and EVBS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that VCB has cooperated as described above, EVBS agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of VCB and EVBS agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. EVBS also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

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(b)          Each of VCB and EVBS agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to VCB’s shareholders and at the time of the VCB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which such Proxy Statement/Prospectus is or is to be used, not misleading. Each of VCB and EVBS further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, as applicable, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus, as applicable.

(c)          EVBS agrees to advise VCB, promptly after EVBS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of EVBS Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent EVBS is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or any request by the SEC or FRB for additional information.

(d)          After the Registration Statement is declared effective under the Securities Act, VCB shall promptly mail the Proxy Statement/Prospectus to its shareholders. The expense of printing and mailing such materials shall be borne by VCB.

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6.04       Regulatory Filings.

(a)          EVBS shall use its reasonable best efforts, and VCB shall cooperate with EVBS, to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction or to effect the purchase or redemption of the VCB Preferred Stock. Any initial filings with Governmental Authorities shall be made by EVBS as soon as reasonably practicable after the execution hereof. Each of EVBS and VCB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction or the purchase or redemption of the VCB Preferred Stock. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction or the purchase or redemption of the VCB Preferred Stock, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction or the purchase or redemption of the VCB Preferred Stock.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05       Press Releases.

VCB and EVBS shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FRB or NASDAQ. VCB and EVBS shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

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6.06       Access; Information.

(a)          Both EVB and VCB agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors (which each party shall use its reasonable best efforts to obtain from its independent auditors), systems, properties, personnel and advisors of each party and to such other information relating to such party as the other party may reasonably request and, during such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the party as the other party may reasonably request.

(b)          During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), each party will deliver to the other party its balance sheet and statements of operations, stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than 60 days after the end of each fiscal year, each party will deliver to the other party its balance sheet and statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for such year prepared in accordance with GAAP. Within fifteen days after the end of each month, each party will deliver to the other party a balance sheet and statement of operations, without related notes, for such month prepared in accordance with GAAP. In the case of EVBS and EVB, the financial statements required to be delivered by this Section 6.06(b) may be consolidated.

(c)          All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the confidentiality agreement, executed and delivered by EVBS on January 16, 2014 and the provisions of the confidentiality agreement executed and delivered by VCB on May 6, 2014 (each a “Confidentiality Agreement”).

(d)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

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(e)          VCB shall allow a representative of EVBS to attend as an observer all VCB Board and VCB Board committee meetings (including, without limitation, loan committee meetings), except that no EVBS representative will be entitled to attend any meeting or portion of a meeting in which the VCB Board or a committee thereof considers the Merger, an Acquisition Proposal, a Change in Recommendation or any matter that VCB reasonably believes to be subject to an attorney/client privilege. VCB shall give reasonable notice to EVBS of any such meeting and, if known, the agenda for or business to be discussed at such meeting. VCB shall also provide to EVBS all written agendas and meeting or written consent materials provided to the directors of VCB in connection with Board and committee meetings. All information obtained by EVBS at these meetings shall be treated in confidence as provided in this Section 6.06.

6.07       Acquisition Proposals.

(a)          VCB agrees that it shall, and shall direct and cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of VCB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction, if necessary. From the date of this Agreement through the Effective Time, VCB shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than EVBS or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the VCB Meeting, if the VCB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the VCB Board’s fiduciary duties under applicable law, VCB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a)(i) that the VCB Board determines in good faith is likely to constitute a Superior Proposal, subject to providing prior written notice of its decision to take such action to EVBS at least one Business Day prior to such decision and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (A) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by VCB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to EVBS, and (B) participate in discussions or negotiations regarding such a Superior Proposal.

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(b)          For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of VCB taken as a whole, (ii) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of VCB, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of Equity Securities of VCB or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving VCB, other than the Transaction.

(c)           For purposes of this Agreement, the term “Superior Proposal” means an unsolicited Acquisition Proposal (for this purpose, substituting “50%” for each reference to “25%” in the definition of Acquisition Proposal) that was received and considered in compliance with this Section 6.07 and that would, if consummated, result in a transaction that is more favorable to VCB’s shareholders from a financial point of view than the Merger, as determined by the VCB Board in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood of consummation), and consulting with VCB’s financial advisor (which shall be a nationally recognized investment banking firm and which, the parties acknowledge and agree, includes Raymond James & Associates, Inc.) and outside counsel.

(d)          In addition to the obligations of VCB set forth in Section 6.07(a), VCB shall within one Business Day advise EVBS orally and in writing of its receipt of any Acquisition Proposal (or any inquiry that could reasonably lead to an Acquisition Proposal) and keep EVBS informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to EVBS all materials provided to or made available to any third party pursuant to this Section 6.07 that were not previously provided to EVBS.

(e)          VCB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of VCB shall be deemed a breach of this Section 6.07 by VCB.

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6.08       NASDAQ Listing.

EVBS agrees to use its reasonable best efforts to obtain, prior to the Effective Date, approval subject to notice of official issuance to list on the NASDAQ the shares of EVBS Common Stock to be issued in connection with the Merger.

6.09       Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, EVBS (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of VCB determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of VCB or is or was serving at the request of VCB as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the VCB Articles and the VCB Bylaws, as applicable, or any agreement, arrangement or understanding that is set forth in Section 6.09(a) of the VCB Disclosure Schedule, in each case as in effect on the date hereof.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

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(c)           VCB shall cause the persons who served as directors or officers of VCB to be covered by prepaid directors’ and officers’ liability insurance policies. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall VCB expend, in order to maintain or provide insurance coverage pursuant to this Section 6.09(c), an aggregate amount in excess of 300% of the annual premium paid by VCB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Maximum Insurance Amount, VCB shall obtain the most advantageous coverage obtainable for an amount not exceeding the Maximum Insurance Amount.

(d)           If EVBS or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of EVBS shall assume the obligations set forth in this Section 6.09.

6.10       Benefit Plans.

(a)           As soon as administratively practicable after the Effective Time, EVBS shall take all reasonable action so that employees of VCB shall be entitled to participate in each employee benefit plan, program or arrangement of EVBS of general applicability (the “EVBS Benefit Plans”) to the same extent as similarly-situated employees of EVBS and its Subsidiaries (it being understood that inclusion of the employees of VCB in the EVBS Benefit Plans may occur at different times with respect to different plans); provided that coverage may be continued under the corresponding Benefit Plans of VCB (unless terminated prior to the Effective Date or Effective Time) until such employees are permitted to participate in the EVBS Benefit Plans; and provided, however, that nothing contained herein shall require EVBS or any of its Subsidiaries to make any grants to any former employee of VCB under any discretionary equity compensation plan of EVBS. EVBS shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each EVBS Benefit Plan in which employees of VCB are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the EVBS Benefit Plans, the service of such employees with VCB to the same extent as such service was credited for such purpose by VCB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

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(b)          Nothing herein shall limit the ability of EVBS to request that VCB amend, freeze or terminate any of VCB’s Benefit Plans in accordance with their terms before the Merger, or to limit the ability of EVBS to amend, freeze or terminate any of VCB’s Benefit Plans in accordance with their terms after the Merger. Upon the request of EVBS, VCB shall use reasonable efforts to amend, freeze or terminate any of VCB’s Benefit Plans prior to the Effective Date or Effective Time, if EVBS determines that such action is necessary or appropriate to the transition of benefits for all employees after consummation of the Transaction.

(c)           Subject to Sections 6.11(b), (g) and (h), at and following the Effective Time, EVBS shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of VCB and current and former directors of VCB existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of VCB to the extent that each of the foregoing is set forth in the VCB Disclosure Schedule and has not been terminated. The change in control, severance or termination payments that are payable pursuant to such agreements, plans or policies of VCB (which have been quantified in reasonable detail) are set forth in Section 6.10(c) of the VCB Disclosure Schedule.

(d)          At such time as employees of VCB become eligible to participate in a medical, dental or health plan of EVBS or its Subsidiaries, EVBS shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of EVBS, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

(e)           Each of VCB, EVBS and EVB acknowledges and agrees that all provisions contained within this Section 6.10 with respect to employees are included for the sole benefit of VCB and EVBS and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with VCB, EVBS, its Subsidiaries or any of their respective affiliates.

(f)           An employee of VCB (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time but on or before the date that is six months from the Effective Time shall be entitled to receive severance payments pursuant to VCB’s severance plan, as set forth in Section 5.03(m)(viii) of the VCB Disclosure Schedule.

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(g)          Prior to the Effective Time and prior to the terminations described in Section 6.10(h), VCB shall take all steps necessary to (i) amend the Virginia Company Bank Supplemental Executive Retirement Plan Agreement for Mark Hanna (the “SERP”), including obtaining Mark Hanna’s consent to such amendment, to (A) freeze the benefit amount payable thereunder to the amount payable under the SERP in accordance with Section 3.02(b) thereof, and (B) remove any accelerated vesting provisions triggered upon a change in control or plan termination and (ii) amend all change in control and change in control employment agreements to (A) remove any excise tax gross-up provisions for “excess parachute payments” within the meaning of Section 280G of the Code and (B) add in each such agreement a cutback provision to avoid the payment of any excess parachute payments. All documents issued, adopted or executed in connection with the implementation of this Section shall be subject to EVBS’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(h)          Prior to the Effective Time, at the request of EVBS, VCB shall take all steps necessary to (i) terminate all employment agreements, all change in control employment agreements, the SERP, and any other similar plans or arrangements (collectively, the “Affected Agreements”) immediately preceding the Effective Time, and (ii) pay upon, or within 30 days after, such termination in a lump sum, net of applicable tax withholdings, the amounts payable thereunder to each affected employee provided, however, that the amounts payable upon termination of the change in control employment agreements shall be reduced as necessary to insure that no amounts payable under the Affected Agreements (when aggregated with any other benefits or payments payable upon a change of control to the affected employee) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code, as determined by EVBS’s outside accounting firm (the “Adjusted Plan Termination Payments”). All documents issued, adopted or executed in connection with the implementation of this Section shall be subject to EVBS’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(i)           Prior to the Effective Time, VCB shall take all steps necessary to obtain (i) a general release from Mark C. Hanna associated with his employment prior to the Effective Time and (ii) a separation and release agreement from Michael R. McAllister associated with his termination of employment. Such agreements shall be in a form acceptable to EVBS.

(j)           Prior to the Effective Time, VCB shall take all steps necessary to cancel the restricted stock agreement between VCB and Mark Hanna dated January 28, 2013. Such cancellation shall be subject to EVBS’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

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6.11       Notification of Certain Matters.

Each of VCB and EVBS shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.12       Compliance with Law.

Each of EVBS, EVB and VCB shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or its employees conducting such businesses.

6.13       Antitakeover Statutes.

Each of EVBS and VCB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Plan of Merger and the Transaction.

6.14       Advisory Board.

EVB, in its sole discretion, may establish an advisory board for the Hampton Roads market and, if such an advisory board is established, may, in its sole discretion, offer seats to any director of VCB who is interested in serving and who does not join the EVB board of directors as contemplated in Section 2.01(d) after the Effective Time.

Article VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.01       Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a)           Shareholder Approval. This Agreement and the Plan of Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of VCB Common Stock.

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(b)          Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the EVBS Board reasonably determines in good faith would materially reduce the benefits of the Transaction to such a degree that EVBS would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)           Listing. The shares of EVBS Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02       Conditions to Obligation of VCB.

The obligation of VCB to consummate the Merger is also subject to the fulfillment, or written waiver by VCB prior to the Effective Date, of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of EVBS and EVB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and VCB shall have received a certificate, dated the Effective Date, signed on behalf of EVBS by the Chief Executive Officer and the Chief Financial Officer of EVBS and EVB to such effect.

(b)           Performance of Obligations of EVBS and EVB. EVBS and EVB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and VCB shall have received a certificate, dated the Effective Date, and signed on behalf of EVBS by the Chief Executive Officer and the Chief Financial Officer of EVBS and EVB to such effect.

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(c)           Tax Opinion. VCB shall have received the written opinion of Williams Mullen in form and substance reasonably satisfactory to VCB, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of VCB and others, reasonably satisfactory in form and substance to such counsel.

(d)          No Material Adverse Effect. No Material Adverse Effect with respect to EVBS and EVB shall have occurred.

(e)           Other Actions. EVBS and EVB shall have furnished VCB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as VCB may reasonably request.

7.03       Conditions to Obligations of EVBS and EVB.

The obligation of EVBS and EVB to consummate the Merger is also subject to the fulfillment, or written waiver by EVBS prior to the Effective Date, of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of VCB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date; provided, however, that the representations and warranties in Section 5.03(r)(ii) shall speak of the last day of the month immediately preceding the Effective Date), and EVBS shall have received a certificate, dated the Effective Date, signed on behalf of VCB by the Chief Executive Officer and the Chief Financial Officer of VCB to such effect.

(b)           Performance of Obligations of VCB. VCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EVBS shall have received a certificate, dated the Effective Date, signed on behalf of VCB by the Chief Executive Officer and the Chief Financial Officer of VCB to such effect.

(c)           No Material Adverse Effect. No Material Adverse Effect with respect to VCB shall have occurred.

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(d)          Tax Opinion. EVBS shall have received the written opinion of Troutman Sanders LLP, in form and substance reasonably satisfactory to EVBS, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of EVBS and others, reasonably satisfactory in form and substance to such counsel.

(e)           Support and Non-Competition Agreements. All of the directors of VCB shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Annex B, and all such Support and Non-Competition Agreements remain in full force and effect.

(f)           Other Actions. VCB shall have furnished EVBS and EVB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as EVBS may reasonably request.

Article VIII
TERMINATION

8.01       Termination.

This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of EVBS, EVB and VCB.

(b)          Breach; Failure of Conditions.

(i)        Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by EVBS and EVB or VCB, as applicable, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(ii)       Provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, by EVBS and EVB or VCB, as applicable, if the conditions set forth in Section 7.02 or Section 7.03, as applicable, (A) have not been satisfied by EVBS and EVB or VCB, as applicable, within five Business Days of the satisfaction of the last condition set forth in Section 7.01 that is required to be satisfied (and cannot be, or have not been cured by EVBS and EVB or VCB, as applicable, within 30 days after the giving of written notice of such failure) and (B) have not been waived by EVBS and EVB or VCB, as applicable.

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(c)          Delay. By EVBS and EVB or VCB, in the event that the Merger is not consummated by March 31, 2015, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any party to a Support and Non-Competition Agreement (if VCB is the party seeking to terminate) to perform or observe his or her covenants and agreements under the relevant Support and Non-Competition Agreement.

(d)          No Regulatory Approval. By EVBS and EVB or VCB in the event that the approval of any Governmental Authority required for consummation of the Merger and the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)          No VCB Shareholder Approval. By either EVBS and EVB or VCB, if any approval of the shareholders of VCB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the VCB Meeting or at any adjournment thereof.

(f)           VCB’s Failure to Recommend; Etc. By EVBS and EVB if (i) VCB shall have materially breached the provisions of Section 6.07 in any respect, (ii) the VCB Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of EVBS, or (iii) VCB shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the VCB Meeting in accordance with Section 6.02(a).

(g)          Certain Tender or Exchange Offers. By EVBS and EVB if a tender offer or exchange offer for 20% or more of the outstanding shares of VCB Common Stock is commenced (other than by EVBS or a Subsidiary thereof), and the VCB Board recommends that the shareholders of VCB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten Business Day period specified in Rule 14e-2(a) under the Exchange Act.

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(h)          Superior Proposal. By VCB, if the VCB Board so determines by a vote of the majority of the members of its entire board, at any time prior to the VCB Meeting, in order to concurrently enter into an agreement with respect to a Superior Proposal that was received and considered by VCB in compliance with Section 6.02 and Section 6.07; provided, that VCB has paid the Termination Fee to EVBS.

8.02       Effect of Termination and Abandonment.

(a)           In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither EVBS nor VCB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)           The parties hereto agree that VCB shall pay EVBS the sum of $490,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)        if this Agreement is terminated by EVBS pursuant to Section 8.01(f) or 8.01(g), VCB shall pay the entire Termination Fee to EVBS on the second Business Day following the termination of this Agreement;

(ii)       if this Agreement is terminated by (A) EVBS pursuant to Section 8.01(b)(i), (B) either EVBS or VCB pursuant to Section 8.01(c) and at the time of such termination no vote of the VCB shareholders contemplated by this Agreement at the VCB Meeting shall have occurred or (C) by either EVBS or VCB pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of VCB or the VCB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of VCB contemplated by this Agreement at the VCB Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within twelve months after such termination VCB enters into an agreement with respect to an Acquisition Proposal, then VCB shall pay to EVBS the Termination Fee on the date of execution of such agreement (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement), and (2) if an Acquisition Proposal is consummated otherwise than pursuant to an agreement with VCB within fifteen months after the termination of this Agreement, then VCB shall pay to EVBS the Termination Fee on the date such Acquisition Proposal is consummated; or

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(iii)      if this Agreement is terminated by VCB pursuant to Section 8.01(h), VCB shall pay the entire Termination Fee to EVBS prior to or concurrent with the termination of this Agreement.

(c)           VCB and EVBS agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement EVBS would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by VCB. If VCB fails to pay EVBS the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), VCB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by EVBS in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided EVBS prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. If this Agreement is terminated and a Termination Fee is payable by VCB to EVBS pursuant to this Section 8.02, the Termination Fee and any fees and expenses awarded pursuant to this Section 8.02(c) shall be EVBS’s sole and exclusive remedies.

Article IX
MISCELLANEOUS

9.01       Survival.

No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c) and 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02       Waiver; Amendment.

Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the VCB Meeting no amendment shall be made that by law requires further approval by the shareholders of VCB without obtaining such approval.

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9.03       Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04       Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State.

9.05       Expenses.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06       Notices.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to VCB to:

Virginia Company Bank

11801 Merchants Walk
Newport News, Virginia 23606

Attention: Mark C. Hanna, President and Chief Executive Officer

Fax: (757) 596-6331

With a copy to:

Williams Mullen

222 Central Park Avenue, Suite 1700

Virginia Beach, Virginia 23462

Attention: John M. Paris, Jr., Esq.

Fax: (757) 473-0395

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If to EVBS or EVB to:

Eastern Virginia Bankshares, Inc.
330 Hospital Road
Tappahannock, Virginia 22560
Attention: Joe A. Shearin, President and Chief Executive Officer
Fax: (804) 445-1047

With a copy to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219

Attention: Jacob A. Lutz, III, Esq.
Fax: (804) 698-6014

9.07       Entire Understanding; No Third Party Beneficiaries.

This Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Support and Non-Competition Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce EVBS’s obligation under Section 6.09, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08       Severability.

Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on VCB, EVBS or EVB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

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9.09       Enforcement of the Agreement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10       Interpretation.

When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11       Assignment.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Name:	Joe A. Shearin
Title:	President and Chief Executive Officer

EVB

By:	/s/ Joe A. Shearin
Name:	Joe A. Shearin
Title:	President and Chief Executive Officer

VIRGINIA COMPANY BANK

By:	/s/ Mark C. Hanna
Name:	Mark C. Hanna
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX A

PLAN OF MERGER

BETWEEN

EVB

AND

VIRGINIA COMPANY BANK

PURSUANT TO THIS PLAN OF MERGER (this “Plan of Merger”), Virginia Company Bank, a Virginia-chartered commercial bank (“VCB”), shall merge with and into EVB, a Virginia-chartered commercial bank and wholly-owned subsidiary of Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”).

ARTICLE 1

TERMS OF THE MERGER

1.01        The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of May 29, 2014, among EVBS, EVB and VCB (the “Agreement”), at the Effective Time (as defined below), VCB shall be merged with and into EVB (the “Merger”) in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and with the effect set forth in Section 13.1-721 of the VSCA. The separate corporate existence of VCB thereupon shall cease, and EVB shall be the surviving corporation in the Merger (the “Surviving Bank”). The Merger shall become effective on such date and at such time as may be determined in accordance with Section 2.02(a) of the Agreement, upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”) or at such later time as may be agreed to by EVBS, EVB and VCB in writing and specified in the articles of merger (the “Effective Time”).

1.02        Name. The name of the Surviving Bank shall be “EVB.” The main office of the Surviving Bank shall be the main office of EVB immediately prior to the Effective Time.

1.03        Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Articles of Incorporation, as amended, of EVB (the “EVB Articles”) and the Bylaws, as amended, of EVB (the “EVB Bylaws”) as in effect immediately prior to the Effective Time.

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1.04        Directors and Executive Officers. The directors of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, EVB shall take all action necessary to appoint one individual who is a director of VCB on the date of the Agreement and who is chosen by EVB after consultation with VCB to the board of directors of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time. The officers of EVB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the EVB Articles and the EVB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Immediately prior to the Effective Time, EVB shall take all action necessary to appoint the President and Chief Executive Officer of VCB as President of Peninsula Region of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time.

1.05        Authorized Capital Stock. Each share of common stock of EVB, $1,250.00 par value per share (“EVB Common Stock”) issued and outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall remain issued and outstanding. At the Effective Time, each share of common stock of VCB, $5.00 par value per share (“VCB Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of VCB Preferred Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, and each certificate previously representing shares of VCB Common Stock or VCB Preferred Stock (a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (as defined below) in accordance with Article 2 of this Plan of Merger.

1.06        Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate existence of VCB shall cease and the corporate existence of EVB, as the Surviving Bank, shall continue unaffected and unimpaired by the Merger; and the Surviving Bank shall be deemed to be the same business and corporate entity as each of VCB and EVB prior to the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VCB shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of VCB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Code of Virginia or applicable regulations. At the Effective Time, each Certificate previously representing shares of VCB Common Stock shall thereafter represent only the right to receive the Merger Consideration in accordance with Article 2 of this Plan of Merger.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.01        Conversion of Shares. Subject to this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of EVBS, EVB, VCB or the holder any of the shares thereof:

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(a)       EVB Common Stock. Each share of EVB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)       Excluded Shares. All shares of VCB Common Stock and VCB Preferred Stock owned directly or indirectly by EVBS or EVB or any of EVBS’s EVB’s or VCB’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Bank and shall not be exchanged for the Merger Consideration. Shares of VCB Common Stock and VCB Preferred Stock that are canceled and retired pursuant to this Section 2.01(b) are hereinafter referred to as the “Excluded Shares”.

(c)       Merger Consideration. (i) Subject to the election procedures in Section 2.02(b) and Section 2.02(c) and any adjustments pursuant to Section 2.02(e), at the Effective Time each share of VCB Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive either:

(A)       $6.25 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); or

(B)       0.9259 (the “Conversion Ratio”) validly issued, fully paid and nonassessable shares of EVBS Common Stock (such per share amount, together with any cash in lieu of fractional shares of EVBS Common Stock to be paid pursuant to Section 2.02(k), is hereinafter referred to as the “Stock Consideration”).

(ii)       each share of fixed rate non-cumulative perpetual preferred stock, Series A, par value $5.00 per share, of VCB (“VCB Series A Preferred Stock”) issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of [EVBS Series A-2 Preferred Stock], and each share of fixed rate non-cumulative perpetual preferred stock, Series B, par value $5.00 per share, of VCB (“VCB Series B Preferred Stock”, and together with the VCB Series A Preferred Stock, the “VCB Preferred Stock”) issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of [EVBS Series A-3 Preferred Stock] (the “Preferred Consideration”).

“Merger Consideration” with respect to a given share of VCB Common Stock shall mean either the Cash Consideration or the Stock Consideration and with respect to VCB Preferred Stock shall mean the Preferred Consideration. At the Effective Time, each share of VCB Common Stock and each share of VCB Preferred Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of the Certificates in accordance with Section 2.02.

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2.02        Exchange and Proration Procedures.

(a)           Exchange Agent. EVBS shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, EVBS shall (i) for the benefit of the holders of VCB Common Stock and for exchange in accordance with this Article 2, (A) deposit, or cause to be deposited, with the Exchange Agent an amount of cash necessary to pay the Cash Consideration and cash in lieu of fractional shares pursuant to Section 2.02(k) and (B) duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of EVBS Common Stock that constitute the Stock Consideration, and (ii) for the benefit of the holders of VCB Preferred Stock and for exchange in accordance with this Article 2, to the extent applicable, duly authorize and direct issuance by the Exchange Agent of evidence of a book-entry representing the shares of Series A-2 EVBS Preferred Stock or Series A-3 EVBS Preferred Stock (as applicable, the “EVBS New Preferred Stock”) that constitute the Preferred Consideration.

(b)           Form of Election; Election Deadline. EVBS shall prepare and file as an exhibit to the Registration Statement (as defined in the Agreement) a form of election, in such form and containing such provisions as EVBS and VCB shall mutually agree (collectively, the “Form of Election”) and other appropriate and customary transmittal materials (the “Letter of Transmittal”). The Form of Election shall permit each person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of VCB Common Stock (other than Excluded Shares) to specify whether such holder’s shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery of the Form of Election shall be effected only upon proper delivery of the completed Form of Election to the Exchange Agent. The Letter of Transmittal shall specify that delivery of the Letter of Transmittal, and title and risk of loss with respect to Certificates shall be effected only upon proper delivery of the completed Letter of Transmittal and, subject to Section 2.02(j), the Certificates to the Exchange Agent. VCB shall mail the Form of Election and the Letter of Transmittal to all persons who are record holders of shares of VCB Common Stock as of the record date for the special meeting of VCB’s shareholders to consider and vote upon the approval of the Agreement and the Plan of Merger (the “VCB Meeting”) and shall use commercially reasonable efforts to make the Form of Election and the Letter of Transmittal available to all persons who become holders of shares of VCB Common Stock during the period between the record date for the VCB Meeting and the Election Deadline. As used in this Plan of Merger, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two business days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

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(c)           Submission of Elections. An election by a holder of VCB Common Stock shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election reflecting the holder’s election to receive either all Cash Consideration (a “Cash Election”) or all Stock Consideration (a “Stock Election”) or a mixture of Cash Consideration and Stock Consideration (a “Mixed Election” and each of a Cash Election, a Stock Election and a Mixed Election, an “Election”), which is properly completed, signed and accompanied by the Letter of Transmittal and Certificates representing the shares of VCB Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery or, in the case of lost, stolen or destroyed Certificates, compliance with Section 2.02(j) prior to submission of the Election related to such lost, stolen or destroyed Certificates). All Elections shall be unconditional and irrevocable. After an Election is properly made with respect to any share of VCB Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of VCB. Each share of VCB Common Stock that is not (x) an Excluded Share or (y) a share of VCB Common Stock with respect to which a Cash Election or a Stock Election has been properly made shall be converted into the right to receive Stock Consideration.

(d)          Announcement of Election Deadline. EVBS and VCB shall publicly announce the anticipated date of the Election Deadline at least five business days prior to the anticipated date for closing the Merger (the “Closing Date”). If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and EVBS and VCB shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)           Proration of Elections. Notwithstanding anything in this Plan of Merger to the contrary:

(i)        With respect to all shares of VCB Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(A)       the number of shares of VCB Common Stock that shall be converted into the right to receive the Cash Consideration shall be limited to 25% of the shares of VCB Common Stock (the “Cash Conversion Number”); and

(B)        the remainder of the shares of VCB Common Stock shall be converted into the right to receive the Stock Consideration.

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(ii)       If the aggregate number of Cash Electing VCB Shares (such number of shares, the “Cash Election Number”) exceeds the Cash Conversion Number, then the number of Cash Electing VCB Shares of each shareholder of VCB that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing VCB Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing VCB Shares shall be converted into the right to receive the Stock Consideration. In no event shall EVBS pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f)           Exchange Agent Determinations. The good faith determination of the Exchange Agent (or the joint determination of EVBS and VCB, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Elections shall have been properly made pursuant to this Section 2.02 and as to when Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or EVBS and VCB jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.02(e), and absent manifest error such computations shall be conclusive and binding on EVBS, VCB and all holders of VCB Common Stock. The Exchange Agent may, with the written agreement of EVBS, make any rules that are consistent with this Section 2.02 for the implementation of the Elections provided for in this Plan of Merger and necessary or desirable to effect the Elections.

(g)           Surrender of Certificates. Subject to Section 2.02(j), all Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of VCB shall not have properly surrendered his or her Certificates within such period, the shares of EVBS Common Stock or EVBS New Preferred Stock that would otherwise have been issued to such shareholder may, at the option of EVBS, be sold and the net proceeds of such sale, together with any Cash Consideration or cash in respect of fractional shares and any previously accrued dividends, shall be held by EVBS for such shareholder’s benefit in a non-interest bearing deposit account at EVB or another depository institution, the deposits of which are insured by the FDIC, chosen by EVBS in its discretion, and the sole right of such shareholder shall be the right to receive any shares of EVBS Common Stock or EVBS New Preferred Stock, as applicable, which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of VCB, without interest, upon proper surrender of his or her Certificates.

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(h)          Rounding. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 2.02(k) will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of VCB Common Stock registered in such shareholder’s name.

(i)            Rights of Shareholders. (i) Following the Effective Time, Certificates which formerly represented shares of VCB Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of EVBS Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS Common Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(ii)       Following the Effective Time, Certificates which formerly represented shares of VCB Preferred Stock shall be deemed for all purposes to represent the number of whole shares of EVBS New Preferred Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.02, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of EVBS New Preferred Stock, and following any such exchange, such dividends or other distributions or payments shall be remitted to such holder without interest.

(j)            Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by EVBS, the posting by such person of a bond, in such reasonable amount as EVBS may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of VCB Common Stock or VCB Preferred Stock represented by such Certificate.

(k)           No Fractional Shares. No fractional shares of EVBS Common Stock shall be issued in respect of shares of VCB Common Stock that are to be converted in the Merger into the right to receive the Stock Consideration. Each holder of a Certificate with respect to VCB Common Stock (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of EVBS Common Stock to which such holder would otherwise have been entitled pursuant to Section 2.01(c)(i)(B) an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of EVBS Common Stock to which such holder would otherwise be entitled (after taking into account all shares of VCB Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 2.02(e)) by (ii) $6.75.

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(l)            Anti-dilution Provisions. If, on or after the date of the Agreement and prior to the Effective Time, EVBS splits, combines into a smaller number of shares, or issues by reclassification any shares of EVBS Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of VCB Common Stock the same economic effect as contemplated by this Plan of Merger prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.03        Withholding Rights.

EVBS (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Plan of Merger to any holder of shares of VCB Common Stock such amounts as EVBS is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Plan of Merger as having been paid to the holder of VCB Common Stock in respect of which such deduction and withholding was made by EVBS.

2.04        VCB Options.

Each option to acquire VCB Common Stock (a “VCB Option”) that is outstanding and unexercised immediately prior to the Effective Time shall at the Effective Time cease to represent a right to acquire shares of VCB Common Stock and, without any action on the part of the holder of such VCB Option, shall be exchanged for a cash amount equal to the number of shares of VCB Common Stock subject to such VCB Option immediately prior to the Effective Time multiplied by the difference of $6.25 and the per share exercise price. Notwithstanding anything in the preceding sentence, each VCB Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the VCB Option within the meaning of Section 424(h) of the Code. EVBS and VCB agree to take all necessary steps to the effect the foregoing provisions of this Section 2.04.

ARTICLE 3

AMENDMENT; ABANDONMENT

3.01        Amendment. Subject to the terms of the Agreement, this Plan of Merger may be amended by the Boards of Directors of EVBS, EVB and VCB at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of VCB shall not:

(a)       alter or change the amount or kind of securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interest, cash or other property or rights to be received under this Plan of Merger by holders of shares of VCB Common Stock or VCB Preferred Stock;

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(b)       alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect holders of shares of VCB Common Stock or VCB Preferred Stock in any material respect; or

(c)       alter or change any term of the Articles of Incorporation of the Surviving Bank, except as permitted by Section 13.1-706 of the VSCA.

3.02        Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of EVBS, EVB and VCB. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

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ANNEX B

FORM OF SUPPORT AND NON-COMPETION AGREEMENT

This Agreement, made as of this ___ day of May, 2014, between Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”), and the shareholder of Virginia Company Bank, a Virginia corporation (“VCB”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of VCB (the “Shareholder”).

WHEREAS, EVBS, EVB and VCB have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of VCB Common Stock will be exchanged for a combination of shares of EVBS Common Stock and cash in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of VCB Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of VCB Options the number of shares of VCB Common Stock as set forth on the signature page hereto; and

WHEREAS, as a material inducement for EVBS to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

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2. Support of Shareholder; Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the VCB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless: (i) EVBS is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement or (ii) in accordance with Section 6.02 of the Merger Agreement, the Board of Directors of VCB has failed to make, withdrawn, qualified, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to VCB shareholders.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of EVBS, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire VCB Common Stock issued and outstanding, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of VCB should not support the Merger, except as permitted in Section 6.02 of the Merger Agreement.

(d) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of VCB Common Stock, or any officer, employee or director of VCB to, solicit from any third party any inquiries or proposals relating to the disposition of VCB’s business or assets or the acquisition of VCB’s voting securities, or the merger of VCB with any person other than EVBS or any subsidiary of EVBS, or except as provided in Section 6.02 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e) The Shareholder agrees that he/she shall not, without the prior written consent of EVBS, sell on the OTC Markets, or submit an offer to sell on the OTC Markets, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of VCB Common Stock prior to the Effective Time of the Merger.

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(f) The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of VCB Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of VCB Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all VCB Options which the Shareholder may currently own or hereafter acquire.

4. Non-Competition and Non-Solicitation. (a) From and after the Effective Time until the date which is 18 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

       (i) serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution, with an office or branch located within a 35 mile radius of any office or branch of EVBS, EVB or VCB at the date hereof or the Effective Time (the “Covered Area”); or

       (ii) serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by EVBS, EVB, or any subsidiary or affiliate thereof; or

       (iii) solicit to employ or engage the services of any of the officers or employees of EVBS or EVB (including former employees of VCB) (other than such officers or employees who have been terminated by EVBS, EVB or VCB prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of EVBS or EVB (including former employees of VCB) regarding the business, operations, prospects or finances of EVBS or EVB, except for conversations with employees of EVBS or EVB that are necessary to conduct routine banking business or transactions; or

       (iv) solicit customers of EVBS, EVB or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by EVBS, EVB or any subsidiary or affiliate thereof.

(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of EVBS or EVB.

(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

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5. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of EVBS. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon EVBS any right or ability to acquire the shares of VCB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of VCB.

8. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9. Subject Matter; Remedies. The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

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12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:
Name:	Joe A. Shearin
Title:	President and Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole Voting and Dispositive Power:

Options held by Shareholder:

[Signature Page to Support and Non-Competition Agreement]

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Schedule I

List of Deposit Taking Offices of the Surviving Bank

Deposit Taking Offices of EVB, as of May 29, 2014

1.	Ashland Office

201 North Washington Hwy.

Ashland, VA 23005

2.	Broad Street Office

8821 West Broad Street

Richmond, VA 23294

3.	Burgess Office

14954 Northumberland Hwy.

Burgess, VA 22432

4.	Callao Office

110 Northumberland Hwy.

Callao, VA 22435

5.	Central Garage Office

20 Commerce Lane

King William, VA 23086

6.	Colonial Heights Office

3012 Boulevard

Colonial Heights, VA 23834

7.	Courtland Office

22241 Main Street

Courtland, VA 23837

8.	Courtland Drive In

22510 Linden Street

Courtland, VA 23837

9.	Deltaville Office

16273 General Puller Hwy.

Deltaville, VA 23043

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10.	Essex Square Office

1665 Tappahannock Boulevard

Tappahannock, VA 22560

11.	Gloucester Office

7132 George Washington Mem. Hwy.

Gloucester, VA 23061

12.	Gloucester Point Office

1953 George Washington Mem. Hwy.

Gloucester Point, VA 23062

13.	Hartfield Office

11290 General Puller Hwy.

Hartfield, VA 23071

14.	Heathsville Office

6958 Northumberland Hwy.

Heathsville, VA 22473

15.	Kilmarnock Office

437 North Main Street

Kilmarnock, VA 22482

16.	Kings Charter Office

9495 Charter Gate Drive

Mechanicsville, VA 23116

17.	Quinton Office

2599 New Kent Highway

Quinton, VA 23141

18.	Surry Office

176 Colonial Trail, East

Surry, VA 23883

19.	Tappahannock Office

307 Church Lane

Tappahannock, VA 22560

20.	Urbanna Office

291 Virginia Street

Urbanna, VA 23175

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21.	Waverly Office

209 West Main Street

Waverly, VA 23890

22.	Waverly Drive In

233 South County Drive

Waverly, VA 23890

23.	Windmill – Mechanicsville Office

8123 Mechanicsville Turnpike

Mechanicsville, VA 23111

Deposit Taking Offices of Virginia Company Bank, as of May 29, 2014

1.	Newport News Office

11801 Merchants Walk

Newport News, VA 23606

2.	Williamsburg Office

1430 Building 12 High Street

Williamsburg, VA 23185

3.	Hampton Office

2198 Coliseum Drive

Hampton, VA 23666

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Appendix B

OPINION OF RAYMOND JAMES

May 28, 2014

Board of Directors

Virginia Company Bank

11801 Merchants Walk

Newport News, VA 23606

Members of the Board of Directors:

We understand that Eastern Virginia Bankshares, Inc. (“EVBS”), EVB and Virginia Company Bank (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company shall merge with and into EVB (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $5.00 per share, of the Company (the “Common Shares”), excluding all shares owned directly or indirectly by EVBS or EVB or any of EVBS’s EVB’s or the Company’s respective wholly owned subsidiaries (except to the extent such entities hold shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) (the “Excluded Shareholders”), will be converted into the right to receive either $6.25 per share in cash or 0.9259 shares of EVBS common stock as more fully described in the Agreement (the “Common Share Transaction Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the value of the Common Share Transaction Consideration is $6.25 per share.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization dated as of May 28, 2014 (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2014 through December 31, 2018, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s recent public and regulatory filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

880 Carillon Parkway // St. Petersburg, FL 33716 // T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

B-1

Board of Directors

Virginia Company Bank

May 28, 2014

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment by the respective managements of the Company and EVBS and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 27, 2014 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

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Board of Directors

Virginia Company Bank

May 28, 2014

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of EVBS’ common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of EVBS at that time. Our opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be received by the Shareholders.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not an expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or EVBS or the ability of the Company or EVBS to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction has already received and will also receive fees for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and EVBS for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company in the previous two years, including providing financial advisory services related to the Company’s TARP preferred, for which we have been paid a fee and expect to receive future fees. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or EVBS or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

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Board of Directors

Virginia Company Bank

May 28, 2014

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Transaction Consideration to be received by the Shareholders in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such Shareholders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

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Appendix C

FORM OF MERGER CONSIDERATION ELECTION FOR VIRGINIA COMPANY SHAREHOLDERS

[For reference purposes only. Do NOT complete.]

ELECTION FORM AND LETTER OF TRANSMITTAL

This Election Form is being delivered in connection with the Agreement and Plan of Reorganization, dated as of May 29, 2014, among Eastern Virginia Bankshares, Inc. (“Eastern Virginia”), its wholly-owned banking subsidiary, EVB, and Virginia Company Bank (“Virginia Company”), and related plan of merger (the “merger agreement”), whereby Virginia Company will merge with and into EVB (the “merger”).

EXCHANGE AGENT: REGISTRAR AND TRANSFER COMPANY

Mailing Address: Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016-0645

To be effective, this Election Form must be received by the Exchange Agent no later than the Election Deadline of 5:00 p.m., Eastern time, on [ ___ ], 2014, together with the stock certificate(s) representing such shares of Virginia Company common stock. Please read the instruction carefully before completing this form.

For assistance: (800) 368-5948

By Hand: Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016

DESCRIPTION OF CERTIFICATES SURRENDERED
Certificate(s) Enclosed (Attach List if necessary)
(See Instructions) Name(s) and Address of Registered Holder(s)	Certificate Number(s)	Total Number of Shares Represented by Certificate(s)

TOTAL SHARES
You MUST submit ALL your original Virginia Company common stock certificates in order to complete the exchange process. If you cannot locate your original stock certificate(s), please check the box below, complete the Affidavit for Lost Stock Certificate(s), and carefully follow the instructions on the reverse side of this Letter of Transmittal.
☐ Check the box to the left if you have lost any of your stock certificates and complete the Affidavit For Lost Stock Certificates on the reverse side (See Instruction B5).

ELECTION OPTIONS (MARK ONLY ONE BOX)

(See Instruction A3)

☐ALL STOCK ELECTION: Exchange all shares of stock for 0.9259 shares of Eastern Virginia common stock for each Virginia Company share, plus cash in lieu of any fractional shares (“Stock Election”).

☐ ALL CASH ELECTION: Exchange all shares for cash ($6.25 per share) (“Cash Election”).

☐ COMBINATION STOCK/CASH ELECTION: Exchange ____________ shares of Virginia Company common stock for Eastern Virginia common stock and the remainder in cash (“Combination Election”). (Please write in the blank the number of shares you would like to exchange for Eastern Virginia common stock).

☐ NO ELECTION: No preference with respect to the receipt of either Eastern Virginia common stock or cash.

IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE, IT WILL BE ASSUMED THAT AS TO THESE SHARES YOU HAVE NO PREFERENCE AND THE SHARES SHALL BE DESIGNATED NO ELECTION SHARES. IN ADDITION, YOUR ELECTION IS SUBJECT TO CERTAIN LIMITS AND PRORATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

___________________________________

It is understood that this election is subject to the terms, conditions, and limitations set forth in the merger agreement and this Election Form. In particular, all elections are subject to the limitation that, on an aggregate basis, no more than 25% of Virginia Company common stock will be converted into cash. Eastern Virginia cannot, therefore, ensure that all Virginia Company shareholders will receive their election choices. Any adjustments to the elections will be made in accordance with the proration procedures set forth in the merger agreement that is attached as Appendix A to the proxy statement/prospectus.

The undersigned represents and warrants that the undersigned has full power and authority to submit, sell, assign and transfer the above described shares of Virginia Company common stock and that, when accepted for exchange by Eastern Virginia, Eastern Virginia will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange certificates formerly representing shares of Virginia Company together with accompanying evidence of transfer and authenticity, for certificates representing shares of Eastern Virginia or cash, as set forth under “Election Options” and as provided in the merger agreement. Delivery of the enclosed certificate(s) shall be effected, and the risk of loss and title to such certificate(s) shall pass, only upon proper delivery thereof to the Exchange Agent. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

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PLEASE NOTE: The Exchange Agent will issue and distribute the Stock Consideration in book-entry form only, referred to as Direct Registration System (“DRS”). DRS means that Eastern Virginia shares will be credited in book form, in lieu of a paper certificate, to an account maintained by Registrar and Transfer Company, Eastern Virginia’s transfer agent and registrar.

SPECIAL PAYMENT AND/OR ISSUANCE INSTRUCTIONS

(See Instruction B2)

To be completed ONLY if (i) the Stock Consideration to be issued and/or (ii) the check in the exchange for the Certificate(s) surrendered herewith are to be issued in the name of someone other than the undersigned. The taxpayer identification number of the new owner must be provided. (See Instruction B7) Issue and deliver Stock Consideration and/or check to:

Name: ____________________________________________________________

(Please Print First, Middle & Last Name)

Address: __________________________________________________________

_________________________________________________________________

(Including Zip Code)

Dated: ___________________________________________________________

SPECIAL DELIVERY INSTRUCTIONS

(See Instruction B4)

Complete ONLY if the Stock Consideration and/or the check, as applicable, is to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown under the undersigned’s name at the top of the letter.

Name: ________________________________________________________

(Please Print First, Middle & Last Name)

Address: ______________________________________________________

_____________________________________________________________

_____________________________________________________________

(Including Zip Code)

IMPORTANT - THE BOX BELOW MUST BE SIGNED AND DATED AND THE SUBSTITUTE FORM W-9

ON THE REVERSE SIDE MUST BE COMPLETED WITH SIGNATURE AND TAX ID NUMBER

IMPORTANT

SHAREHOLDER SIGN HERE

(Also Complete Substitute Form W-9)

X_______________________________________________________

X_______________________________________________________

Must be signed by registered holder(s) exactly as name(s) appear on stock certificate(s). If signature is by attorney, executor, administrator, trustee or guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction B1.

Dated: _____________________________________________________________________

Name(s): _____________________________________________________________________

(Please Print)

Capacity: _____________________________________________________________________

MEDALLION SIGNATURE GUARANTEE

Required only if Special Payment and/or Issuance Instructions are provided

(See Instruction B2).

The signature(s) must be guaranteed by an Eligible Financial Institution or a member of a registered National Securities Exchange or the FINRA pursuant to Securities and Exchange Commission Rule 17Ad-15.

INSTRUCTIONS

A. Special Conditions

1. Time in which to Make an Election. To be effective, a properly completed Election Form accompanied by the stock certificate(s) representing all of the holder’s shares of Virginia Company common stock must be received by Registrar and Transfer Company, the Exchange Agent, not later than 5:00 p.m., Eastern time, on [ ___ ], 2014 (the “Election Deadline”). Holders of Virginia Company common stock whose properly completed Election Form and certificate(s) are not received by the Election Deadline will be considered a Non-Electing Shareholder. See Instruction A7 below. The method of delivery of all documents to the Exchange Agent is at the option and risk of the Virginia Company shareholder, and if sent by mail, registered mail, properly insured, with return receipt requested, is recommended.

2. Description of Certificates. Insert in the box at the top of the Election Form marked “Description of Certificates Surrendered” the certificate number(s) of the Virginia Company common stock certificate(s) that you are surrendering herewith, the number of shares represented by each certificate, the names(s) and address(es) of the registered owners of such certificates. If the space provided is insufficient, attach a separate sheet listing the information.

3. Election Options. In the box marked “Election Options”, indicate whether you would like to receive in exchange for your shares of Virginia Company common stock, only shares of Eastern Virginia common stock, only cash, or a combination of common stock and cash or “No Election”. Mark only one selection in this box. The merger agreement limits the amount of cash and the amount of Eastern Virginia common stock that can be issued in the merger, and it thus may not be possible for all elections to be honored in full. To find out more about these limits and the proration method that will be used, please see “The Merger Agreement—Merger Consideration” in the proxy statement/prospectus.

4. Irrevocability of Election; Transfer of Shares. Elections are unconditional and irrevocable, except that if shares of Virginia Company common stock in respect of which an election has been made are subsequently transferred prior to the Election Deadline, such transfer will automatically revoke such election. If the transferee of such shares does not submit a properly completed Election Form together with certificate(s) representing their shares of Virginia Company common stock, such transferee will be deemed a Non-Electing Shareholder. See Instruction A7 below. If a transfer of shares of Virginia Company common stock occurs after the Election Deadline but prior to the closing of the merger, the transferee will be bound by the election, if any, made by the transferor of such shares.

5. Joint Forms of Election. Holders of shares of Virginia Company who make a joint election will be considered to be a single holder of such shares. Joint Election Forms and Letters of Transmittal may only be submitted (1) by persons submitting certificates registered in different forms of the same name (e.g. “John Smith” on one certificate and “J. Smith” on another) and (2) by persons who may be considered to own each other’s shares by reason of the ownership attribution rules contained in Section 318(a) of the Internal Revenue Code of 1986, as amended. If this Election Form is submitted as a joint Election Form, each record holder of shares of Virginia Company common stock covered hereby must properly sign this Election Form in accordance with Instruction B1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a joint Election Form are eligible to do so.

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6. Forms of Election Nominees. Any record holder of shares of Virginia Company common stock who is a nominee may submit one or more Election Forms and Letters of Transmittal, indicating on the form or forms a combination of Elections covering up to the aggregate number of shares of Virginia Company common stock owned by such record holder. However, upon the request of Eastern Virginia such record holder will be required to certify to the satisfaction of Eastern Virginia that such record holder holds such shares of Virginia Company common stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is not submitted will be treated as a separate shareholder of Virginia Company for purposes of allocation of Eastern Virginia common stock and cash payments to be issued upon consummation of the merger.

7. Shares as to Which No Election is Made. Holders of shares of Virginia Company common stock who mark the “No Election” box on this Election Form or who fail to submit a properly completed Election Form together with certificate(s) representing their shares of Virginia Company common stock by the Election Deadline (“Non-Electing Shareholder”), shall have each of their shares of Virginia Company common stock converted into the right to receive 0.9259 shares of Eastern Virginia common stock. In addition, a holder who does not tender an Election for all of his or her shares will be deemed to be a Non-Electing Shareholder with respect to those shares not tendered.

8. Termination of Merger. In the event of termination of the merger agreement, the Exchange Agent will promptly return your stock certificates representing shares of Virginia Company common stock. In such event, shares of Virginia Company common stock held through nominees are expected to be available for sale or transfer promptly. Certificates representing shares of Virginia Company common stock held directly by Virginia Company shareholders will be returned by registered mail. The Exchange Agent will use its commercially reasonable efforts to cooperate with Virginia Company and Virginia Company shareholders to facilitate return of Virginia Company stock certificates in the event of termination of the merger agreement, but return of certificates other than by registered mail will only be made at the expense, written direction and risk of Virginia Company shareholders, accompanied by a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent.

B. General

1. Signatures. (a) The signature (or signatures, in this case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the certificate(s) unless the shares of Virginia Company common stock described on this Election Form have been assigned by the registered holder(s), in which event this Election Form should be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s).

(b) If this Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on this Election Form must be guaranteed by an eligible financial institution or broker who is a member/participant in a Medallion Program approved by the Securities Transfer Association, Inc.

(c) If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is a registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with this Election Form.

(d) The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of the FINRA or is a commercial bank or trust company in the United States.

PLEASE NOTE: The Exchange Agent will issue and distribute the Stock Consideration in book-entry form only, referred to as Direct Registration System (“DRS”). DRS means that Eastern Virginia shares will be credited in book form, in lieu of a paper certificate, to an account maintained by Registrar and Transfer Company, Eastern Virginia’s transfer agent and registrar.

2. Special Payment and/or Issuance Instructions. If checks or stocks consideration representing Eastern Virginia common stock are to be payable to the order of or registered in other than exactly the name(s) that appear(s) on the certificate(s) representing shares of Virginia Company common stock being submitted herewith, the certificate(s) submitted herewith must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) and on this Election Form must be guaranteed by an Eligible Financial Institution or broker who is a member/participant in a Medallion Program approved by the Securities Transfer Association, Inc. Please also check the appropriate box in “Special Payment Instructions” on the Election Form.

3. Stock Transfer Taxes. It will be a condition to the issuance of any check or certificate representing shares of Eastern Virginia common stock in any name(s) other than the name(s) in which the surrendered certificate(s) for shares of Virginia Company common stock is (are) registered that the person(s) requesting the issuance of such check or certificate representing shares of Eastern Virginia common either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4. Special Delivery Instructions. If checks or stock consideration representing shares of Eastern Virginia common stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing above, please check the appropriate box in “Special Delivery Instructions” and insert the appropriate address in the space provided on this Election Form.

5. Lost Certificates. If your certificate(s) representing shares of Virginia Company common stock has (have) been lost, stolen, or destroyed, you should check the box on the face of the Election Form indicating that the certificate(s) is lost, complete the rest of the form, including the Affidavit For Lost Stock Certificate(s) below and return it to the Exchange Agent, along with a check payable to Registrar and Transfer Company in the amount of 3% of the market value of the lost certificate(s) (at $6.25 per share) and with any certificate(s) of Virginia Company common stock in your possession (check calculation: $6.25 x number of shares lost, stolen or destroyed x 3% = amount of check. Example: 1,000 shares of Virginia Company at $6.25 per share for a market value of $6,250 x 3% = $187.50 (minimum $50.00)). If your market value exceeds $250,000.00 you must contact Registrar and Transfer Company immediately at (800) 368-5948. The Election Form and related documents cannot be processed until the lost, stolen or destroyed certificate(s) has (have) been replaced. If all the necessary documents are not returned prior to the Election Deadline, your Election will be deemed a “No Election”.

AFFIDAVIT FOR LOST STOCK CERTIFICATE(S)

The undersigned hereby attests and certifies the following: That I am the lawful owner of the certificate(s) listed on this letter of transmittal as lost. That a search for the certificate(s) has been conducted and that those certificate(s) cannot be found. That these certificate(s) have not been endorsed, hypothecated, sold or had their ownership pledged or encumbered in any form, whatsoever.

In requesting the replacement of this certificate(s), I hereby agree that: If these certificate(s) are subsequently located, they will be tendered for cancellation. That I indemnify, protect and hold harmless Eastern Virginia, Travelers Casualty & Surety Company of America, and Registrar and Transfer Company, and any other party from and against all losses, expenses, costs and damages including legal fees that may be subjected to these parties at any time in the future as a result of the cancellation and replacement of the certificate(s). All rights accruing to these parties will not be limited by their negligence, breach of duty, accident or other obligation on the part of or by any officer or employee of the parties.

I acknowledge that the certificate(s) will be replaced under an insurance bond underwritten by Travelers Casualty and Surety Company of America. My check, payable to the Registrar and Transfer Company, to cover the replacement cost of 3% of the market value of the stock (Minimum $50.00), is enclosed. I further acknowledge that any filing of an insurance application with materially false or misleading information is a fraudulent insurance act and may be considered a crime.

Note: If the current market value exceeds $250,000.00 you must contact Registrar and Transfer Company (800) 368-5948 immediately.

Sign Here: SSN/TIN: ________________________________________________________________________

Co-Owner, if any: SSN/TIN: __________________________________________________________________

Sworn to and subscribed before me this ____ day of ______________________, 20___.

_______________________________________ My commission expires: ____________________________________

                                                                                                                               (Affix Notarial Seal)

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6. Determination of Questions. All questions with respect to this Election Form made by holders of shares of Virginia Company common stock (including, without limitation, questions relating to the time limits or effectiveness of any Elections and questions relating to computations as to allocations) will be determined by Eastern Virginia and/or the Exchange Agent, whose determination shall be conclusive and binding. Eastern Virginia shall have the absolute right to reject any and all Election Forms and Letters of Transmittal not in proper form or to waive any irregularities in any such form, although it does not represent that it will do so. Eastern Virginia and/or the Exchange Agent may, but are not required to, take reasonable action to inform holders of Virginia Company common stock of any defects and may take reasonable action to assist such holders to correct any such defects; however, neither Eastern Virginia nor the Exchange Agent is under any obligation to notify a holder of shares of Eastern Virginia common stock of any defect in an Election Form.

7. Important Tax Information Substitute Form W-9. Each surrendering shareholder is required to provide Registrar and Transfer Company with such holder’s correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 below and to certify whether the shareholder is subject to backup withholding. Failure to provide such information on the form may subject the surrendering shareholder to federal income tax withholding at the applicable withholding rate on payments made to such surrendering shareholder with respect to the shares. If such holder is an individual, the TIN is his or her Social Security number. A holder must cross out item (2) in Part 2 of Substitute Form W-9 if such holder is subject to backup withholding.

Certain holders (including, among others, all corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. Exempt holders should indicate their exempt status by checking the box in the Substitute Form W-9 below. In order for a foreign individual to qualify as an exempt recipient, such individual must submit a statement, signed under penalties of perjury, attesting to such individual’s exempt status. Forms of such statements may be obtained from Registrar and Transfer Company. If backup withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

8. Inquiries. All inquiries with respect to the surrender of certificates of common stock should be made directly to the Exchange Agent, Registrar and Transfer Company, at 1-800-368-5948, or via email to info@rtco.com.

PAYER’S NAME: EASTERN VIRGINIA

SUBSTITUTE

Form W-9

(Rev. August 2013)

Department of Treasury Internal Revenue

Service

Request for Taxpayer Identification Number

and Certification

Please fill in your name and address

Name (as shown on your income tax return)

Part 1 – Taxpayer Identification Number (TIN) – Enter

your TIN in the appropriate box. The TIN provided must match the name given on the “Name” line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part 1 instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN in the Guidelines on page 3.

NOTE: If the account is in more than one name, see the chart on page 4 in the W-9 Guidelines for guidelines on whose number to enter.

_________|_____________|__________ Social Security Number or _________|________________________ Employer Identification Number

Business name/disregarded entity name, if different from above

Check appropriate box for federal tax classification (required)

☐ Individual proprietor ☐ C-Corporation

☐ S-Corporation ☐ Partnership

☐ Trust/estate

☐ Limited liability company

Enter the tax classification (C=C-Corporation,

S=S-Corporation, P=Partnership) ►_______

☐ Exemption (see instructions):

Exempt payee code (if any) ______

Exemption from FATCA reporting code (if any)

_________________

☐ Other (see instructions in W-9 Guidelines

___________________________________

Address (number, street, and apt, or suite no.)

____________________________________

City, State, and ZIP code

____________________________________

List account numbers(s) here (optional)

Part 2 – Certification – Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3) I am a U.S. citizen or other U.S. person (defined below), and

(4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification Instructions. – You must cross out item 2 above, if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See instructions on page 3 in the W-9 Guidelines.

Sign Here

Signature of

U.S. Person _______________________________ Date ______________, 20__

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING AT THE APPLICABLE WITHHOLDING RATE OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW INSTRUCTION B7 FOR ADDITIONAL INFORMATION.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The amended and restated articles of incorporation, as amended (the “articles of incorporation”) of Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) provide that Eastern Virginia shall, to the full extent permitted by Virginia law (which includes the Virginia Stock Corporation Act), indemnify against liability a director or officer of Eastern Virginia who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at Eastern Virginia’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the director or officer was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Eastern Virginia is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses.

Eastern Virginia’s articles of incorporation also eliminate the personal liability of directors and officers to Eastern Virginia or its shareholders for monetary damages to the full extent permitted by Virginia law.

In addition, Eastern Virginia’s articles of incorporation provide that Eastern Virginia shall advance expenses incurred by a director or officer in a proceeding, in advance of a final disposition of the proceeding, if:

•	the director or officer furnishes to Eastern Virginia a written statement of his good faith belief that he is entitled to indemnification pursuant to Eastern Virginia’s articles of incorporation;
•	the director or officer furnishes Eastern Virginia a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard for indemnification provided in the articles of incorporation; and
•	a determination pursuant to Virginia law is made that the facts then known would not preclude indemnification under the Eastern Virginia articles of incorporation.

The indemnification provided by Eastern Virginia’s articles of incorporation is not exclusive of any right to indemnification to which a director or officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by Eastern Virginia.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Reorganization, dated as of May 29, 2014, by and among Eastern Virginia Bankshares, Inc., EVB and Virginia Company Bank (included as Appendix A to the proxy statement/prospectus). #
3.1	Amended and Restated Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective December 29, 2008 (incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).
3.1.1	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective January 6, 2009 (incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).

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3.1.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective June 10, 2013 (incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Current Report on Form 8-K filed June 14, 2013).
3.2	Bylaws of Eastern Virginia Bankshares, Inc., as amended June 4, 2013 (incorporated by reference to Exhibit 3.2 to Eastern Virginia’s Current Report on Form 8-K filed June 14, 2013).
4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).
4.2	Warrant to Purchase Shares of Common Stock, dated January 9, 2009 (incorporated by reference to Exhibit 4.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).
Certain instruments related to long-term debt as to which the total amount of securities authorized thereunder does not exceed 10% of the total assets of Eastern Virginia Bankshares, Inc. have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. The registrant will furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.
5.1	Opinion of Troutman Sanders LLP, including consent. #
8.1	Tax Opinion of Troutman Sanders LLP, including consent. #
8.2	Tax Opinion of Williams Mullen, including consent. #
10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan (incorporated by reference to Exhibit A to Eastern Virginia’s 2003 Proxy Statement filed March 24, 2003).*
10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit A to Eastern Virginia’s 2007 Proxy Statement filed March 21, 2007).*
10.3	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joe A. Shearin (incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).*
10.5	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joseph H. James, Jr. (incorporated by reference to Exhibit 10.5 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).*
10.6	Amended and Restated Employment Agreement dated as of January 10, 2008, between Eastern Virginia Bankshares, Inc. and James S. Thomas (incorporated by reference to Exhibit 10.6 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).*
10.8	Form of Waiver of the Senior Executive Officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).*
10.9	Form of Letter Agreement by and between the Senior Executive Officers of Eastern Virginia Bankshares, Inc. and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.3 to the Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).*
10.10	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to Eastern Virginia’s Current Report on Form 8-K filed November 19, 2010).*
10.13	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit 10.13 to Eastern Virginia’s Current Report on Form 8-K filed July 6, 2012).*
10.14	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and Castle Creek Capital Partners IV, LP (incorporated by reference to Exhibit 10.1 to Eastern Virginia’s Current Report on Form 8-K filed March 28, 2013).

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10.15	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and GCP III EVB LLC (incorporated by reference to Exhibit 10.2 to Eastern Virginia’s Current Report on Form 8-K filed March 28, 2013).
10.16	Form of Securities Purchase Agreement between Eastern Virginia Bankshares, Inc. and certain institutional investors (incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Current Report on Form 8-K filed March 28, 2013).
10.17	Memorandum of Understanding, dated September 5, 2013, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions (incorporated by reference to Exhibit 10.17 to Eastern Virginia’s Current Report on Form 8-K filed September 10, 2013).
10.18	Base salaries for executive officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.19 to Eastern Virginia’s Annual Report on Form 10-K filed March 31, 2014).*
10.19	Non-employee directors’ annual compensation for Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.19 to Eastern Virginia’s Annual Report on Form 10-K filed March 31, 2014).*
21.1	Subsidiaries of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 21.1 to Eastern Virginia’s Annual Report on Form 10-K filed March 31, 2014).
23.1	Consent of Yount, Hyde & Barbour, P.C. #
23.2	Consent of Troutman Sanders LLP (included in Legal Opinion, Exhibit 5.1). #
23.3	Consent of Troutman Sanders LLP (included in Legal Opinion, Exhibit 8.1). #
23.4	Consent of Williams Mullen (included in Legal Opinion, Exhibit 8.2). #
23.5	Consent of Raymond James. #
24	Powers of Attorney (included on signature page). #
99.1	Form of Proxy Card for Virginia Company Bank. #
101.1	The following materials from Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2013, formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Comprehensive Income (Loss), (iv) Consolidated Statements of Shareholders’ Equity, (v) Consolidated Statements of Cash Flows, and (vi) Notes to Consolidated Financial Statements, and the following materials from Eastern Virginia’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, formatted in XBRL, filed herewith: (a) Consolidated Balance Sheets (unaudited), (b) Consolidated Statements of Income (unaudited), (c) Consolidated Statements of Comprehensive Income (Loss) (unaudited), (d) Consolidated Statements of Shareholders’ Equity (unaudited), (e) Consolidated Statements of Cash Flows (unaudited), and (f) Notes to the Interim Consolidated Financial Statements (unaudited).

*	Management contract or compensatory plan or arrangement.
#	Filed herewith.

(b)	Financial Statement Schedules

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

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(c)	Opinion

The opinion of Raymond James to the board of directors of Virginia Company Bank is included in Appendix B to the proxy statement/prospectus.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c)          The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Essex, Commonwealth of Virginia, on August 20, 2014.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) hereby severally constitute and appoint Joe A. Shearin, J. Adam Sothen, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable Eastern Virginia to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-4, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joe A. Shearin	Director, President and Chief Executive Officer	August 20, 2014
Joe A. Shearin	(Principal Executive Officer)

/s/ J. Adam Sothen	Executive Vice President and Chief Financial Officer	August 20, 2014
J. Adam Sothen	(Principal Financial and Accounting Officer)

/s/ W. Rand Cook	Chairman and Director	August 20, 2014
W. Rand Cook

/s/ F.L. Garrett, III	Vice Chairman and Director	August 20, 2014
F. L. Garrett, III

/s/ W. Gerald Cox	Director	August 20, 2014
W. Gerald Cox

/s/ Michael E. Fiore	Director	August 20, 2014
Michael E. Fiore

/s/ Boris M. Gutin	Director	August 20, 2014
Boris M. Gutin

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/s/ Ira C. Harris	Director	August 20, 2014
Ira C. Harris

/s/ Eric A. Johnson	Director	August 20, 2014
Eric A. Johnson

/s/ W. Leslie Kilduff, Jr.	Director	August 20, 2014
W. Leslie Kilduff, Jr.

/s/ William L. Lewis	Director	August 20, 2014
William L. Lewis

/s/ Charles R. Revere	Director	August 20, 2014
Charles R. Revere

/s/ Leslie E. Taylor	Director	August 20, 2014
Leslie E. Taylor

/s/ Jay T. Thompson	Director	August 20, 2014
Jay T. Thompson

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1

Agreement and Plan of Reorganization, dated as of May 29, 2014, by and among Eastern Virginia Bankshares, Inc., EVB and Virginia Company Bank (included as Appendix A to the proxy statement/prospectus). #

3.1	Amended and Restated Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective December 29, 2008 (incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).
3.1.1	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective January 6, 2009 (incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).
3.1.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective June 10, 2013 (incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Current Report on Form 8-K filed June 14, 2013).
3.2	Bylaws of Eastern Virginia Bankshares, Inc., as amended June 4, 2013 (incorporated by reference to Exhibit 3.2 to Eastern Virginia’s Current Report on Form 8-K filed June 14, 2013).
4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).
4.2	Warrant to Purchase Shares of Common Stock, dated January 9, 2009 (incorporated by reference to Exhibit 4.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).

Certain instruments related to long-term debt as to which the total amount of securities authorized thereunder does not exceed 10% of the total assets of Eastern Virginia Bankshares, Inc. have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. The registrant will furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

5.1	Opinion of Troutman Sanders LLP, including consent. #
8.1	Tax Opinion of Troutman Sanders LLP, including consent. #
8.2	Tax Opinion of Williams Mullen, including consent. #
10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan (incorporated by reference to Exhibit A to Eastern Virginia’s 2003 Proxy Statement filed March 24, 2003).*
10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit A to Eastern Virginia’s 2007 Proxy Statement filed March 21, 2007).*
10.3	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joe A. Shearin (incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).*
10.5	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joseph H. James, Jr. (incorporated by reference to Exhibit 10.5 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).*
10.6	Amended and Restated Employment Agreement dated as of January 10, 2008, between Eastern Virginia Bankshares, Inc. and James S. Thomas (incorporated by reference to Exhibit 10.6 to Eastern Virginia’s Annual Report on Form 10-K filed March 10, 2009).*
10.8	Form of Waiver of the Senior Executive Officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).*
10.9	Form of Letter Agreement by and between the Senior Executive Officers of Eastern Virginia Bankshares, Inc. and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.3 to the Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009).*

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10.10	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to Eastern Virginia’s Current Report on Form 8-K filed November 19, 2010).*
10.13	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit 10.13 to Eastern Virginia’s Current Report on Form 8-K filed July 6, 2012).*
10.14	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and Castle Creek Capital Partners IV, LP (incorporated by reference to Exhibit 10.1 to Eastern Virginia’s Current Report on Form 8-K filed March 28, 2013).
10.15	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and GCP III EVB LLC (incorporated by reference to Exhibit 10.2 to Eastern Virginia’s Current Report on Form 8-K filed March 28, 2013).
10.16	Form of Securities Purchase Agreement between Eastern Virginia Bankshares, Inc. and certain institutional investors (incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Current Report on Form 8-K filed March 28, 2013).
10.17	Memorandum of Understanding, dated September 5, 2013, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions (incorporated by reference to Exhibit 10.17 to Eastern Virginia’s Current Report on Form 8-K filed September 10, 2013).
10.18	Base salaries for executive officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.19 to Eastern Virginia’s Annual Report on Form 10-K filed March 31, 2014).*
10.19	Non-employee directors’ annual compensation for Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.19 to Eastern Virginia’s Annual Report on Form 10-K filed March 31, 2014).*
21.1	Subsidiaries of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 21.1 to Eastern Virginia’s Annual Report on Form 10-K filed March 31, 2014).
23.1	Consent of Yount, Hyde & Barbour, P.C. #
23.2	Consent of Troutman Sanders LLP (included in Legal Opinion, Exhibit 5.1). #
23.3	Consent of Troutman Sanders LLP (included in Legal Opinion, Exhibit 8.1). #
23.4	Consent of Williams Mullen (included in Legal Opinion, Exhibit 8.2). #
23.5	Consent of Raymond James. #
24	Powers of Attorney (included on signature page). #
99.1	Form of Proxy Card for Virginia Company Bank. #
101.1	The following materials from Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2013, formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Comprehensive Income (Loss), (iv) Consolidated Statements of Shareholders’ Equity, (v) Consolidated Statements of Cash Flows, and (vi) Notes to Consolidated Financial Statements, and the following materials from Eastern Virginia’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, formatted in XBRL, filed herewith: (a) Consolidated Balance Sheets (unaudited), (b) Consolidated Statements of Income (unaudited), (c) Consolidated Statements of Comprehensive Income (Loss) (unaudited), (d) Consolidated Statements of Shareholders’ Equity (unaudited), (e) Consolidated Statements of Cash Flows (unaudited), and (f) Notes to the Interim Consolidated Financial Statements (unaudited).

*	Management contract or compensatory plan or arrangement.
#	Filed herewith.

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